As filed with the Securities and Exchange Commission on February 11, 2011
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVELIS INC.*
(Exact name of registrant as specified in its charter)

Canada	3350	98-0442987
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

3560 Lenox Road, Suite 2000
Atlanta, Georgia 30326
(404) 760-4000
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Leslie J. Parrette Jr.
Senior Vice President, General Counsel
and Compliance Officer
Novelis Inc.
3560 Lenox Road, Suite 2000
Atlanta, Georgia 30326
(404) 760-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John J. Kelley III
Keith M. Townsend
King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
(404) 572-4600

* The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

Approximate date of commencement of proposed sale to public:  As soon as possible after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Note	Offering Price	Fee
8.375% Senior Notes due 2017	$1,100,000,000	100%	$1,100,000,000(1)	$127,710
8.75% Senior Notes due 2020	$1,400,000,000	100%	$1,400,000,000(1)	$162,540
Guarantees of 8.375% Senior Notes due 2017	—	—	—	(2)
Guarantees of 8.75% Senior Notes due 2020	—	—	—	(2)

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.

(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, no registration fee is required for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

IRS Employer
Exact Name of Additional Registrants*	Jurisdiction of Formation	Identification No.

Novelis Corporation	Texas	41-2098321
Eurofoil Inc. (USA)	New York	13-3783544
Novelis PAE Corporation	Delaware	36-4266108
Aluminum Upstream Holdings LLC	Delaware	20-5137700
Novelis Brand LLC	Delaware	26-0442201
Novelis South America Holdings LLC	Delaware	20-5137684
Novelis North America Holdings Inc.	Delaware	90-0636088
Novelis Acquisitions LLC	Delaware	27-4077666
Novelis Cast House Technology Ltd.	Canada	Not applicable
Novelis No. 1 Limited Partnership	Canada	Not applicable
4260848 Canada Inc.	Canada	Not applicable
4260856 Canada Inc.	Canada	Not applicable
Novelis Europe Holdings Ltd.	United Kingdom	Not applicable
Novelis UK Ltd.	United Kingdom	Not applicable
Novelis Services Limited	United Kingdom	Not applicable
Novelis do Brasil Ltda.	Brazil	Not applicable
Novelis AG	Switzerland	Not applicable
Novelis Switzerland S.A.	Switzerland	Not applicable
Novelis Technology AG	Switzerland	Not applicable
Novelis Aluminium Holding Company	Ireland	Not applicable
Novelis Deutschland GmbH	Germany	Not applicable
Novelis Luxembourg S.A.	Luxembourg	Not applicable
Novelis PAE S.A.S.	France	Not applicable
Novelis Madeira, Unipessoal, Lda	Portugal	Not applicable

*	The address for each of the additional Registrants is c/o Novelis Inc., 3560 Lenox Rd., Suite 2000, Atlanta, Georgia 30326. The primary standard industrial classification number for each of the additional Registrants is 3350.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2011

PROSPECTUS

Novelis Inc.
Offer to Exchange
Up to $1,100,000,000 aggregate principal amount
of our 8.375% Senior Notes due 2017
and the guarantees thereof which have been registered
under the Securities Act of 1933, as amended,
for any and all of our outstanding
8.375% Senior Notes due 2017 and the guarantees thereof
Up to $1,400,000,000 aggregate principal amount
of our 8.75% Senior Notes due 2020
and the guarantees thereof which have been registered
under the Securities Act of 1933, as amended,
for any and all of our outstanding
8.75% Senior Notes due 2020 and the guarantees thereof

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, (i) up to $1,100,000,000 aggregate principal amount of our 8.375% Senior Notes due 2017 (the “2017 new notes”) and the guarantees thereof which have been registered under the Securities Act of 1933, as amended, for any and all of our outstanding 8.375% Senior Notes due 2017 (the “2017 old notes”) and the guarantees thereof and (ii) up to $1,400,000,000 aggregate principal amount of our 8.75% Senior Notes due 2020 (the “2020 new notes” and together with the 2017 new notes, the “new notes”) and the guarantees thereof which have been registered under the Securities Act of 1933, as amended, for any and all of our outstanding 8.75% Senior Notes due 2020 (the “2020 old notes” and together with the 2020 old notes, the “old notes”) and the guarantees thereof. We refer to the old notes and new notes collectively as the “notes.”

The New Notes:

The terms of the new notes are substantially identical to the old notes, except that some of the transfer restrictions, registration rights and additional interest provisions relating to the old notes will not apply to the new notes.

•	Maturity: The 2017 new notes will mature on December 15, 2017, and the 2020 new notes will mature on December 15, 2020.

•	Interest: The 2017 new notes will bear interest at the rate of 8.375% per annum, and the 2020 new notes will bear interest at the rate of 8.75% per annum. Interest on the new notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2011.

•	Guarantees: The new notes will be guaranteed, jointly and severally, on a senior unsecured basis, by all of our existing and future Canadian and U.S. restricted subsidiaries, certain of our existing foreign restricted subsidiaries and our other restricted subsidiaries that guarantee debt in the future under any credit facilities, provided that the borrower of such debt is our company or a Canadian or a U.S. subsidiary.

•	Ranking: The new notes and the guarantees will effectively rank junior to our secured debt and the secured debt of the guarantors (including debt under our senior secured credit facilities described herein), to the extent of the value of the assets securing that debt.

•	Optional Redemption: Prior to December 15, 2013, in the case of the 2017 new notes, and prior to December 15, 2015, in the case of the 2020 new notes, we may redeem all or a portion of the new notes by paying a “make-whole” premium. Commencing December 15, 2013, in the case of the 2017 new notes, and commencing December 15, 2015, in the case of the 2020 new notes, we may redeem all or a portion of the new notes at specified redemption prices. We also may redeem all of either series of the new notes, at any time, in the event of certain changes in Canadian withholding taxes. In addition, prior to December 15, 2013, we may redeem up to 35% of each series of notes from the proceeds of certain equity offerings at a specified redemption price. The redemption prices are set forth under “Description of the Notes — Optional Redemption.”

•	The new notes will not be listed on any securities exchange or automated quotation system.

The Exchange Offer:

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, (which is the 20th business day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the SEC.

•	Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	Tenders of old notes may be withdrawn at any time before the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

The exchange offer involves risks. See “Risk Factors” beginning on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2011

Prospectus Summary	1
Risk Factors	21
The Exchange Offer	39
Use of Proceeds	47
Selected Financial Data	48
Management’s Discussion and Analysis of Financial Condition and Results of Operations	51
Business	90
Directors, Executive Officers and Corporate Governance	115
Certain Relationships and Related Party Transactions	142
Description of Other Indebtedness	143
Description of the Notes	146
Book-Entry Settlement and Clearance	202
Principal Canadian and U.S. Federal Income Tax Consequences of the Exchange Offer	205
Plan of Distribution	206
Legal Matters	207
Experts	207
Where You Can Find More Information	207
Index to Consolidated Financial Statements	F-1
EX-3.27
EX-3.45
EX-3.53
EX-3.54
EX-3.55
EX-3.56
EX-4.14
EX-4.15
EX-5.1
EX-5.2
EX-5.3
EX-5.4
EX-5.5
EX-5.6
EX-5.7
EX-5.8
EX-5.9
EX-5.10
EX-5.11
EX-12.1
EX-21.1
EX-23.1
EX-25.1
EX-25.2
EX-99.1
EX-99.2

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

This prospectus incorporates important business and financial information about the Company that is not included or delivered with this prospectus. We will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of all documents referred to below which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.

In order to obtain timely delivery, you must request the information no later than          , 2011, which is five business days before the expiration date of the exchange offer. Any such request should be directed to us at:

Corporate Secretary
Novelis Inc.
3560 Lenox Road
Suite 2000
Atlanta, Georgia 30326
(404) 760-4000

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are formed in Canada under the Canada Business Corporations Act, or the CBCA. Our registered office, as well as a substantial portion of our assets are located outside the United States. Also, some of our directors, controlling persons and officers and some of the experts named in this prospectus reside in Canada or other jurisdictions outside the United States and all or a substantial portion of their assets are located outside the United States. We have agreed in the indentures under which the notes have been or will be issued, as applicable, to accept service of process in New York City, by an agent designated for such purpose, with respect to any suit, action or proceeding relating to the indenture or the notes that is brought in any federal or state court located in New York City, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of notes to effect service of process in the United States on our directors, controlling persons, officers and the experts named in this prospectus who are not residents of the United States or to enforce against them in the United States judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, there is doubt as to the enforceability in Canada against us or against our directors, controlling persons, officers and experts named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon U.S. federal securities laws.

INDUSTRY AND MARKET DATA

The data included in this prospectus regarding markets and the industry in which we operate, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies, independent industry sources such as Commodity Research Unit International Limited (“CRU”), an independent business analysis and consultancy group focused on the mining, metals, power, cables, fertilizer and chemical sectors, and our own estimates relying on our management’s knowledge and experience in the markets in which we operate. Our management’s knowledge and experience is based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other industry data included in this prospectus, and our estimates and beliefs based on that data, may not be reliable. Neither we nor the initial purchasers can guarantee the accuracy or completeness of any such information contained in this prospectus.

TRADEMARKS

We have proprietary rights to a number of trademarks important to our business, including Novelis Fusiontm. All other trademarks or service marks referred to in this prospectus are the property of their respective owners and are not our property.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA

This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us and the industry in which we operate and beliefs and assumptions made by our management. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” and “estimate” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict, including those described below. Therefore, actual outcomes and results may differ materially from what is expressed, implied or forecasted in such forward-looking statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Information in this prospectus concerning our markets and products generally includes forward-looking statements, which are based on a variety of assumptions regarding the ways in which these markets and product categories will develop. These assumptions have been derived from information currently available to us and to the third party industry analysts quoted in this prospectus. This information includes, but is not limited to, product shipments and share of production. Actual market results may differ from those predicted. We do not know what impact any of these differences may have on our business, results of operations, financial condition and cash flow.

Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things:

•	relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders;

•	changes in the prices and availability of aluminum (or premiums associated with aluminum prices) or other materials and raw materials we use;

•	fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities;

•	our ability to access financing to fund current operations and for future capital requirements;

•	the level of our indebtedness and our ability to generate cash;

•	deterioration of our ratings by a credit rating agency and our borrowing costs;

•	changes in the relative values of various currencies and the effectiveness of our currency hedging activities;

•	union disputes and other employee relations issues;

•	factors affecting our operations, such as litigation (including product liability claims), environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events;

•	changes in general economic conditions, including deterioration in the global economy;

•	changes in the fair value of derivative instruments or the failure of counterparties to our derivative instruments to honor their agreements;

•	the capacity and effectiveness of our metal hedging activities;

•	availability of production capacity;

•	impairment of our goodwill and other intangible assets;

•	loss of key management and other personnel, or an inability to attract such management and other personnel;

•	risks relating to future acquisitions or divestitures;

•	our inability to successfully implement our growth initiatives;

•	changes in interest rates that have the effect of increasing the amounts we pay under our senior secured credit facilities, other financing agreements and our defined benefit pension plans;

•	risks relating to certain joint ventures and subsidiaries that we do not entirely control;

•	Hindalco’s interests as equity holder, which may conflict with our interest or your interests as holders of the notes;

•	the effect of new derivatives legislation on our ability to hedge risks associated with our business;

•	competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials;

•	cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries;

•	economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs;

•	changes in government regulations, particularly those affecting taxes and tax rates, health care reform, climate change, environmental, health or safety compliance;

•	the effect of taxes and changes in tax rates; and

•	the other factors discussed under “Risk Factors.”

The above list of factors is not exclusive. Some of these and other factors are discussed in more detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights selected information in this prospectus and may not contain all of the information that is important to you. You should carefully read this entire prospectus, including the information set forth under the heading “Risk Factors” and the financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision.

In this prospectus, unless otherwise specified or the context indicates otherwise, the terms “we,” “our,” “us,” “company” and “Novelis” refer to Novelis Inc., a company formed in Canada under the CBCA. References herein to “Hindalco” refer to Hindalco Industries Limited, our ultimate parent company. In October 2007, the Rio Tinto Group purchased all the outstanding shares of Alcan, Inc., which was subsequently renamed Rio Tinto Alcan Inc., which we refer to as “Rio Tinto Alcan.” References herein to “Alcan” refer to Alcan, Inc. prior to its acquisition by the Rio Tinto Group.

References to “total shipments” refer to shipments to third parties of aluminum rolled products as well as ingot shipments, and references to “aluminum rolled products shipments” or “shipments” do not include ingot shipments. All tonnages are stated in metric tonnes. One metric tonne is equivalent to 2,204.6 pounds. One kilotonne (kt) is 1,000 metric tonnes. One MMBtu is the equivalent of one decatherm, or one million British Thermal Units. The term “aluminum rolled products” is synonymous with the terms “flat rolled products” and “FRP” commonly used by manufacturers and third party analysts in our industry. References to “$,” “dollars,” “United States dollars,” “U.S. dollars” or “U.S. $” refer to the lawful currency of the United States of America. References to “fiscal years” means a year or a twelve month period ending on March 31 (for example, fiscal 2010 ended on March 31, 2010).

Our Company

We are the world’s leading aluminum rolled products producer based on shipment volume for the nine months ended December 31, 2010, with total flat rolled product shipments during that period of approximately 2,198 kt. We are the only company of our size and scope focused solely on aluminum rolled products markets and capable of local supply of technologically sophisticated aluminum products in all of the regions in which we operate. We are also the global leader in the recycling of used aluminum beverage cans. We had net sales and net income attributable to our common shareholder of $8.7 billion and $405 million, respectively, for the year ended March 31, 2010, and $7.6 billion and $66 million, respectively, for the nine months ended December 31, 2010.

We produce aluminum sheet and light gauge products for use in the beverage and food can, transportation, construction and industrial, and foil product markets. As of December 31, 2010, we had operations on four continents: North America, Europe, Asia and South America, through 30 operating plants, one research facility and several market-focused innovation centers in 11 countries. In addition to aluminum rolled products plants, our South American businesses include bauxite mining, primary aluminum smelting and power generation facilities.

Due in part to the regional nature of supply and demand of aluminum rolled products and in order to best serve our customers, we manage our activities on the basis of geographical areas and are organized under four operating segments: North America, Europe, Asia and South America. The following charts provide the breakdown by operating segment of our net sales and total flat rolled product shipments for the nine months ended December 31, 2010:

North America

North America operates 11 aluminum rolled products facilities, including two fully dedicated recycling facilities, as of December 31, 2010, and manufactures a broad range of aluminum sheet and light gauge products. End-use applications for this segment include beverage cans, foil and other packaging, automotive and other transportation applications, building products and other industrial applications. The largest end-use market for North America is the beverage can market. Recycling is an important component in the manufacturing process, and we have five facilities in North America that re-melt post-consumer aluminum and recycled process material.

Europe

Europe operates 13 operating plants, including one fully dedicated recycling facility, as of December 31, 2010, and manufactures a broad range of sheet and foil products. End-use applications for this segment include beverage and food cans, foil and other packaging, construction and industrial products and automotive and lithographic applications. Beverage and food can represent the largest end-use application in terms of shipment volume. Europe has foil and packaging facilities at six locations and, in addition to six rolled product plants, has distribution centers in Italy and sales offices in several European countries.

Asia

Asia operates three manufacturing facilities as of December 31, 2010 and manufactures a broad range of sheet and light gauge products. End-use applications for this segment include beverage and food cans, foil and other packaging, industrial products (including electronics and construction) and transportation applications. The beverage can market represents the largest end-use market in terms of volume. Recycling is an important part of our Korean operations, with recycling facilities at both the Ulsan and Yeongju facilities.

South America

South America operates two rolling plants, a primary aluminum smelter, bauxite mines and hydro-electric power plants as of December 31, 2010, all of which are located in Brazil. South America manufactures various aluminum rolled products, including can stock, automotive and industrial sheet and light gauge for the beverage and food can, construction and industrial, foil and other packaging and transportation applications. Beverage and food can represent the largest end-use application in terms of shipment volume. The primary aluminum operations in South America include mines and smelters used by our Brazilian aluminum rolled products operations, with any excess production being sold to the market in the form of aluminum billets. South America generates a portion of its own power requirements.

Our Industry

The aluminum rolled products market represents the global supply of and demand for aluminum sheet, plate and foil produced either from sheet ingot or continuously cast roll-stock in rolling mills operated by independent aluminum rolled products producers and integrated aluminum companies alike. According to CRU, worldwide consumption of aluminum rolled products in 2008 was approximately 17,304 kt. In 2009, this declined by 8.5% to 15,833 kt, reflecting the global economic environment. Furthermore, according to CRU, global consumption for rolled aluminum recovered to approximately 18,244 kt in 2010, and CRU estimates that global consumption will increase to 24,417 kt by 2015 representing a compound annual growth rate of 6% from 2010 to 2015.

Aluminum rolled products are semi-finished aluminum products that constitute the raw material in the manufacturing of finished goods ranging from automotive body panels to household and converter foil. There are two major types of manufacturing processes for aluminum rolled products differing mainly in the process used to achieve the initial stage of processing:

•	hot mills — that require sheet ingot, a rectangular slab of aluminum, as starter material; and

•	continuous casting mills — that can convert molten metal directly into semi-finished sheet.

Both processes require subsequent rolling, which we call cold rolling, and finishing steps such as annealing, coating, leveling or slitting to achieve the desired thicknesses and metal properties. Most customers receive shipments in the form of aluminum coil, a large roll of metal, which can be fed into their fabrication processes.

There are three sources of input material for aluminum rolled products: (1) primary aluminum, which is primarily in the form of standard ingot; (2) sheet ingot; and (3) recycled aluminum, such as recyclable scrap material from fabrication processes, which we refer to as recycled process material, used beverage cans (“UBCs”), other post-consumer aluminum and molten metal produced from these sources.

Primary aluminum and sheet ingot can generally be purchased at prices set on the London Metal Exchange (“LME”), plus a premium that varies by geographic region of delivery, form (ingot or molten metal) and purity.

Recycled aluminum is also an important source of input material. Aluminum is infinitely recyclable with minimal metal loss, and recycling requires approximately 5% of the energy needed to produce primary aluminum and correspondingly emits approximately 5% of the greenhouse gas emitted by primary aluminum production. As a result, in regions where aluminum is widely used, manufacturers and customers are active in setting up collection processes in which UBCs and other recyclable aluminum are collected for remelting. Manufacturers may also enter into agreements with customers who return recycled process material and pay to have it remelted and rolled into the same product.

The market for aluminum rolled products tends to be less subject to demand cyclicality than the markets for primary aluminum and sheet ingot, which are more affected by commodity price cyclicality. A significant share of aluminum rolled products is used in the production of consumer staples, which have historically experienced relatively stable demand characteristics. In addition, most aluminum rolled products sale contracts are priced in two components: a pass-through aluminum price component based on the LME quotation and local market premiums, plus a “margin over metal,” or conversion charge, based on the cost to roll the product. As a result, most of the raw material price risk is absorbed by the customer, reducing the volatility of the producers’ profitability and cash flows. Aluminum rolled products companies also use recycled aluminum, which provides sourcing flexibility for, and further reduces the volatility of, input material. These three factors combine to create an industry that has lower cyclicality than the primary aluminum industry.

There has been a long-term industry trend towards lighter gauge (thinner) aluminum rolled products, which we refer to as “downgauging,” where customers request products with similar properties using less metal in order to reduce costs and weight. For example, aluminum rolled products producers and can fabricators have continuously developed thinner walled cans with similar strength as previous generation containers, resulting in a lower cost per unit. As a result of this trend, aluminum tonnage across the spectrum of aluminum rolled products, and particularly for the beverage and food cans end-use market, has declined on a per unit basis, while actual rolling machine hours per unit have increased. Because the industry has historically tracked growth based on aluminum tonnage shipped, we believe the downgauging trend may contribute to an understatement of the actual growth of revenue attributable to rolling in some end-use markets.

The rolled aluminum industry continues to leverage new technology to develop aluminum alloys and products that support broader or new commercial applications. Conventional single-alloy products require customers to choose an alloy based either on the required core properties such as strength or the desired surface characteristics such as extreme corrosion-resistance. The industry typically achieves the combined characteristics of two or three alloys with a clad process through which sheets of metal are attached to an aluminum ingot and then rolled. Typically the aluminum ingot provides the strength and formability while the brazing provides other properties such as corrosion resistance and finish.

The aluminum rolled products industry is characterized by economies of scale, significant capital investments required to achieve and maintain technological capabilities and demanding customer qualification standards. The service and efficiency demands of large customers have encouraged consolidation among suppliers of aluminum rolled products.

While aluminum rolled products customers tend to be increasingly global, many aluminum rolled products tend to be produced and sold on a regional basis. The regional nature of the markets is influenced in part by the fact that not all mills are equipped to produce all types of aluminum rolled products. For instance, only a few mills in North America, Europe and Asia, and only one mill in South America, produce beverage can body and end stock. In addition, individual aluminum rolling mills generally supply a limited range of products for end-use markets, and seek to maximize profits by producing high volumes of the highest margin mix per mill hour given available capacity and equipment capabilities.

Certain multi-purpose, common alloy and plate rolled products are imported into Europe and North America from producers in emerging markets, such as Brazil, South Africa, Russia and China. However, at this time we believe that most of these producers are generally unable to produce flat rolled products that meet the quality requirements, lead times and specifications of customers with more demanding applications. In addition, high freight costs, import duties, inability to take back recycled aluminum, lack of technical service capabilities and long lead-times mean that many developing market exporters are viewed as second-tier suppliers. Therefore, many of our customers in the Americas, Europe and Asia do not look to suppliers in these emerging markets for a significant portion of their requirements.

Aluminum rolled products companies produce and sell a wide range of aluminum rolled products, which can be grouped into four primary end-use markets based upon similarities in end-use markets: (1) beverage and food cans, (2) transportation, (3) construction and industrial, and (4) foil products. The following charts provide the breakdown of end-use markets for our aluminum rolled products for the year ended March 31, 2010 and CRU data for the calendar year ended December 31, 2009:

Novelis	Worldwide
End-Use Markets	End-Use Markets

Source: Novelis	Source: CRU

Beverage and Food Cans

Beverage and food cans accounted for approximately 26% of total worldwide shipments in the calendar year ended December 31, 2009, according to CRU. The beverage can end-use market is technically demanding to supply and pricing is competitive. The recyclability of aluminum cans enables them to be used, collected, melted and returned to the original product form many times, unlike steel, paper or polyethylene terephthalate plastic (“PET plastic”), which deteriorate with every iteration of recycling.

Transportation

The transportation end-use market accounted for approximately 11% of the worldwide aluminum rolled products shipments in the calendar year ended December 31, 2009, according to CRU. Heat exchangers for trucks and automobiles, such as radiators and air conditioners, are an important application for aluminum rolled products in the transportation end-use market. Original equipment manufacturers also use aluminum sheet with specially treated surfaces and other specific properties for interior and exterior applications. Newly developed alloys are being used in transportation tanks and rigid containers that allow for safer and more economical transportation of hazardous and corrosive materials.

There has been recent growth in certain geographic markets in the use of aluminum rolled products in automotive body panel applications, including hoods, deck lids, fenders and lift gates. We believe the recent growth in automotive body panel applications is due in part to the lighter weight of aluminum as compared to steel and other alternative materials, which allows for better fuel economy and improved emissions performance.

Aluminum is also used in the construction of ships’ hulls and superstructures and passenger rail cars because of its strength, light weight, formability and corrosion resistance.

Construction and Industrial (including Electronics)

Construction and industrial applications combined account for approximately 33% of worldwide aluminum rolled products shipments in the calendar year ended December 31, 2009, according to CRU. Construction is the largest application within this end-use market. Aluminum rolled products developed for the construction industry are often decorative and non-flammable, offer insulating properties, are durable and corrosion resistant and have a high strength-to-weight ratio. Aluminum siding, gutters and downspouts comprise a significant amount of construction volume. Other applications include doors, windows, awnings, canopies, facades, roofing and ceilings.

Aluminum’s ability to conduct electricity and heat and to offer corrosion resistance makes it useful in a wide variety of industrial applications. Industrial applications include electronics, consumer durables, electrical machinery and lighting fixtures. Applications of aluminum rolled products in the electronics market include panels and components for light-emitting diode (LED) televisions and liquid crystal display (LCD) televisions, portable personal computers and monitors as well as mobile phone cases, CD-ROMs and metal printed circuit boards. Uses of aluminum rolled products in consumer durables include microwaves, coffee makers, air conditioners, pleasure boats and cooking utensils.

Another industrial application is lithographic sheet. Print shops, printing houses and publishing groups use lithographic sheet to print books, magazines, newspapers and promotional literature. In order to meet the strict quality requirements of the end-users, lithographic sheet must meet demanding metallurgical, surface and flatness specifications.

Foil Products

Foil products accounted for approximately 24% of worldwide aluminum rolled products shipments in the calendar year ended December 31, 2009, according to CRU. Aluminum, because of its relatively light weight, recyclability and formability, has a wide variety of uses in packaging. Converter foil is very thin aluminum foil, plain or printed, that is typically laminated to plastic or paper to form an internal seal for a variety of packaging applications, including juice boxes, pharmaceuticals, food pouches, cigarette packaging and lid stock. Household foil includes home and institutional aluminum foil wrap sold as a branded or generic product. Container foil is used to produce semi-rigid containers such as pie plates and take-out food trays.

Our Strengths

We believe that the following key strengths enable us to compete effectively in the aluminum rolled products market:

Leading Market Positions

We are the world’s leader in aluminum rolling, producing an estimated 16% of the world’s flat-rolled aluminum products during the nine months ended December 31, 2010. Moreover, we are the number one rolled products producer in Europe and South America and the number two rolled products producer in North America and Asia based on shipments. In terms of end-use markets, we believe that we are the largest global producer of aluminum rolled products for the beverage can market with a 39% market share based on shipments, and we are the world’s leader in the recycling of UBCs, recycling around 40 billion UBCs during fiscal 2010. We also believe that we are the world’s leader in aluminum automotive sheet based on shipments.

Premium Product Portfolio Mix

We focus on high value markets that enable us to maximize conversion premium growth and profitability rather than focusing merely on volume growth. Our manufacturing facilities are equipped to produce higher value product lines, including, among others, beverage can products as well as products with automotive body applications and components for the electronics industry, which require highly engineered, technologically sophisticated manufacturing processes. Our conversion premium pricing model for these higher value products also allows us to pass through risks related to the volatility of aluminum prices by charging LME aluminum prices plus a conversion premium price based on the conversion cost to produce our products.

Our premium product portfolio includes stable products that are less vulnerable to economic cycles and periods of financial instability, such as products sold to customers in the beverage can market, which represented 55% of our total volume of shipments during the nine months ended December 31, 2010. We also believe our higher value product lines have significant growth opportunities. Globally, we anticipate continued growth for can stock, driven by strong demand and positive consumer preference trends in South America, Asia and Europe, moderated only by North America, which is a more mature market. Similarly, we expect that automotive industry growth globally, combined with an increasing focus on fuel efficiency, will drive demand for aluminum applications in this industry, such as auto panels, auto trim, heat shielding and battery cases. In addition, we believe the growth potential in the electronics sector is linked to the focus on reducing the weight of electronics products, reducing their energy consumption, and utilizing materials that are effective at dissipating heat generated by electronic components, all of which create a wide range of opportunities for aluminum products. For example, aluminum products are used in the manufacture of products such as LED televisions, computer monitors, notebook computers, digital cameras and mobile phones.

International Presence and Scale

As of December 31, 2010, we are the only aluminum rolled products company with operations on four continents. We benefit from a global manufacturing footprint, including 30 manufacturing facilities across 11 countries, which gives us a strong “asset-based” competitive advantage. We are capable of producing highly engineered, technologically sophisticated products across our operations to serve global customers worldwide as well as meet the needs of regional customers, providing the same quality and consistency of products at all of our plants. This highly engineered, competitive advantage is evident in our position as the number one global producer of beverage can sheet products. We are able to service large can sheet customers on a worldwide basis, yet, through our regional operations we also have the capability to adapt and cater to the regional preferences and needs of our customers.

In addition, we believe our broad geographical presence allows us to better serve our increasingly global customer base as well as diversify our sources of cash flow and offset risk across the different regions. Our size allows us to meet a wide variety of local and global customer needs, leverage our selling, administrative, research and development and other general expenses to improve margins, establish new uses for aluminum rolled products and access the end-use markets for these products. Furthermore, in periods where we are operating at or near production capacity, our global scale gives us the flexibility to leverage capacity across the Novelis system to maximize total shipments to our customers.

Technology Leader with Customer Service Focus

We endeavor to be at the forefront of developing next generation technologies in the aluminum rolled products industry, and we are a leader in continuous casting technology, as owner of technology relating to the two main continuous casting processes. We have state-of-the-art research facilities around the world with approximately 200 employees dedicated to research and development and customer technical support.

Our beverage can customers require products that meet stringent specifications, and our Can Technical Services Team is dedicated to supporting our customers and meeting their product needs. Our Can Technical Services Team consists of an experienced group of technical representatives who spend time on-site at our customers’ production lines, offering technological expertise, technical backup and support for our customers’ own innovation activities. We also support our other high value product lines by providing technological services and working together with our automotive, electronic and lithographic customers, among others, to develop solutions to meet their requirements through our customer solution centers in North America and Asia as well as other market-focused innovation centers around the world.

Long Term Relationships with Market Leaders

We have maintained strong, long-standing supply relationships with many of our customers, which include leading global players in our key end-use markets. Our major customers include:

Beverage and Food Cans	Transportation

Anheuser-Busch InBev	Audi Worldwide Company
Affiliates of Ball Corporation	BMW Group International
Can-Pack S.A.	Ford Motor Company
Various bottlers of the Coca-Cola System	Hyundai Motor Company
Crown Cork & Seal Company	Jaguar Land Rover
Rexam plc

Construction, Industrial and Other	Electronics

Agfa-Gevaert N.V.	LG
Amcor Limited	Samsung
Lotte Aluminum Co. Ltd.
Kodak Polychrome Graphics GmbH
Pactiv Corporation
Ryerson Inc.
Tetra Pak Ltd.

In fiscal 2010, approximately 48% of our net sales were to our ten largest customers. We endeavor to gain strong customer loyalty by anticipating and meeting the specific technical standards demanded by our customers with a high level of quality, technical support and customer service.

Our Business Strategy

Our primary objective is to deliver shareholder and customer value through the following areas of focus:

Focus on Core Operations and Reduce our Costs

We strive to be a low cost producer of world-class aluminum rolled products by pursuing a standardized focus on our core operations globally and through the implementation of cost-reduction and restructuring initiatives. To achieve this objective, we have standardized our manufacturing processes and the associated upstream and downstream production elements where possible while still allowing the flexibility to respond to local market demands. In addition, we have implemented numerous restructuring initiatives, including the shutdown of facilities, staff rationalization and other activities, all of which led to significant cost savings that we will benefit from for years to come. We plan to continue to focus on maintaining our low cost base, even as volumes increase, and intend to persist in the implementation of ongoing initiatives to improve operational efficiencies across our plants globally.

Pursue Organic Growth Through Debottlenecking and Other Initiatives Across the Novelis System

We are currently operating at or near capacity. To release additional capacity, increase efficiency and improve margins, we are continually evaluating debottlenecking opportunities globally through modifications of and investments in existing equipment and processes. We believe that through our debottlenecking initiatives we can release an additional 3% to 4% of capacity annually through fiscal year 2014 with minimal capital investments.

Our international presence positions us well to capture additional growth opportunities in targeted aluminum rolled products. In particular, we believe Asia and South America have high growth potential in areas such as beverage cans, industrial products, construction and electronics. While our existing manufacturing and operating presence positions us well to capture this growth, we expect to make some incremental capital expenditures or selective acquisitions to expand our capabilities in these areas. For example, in response to the growing demand for our products in South America, in May 2010 we announced a plan to invest nearly $300 million to expand our aluminum rolling operations in Brazil to increase capacity by more than 50% to approximately 600 kt of aluminum sheet per year. The project is expected to be completed by late 2012.

In addition, we are focused on process improvements globally. As part of our organic growth initiatives, we recently invested in process optimization improvements at our Yeongju plant in Korea by implementing technology and processes developed at our other plants around the world, which has allowed us to significantly increase production capacity and capture market share in the beverage can end-use market in Asia.

Focus on Optimizing Premium Products to Drive Enhanced Profitability

We plan to continue improving our product mix and margins by leveraging our world-class assets and technical capabilities. Our management approach helps us systematically identify opportunities to improve the profitability of our operations through product portfolio analysis. This ensures that we focus on growing in attractive market segments, while also taking actions to exit unattractive ones. For example, in the last four years, we have grown our can stock shipments in total by an average of 15% in all regions except North America, a more mature market, where we have held a leading market position for many years. We will continue to focus on capturing the growth in the beverage can market worldwide as well as growing more aggressively in the automotive and electronics markets. Through our continued focus on operating execution, we believe we can cost effectively deploy proprietary technologies that will contribute to growth and higher profitability.

Operate as “One Novelis” — a Fully-Integrated Global Company

We intend to continue to build on our focused business model to operate as “One Novelis.” The term “One Novelis” refers to our goal of becoming a truly integrated, global company driven by a singular focus.

An important part of the One Novelis concept is our highly-focused, pass-through business model that utilizes our manufacturing excellence, our risk management expertise, our value-added conversion premium-based pricing, and — importantly — our growing ability to leverage our global assets according to a single, corporate-wide vision. We believe this integrated approach is the foundation for the effective execution of our strategy across the Novelis system.

We began the global alignment of our support functions, such as risk management, finance, human resources, legal, information technology and supply chain management in fiscal 2009. We believe that managing these support functions centrally to operate as One Novelis has and will continue to accelerate executive decision-making processes, allowing us to adapt our manufacturing processes and products more quickly and efficiently to respond to changing market conditions. We intend to achieve a seamless alignment of goals, methods and metrics across the organization to improve communication and the implementation of strategic initiatives and, ultimately, service to our customers. These initiatives have resulted in enhanced operating margins and performance and we believe additional improvements are achievable over time.

Our Corporate Structure

Our History

Spin-off from Alcan

On May 18, 2004, Alcan announced its intention to transfer its rolled products businesses into a separate company and to pursue a spin-off of that company to its shareholders. Novelis Inc. was formed in Canada on September 21, 2004 prior to the spin-off. The spin-off occurred on January 6, 2005, following approval by Alcan’s board of directors and shareholders and legal and regulatory approvals. Alcan shareholders received one Novelis common share for every five Alcan common shares held.

Acquisition by Hindalco

On May 15, 2007, Novelis was acquired by Hindalco through an indirect wholly-owned subsidiary pursuant to a plan of arrangement (the “Arrangement”) at a price of $44.93 per share. The aggregate purchase price for all of Novelis’ common shares was $3.4 billion, and $2.8 billion of Novelis’ debt was also assumed, for a total transaction value of $6.2 billion. Subsequent to completion of the Arrangement on May 15, 2007, all of our common shares have been indirectly held by Hindalco.

Corporate Information

Our registered office is located at 191 Evans Avenue, Toronto, Ontario, M8Z 1J5. Our principal executive offices are located at 3560 Lenox Road, Suite 2000, Atlanta, Georgia 30326, and our telephone number is (404) 760-4000. The URL of our website is http://www.novelis.com. Information on our website does not constitute part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether to invest in the new notes described in this prospectus.

Hindalco

Hindalco is one of Asia’s largest integrated producers of aluminum and a leading producer of copper. Hindalco’s stock is publicly traded on the Bombay Stock Exchange, the National Stock Exchange of India Limited and the Luxembourg Stock Exchange. Hindalco is an Indian corporation and headquartered in Mumbai, India. Hindalco is the flagship company of the Aditya Birla Group, a $29 billion multinational conglomerate with operations in 27 countries.

The Exchange Offer

The following summary contains basic information about this exchange offer. For a more detailed description of the terms and conditions of the exchange offer, please refer to the section “The Exchange Offer.”

The Exchange Offer	We are offering to exchange $1,000 principal amount of the new notes of each series, which have been registered under the Securities Act, for each $1,000 principal amount of the old notes of the same series, which have not been registered under the Securities Act. We issued the old notes on December 17, 2010.

In order to exchange your old notes, you must promptly tender them before the expiration date (as described herein). All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the new notes on or promptly after the expiration date.

You may tender your old notes for exchange in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that the untendered portion of an old note must be in a minimum denomination of $2,000.

Registration Rights Agreements	We sold the old notes on December 17, 2010 to Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., UBS Securities LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, HSBC Securities (USA) Inc., Wells Fargo Securities, LLC and Natixis Securities North American Inc., the initial purchasers. Simultaneously with that sale, we signed registration rights agreements with the initial purchasers relating to the old notes that require us to conduct this exchange offer.

You have the right under the applicable registration rights agreement to exchange your old notes for new notes. The exchange offer is intended to satisfy such right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

For a description of the procedures for tendering old notes, see the section “The Exchange Offer — Exchange Offer Procedures.”

Consequences of Failure to Exchange	If you do not exchange your old notes for new notes in the exchange offer, you will still have the restrictions on transfer provided in the old notes and in the applicable indenture that governs both the old notes and the new notes. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. Upon completion of the exchange offer, we will have no further obligations to register, and we do not currently plan to register, the old notes under the Securities Act. See the section “Risk Factors — If you do not exchange your old notes for new notes, your ability to sell your old notes will be restricted.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless we extend the exchange offer in our sole and absolute discretion. In that case, the expiration date will be the latest date and time to which we extend the exchange offer. See the section “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including, if in our reasonable judgment:

• the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

• any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

We may choose to waive some of these conditions. For more information, see “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC. See the section “The Exchange Offer — Exchange Offer Procedures.” If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

By accepting the exchange offer, you will represent to us that, among other things:

• any new notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the new notes;

• you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

• if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the new notes; and

• if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the new notes.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in the section “The Exchange Offer — Withdrawal Rights.”

Exchange Agent	The exchange agent for the exchange offer is The Bank of New York Mellon Trust Company, N.A. The address, telephone number and facsimile number of the exchange agent are provided in the section “The Exchange Offer — Exchange Agent,” as well as in the letter of transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes. See the section “Use of Proceeds.”

Principal Canadian and U.S. Federal Income Tax Consequences	Your participation in the exchange offer generally will not be a taxable event for Canadian or U.S. federal income tax purposes. Accordingly, you will not recognize any taxable gain or loss or any interest income as a result of the exchange. See the section “Principal Canadian and U.S. Federal Income Tax Consequences of the Exchange Offer.”

Summary Description of the New Notes

The summary below describes the principal terms of the new notes. The terms of the 2017 new notes and 2020 new notes are identical in all material respects to the terms of the 2017 old notes and 2020 old notes, respectively, except that some of the transfer restriction, registration rights and additional interest provisions relating to the old notes are not applicable to the new notes. The 2017 new notes and 2020 new notes will evidence the same debt as the 2017 old notes and 2020 old notes, respectively, and will be governed by the same respective indenture. Please read the section entitled “Description of the Notes” in this prospectus, which contains a more detailed description of the terms and conditions of the new notes.

Issuer	Novelis Inc., a Canadian corporation.

Securities Offered	$1.1 billion aggregate principal amount of 8.375% senior notes due 2017 and $1.4 billion aggregate principal amount of 8.75% senior notes due 2020.

Maturity Date	The 2017 new notes will mature on December 15, 2017, and the 2020 new notes will mature on December 15, 2020.

Interest	The 2017 new notes will bear interest at the rate of 8.375% per annum, and the 2020 new notes will bear interest at the rate of 8.75% per annum. Interest on the new notes will be payable semiannually in arrears on June 15 and December 15, commencing June 15, 2011.

Guarantees	The new notes will be guaranteed, jointly and severally, on a senior unsecured basis, by all of our existing and future Canadian and U.S. restricted subsidiaries, certain of our existing foreign restricted subsidiaries and our other restricted subsidiaries that guarantee debt in the future under any credit facilities, provided that the borrower of such debt is a Canadian or a U.S. subsidiary. For the year ended March 31, 2010 and the nine months ended December 31, 2010, our subsidiaries that will not be guarantors of the new notes had net sales of $2.5 billion and $2.2 billion, respectively.

Ranking	The new notes will be:

• our senior unsecured obligations;

• effectively junior in right of payment to all of our existing and future secured debt to the extent of the value of the assets securing that debt, including the debt under the senior secured credit facilities;

• effectively junior in right of payment to all debt and other liabilities (including trade payables) of any of our subsidiaries that do not guarantee the new notes; and

• senior in right of payment to all of our future subordinated debt.

The guarantees of each guarantor will be:

• senior unsecured obligations of that guarantor;

• effectively junior in right of payment to all existing and future secured debt of that guarantor to the extent of the value of the assets securing that debt, including the debt or guarantee of debt of that guarantor under our senior secured credit facilities, which debt or guarantee is secured by the assets of that guarantor; and

• senior in right of payment to all of that guarantor’s future subordinated debt.

As of December 31, 2010, we and the guarantors had $1.6 billion of secured debt. The indentures governing the new notes will permit us, subject to specified limitations, to incur additional debt, which may be secured debt.

Optional Redemption	Prior to December 15, 2013 in the case of the 2017 new notes and prior to December 15, 2015 in the case of the 2020 new notes, we may, from time to time, redeem all or any portion of the new notes by paying a special “make-whole” premium specified in this prospectus under “Description of the Notes — Optional Redemption.”

Commencing December 15, 2013 in the case of the 2017 new notes and commencing December 15, 2015 in the case of the 2020 new notes, we may, from time to time, redeem all or any portion of the new notes at the redemption prices specified in this prospectus under “Description of the Notes — Optional Redemption.”

In addition, at any time and from time to time prior to December 15, 2013, we may also redeem up to 35% of the original aggregate principal amount of each series of the new notes with the proceeds of certain equity offerings, at a price equal to 108.375% of the principal amount thereof in the case of the 2017 new notes and 108.75% of the principal amount thereof in the case of the 2020 new notes, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the applicable series of new notes issued remains outstanding after the redemption.

Additional Amounts and Tax Redemption	Any payments made by us or any guarantor with respect to the new notes will be made without withholding or deduction, unless required by law. If we or any guarantor would be required by law to withhold or deduct for taxes with respect to a payment to the holders of a series of new notes, we or any guarantor, as applicable, will, subject to certain exceptions, pay the additional amounts necessary so that the net amount received by the holder of new notes of such series (other than certain excluded holders) after the withholding or deduction is not less than the amount they would have received in the absence of such withholding or deduction.

If we are required to pay additional amounts as a result of changes in laws applicable to tax-related withholdings or deductions in respect of payments on a series of new notes but not the guarantees, we will have the option to redeem such series of new notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of such series of new notes, plus any accrued and unpaid interest to the date of redemption and any additional amounts that may be then payable.

Certain Covenants	We will issue the new notes under indentures among us, the guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The indentures governing the new notes will contain covenants that limit our ability and the ability of our restricted subsidiaries to:

• incur additional debt and provide additional guarantees;

• pay dividends beyond certain amounts and make other restricted payments;

• create or permit certain liens;

• make certain asset sales;

• use the proceeds from the sales of assets and subsidiary stock;

• create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

• engage in certain transactions with affiliates;

• enter into sale and leaseback transactions;

• designate subsidiaries as unrestricted subsidiaries; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our restricted subsidiaries.

During any future period in which either Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. (“Standard & Poor’s”), or Moody’s Investors Service, Inc. (“Moody’s”) has assigned an investment grade credit rating to a series of the new notes and no default or event of default under the indenture governing such series of new notes has occurred and is continuing, most of the covenants under such indenture will be suspended. If either of these ratings agencies then withdraws its ratings or downgrades the ratings assigned to such series of new notes below the required investment grade rating, or a default or event of default occurs and is continuing, the suspended covenants will again be in effect with respect to such series of new notes. See “Description of the Notes — Certain Covenants — Covenant Suspension.”

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes — Certain Covenants.”

Change of Control Offer	Following a change of control, we will be required to offer to purchase all of the new notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes — Change of Control Offer.”

Transfer Restrictions	The new notes are not being offered for sale or exchange and may not be offered for sale or exchange directly or indirectly in Canada except in accordance with applicable securities laws of the provinces and territories of Canada. We are not required, and do not intend, to qualify by prospectus in Canada the new notes, and accordingly, the new notes will be subject to restriction on resale in Canada.

Risk Factors	Investing in the new notes involves substantial risks. See “Risk Factors” for a description of some of the risks you should consider before investing in the new notes.

Certain Income Tax Considerations	You should carefully read the information under the heading “Principal Canadian and U.S. Federal Income Tax Consequences of the Exchange Offer.”

Summary Financial Data

We were acquired by Hindalco through its indirect wholly-owned subsidiary on May 15, 2007. We refer to the company prior to the Hindalco acquisition (through May 15, 2007) as the “Predecessor,” and we refer to the company after the Hindalco acquisition (beginning on May 16, 2007) as the “Successor.” On June 26, 2007, our board of directors approved the change of our fiscal year end to March 31 from December 31.

The summary consolidated financial data of the Successor presented below as of and for the nine months ended December 31, 2010 and the nine months ended December 31, 2009 has been derived from the unaudited financial statements of Novelis Inc. included elsewhere in this prospectus. The summary consolidated financial data of the Successor presented below as of and for the years ended March 31, 2010 and March 31, 2009 and for the period May 16, 2007, through March 31, 2008, has been derived from the audited financial statements of Novelis Inc. included elsewhere in this prospectus. The summary consolidated financial data of the Predecessor presented below for the period April 1, 2007 through May 15, 2007 has been derived from the audited financial statements of Novelis Inc. included elsewhere in this prospectus. The summary consolidated financial data of the Successor presented below as of March 31, 2008 has been derived from the consolidated balance sheets of Novelis Inc. as of March 31, 2008, which is not included in this prospectus. The results for the nine months ended December 31, 2010 are not necessarily indicative of the results that may be expected for the entire year.

The summary consolidated financial data should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus.

	April 1,	May 16,			Nine	Nine
	2007	2007			Months	Months
	through	through	Year Ended	Year Ended	Ended	Ended
	May 15,	March 31,	March 31,	March 31,	December 31,	December 31,
	2007(1)	2008(1)	2009	2010	2009	2010
	Predecessor	Successor	Successor	Successor	Successor	Successor
(In millions, except per share amounts)
Statement of Operations:
Net sales	$1,281	$9,965	$10,177	$8,673	$6,253	$7,617

Cost of goods sold (exclusive of depreciation and amortization shown below)	1,209	9,063	9,276	7,213	5,066	6,628
Selling, general and administrative expenses	91	298	294	337	243	272
Depreciation and amortization	28	375	439	384	285	307
Research and development expenses	6	46	41	38	27	27
Interest expense and amortization of debt issuance costs	27	214	182	175	131	125
Interest income	(1)	(18)	(14)	(11)	(8)	(10)
(Gain) loss on change in fair value of derivative instruments, net	(20)	(22)	556	(194)	(192)	(58)
Impairment of goodwill	—	—	1,340	—	—	—
(Gain) loss on extinguishment of debt	—	—	(122)	—	—	74
Restructuring charges, net	1	6	95	14	7	35
Equity in net (income) loss of non-consolidated affiliates	(1)	(25)	172	15	12	11
Other (income) expenses, net	35	(6)	86	(25)	(21)	5

	1,375	9,931	12,345	7,946	5,550	7,416

Income (loss) before income taxes	(94)	34	(2,168)	727	703	201
Income tax provision (benefit)	4	83	(246)	262	247	104

Net income (loss)	(98)	(49)	(1,922)	465	456	97

	April 1,	May 16,			Nine	Nine
	2007	2007			Months	Months
	through	through	Year Ended	Year Ended	Ended	Ended
	May 15,	March 31,	March 31,	March 31,	December 31,	December 31,
	2007(1)	2008(1)	2009	2010	2009	2010
	Predecessor	Successor	Successor	Successor	Successor	Successor
(In millions, except per share amounts)
Net income (loss) attributable to noncontrolling interests	(1)	4	(12)	60	50	31

Net income (loss) before cumulative effect of accounting change	(97)	(53)	(1,910)	405	406	66

Cumulative effect of accounting change — net of tax	—	—	—	—	—	—

Net income (loss) attributable to our common shareholder	$(97)	$(53)	$(1,910)	$405	$406	$66

	April 1,	May 16,			Nine	Nine
	2007	2007			Months	Months
	through	through	Year Ended	Year Ended	Ended	Ended
	May 15,	March 31,	March 31,	March 31,	December 31,	December 31,
	2007(1)	2008(1)	2009	2010	2009	2010
	Predecessor	Successor	Successor	Successor	Successor	Successor
(In millions)
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$(230)	$401	$(220)	$844	$630	$218
Net cash provided by (used in) investing activities	2	(94)	(127)	(484)	(484)	(14)
Net cash provided by (used in) financing activities	201	(96)	286	(188)	(159)	(344)

April 1,	May 16,	Nine	Nine
2007	2007	Months	Months
through	through	Year Ended	Year Ended	Ended	Ended
May 15,	March 31,	March 31,	March 31,	December 31,	December 31,
2007(1)	2008(1)	2009	2010	2009	2010
Predecessor	Successor	Successor	Successor	Successor	Successor
(In millions, except shipments which are in kt)
Other Financial and Operating Data:
Ratio of earnings to fixed charges(2)	—	1.0	x	—	5.1	x	6.2	x	2.6	x
Balance Sheet Data (at period end):
Total assets	$10,737	$7,567	$7,762	$7,602	$7,748
Long-term debt (including current portion)	2,575	2,559	2,596	2,642	4,081
Short-term borrowings	115	264	75	61	121
Cash and cash equivalents	326	248	437	252	297
Shareholders’ equity	3,490	1,419	1,869	1,937	250

(1)	The acquisition of Novelis by Hindalco on May 15, 2007 was recorded in accordance with Staff Accounting Bulletin No. 103, Push Down Basis of Accounting Required in Certain Limited Circumstances (“SAB 103”). In our consolidated balance sheets, the consideration and related costs paid by Hindalco in connection with the acquisition have been “pushed down” to us and have been allocated to the assets acquired and liabilities assumed in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141, Business Combinations (“FASB 141”). Due to the impact of push down accounting, our financial statements and certain note presentations for the year ended March 31, 2008 included elsewhere in this prospectus are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented: (1) the period up to, and including, the acquisition date

(April 1, 2007 through May 15, 2007, labeled “Predecessor”) and (2) the period after that date (May 16, 2007 through March 31, 2008, labeled “Successor”). The financial statements included elsewhere in this prospectus include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable.

The consideration paid by Hindalco to acquire Novelis has been pushed down to us and allocated to the assets acquired and liabilities assumed based on our estimates of fair value, using methodologies and assumptions that we believe are reasonable. This allocation of fair value results in additional charges or income to our post-acquisition consolidated statements of operations.

(2)	Earnings consist of income from continuing operations before the cumulative effect of accounting changes, before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of persons owned less than 50% by us. Fixed charges consist of interest expenses and amortization of debt discount and expense and premium and that portion of rental payments which is considered as being representative of the interest factor implicit in our operating leases. The ratios shown above are based on our consolidated and combined financial information, which was prepared in accordance with GAAP. Due to losses incurred in certain of the periods presented above, the ratio coverage was less than 1:1. The table below presents the amount of additional earnings required to bring the fixed charge ratio to 1:1 for each such period.

	April 1,	May 16,			Nine	Nine
	2007	2007			Months	Months
	through	through	Year Ended	Year Ended	Ended	Ended
	May 15,	March 31,	March 31,	March 31,	December 31,	December 31,
	2007	2008	2009	2010	2009	2010
	Predecessor	Successor	Successor	Successor	Successor	Successor
(In millions)
Additional earnings required to bring fixed charge ratio to 1:1	$93	N/A	$1,996	N/A	N/A	N/A

RISK FACTORS

An investment in the new notes involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in the new notes. If any of the following risks actually occur, our business, financial condition, operating results, cash flow and market position could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest and principal on the new notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements and Market Data.”

Risks Related to our Business and the Market Environment

Certain of our customers are significant to our revenues, and we could be adversely affected by changes in the business or financial condition of these significant customers or by the loss of their business.

Our ten largest customers accounted for approximately 48%, 48% and 45% of our total net sales for the nine months ended December 31, 2010; the year ended March 31, 2010; the year ended March 31, 2009, respectively, with Rexam Plc, a leading global beverage can maker, and its affiliates representing approximately 16%, 16% and 17% of our total net sales in the respective periods. A significant downturn in the business or financial condition of our significant customers could materially adversely affect our results of operations and cash flows. In addition, if our existing relationships with significant customers materially deteriorate or are terminated in the future, and we are not successful in replacing business lost from such customers, our results of operations and cash flows could be adversely affected. Some of the longer term contracts under which we supply our customers, including under umbrella agreements such as those described under “Business — Our Customers,” are subject to renewal, renegotiation or re-pricing at periodic intervals or upon changes in competitive supply conditions. Our failure to successfully renew, renegotiate or re-price such agreements could result in a reduction or loss in customer purchase volume or revenue, and if we are not successful in replacing business lost from such customers, our results of operations and cash flows could be adversely affected. The markets in which we operate are competitive and customers may seek to consolidate supplier relationships or change suppliers to obtain cost savings and other benefits.

Our results and short term liquidity can be negatively impacted by timing differences between the prices we pay under purchase contracts and metal prices we charge our customers.

Most of our purchase and sales contracts are based on the LME price for high grade aluminum, and there are typically timing differences between the pricing periods for purchases and sales where purchase prices tend to be fixed earlier than sales prices. This creates a price exposure that we call “metal price lag.” To mitigate this exposure, we sell short-term LME futures contracts to protect the value of priced metal purchases and inventory until the sale price is established. We settle these derivative contracts in advance of collecting from our customers, which impacts our short-term liquidity position.

In addition, from time to time, customers request fixed prices for longer term sales commitments, and we in turn enter into futures purchase contracts to hedge against these fixed forward priced sales to customers. The mismatch between the settlement of these derivative contracts and the recognition of revenue from shipments hedged with these derivative contracts also leads to volatility in our GAAP operating results. The lag between derivative settlement and customer collection typically ranges from 30 to 60 days.

Our operations consume energy and our profitability and cash flows may decline if energy costs were to rise, or if our energy supplies were interrupted.

We consume substantial amounts of energy in our rolling operations, cast house operations and Brazilian smelting operations. The factors that affect our energy costs and supply reliability tend to be specific to each of our facilities. A number of factors could materially adversely affect our energy position including:

•	increases in costs of natural gas;

•	significant increases in costs of supplied electricity or fuel oil related to transportation;

•	interruptions in energy supply due to equipment failure or other causes;

•	the inability to extend energy supply contracts upon expiration on economical terms; and

•	the inability to pass through energy costs in certain sales contracts.

In addition, global climate change may increase our costs for energy sources, supplies or raw materials. See “— We may be affected by global climate change or by legal, regulatory or market responses to such change.” If energy costs were to rise, or if energy supplies or supply arrangements were disrupted, our profitability and cash flows could decline.

A deterioration of our financial position or a downgrade of our ratings by a credit rating agency could increase our borrowing costs and our business relationships could be adversely affected.

A deterioration of our financial position or a downgrade of our ratings for any reason could increase our borrowing costs and have an adverse effect on our business relationships with customers, suppliers and hedging counterparties. From time to time, we enter into various forms of hedging activities against currency or metal price fluctuations and trade metal contracts on the LME. Financial strength and credit ratings are important to the availability and pricing of these hedging and trading activities. As a result, any downgrade of our credit ratings may make it more costly for us to engage in these activities, and changes to our level of indebtedness may make it more difficult or costly for us to engage in these activities in the future.

Adverse changes in currency exchange rates could negatively affect our financial results or cash flows and the competitiveness of our aluminum rolled products relative to other materials.

Our businesses and operations are exposed to the effects of changes in the exchange rates of the U.S. dollar, the euro, the British pound, the Brazilian real, the Canadian dollar, the Korean won and other currencies. We have implemented a hedging policy that attempts to manage currency exchange rate risks to an acceptable level based on management’s judgment of the appropriate trade-off between risk, opportunity and cost; however, this hedging policy may not successfully or completely eliminate the effects of currency exchange rate fluctuations which could have a material adverse effect on our financial results and cash flows.

We prepare our consolidated financial statements in U.S. dollars, but a portion of our earnings and expenditures are denominated in other currencies, primarily the euro, the Korean won and the Brazilian real. Changes in exchange rates will result in increases or decreases in our operating results and may also affect the book value of our assets located outside the U.S.

Most of our facilities are staffed by a unionized workforce, and union disputes and other employee relations issues could materially adversely affect our financial results.

Approximately 69% of our employees are represented by labor unions under a large number of collective bargaining agreements with varying durations and expiration dates. We may not be able to satisfactorily renegotiate our collective bargaining agreements when they expire. In addition, existing collective bargaining agreements may not prevent a strike or work stoppage at our facilities in the future. For example, we experienced a work stoppage at our Korean facilities for 12 days in August 2010. While this work stoppage resulted in a wage increase of approximately 15% for the workers at our Korean facilities, it did not have a material impact on our results of operations. However, any future extended work stoppages could have a material adverse effect on our financial results and cash flows.

We could be adversely affected by disruptions of our operations.

Breakdown of equipment or other events, including catastrophic events such as war or natural disasters, leading to production interruptions at our plants could have a material adverse effect on our financial results and cash flows. Further, because many of our customers are, to varying degrees, dependent on planned deliveries from our plants, those customers that have to reschedule their own production due to our missed deliveries could pursue claims against us and reduce their future business with us. We may incur costs to correct any of these problems, in addition to facing claims from customers. Further, our reputation among actual and potential customers may be harmed, resulting in a loss of business. While we maintain insurance policies covering, among other things, physical damage, business interruptions and product liability, these policies would not cover all of our losses.

Our operations have been and will continue to be exposed to various business and other risks, changes in conditions and events beyond our control in countries where we have operations or sell products.

We are, and will continue to be, subject to financial, political, economic and business risks in connection with our global operations. We have made investments and carry on production activities in various emerging markets, including Brazil, Korea and Malaysia, and we market our products in these countries, as well as China and certain other countries in Asia, the Middle East and emerging markets in South America. While we anticipate higher growth or attractive production opportunities from these emerging markets, they also present a higher degree of risk than more developed markets. In addition to the business risks inherent in developing and servicing new markets, economic conditions may be more volatile, legal and regulatory systems less developed and predictable, and the possibility of various types of adverse governmental action more pronounced. In addition, inflation, fluctuations in currency and interest rates, competitive factors, civil unrest and labor problems could affect our revenues, expenses and results of operations. Our operations could also be adversely affected by acts of war, terrorism or the threat of any of these events as well as government actions such as controls on imports, exports and prices, tariffs, new forms of taxation, or changes in fiscal regimes and increased government regulation in the countries in which we operate or service customers. Unexpected or uncontrollable events or circumstances in any of these markets could have a material adverse effect on our financial results and cash flows.

In addition, although relations between the Republic of Korea (which we refer to as Korea) and the Democratic People’s Republic of Korea (which we refer to as North Korea) have been tense throughout Korea’s modern history, North Korea’s recent artillery attack on Korea’s Yeonpyeong Island has vastly increased such tensions. There can be no assurance that the level of tension on the Korean peninsula will not escalate in the future. Further attacks may occur on Korea, including on areas in which we operate, which could have a material adverse affect on our operations. If military hostilities continue or increase between North Korea and Korea or the United States, the region could become further destabilized and our operations could be halted, and any such hostilities could have a material adverse effect on our operations.

Economic conditions could negatively affect our financial condition and results of operations.

Our financial condition and results of operations depend significantly on worldwide economic conditions. These economic conditions deteriorated significantly in many countries and regions in which we do business during and after the difficult global capital market conditions in 2008 and 2009, which resulted in a tightening in the credit markets, a low level of liquidity in many financial markets and extreme volatility in fixed income, currency and equity markets.

We are unable to predict the timing and rate at which industry variables may fully recover or future adverse changes in worldwide economic conditions. Uncertainty about current or future global economic conditions poses a risk as our customers may postpone purchases in response to tighter credit and negative financial news, which could adversely impact demand for our products. In addition, there can be no assurance that the actions we have taken or may take in response to the economic conditions will be sufficient to counter any continuation or reoccurrence of the downturn or disruptions. A significant global economic downturn or disruptions in the financial markets could have a material adverse effect on our financial condition and results of operations.

Our results of operations, cash flows and liquidity could be adversely affected if we were unable to purchase derivative instruments or if counterparties to our derivative instruments fail to honor their agreements.

We use various derivative instruments to manage the risks arising from fluctuations in aluminum prices, exchange rates, energy prices and interest rates. If for any reason we were unable to purchase derivative instruments to manage these risks or were unsuccessful in passing through the costs of our risk management activities, our results of operations, cash flows and liquidity could be adversely affected. In addition, we may be exposed to losses in the future if the counterparties to our derivative instruments fail to honor their agreements. In particular, deterioration in the financial condition of our counterparties and any resulting failure to pay amounts owed to us or to perform obligations or services owed to us could have a negative effect on our business and financial condition. Further, if major financial institutions continue to consolidate and are forced to operate under more restrictive capital constraints and regulations, there could be less liquidity in the derivative markets, which could have a negative effect on our ability to hedge and transact with creditworthy counterparties.

New derivatives legislation could have an adverse impact on our ability to hedge risks associated with our business and on the cost of our hedging activities.

We use over-the-counter (“OTC”) derivatives products to hedge our metal commodity risks and, to a lesser extent, our interest rate and currency risks. Recent legislation has been adopted to increase the regulatory oversight of the OTC derivatives markets and impose restrictions on certain derivative transactions, which could affect the use of derivatives in hedging transactions. Final regulations pursuant to this legislation defining which companies will be subject to the legislation have not yet been adopted. If future regulations subject us to additional capital or margin requirements or other restrictions on our trading and commodity positions, they could have an adverse effect on our ability to hedge risks associated with our business and on the cost of our hedging activities.

During many operating periods, we utilize substantially all of our production capacity, which may put us at a competitive disadvantage since we may be unable to take on additional volumes to meet our customers’ needs or acquire new business. Therefore, we may lose future business to competitors with available capacity.

During the nine months ended December 31, 2010, we operated at or near capacity across our system of plants worldwide. We anticipate that we will continue to make capital investments in our facilities to upgrade our technology and processes and attempt to expand the output capacity of our existing equipment and facilities, but our capacity expansion may not be sufficient to match the level of future demand increases. To the extent other rolled aluminum products manufacturers have available capacity at levels that exceed ours, we may be at a competitive disadvantage in our efforts to increase volumes from a current customer or to win significant new customer opportunities.

Our goodwill and other intangible assets could become impaired, which could require us to take non-cash charges against earnings.

We assess, at least annually and potentially more frequently, whether the value of our goodwill and other intangible assets has been impaired. Any impairment of goodwill or other intangible assets as a result of such analysis would result in a non-cash charge against earnings, which charge could materially adversely affect our reported results of operations.

A significant and sustained decline in our future cash flows, a significant adverse change in the economic environment or slower growth rates could result in the need to perform additional impairment analysis in future periods. If we were to conclude that a write-down of goodwill or other intangible assets is necessary, then we would record such additional charges, which could materially adversely affect our results of operations.

As part of our ongoing evaluation of our operations, we may undertake additional restructuring efforts in the future which could in some instances result in significant severance-related costs, environmental remediation expenses and impairment and other restructuring charges.

We recorded restructuring charges of $35 million for the nine months ended December 31, 2010, $14 million for the year ended March 31, 2010 and $95 million for the year ended March 31, 2009. During these periods, we announced, among others, the following restructuring actions and programs:

•	the relocation of our North American headquarters from Cleveland, Ohio to Atlanta, Georgia;

•	a voluntary separation program for salaried employees in North America and the corporate office aimed at reducing staff levels;

•	cessation of commercial grade alumina production at our Ouro Preto facility in Brazil;

•	the closure of our aluminum sheet mill in Rogerstone, South Wales, U.K.;

•	a restructuring plan to streamline operations at our Rugles facility located in Upper Normandy, France;

•	a voluntary retirement program in Asia;

•	the shutdown of our Aratu facility located in Candeias, Brazil; and

•	proposed cessation of foil rolling activities and part of the packaging business at our facility located in Bridgnorth, U.K. by the end of April 2011.

We may take additional restructuring actions in the future. Any additional restructuring efforts could result in significant severance-related costs, environmental remediation expenses, impairment charges, restructuring charges and related costs and expenses, which could adversely affect our profitability and cash flows.

We may not be able to successfully develop and implement new technology initiatives in a timely manner.

We have invested in, and are involved with, a number of technology and process initiatives. Several technical aspects of these initiatives are still unproven, and the eventual commercial outcomes cannot be assessed with any certainty. Even if we are successful with these initiatives, we may not be able to deploy them in a timely fashion. Accordingly, the costs and benefits from our investments in new technologies and the consequent effects on our financial results may vary from present expectations.

Loss of our key management and other personnel, or an inability to attract such management and other personnel, could adversely impact our business.

We depend on our senior executive officers and other key personnel to run our business. The loss of any of these officers or other key personnel could materially adversely affect our operations. Competition for qualified employees among companies that rely heavily on engineering and technology is intense, and the loss of qualified employees or an inability to attract, retain and motivate additional highly skilled employees required for the operation and expansion of our business could hinder our ability to improve manufacturing operations, conduct research activities successfully and develop marketable products.

Future acquisitions or divestitures may adversely affect our financial condition.

As part of our strategy for growth, we may pursue acquisitions, divestitures or strategic alliances, which may not be completed or, if completed, may not be ultimately beneficial to us. There are numerous risks commonly encountered in strategic transactions, including the risk that we may not be able to complete a transaction that has been announced, effectively integrate businesses acquired or generate the cost savings and synergies anticipated. Failure to do so could have a material adverse effect on our financial results.

Capital investments in debottlenecking or other organic growth initiatives may not produce the returns we anticipate.

A significant element of our strategy is to invest in opportunities to increase the production capacity of our operating facilities through modifications of and investments in existing facilities and equipment and to evaluate other investments in organic growth in our target markets. These projects involve numerous risks and uncertainties, including the risk that actual capital investment requirements exceed projected levels, that our forecasted demand levels prove to be inaccurate, that we do not realize the production increases or other benefits anticipated, that we experience scheduling delays in connection with the commencement or completion of the project, that the project disrupts existing plant operations causing us to temporarily lose a portion of our available production capacity, or that key management devotes significant time and energy focused on one or more initiatives that divert attention from other business activities.

We could be required to make unexpected contributions to our defined benefit pension plans as a result of adverse changes in interest rates and the capital markets.

Most of our pension obligations relate to funded defined benefit pension plans for our employees in the U.S., the U.K. and Canada, unfunded pension benefits in Germany and lump sum indemnities payable to our employees in France, Italy, Korea and Malaysia upon retirement or termination. Our pension plan assets consist primarily of funds invested in listed stocks and bonds. Our estimates of liabilities and expenses for pensions and other postretirement benefits incorporate a number of assumptions, including expected long-term rates of return on plan assets and interest rates used to discount future benefits. Our results of operations, liquidity or shareholders’ equity in a particular period could be adversely affected by capital market returns that are less than their assumed long-term rate of return or a decline of the rate used to discount future benefits.

If the assets of our pension plans do not achieve assumed investment returns for any period, such deficiency could result in one or more charges against our earnings for that period. In addition, changing economic conditions, poor pension investment returns or other factors may require us to make unexpected cash contributions to the pension plans in the future, preventing the use of such cash for other purposes.

We face risks relating to certain joint ventures and subsidiaries that we do not entirely control. Our ability to access cash from these entities may be more restricted than if these entities were wholly-owned subsidiaries.

Some of our activities are, and will in the future be, conducted through entities that we do not entirely control or wholly own. These entities include our Norf, Germany; Logan, Kentucky; and Evermore Recycling joint ventures, as well as our majority-owned Korean and Malaysian subsidiaries. Our Malaysian subsidiary is a public company whose shares are listed for trading on the Bursa Malaysia. Under the governing documents, agreements or securities laws applicable to or stock exchange listing rules relative to certain of these joint ventures and subsidiaries, our ability to fully control certain operational matters may be limited. In addition, we do not solely determine certain key matters, such as the timing and amount of cash distributions from these entities. As a result, our ability to access cash from these entities may be more restricted than if they were wholly-owned entities. Further, in some cases we do not have rights to prevent a joint venture partner from selling its joint venture interests to a third party.

In addition, our Korean subsidiary incurred a loss from capital reduction in connection with the cancellation of treasury shares, which reduced its retained earnings to a level that will prevent the declaration of any dividends by our Korean subsidiary based on earnings generated by our Korean business during the calendar year ending December 31, 2010. This will limit our ability to access cash flows from our Asian operations in the short-term.

Hindalco and its interests as equity holder may conflict with our interest or your interests as holders of the notes in the future.

Novelis is an indirectly wholly-owned subsidiary of Hindalco. As a result, Hindalco may exercise control over our decisions to enter into any corporate transaction or capital restructuring and has the ability to approve or prevent any transaction that requires the approval of our shareholders, regardless of whether or not holders of the notes believe that any such transactions are in their own best interests. The interests of Hindalco and the actions it is able to undertake as our sole shareholder may differ or adversely affect your interests as holders of the notes. Hindalco may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to holders of the notes. For example, Hindalco could cause us to make acquisitions that increase the amount of indebtedness that is secured, or to sell revenue-generating assets, impairing our ability to make payments under the notes. Hindalco may be able to strongly influence or effectively control our decisions as long as they own a significant portion of our equity, even if such amount is less than 50%. Additionally, Hindalco operates in the aluminum industry and may from time to time acquire and hold interests in businesses that compete, directly or indirectly, with us. Hindalco may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Hindalco has no obligation to provide us with financing and is able to sell their equity ownership in us at any time.

If we are unable to obtain sufficient quantities of primary aluminum, recycled aluminum, sheet ingot and other raw materials used in the production of our products, our ability to produce and deliver products or to manufacture products on a timely basis could be adversely affected.

We rely on a limited number of suppliers for our raw materials requirements. Based on CRU estimates, aluminum demand levels were expected to increase over 15% from December 31, 2009 levels through the end of 2010. Increasing aluminum demand levels have caused supply constraints in the industry. Further increases in demand levels could exacerbate these supply issues. If we are unable to obtain sufficient quantities of primary aluminum, recycled aluminum, sheet ingot and other raw materials used in the production of our rolled aluminum products due to supply constraints in the future, our ability to produce and deliver products or to manufacture products on a timely basis could be adversely affected.

Our sheet ingot requirements have historically been, in part, supplied by Rio Tinto Alcan pursuant to agreements with us. For the year ended March 31, 2010, we purchased the majority of our third party sheet ingot requirements from Rio Tinto Alcan’s primary metal group. If Rio Tinto Alcan or any other significant supplier of sheet ingot is unable to deliver sufficient quantities of this material on a timely basis, our production may be disrupted and our net sales, profitability and cash flows could be materially adversely affected. Although aluminum is traded on the world markets, developing alternative suppliers of sheet ingot could be time consuming and expensive.

In addition, our continuous casting operations at our Saguenay Works, Canada facility depend upon a local supply of molten aluminum from Rio Tinto Alcan. For the fiscal year ended March 31, 2010, Rio Tinto Alcan’s primary metal group supplied most of the molten aluminum used at Saguenay Works. If this supply were to be disrupted, our Saguenay Works production could be interrupted and our net sales, profitability and cash flows materially adversely affected.

We face significant price and other forms of competition from other aluminum rolled products producers, which could hurt our results of operations and cash flows.

Generally, the markets in which we operate are highly competitive. We compete primarily on the basis of our value proposition, including price, product quality, ability to meet customers’ specifications, range of products offered, lead times, technical support and customer service. Some of our competitors may benefit from greater capital resources, have more efficient technologies, have lower raw material and energy costs and may be able to sustain longer periods of price competition. In particular, we face increased competition from producers in China, which have significantly lower production costs and pricing. This lower pricing could erode the market prices of our products in the Chinese market and elsewhere.

In addition, our competitive position within the global aluminum rolled products industry may be affected by, among other things, the recent trend toward consolidation among our competitors, exchange rate fluctuations that may make our products less competitive in relation to the products of companies based in other countries (despite the U.S. dollar-based input cost and the marginal costs of shipping) and economies of scale in purchasing, production and sales, which accrue to the benefit of some of our competitors. For example, the price gap between the Shanghai Futures Exchange (“SHFE”) and the LME may make products manufactured in China with SHFE prices for aluminum more competitive compared to our products manufactured in Asia with LME prices for aluminum.

Increased competition could cause a reduction in our shipment volumes and profitability or increase our expenditures, either of which could have a material adverse effect on our financial results and cash flows.

The end-use markets for certain of our products are highly competitive and customers are willing to accept substitutes for our products.

The end-use markets for certain aluminum rolled products are highly competitive. Aluminum competes with other materials, such as steel, plastics, composite materials and glass, among others, for various applications, including in beverage and food cans and automotive end-use markets. In the past, customers have demonstrated a willingness to substitute other materials for aluminum. For example, changes in consumer preferences in beverage containers have increased the use of PET plastic containers and glass bottles in recent years. These trends may continue. The willingness of customers to accept substitutes for aluminum products could have a material adverse effect on our financial results and cash flows.

The seasonal nature of some of our customers’ industries could have a material adverse effect on our financial results and cash flows.

The construction industry and the consumption of beer and soda are sensitive to weather conditions and as a result, demand for aluminum rolled products in the construction industry and for can feedstock can be seasonal. Our quarterly financial results could fluctuate as a result of climatic changes, and a prolonged series of cold summers in the different regions in which we conduct our business could have a material adverse effect on our financial results and cash flows.

We are subject to a broad range of environmental, health and safety laws and regulations in the jurisdictions in which we operate, and we may be exposed to substantial environmental, health and safety costs and liabilities.

We are subject to a broad range of environmental, health and safety laws and regulations in the jurisdictions in which we operate. These laws and regulations impose increasingly stringent environmental, health and safety protection standards and permitting requirements regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, the remediation of environmental contamination, post-mining reclamation and working conditions for our employees. Some environmental laws, such as Superfund and comparable laws in U.S. states and other jurisdictions worldwide, impose joint and several liability for the cost of environmental remediation, natural resource damages, third party claims, and other expenses, without regard to the fault or the legality of the original conduct.

The costs of complying with these laws and regulations, including participation in assessments and remediation of contaminated sites and installation of pollution control facilities, have been, and in the future could be, significant. In addition, these laws and regulations may also result in substantial environmental liabilities associated with divested assets, third party locations and past activities. In certain instances, these costs and liabilities, as well as related action to be taken by us, could be accelerated or increased if we were to close, divest of or change the principal use of certain facilities with respect to which we may have environmental liabilities or remediation obligations. Currently, we are involved in a number of compliance efforts, remediation activities and legal proceedings concerning environmental matters, including certain activities and proceedings arising under Superfund and comparable laws in U.S. states and other jurisdictions worldwide in which we have operations, including Brazil and certain countries in the European Union.

We have established reserves for environmental remediation activities and liabilities where appropriate. However, the cost of addressing environmental matters (including the timing of any charges related thereto) cannot be predicted with certainty, and these reserves may not ultimately be adequate, especially in light of potential changes in environmental conditions, changing interpretations of laws and regulations by regulators and courts, the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out additional compliance on certain sites not initially included in remediation in progress, our potential liability to remediate sites for which provisions have not been previously established and the adoption of more stringent environmental laws. Such future developments could result in increased environmental costs and liabilities and could require significant capital expenditures, any of which could have a material adverse effect on our financial condition, results or cash flows. Furthermore, the failure to comply with our obligations under the environmental laws and regulations could subject us to administrative, civil or criminal penalties, obligations to pay damages or other costs, and injunctions or other orders, including orders to cease operations. In addition, the presence of environmental contamination at our properties could adversely affect our ability to sell property, receive full value for a property or use a property as collateral for a loan.

Some of our current and potential operations are located or could be located in or near communities that may regard such operations as having a detrimental effect on their social and economic circumstances. Environmental laws typically provide for participation in permitting decisions, site remediation decisions and other matters. Concern about environmental justice issues also may affect our operations. Should such community objections be presented to government officials, the consequences of such a development may have a material adverse impact upon the profitability or, in extreme cases, the viability of an operation. In addition, such developments may adversely affect our ability to expand or enter into new operations in such location or elsewhere and may also have an effect on the cost of our environmental remediation projects.

We use a variety of hazardous materials and chemicals in our rolling processes, as well as in our smelting operations in Brazil and in connection with maintenance work on our manufacturing facilities. Because of the nature of these substances or related residues, we may be liable for certain costs, including, among others, costs for health-related claims or removal or re-treatment of such substances. Certain of our current and former facilities incorporate asbestos-containing materials, a hazardous substance that has been the subject of health-related claims for occupational exposure. In addition, although we have developed environmental, health and safety programs for our employees, including measures to reduce employee exposure to hazardous substances, and conduct regular assessments at our facilities, we are currently, and in the future may be, involved in claims and litigation filed on behalf of persons alleging injury predominantly as a result of occupational exposure to substances or other hazards at our current or former facilities. It is not possible to predict the ultimate outcome of these claims and lawsuits due to the unpredictable nature of personal injury litigation. If these claims and lawsuits, individually or in the aggregate, were finally resolved against us, our results of operations and cash flows could be adversely affected.

We may be exposed to significant legal proceedings or investigations.

From time to time, we are involved in, or the subject of, disputes, proceedings and investigations with respect to a variety of matters, including environmental, health and safety, product liability, employee, tax, personal injury, contractual and other matters as well as other disputes and proceedings that arise in the ordinary course of business. Certain of these matters are discussed in the preceding risk factor. Any claims against us or any investigations involving us, whether meritorious or not, could be costly to defend or comply with and could divert management’s attention as well as operational resources. Any such dispute, litigation or investigation, whether currently pending or threatened or in the future, may have a material adverse effect on our financial results and cash flows.

Product liability claims against us could result in significant costs or negatively impact our reputation and could adversely affect our business results and financial condition.

We are sometimes exposed to warranty and product liability claims. There can be no assurance that we will not experience material product liability losses arising from individual suits or class actions alleging product liability defects or related claims in the future and that these will not have a negative impact on us. We generally maintain insurance against many product liability risks, but there can be no assurance that this coverage will be adequate for any liabilities ultimately incurred. In addition, there is no assurance that insurance will continue to be available on terms acceptable to us. A successful claim that exceeds our available insurance coverage could have a material adverse effect on our financial results and cash flows.

We may be affected by global climate change or by legal, regulatory, or market responses to such change.

There is a growing concern over climate change, which has led to new and proposed legislative and regulatory initiatives, such as cap-and-trade systems and additional limits on emissions of greenhouse gases. New laws enacted could directly and indirectly affect our customers and suppliers (through an increase in the cost of production or their ability to produce satisfactory products) or our business (through an impact on our inventory availability, cost of sales, operations or demand for the products we sell), which could result in an adverse effect on our financial condition, results of operations and cash flows. Compliance with any new or more stringent laws or regulations, or stricter interpretations of existing laws, could require additional expenditures by us, our customers or our suppliers. Also, we rely on natural gas, electricity, fuel oil and transport fuel to operate our facilities. Any increased costs of these energy sources because of new laws could be passed along to us and our customers and suppliers, which could also have a negative impact on our profitability.

We may see increased costs arising from health care reform.

In March 2010, the United States government enacted comprehensive health care reform legislation which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded and imposes new and significant taxes on health insurers and health care benefits. The legislation imposes implementation effective dates beginning in 2010 and extending through 2020, and many of the changes require additional guidance from government agencies or federal regulations. Therefore, due to the phased-in nature of the implementation and the lack of interpretive guidance, it is difficult to determine at this time what impact the health care reform legislation will have on our financial results. Possible adverse effects of the health reform legislation include increased costs, exposure to expanded liability and requirements for us to revise ways in which we provide healthcare and other benefits to our employees. In addition, our results of operations, financial position and cash flows could be materially adversely affected.

Income tax payments may ultimately differ from amounts currently recorded by the Company. Future tax law changes may materially increase the Company’s prospective income tax expense.

We are subject to income taxation in many jurisdictions in the U.S. as well as numerous foreign jurisdictions. Judgment is required in determining our worldwide income tax provision and accordingly there are many transactions and computations for which our final income tax determination is uncertain. We are routinely audited by income tax authorities in many tax jurisdictions. Although we believe the recorded tax estimates are reasonable, the ultimate outcome from any audit (or related litigation) could be materially different from amounts reflected in our income tax provisions and accruals. Future settlements of income tax audits may have a material effect on earnings between the period of initial recognition of tax estimates in the financial statements and the point of ultimate tax audit settlement. Additionally, it is possible that future income tax legislation in any jurisdiction to which we are subject may be enacted that could have a material impact on our worldwide income tax provision beginning with the period that such legislation becomes effective.

If we fail to maintain effective internal control over financial reporting, we may have material misstatements in our financial statements and we may not be able to report our financial results in a timely manner.

Pursuant to the Sarbanes-Oxley Act of 2002, we are required to provide a report by management in our Form 10-K on internal control over financial reporting, including management’s assessment of the effectiveness of such control. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only some assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, we may be unable to provide financial information in a timely and reliable manner. Any such difficulties or failure may have a material adverse effect on our business, financial condition and operating results.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our business and therefore make it more difficult for us to fulfill our obligations under the notes.

We are highly leveraged. As of December 31, 2010, we had $4.1 billion of indebtedness outstanding. Our substantial indebtedness and interest expense could have important consequences to our company and holders of notes, including:

•	limiting our ability to borrow additional amounts for working capital, capital expenditures or other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions, including volatility in LME prices;

•	limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation; and

•	limiting our ability or increasing the costs to refinance indebtedness.

Despite the level of our indebtedness, we may still incur significantly more indebtedness. This could further increase the risks associated with our indebtedness.

Despite our current level of indebtedness, we and our subsidiaries may be able to incur significant additional indebtedness, including secured indebtedness, in the future. Although our senior secured credit facilities and the indentures governing the notes contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and, under certain circumstances, the indebtedness incurred in compliance with such restrictions could be substantial. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased and we may not be able to meet all our debt obligations, including repayment of the notes, in whole or in part.

We may not be able to generate sufficient cash to service all our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain such a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indentures governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The covenants in our senior secured credit facilities and the indentures governing the notes impose significant operating and financial restrictions on us.

Our senior secured credit facilities and the indentures governing the notes impose significant operating and financial restrictions on us. These restrictions limit our ability and the ability of our restricted subsidiaries, among other things, to:

•	incur additional debt and provide additional guarantees;

•	pay dividends and make other restricted payments, including certain investments;

•	create or permit certain liens;

•	make certain asset sales;

•	use the proceeds from the sales of assets and subsidiary stock;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	engage in certain transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	consolidate, merge or transfer all or substantially all of our assets or the assets of our restricted subsidiaries.

In addition, under our $800 million five-year multi-currency asset-backed revolving credit line and letter of credit facility (the “ABL Facility”), if (a) our excess availability under the ABL Facility is less than the greater of (i) 12.5% of the lesser of (x) the total ABL Facility commitment at any time and (y) the then applicable borrowing base and (ii) $90 million, at any time or (b) any event of default has occurred and is continuing, we are required to maintain a minimum fixed charge coverage ratio of at least 1.1 to 1 until (1) such excess availability has subsequently been at least the greater of (i) 12.5% of the lesser of (x) the total ABL Facility commitments at such time and (y) the then applicable borrowing base for 30 consecutive days and (ii) $90 million and (2) no default is outstanding during such 30 day period.

Further, under our $1.5 billion six-year term loan facility (the “Term Loan Facility”) we may not permit our total net leverage ratio as of the last day of our four consecutive quarters ending with any fiscal quarter to exceed ratios expected to begin at 4.75 to 1 and stepping down periodically at specified levels over the life of the facility. See “Description of Other Indebtedness — Senior Secured Credit Facilities — Covenants.”

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities, that is not waived by the required lenders or holders of such indebtedness, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the agreements governing our indebtedness, including the covenants contained in our senior secured credit facilities, we would be in default under the terms of the agreements governing such indebtedness. In the event of such default:

•	the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, declare all the funds borrowed thereunder to be due and payable and, if not promptly paid, institute foreclosure proceedings against our assets;

•	even if those lenders do not declare a default, they may be able to cause all of our available cash to be used to repay their loans; and

•	such default could cause a cross-default or cross-acceleration under our other indebtedness.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we could be in default under our senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

While the indentures governing the notes contain restrictions on our ability to make restricted payments, there are a number of exceptions to these restrictions.

Although the indentures governing the notes contain restrictions on our ability to make restricted payments, we are able to make such restricted payments under certain circumstances under the indentures, including, but not limited to, up to $150 million per fiscal year in restricted payments, with unused amounts carrying over to future fiscal years (provided our Total Liquidity (as defined below under “Description of the Notes”) is equal to or greater than $750 million and certain other requirements, are satisfied) and unlimited restricted payments when our Net Total Leverage Ratio (as defined below under “Description of the Notes”) does not exceed 3.0 to 1. If we make significant restricted payments in the future, there will be less available cash to service our indebtedness, which will increase the risk that we may not be able to meet all our debt obligations, including repayment of the notes.

We are primarily a holding company and depend on our subsidiaries to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

We are primarily a holding company and a large portion of our assets is the capital stock of our subsidiaries and the equity interests in our joint ventures. As a holding company, we conduct substantially all of our business through our subsidiaries and joint ventures. Consequently, our cash flow and ability to service our debt obligations, including the notes, are dependent upon the earnings of our subsidiaries and joint ventures and the distribution of those earnings to us, or upon loans, advances or other payments made by these entities to us. The ability of these entities to pay dividends or make other loans, advances or payments to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their debt, and we may not exercise sufficient control to cause distributions to be made to us. Although our senior secured credit facilities and the indentures governing the notes each limit the ability of our restricted subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to us, these limitations do not apply to our existing joint ventures or unrestricted subsidiaries and the limitations are also subject to important exceptions and qualifications.

The ability of our subsidiaries to generate sufficient cash flow from operations to allow us to make scheduled payments on our debt obligations, including the notes, will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. We cannot assure you that the cash flow and earnings of our operating subsidiaries and the amount that they are able to distribute to us as dividends or otherwise will be adequate for us to service our debt obligations, including the notes. If our subsidiaries do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition, results of operations and cash flow, as well as on our ability to satisfy our obligations on the notes.

Your right to receive payments on the notes is effectively junior in right of payment to all existing and future secured indebtedness of ours or the guarantors up to the value of the collateral securing such indebtedness.

Our obligations under the notes are unsecured. The notes are effectively junior to all existing and future secured indebtedness of ours or the guarantors up to the value of the collateral securing such indebtedness. For example, the notes and the related guarantees effectively rank junior to $1.6 billion of secured debt under our senior secured credit facilities at December 31, 2010, which debt is secured by our assets and the assets of our principal subsidiaries. Although the indentures contain restrictions on our ability and the ability of our restricted subsidiaries to create or incur liens to secure indebtedness, these restrictions are subject to important limitations and exceptions that permit us to secure a substantial amount of additional indebtedness. Accordingly, in the event of a bankruptcy, liquidation or reorganization affecting us or any guarantor, your rights to receive payment will be effectively subordinated to those of secured creditors up to the value of the collateral securing such indebtedness. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness. In addition, if the secured lenders were to declare a default with respect to their loans and enforce their rights with respect to their collateral, there can be no assurance that our remaining assets would be sufficient to satisfy our other obligations, including our obligations with respect to the notes.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Some, but not all, of our subsidiaries guarantee the notes. As a result, you are creditors of only our company and our subsidiaries that do guarantee the notes. In the case of subsidiaries that are not guarantors, all the existing and future liabilities of those subsidiaries, including any claims of trade creditors, debtholders and preferred shareholders, are effectively senior to the notes and related guarantees. Subject to limitations in our senior secured credit facilities and the indentures governing the notes, non-guarantor subsidiaries may incur additional indebtedness in the future (and may incur other liabilities without limitation). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, their creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. For the year ended March 31, 2010 and the nine months ended December 31, 2010, our subsidiaries that are not guarantors of the notes had sales and operating revenues of $2.5 billion and $2.2 billion, respectively.

We may be unable to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to repurchase all such notes that are tendered upon a change of control. Accordingly, we may not be able to satisfy our obligations to repurchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indentures governing the notes and a cross default under our senior secured credit facilities.

Also, we can not assure you that a repurchase of the notes following such a change in control would be permitted pursuant to any of our indebtedness agreements that would be in effect at the time of such change in control, which could cause our other indebtedness to be accelerated. Our senior secured credit facilities provide that certain change of control events will constitute a default that permits lenders to accelerate the maturity of borrowings thereunder. If we cannot obtain a waiver of such default or seek to refinance such indebtedness, this could result in the acceleration of such indebtedness. Any future indebtedness agreement may contain similar provisions. If such indebtedness were to be accelerated, we may not have sufficient funds to repurchase the notes and repay such indebtedness.

In addition, the change of control provision and other covenants in the indentures governing the notes do not cover all corporate reorganizations, mergers, amalgamations or similar transactions and may not provide you with protection in a transaction, including a highly leveraged transaction, unless such transaction constitutes a change of control under the indentures governing the notes.

Most of the covenants in the indentures applicable to a series of notes will be suspended during any future period that we have an investment grade rating from one rating agency with respect to such series of notes, and during any such period you will not have the benefit of those covenants if you hold such series of notes.

Most of the covenants in the indentures governing a series of notes, as well as our obligation to offer to repurchase such series of notes following certain asset sales or upon a change of control, will be suspended if that series of notes obtains an investment grade rating from either one of Moody’s or Standard & Poor’s and we are not in default under the applicable indenture. If such a suspension occurs, the protections afforded to you by the covenants that have been suspended will not be restored until the investment grade rating assigned by either Moody’s or Standard & Poor’s, as the case may be, to the series of notes should subsequently decline and as a result such series of notes does not carry an investment grade rating from one rating agency. See “Description of the Notes — Certain Covenants — Covenant Suspension.”

Changes in our credit ratings or the financial and credit markets could adversely affect the market prices of the notes.

The future market prices of the notes will be affected by a number of factors, including:

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. These fluctuations could have an adverse effect on the trading prices of the notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that credit rating agencies will continue to rate the notes or that they will maintain their ratings on the notes. The withdrawal of a rating or a negative change in our rating could have an adverse effect on the market prices of the notes.

Fraudulent conveyance laws and other legal restrictions may permit courts to void or subordinate the notes or our subsidiaries’ guarantees of the notes in specific circumstances, which would prevent or limit payment under the notes or the guarantees. Certain limitations contained in the guarantees, which are designed to avoid this result, may render the guarantees worthless.

The notes are guaranteed by a number of our subsidiaries. Also, we made a distribution of $1.7 billion of the proceeds of the old notes to our parent company. Federal, state and foreign statutes may allow courts, under specific circumstances, to void or subordinate the notes or any or all of our subsidiaries’ guarantees of the notes. If the notes or any guarantees are voided or subordinated, our noteholders might be required to return payments received from us or our subsidiaries. The criteria for application of such fraudulent conveyance and other statutes vary, but, in general, under United States federal bankruptcy law, comparable provisions of state fraudulent conveyance laws and applicable Canadian federal or provincial law, the notes or a guarantee could be set aside or subordinated if, among other things, we or the guarantor, as applicable, at the time we issued the notes or the guarantor provided the guarantee:

•	incurred debt represented by the notes or the guarantee with the intent of hindering, defeating, delaying or defrauding current or future creditors or of giving one creditor a preference over others; or

•	received less than reasonably equivalent value or fair consideration for incurring the notes or the guarantee, and

•	was insolvent, on the eve of insolvency, or was rendered insolvent by reason of the incurrence of the notes or the guarantee;

•	was engaged, or about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on such business;

•	conducted itself in a manner that was oppressive or unfairly prejudicial to or that unfairly disregarded the interests of creditors and certain other interested parties;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages entered against it, if, in either case, after final judgment the judgment was unsatisfied.

Under certain Canadian federal and provincial statutes, a rebuttable presumption of an entity’s intent to prefer one creditor or hinder another may arise depending on the period of time that has elapsed between the assumption of the obligation and the date of the entity’s insolvency.

A court might find that the issuer of the notes did not receive reasonably equivalent value or fair consideration for the notes and did not substantially benefit directly or indirectly from the issuance of the notes to the extent that the proceeds from the issuance of the notes are used to make a distribution to the issuer’s shareholders. In addition, a court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such guarantor did not substantially benefit directly or indirectly from the issuance of its guarantee. As a general matter, value is given for an obligation if, in exchange for the obligation, property is transferred or an antecedent debt is secured or satisfied.

The definition and test for insolvency will vary depending upon the law of the jurisdiction that is being applied. Generally, however, an entity would be considered insolvent if, at the time the it incurred indebtedness:

•	the sum of its debts and liabilities, including contingent liabilities, was greater than its assets at fair valuation;

•	the present fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they became absolute and matured; or

•	it could not pay or has ceased paying its debts generally as they become due.

The tests for fraudulent conveyance, including the criteria for insolvency, will vary depending upon the law of the jurisdiction that is being applied. We cannot be sure which tests and standards a court would apply to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the tests and standards, whether the issuance of the notes or the guarantee would be voided or subordinated to our or the guarantor’s other debt.

If a court were to find that the issuance of the notes or incurrence of the guarantee was a fraudulent transfer or conveyance or should be set aside on other grounds, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of the issuer or the related guarantor, as the case may be, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing its guarantee to be a fraudulent transfer. However, this provision may automatically reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless and, in any case, this provision may not be effective to protect a guarantee from being avoided under fraudulent transfer laws. For example, in a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect similar guarantees.

Because each subsidiary guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the subsidiary guarantors.

You have the benefit of the guarantees of the subsidiary guarantors. However, the guarantees by the subsidiary guarantors are limited to the maximum amount that the subsidiary guarantors are permitted to guarantee under applicable law. As a result, a subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such subsidiary guarantor. Further, under the circumstances discussed more fully above, a court under federal or state fraudulent conveyance and transfer statutes and applicable Canadian federal or provincial law could void the obligations under a guarantee or further subordinate it to all other obligations of the subsidiary guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes — Subsidiary Guarantees.”

U.S. investors in the notes may have difficulties enforcing civil liabilities.

We are formed in Canada under the CBCA. Our registered office, as well as a substantial portion of our assets, is located outside the United States. Also, some of our directors, controlling persons and officers and some of the experts named in this prospectus reside in Canada or other jurisdictions outside the United States and all or a substantial portion of their assets are located outside the United States. We have agreed in the indentures under which the notes have been or will be issued, as applicable, to accept service of process in New York City, by an agent designated for such purpose, with respect to any suit, action or proceeding relating to the indentures or the notes that is brought in any federal or state court located in New York City, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of notes to effect service of process in the United States on our directors, controlling persons, officers and the experts named in this prospectus who are not residents of the United States or to enforce against them in the United States judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, there is doubt as to the enforceability in Canada against us or against our directors, controlling persons, officers and experts named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon U.S. federal securities laws.

Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the notes.

The rights of the trustee under the indentures pursuant to which the notes have been or will be issued, as applicable, to enforce remedies could be significantly impaired by the restructuring provisions of applicable

Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us and/or any of the guarantors. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal to be voted on by the various classes of its affected creditors. A restructuring proposal, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class whether or not such creditor voted to accept the proposal. Moreover, this legislation permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument during the period the stay against proceedings remains in place.

The powers of the court under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies’ Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the trustee for the notes could exercise its rights under the notes indentures or whether, and to what extent, holders of notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the trustee for the notes. Typically, the stay of proceedings would prevent payments from being made under the notes or the guarantees and the trustee from exercising its rights while the insolvent company is under court protection.

Risks Related to the Exchange Offer

If you do not exchange your old notes for new notes, your ability to sell your old notes will be restricted.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes. The new notes, like the old notes, will remain subject to restrictions on resale in Canada. The restrictions on transfer of your old notes arise because we issued the old notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any old notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those old notes registered under the Securities Act or to any similar rights under the registration rights agreement, subject to limited exceptions, if applicable. After the exchange offer is completed, we will not be required, and we do not intend, to register the old notes under the Securities Act. In addition, if you do exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the new notes.

There is no established public market for the new notes. We do not intend to list the new notes on any securities exchange or automated quotation system. We cannot assure you that an active market for the new notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market, if any, for the new notes will be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your new notes.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We have entered into registration rights agreements with the initial purchasers of the old notes, in which we agreed to file one or more registration statements with the SEC relating to an offer to exchange the old notes for new notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to cause a registration statement to be declared effective under the Securities Act by December 17, 2011, to offer the new notes in exchange for the old notes as soon as practicable after the effectiveness of the registration statement and to keep the exchange offer registration statement effective for not less than 30 days after the date notice of the exchange offer is mailed to holders of the old notes. If we do not comply with certain of our obligations under the registration rights agreements, we will incur additional interest expense. The new notes will have terms substantially identical to the old notes except that the new notes will not contain terms with respect to transfer restrictions in the United States and registration rights and additional interest payable for the failure to comply with certain obligations. Old notes consisting of $1,100,000,000 aggregate principal amount of our 8.375% Senior Notes due 2017 and $1,400,000,000 aggregate principal amount of our 8.75% Senior Notes due 2020 were issued on December 17, 2010.

Under the circumstances set forth below, we will promptly file a shelf registration statement with the SEC covering resales of the old notes or the new notes, as the case may be, use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act and use our commercially reasonable efforts to keep the shelf registration statement effective until the earliest of (i) the time when the notes covered by the registration statement can be sold pursuant to Rule 144A under the Securities Act without any limitations, (ii) two (2) years and (iii) the date on which all notes registered under the shelf registration statement are disposed of in accordance therewith. These circumstances include:

•	applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

•	for any other reason we do not consummate the exchange offer by December 17, 2011;

•	any initial purchaser so requests with respect to the old notes that are not eligible to be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer; or

•	certain holders are not eligible to participate in the exchange offer or may not resell the new notes acquired by them in the exchange offer to the public without delivering a prospectus.

Each holder of old notes that wishes to exchange such old notes for transferable new notes in the exchange offer will be required to make the following representations:

•	any new notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes;

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the new notes; and

•	if such holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities, that it will deliver a prospectus in connection with any resale of such new notes.

In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of new notes and cannot rely on the position of the SEC staff set forth in “Exxon Capital Holdings Corporation,” “Morgan Stanley & Co., Incorporated” or similar no-action letters. See “Plan of Distribution.”

Resale of New Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such new notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of new notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the new notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes of each series in exchange for each $1,000 principal amount of old notes of the same series surrendered under the exchange offer; provided that the minimum principal amount of a new note must be $2,000. Old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that the untendered portion of an old note must be in a minimum principal amount of $2,000.

The respective forms and terms of the new notes will be substantially identical to the respective forms and terms of the old notes except the new notes will be registered under the Securities Act, will not bear legends restricting their transfer in the United States and will not provide for any additional interest upon our failure to fulfill our obligations under the applicable registration rights agreement to file, and cause to become effective, a registration statement and to consummate the exchange offer. The new notes of a series will evidence the same debt as the old notes of that series. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding old notes. Consequently, the old and new notes issued under their respective indenture will be treated as a single class of debt securities under that indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $1,100,000,000 aggregate principal amount of the 2017 old notes and $1,400,000,000 aggregate principal amount of the 2020 old notes are outstanding. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral (confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to such holders. Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Pursuant to the terms of the registration rights agreements, we are not required to make a registered exchange offer in any province or territory of Canada or to accept old notes surrendered by residents of Canada in the registered exchange offer unless the distribution of new notes pursuant to such offer can be effected pursuant to exemptions from the registration and prospectus requirements of the applicable securities laws of such province or territory and, as a condition to the exchange of the old notes pursuant to a registered exchange offer, such holders of old notes in Canada are required to make certain representations to us, including a representation that they are entitled under the applicable securities laws of such province or territory to acquire the new notes without the benefit of a prospectus qualified under such securities laws.

We are relying on exemptions from applicable Canadian provincial securities laws to offer the new notes. The new notes may not be sold directly or indirectly in Canada except in accordance with applicable securities laws of the provinces and territories of Canada. We are not required, and do not intend, to qualify the new notes by prospectus in Canada, and accordingly, the new notes will be subject to restrictions on resale in Canada.

Expiration Date; Extensions; Amendments

The exchange offer for the old notes will expire at 5:00 p.m., New York City time, on          , 2011, unless we extend the exchange offer in our sole and absolute discretion.

In order to extend the exchange offer, we will notify the exchange agent orally (and confirmed in writing) or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•	to delay accepting for exchange any old notes in connection with the extension of the exchange offer;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “— Conditions to the Exchange

Offer” have not been satisfied, by giving oral (confirmed in writing) or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreements, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all old notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “— Purpose of the Exchange Offer,” “— Exchange Offer Procedures” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, in the event we extend the period the exchange offer is open, we may delay acceptance of any old notes by giving written notice or public announcement of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to termination of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our reasonable discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes and any such waiver shall apply to all the registered holders of the notes.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order is threatened in writing or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Exchange Offer Procedures

Only a holder of old notes may tender such old notes in the exchange offer. If you are a DTC participant that has old notes which are credited to your DTC account by book-entry and which are held of record by DTC’s nominee, as applicable, you may tender your old notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants.

If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

To tender old notes in the exchange offer:

•	You must comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below;

•	The exchange agent must receive a timely confirmation of a book-entry transfer of the old notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the expiration date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. With respect to the exchange of the old notes, the term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	we may enforce the agreement against such participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations described above in this prospectus are true and correct and when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal. We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of tendered old notes and such determination will be final and binding.

In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution;”

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•	a book-entry confirmation of the transfer of such notes into the exchange agent’s account at DTC as described above, together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

The notice of guaranteed delivery (unless part of an agent’s message) may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “— Exchange agent” before the time indicated above. Any notice of withdrawal must:

•	specify the name of the person who deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn including the certificate number or numbers (if applicable) and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the relevant book-entry transfer facility; and

•	specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue new notes for such withdrawn old notes unless the old notes are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above at any time before the expiration date.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent for the exchange offer of old notes.

You should direct questions and requests for assistance with respect to exchange offer procedures and requests for additional copies of this prospectus to the exchange agent addressed as follows:

The Bank of New York Mellon Trust Company, N.A., as exchange agent
c/o The Bank of New York Mellon Corporation
Corporate Trust — Reorganization Unit
480 Washington Boulevard,
27th Floor
Jersey City, New Jersey 07310
Attn: Mrs. Carolle Montreuil — Processor
Phone: 212-815-5920
Facsimile: 212-298-1915

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering circular distributed in connection with the private offering of the old notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the applicable registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreements. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes of the same series and in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

We used the net proceeds from the sale of the old notes of approximately $2.4 billion together with approximately $1.5 billion of debt under our senior secured credit facilities to (1) repay the outstanding amount under our old senior secured credit facilities consisting of (a) a $1.15 billion term loan facility and (b) an $800 million ABL facility (the “Previous ABL Facility”); (2) repay all of our then outstanding $185 million of 11.5% senior notes due February 15, 2015; (3) repay $1.050 billion of our 7.25% senior notes due February 15, 2015; (4) finance a distribution to our parent company; and (5) pay related premiums, fees, discounts and expenses.

SELECTED FINANCIAL DATA

Novelis Inc. was formed in Canada on September 21, 2004. On January 6, 2005, Alcan transferred its rolled products businesses to Novelis and distributed shares of Novelis to Alcan’s shareholders. On May 15, 2007, we were acquired by Hindalco through its indirect wholly-owned subsidiary. We refer to the company prior to the Hindalco acquisition (through May 15, 2007) as the “Predecessor,” and we refer to the company after the Hindalco acquisition (beginning on May 16, 2007) as the “Successor.” On June 26, 2007, our board of directors approved the change of our fiscal year end to March 31 from December 31.

The selected consolidated financial data of the Successor presented below as of and for the nine months ended December 31, 2010 and December 31, 2009 has been derived from the unaudited financial statements of Novelis Inc. included elsewhere in this prospectus. The results for the nine months ended December 31, 2010 are not necessarily indicative of the results that may be expected for the entire year. The selected consolidated financial data of the Successor presented below as of and for the years ended March 31, 2010 and 2009 and for the period May 16, 2007 through March 31, 2008 has been derived from the audited financial statements of Novelis Inc. included elsewhere in this prospectus. The selected consolidated financial data of the Predecessor presented below for the period April 1, 2007 through May 15, 2007 has been derived from the audited financial statements of Novelis Inc. included elsewhere in this prospectus.

The selected consolidated financial data of the Successor presented below as of March 31, 2008 and the selected consolidated financial data of the Predecessor presented below as of and for the three months ended March 31, 2007 and as of and for the years ended December 31, 2006 and December 31, 2005 has been derived from the following audited financial statements of Novelis Inc. which are not included in this prospectus: the consolidated balance sheets of Novelis Inc. as of March 31, 2008, December 31, 2007 and March 31, 2007; the consolidated statement of operations of Novelis Inc. for the year ended December 31, 2006; the consolidated and combined statement of operations of Novelis Inc. for the year ended December 31, 2005; and the consolidated balance sheets of Novelis Inc. as of December 31, 2006 and 2005.

The consolidated financial statements for the year ended December 31, 2005, include the results for the period from January 1 to January 5, 2005, prior to our spin-off from Alcan, in addition to the results for the period from January 6 to December 31, 2005. The financial results for the period from January 1 to January 5, 2005 present our operations on a carve-out accounting basis. The consolidated balance sheet as of December 31, 2005, and the consolidated results for the period from January 6 (the date of the spin-off from Alcan) to December 31, 2005, present our financial position, results of operations and cash flows as a stand-alone entity.

The selected consolidated financial data should be read in conjunction with our financial statements and the related notes thereto for the respective periods included elsewhere in this prospectus.

Three	April 1,	May 16,	Nine	Nine
Months	2007	2007	Months	Months
Year Ended	Year Ended	Ended	through	through	Year Ended	Year Ended	Ended	Ended
December 31,	December 31,	March 31,	May 15,	March 31,	March 31,	March 31,	December 31,	December 31,
(In millions, except per share amounts)	2005(1)	2006	2007	2007(2)	2008(2)	2009	2010	2009	2010
Predecessor	Predecessor	Predecessor	Predecessor	Successor	Successor	Successor	Successor	Successor
Statement of Operations:
Net sales	$8,363	$9,849	$2,630	$1,281	$9,965	$10,177	$8,673	$6,253	$7,617

Cost of goods sold (exclusive of depreciation and amortization shown below)	7,583	9,336	2,452	1,209	9,063	9,276	7,213	5,066	6,628
Selling, general and administrative expenses	339	391	94	91	298	294	337	243	272
Depreciation and amortization	230	233	58	28	375	439	384	285	307
Research and development expenses	41	40	8	6	46	41	38	27	27
Interest expense and amortization of debt issuance costs	203	221	54	27	214	182	175	131	125
Interest income	(9)	(15)	(4)	(1)	(18)	(14)	(11)	(8)	(10)
(Gain) loss on change in fair value of derivative instruments, net	(269)	(63)	(30)	(20)	(22)	556	(194)	(192)	(58)
Impairment of goodwill	—	—	—	—	—	1,340	—	—	—
(Gain) loss on extinguishment of debt	—	—	—	—	—	(122)	—	—	74
Restructuring charges, net	10	19	9	1	6	95	14	7	35
Equity in net (income) loss of non-consolidated affiliates	(6)	(16)	(3)	(1)	(25)	172	15	12	11
Other (income) expenses, net	17	(19)	47	35	(6)	86	(25)	(21)	5

8,139	10,127	2,685	1,375	9,931	12,345	7,946	5,550	7,416

Income (loss) before income taxes	224	(278)	(55)	(94)	34	(2,168)	727	703	201
Income tax provision (benefit)	107	(4)	7	4	83	(246)	262	247	104

Net income (loss)	117	(274)	(62)	(98)	(49)	(1,922)	465	456	97
Net income (loss) attributable to noncontrolling interests	21	1	2	(1)	4	(12)	60	50	31

Net income (loss) before cumulative effect of accounting change	96	(275)	(64)	(97)	(53)	(1,910)	405	406	66

Cumulative effect of accounting change — net of tax	(6)	—	—	—	—	—	—	—	—

Net income (loss) attributable to our common shareholder	$90	$(275)	$(64)	$(97)	$(53)	$(1,910)	$405	$406	$66

Comprehensive income (loss)	$(56)	$(127)	$(48)	$(64)	$(9)	$(2,157)	$531	$584	$112

Dividends per common share	$0.36	$0.20	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$1,700,000

Balance Sheet Data (at period end):
Total assets	$5,476	$5,792	$5,970	$10,737	$7,567	$7,762	$7,602	$7,748
Long-term debt (including current portion)	2,603	2,302	2,300	2,575	2,559	2,596	2,642	4,081
Short-term borrowings	27	133	245	115	264	75	61	121
Cash and cash equivalents	100	73	128	326	248	437	252	297
Shareholders’/invested equity	433	195	175	3,490	1,419	1,869	1,937	250
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$449	$16	$(87)	$(230)	$401	$(220)	$844	$630	$218
Net cash provided by (used in) investing activities	325	193	2	2	(94)	(127)	(484)	(484)	(14)
Net cash provided by (used in) financing activities	(703)	(243)	140	201	(96)	286	(188)	(159)	(344)
Other Financial Data:
Ratio of earnings to fixed charges(3)	2.1	x	—	—	—	1.0	x	—	5.1	x	6.2	x	2.6x

(1)	All income earned and cash flows generated by us, as well as the risks and rewards of these businesses from January 1 to January 5, 2005, were primarily attributed to us and are included in our consolidated results for the year ended December 31, 2005, with the exception of losses of $43 million ($29 million net of tax) arising from the change in fair market value of derivative contracts, primarily with Alcan. These mark-to-market losses for the period from January 1 to January 5, 2005, were recorded in the consolidated statement of operations for the year ended December 31, 2005, and were recognized as a decrease in Owner’s net investment.

(2)	The acquisition of Novelis by Hindalco on May 15, 2007 was recorded in accordance with Staff Accounting Bulletin No. 103, Push Down Basis of Accounting Required in Certain Limited Circumstances (“SAB 103”). In our consolidated balance sheets, the consideration and related costs paid by Hindalco in connection with the acquisition have been “pushed down” to us and have been allocated to the assets acquired and liabilities assumed in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141, Business Combinations (“FASB 141”). Due to the impact of push down accounting, our financial statements and certain note presentations for the year ended March 31, 2008 included elsewhere in this prospectus are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented: (1) the period up to, and including, the acquisition date (April 1, 2007 through May 15, 2007, labeled “Predecessor”) and (2) the period after that date (May 16, 2007 through March 31, 2008, labeled “Successor”). The financial statements included elsewhere in this prospectus include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable.

The consideration paid by Hindalco to acquire Novelis has been pushed down to us and allocated to the assets acquired and liabilities assumed based on our estimates of fair value, using methodologies and assumptions that we believe are reasonable. This allocation of fair value results in additional charges or income to our post-acquisition consolidated statements of operations.

(3)	Earnings consist of income from continuing operations before the cumulative effect of accounting changes, before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of persons owned less than 50% by us. Fixed charges consist of interest expenses and amortization of debt discount and expense and premium and that portion of rental payments which is considered as being representative of the interest factor implicit in our operating leases. The ratios shown above are based on our consolidated and combined financial information, which was prepared in accordance with GAAP. Due to losses incurred in certain of the periods presented above, the ratio coverage was less than 1:1. The table below presents the amount of additional earnings required to bring the fixed charge ratio to 1:1 for each such period.

		Three	April 1,	May 16,			Nine	Nine
	Year	Months	2007	2007			Months	Months
	Ended	Ended	through	through	Year Ended	Year Ended	Ended	Ended
	December 31,	March 31,	May 15,	March 31,	March 31,	March 31,	December 31,	December 31,
(In millions)	2006	2007	2007	2008	2009	2010	2009	2010
	Predecessor	Predecessor	Predecessor	Successor	Successor	Successor	Successor	Successor
Additional earnings required to bring fixed charge ratio to 1:1	$280	$57	$93	N/A	$1,996	N/A	N/A	N/A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview and References

Novelis is the world’s leading aluminum rolled products producer based on shipment volume for the nine months ended December 31, 2010, with total shipments during that period of 2,198 kt. We produce aluminum sheet and light gauge products for the beverage and food can, transportation, construction and industrial, and foil products markets. As of December 31, 2010, we had operations on four continents: North America; South America; Asia and Europe, through 30 operating plants, one research facility and several market-focused innovation centers in 11 countries. In addition to aluminum rolled products plants, our South American businesses include bauxite mining, primary aluminum smelting and power generation facilities. We are the only company of our size and scope focused solely on aluminum rolled products markets and capable of local supply of technologically sophisticated products in all of these geographic regions. We are also the global leader in the recycling of used aluminum beverage cans. We had net sales and net income attributable to our common shareholder of $8.7 billion and $405 million, respectively, for the year ended March 31, 2010, and $7.6 billion and $66 million, respectively, for the nine months ended December 31, 2010.

The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in “Special Note Regarding Forward-Looking Statements and Market Data” and “Risk Factors.”

Background and Basis of Presentation

On May 18, 2004, Alcan announced its intention to transfer its rolled products businesses into a separate company and to pursue a spin-off of that company to its shareholders. Novelis Inc. was formed in Canada on September 21, 2004. The spin-off occurred on January 6, 2005 following approval by Alcan’s board of directors and shareholders, and legal and regulatory approvals. Alcan shareholders received one Novelis common share for every five Alcan common shares held.

Acquisition by Hindalco

On May 15, 2007, the company was acquired by Hindalco through its indirect wholly-owned subsidiary pursuant to the Arrangement at a price of $44.93 per share. The aggregate purchase price for all of the company’s common shares was $3.4 billion and $2.8 billion of Novelis’ debt was also assumed for a total transaction value of $6.2 billion. Subsequent to completion of the Arrangement on May 15, 2007, all of our common shares have been indirectly held by Hindalco.

As discussed in “Note 1 — Business and Summary of Significant Accounting Policies” to our audited financial statements included elsewhere in this prospectus, the Arrangement was recorded in accordance with SAB 103. Accordingly, in the consolidated balance sheets included elsewhere in this prospectus, the consideration and related costs paid by Hindalco in connection with the acquisition have been “pushed down” to us and allocated to the assets acquired and liabilities assumed in accordance with FASB 141. Due to the impact of push down accounting, the company’s consolidated financial statements and certain note presentations separate the company’s presentation into two distinct periods to indicate the application of two different bases of accounting between the periods presented: (1) the periods up to, and including, the May 15, 2007 acquisition date (labeled “Predecessor”) and (2) the periods after that date (labeled “Successor”). The financial data included elsewhere in this prospectus include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable.

Amalgamation of AV Aluminum Inc. and Novelis Inc.

Effective September 29, 2010, in connection with an internal restructuring transaction, pursuant to articles of amalgamation under the Canada Business Corporations Act, we were amalgamated (the “Amalgamation”)

with our direct parent, AV Aluminum Inc., a Canadian corporation (“AV Aluminum”), to form an amalgamated corporation named Novelis Inc., also a Canadian corporation.

As a result of the Amalgamation, we continue our corporate existence, and the amalgamated Novelis Inc. remains liable for all of our and AV Aluminum’s obligations and we continue to own all of our respective property. Since AV Aluminum was a holding company whose sole asset was the shares of the pre-amalgamated Novelis Inc., our business, management, board of directors and corporate governance procedures following the Amalgamation are identical to those of Novelis Inc. immediately prior to the Amalgamation. Novelis Inc., like AV Aluminum before the Amalgamation, remains an indirect, wholly-owned subsidiary of Hindalco. We have retrospectively recast all periods presented to reflect the amalgamated companies.

As of March 31, 2010 and 2009, the Amalgamation increased our previously reported additional paid-in capital by $33 million, and reduced our accumulated deficit by $33 million. The Amalgamation had no impact on our consolidated statements of operations for the nine months ended December 31, 2010 and 2009 or the years ended March 31, 2010 and 2009. In addition, the Amalgamation had no impact on our consolidated statements of cash flows for the nine months ended December 31, 2010 and 2009 or the years ended March 31, 2010 and 2009. As of March 31, 2008, the Amalgamation increased our accrued expenses and other current liabilities by $33 million and reduced our accumulated deficit by $33 million. For the period from May 16, 2007 through March 31, 2008, the Amalgamation increased our interest expense and amortization of debt issuance costs by $23 million and increased our income tax provision by $10 million, thus, reducing our net income attributable to our common shareholder by $33 million on our consolidated statement of operations for that period. The Amalgamation did not change our net operating, investing or financing activities on our consolidated statements of cash flows for the period from May 16, 2007 through March 31, 2008. The Amalgamation did not impact our consolidated statements of operations or our consolidated statements of cash flows for the period from April 1, 2007 through May 15, 2007.

Combined Financial Results of the Predecessor and Successor

For purposes of management’s discussion and analysis of the results of operations in this prospectus, we combined the results of operations for the period ended May 15, 2007 of the Predecessor with the period ended March 31, 2008 of the Successor. We believe the combined results of operations for the year ended March 31, 2008 provide management and investors with a more meaningful perspective on Novelis’ financial and operational performance than if we did not combine the results of operations of the Predecessor and the Successor in this manner. Similarly, we combine the financial results of the Predecessor and the Successor when discussing segment information and sources and uses of cash for the year ended March 31, 2008.

The combined results of operations are non-GAAP financial measures, do not include any pro forma assumptions or adjustments and should not be used in isolation or substitution of the Predecessor’s and the Successor’s results. Shown below are combining schedules of (1) shipments and (2) our results of operations for periods allocable to the Successor, the Predecessor and the combined presentation for the year ended March 31, 2008 that we use throughout the discussion of results from operations.

	May 16, 2007	April 1, 2007
	through	through	Year Ended
Shipments (In kt):	March 31, 2008	May 15, 2007	March 31, 2008
	Successor	Predecessor	Combined

Rolled products(1)	2,640	348	2,988
Ingot products(2)	147	15	162

Total shipments	2,787	363	3,150

(1)	Rolled products include tolling (the conversion of customer-owned metal).

(2)	Ingot products include primary ingot in Brazil, foundry products in Korea and Europe, secondary ingot in Europe and other miscellaneous recyclable aluminum.

	May 16, 2007	April 1, 2007
	through	through	Year Ended
Results of Operations (In millions)	March 31, 2008	May 15, 2007	March 31, 2008
	Successor	Predecessor	Combined

Net sales	$9,965	$1,281	$11,246

Cost of goods sold (exclusive of depreciation and amortization shown below)	9,063	1,209	10,272
Selling, general and administrative expenses	298	91	389
Depreciation and amortization	375	28	403
Research and development expenses	46	6	52
Interest expense and amortization of debt issuance costs	214	27	241
Interest income	(18)	(1)	(19)
Gain on change in fair value of derivative instruments, net	(22)	(20)	(42)
Restructuring charges, net	6	1	7
Equity in net income of non-consolidated affiliates	(25)	(1)	(26)
Other (income) expenses, net	(6)	35	29

	9,931	1,375	11,306

Income (loss) before income taxes	34	(94)	(60)
Income tax provision	83	4	87

Net loss	(49)	(98)	(147)
Net income (loss) attributable to noncontrolling interests	4	(1)	3

Net loss attributable to our common shareholder	$(53)	$(97)	$(150)

Accompanying Financial Statements

We have included financial statements for the following periods elsewhere in this prospectus:

•	Unaudited Financial Statements: the unaudited condensed consolidated financial statements of the Successor as of and for the nine months ended December 31, 2010 and December 31, 2009 (the “unaudited financial statements”).

•	Audited Financial Statements:

•	the audited consolidated financial statements of the Successor as of and for the years ended March 31, 2010 and March 31, 2009 and for the period May 16, 2007, through March 31, 2008; and

•	the audited consolidated financial statements of the Predecessor for the period April 1, 2007 through May 15, 2007 (the “audited financial statements”).

Highlights

Key factors that have recently impacted our business are discussed briefly below and are discussed in further detail throughout the Management’s Discussion and Analysis and “Segment Review.”

•	We reported net sales of $7.6 billion for the nine months ended December 31, 2010, which is an increase of 22% as compared to the same period last year when we reported net sales of $6.3 billion. Shipments of flat rolled products totaled 2,198 kt for the nine months ended December 31, 2010, an increase of 10% as compared to shipments of 1,992 kt for the nine months ended December 31, 2009. Additionally, average LME aluminum prices rose 23% as compared to the same period of the previous year.

•	Operating cash flow was strong for the nine months ended December 31, 2010, and we ended the period with $848 million of liquidity and $297 million of cash on hand. We completed refinancing transactions to raise $4.8 billion in debt funding and returned $1.7 billion of capital to our shareholder during the same period.

•	We reported pre-tax income of $201 million for the nine months ended December 31, 2010, which includes a $37 million loss on unrealized derivatives, a $74 million loss on early extinguishment of debt and $35 million of restructuring charges. Pre-tax income for the nine months ended December 31, 2009 was $703 million, which reflects $615 million of gains on unrealized derivatives and $7 million of restructuring charges. Net income attributable to our common shareholder for the nine months ended December 31, 2010 was $66 million as compared to $406 million for the nine months ended December 31, 2009.

•	We reported pre-tax income of $727 million for fiscal 2010, which includes $578 million of unrealized gains on derivatives. The $578 million of unrealized gains includes a $504 million reversal of previously recognized losses upon settlement of derivatives and $74 million of unrealized gains relating to mark to market adjustments on metal and currency derivatives. Current year results also include $14 million of restructuring expenses. Net income attributable to our common shareholder for fiscal 2010 was $405 million.

•	We reported a pre-tax loss of $2.2 billion for fiscal 2009, which includes $519 million of unrealized losses on derivatives. The prior year results also include non-cash impairment charges of $1.5 billion, $95 million in restructuring charges and a $122 million gain on a debt exchange transaction. Net loss attributable to our common shareholder for fiscal 2009 was $1.9 billion.

•	Shipments of flat rolled products in fiscal 2010 were down 2% overall as compared to fiscal 2009. However, shipments in our fourth quarter of 2010 increased in all regions as compared to the same period a year ago. Fourth quarter increases in North America, Europe and Asia were the most significant, with 11%, 21% and 50% increases, respectively. Shipments in South America remained stable during the past year, as this market is heavily focused on can sheet shipments and was not as significantly impacted by the economic downturn.

Business and Industry Climate

The aluminum rolled products market represents the global supply of and demand for aluminum sheet, plate and foil produced either from sheet ingot or continuously cast roll-stock in rolling mills operated by independent aluminum rolled products producers and integrated aluminum companies alike. According to CRU, worldwide consumption of aluminum rolled products in 2008 was approximately 17,304 kt. In 2009, this declined by 8.5% to 15,833 kt, reflecting the global economic environment. CRU estimates that global consumption for rolled aluminum recovered to approximately 18,244 kt in 2010 and will increase to 24,417 kt by 2015.

We have experienced strong end customer demand across our regions and product categories during the three months ended December 31, 2010. Historically, the third quarter is a seasonally slow quarter in North America and Europe for our business, however, the seasonality effect has been tempered by strong customer demand during the period. During the fourth quarter of fiscal 2010, we began to see recovery in all our regions from the economic slowdown of the prior years. Strong demand has continued in the third quarter of fiscal 2011 in all our end-markets and we are operating at or near capacity in all our regions. The global economic slowdown in 2008 and 2009 negatively impacted our sales and shipment levels as well as our profitability, operating cash flows and liquidity. During the second half of fiscal 2009, we experienced rapidly declining aluminum prices and sharply lower end-customer demand. However, beverage and food can shipments, which on an annual basis, represent between 56% and 58% of our rolled products business, stabilized during the first quarter of fiscal 2010 at levels which were only moderately below historical levels.

	Three Months Ended				Year Ended	Three Months Ended				Year Ended	Three Months Ended
	June 30,	Sept. 30,	Dec. 31,	March 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	March 31,	June 30,	Sept. 30,	Dec. 31
Key Sales and Shipment Trends	2008	2008	2008	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
	(Dollar amounts in millions, shipments in kt)
Successor

Net Sales	$3,103	$2,959	$2,176	$1,939	$10,177	$1,960	$2,181	$2,112	$2,420	$8,673	$2,533	$2,524	$2,560
Percentage increase (decrease) in net sales versus comparable previous year period	10%	5%	(20)%	(32)%	(10)%	(37)%	(26)%	(3)%	25%	(15)%	29%	16%	21%
Rolled product shipments:
North America	286	293	242	246	1,067	254	258	243	274	1,029	278	285	262
Europe	271	254	197	188	910	185	203	188	227	803	232	227	208
Asia	133	122	106	86	447	130	139	134	129	532	146	134	148
South America	87	87	87	85	346	81	93	84	86	344	90	91	97

Total	777	756	632	605	2,770	650	693	649	716	2,708	746	737	715

Beverage and food cans	417	416	363	361	1,557	396	407	371	406	1,580	425	429	424
All other rolled products	360	340	269	244	1,213	254	286	278	310	1,128	321	308	291

Total	777	756	632	605	2,770	650	693	649	716	2,708	746	737	715

Percentage increase (decrease) in rolled products shipments versus comparable previous year period
North America	3%	5%	(10)%	(11)%	(3)%	(11)%	(12)%	—%	11%	(4)%	9%	10%	8%
Europe	(5)%	(8)%	(19)%	(30)%	(15)%	(32)%	(20)%	(5)%	21%	(12)%	25%	12%	11%
Asia	13%	5%	(21)%	(30)%	(15)%	(2)%	14%	26%	50%	19%	12%	(4)%	10%
South America	16%	13%	5%	(2)%	7%	(7)%	7%	(3)%	1%	(1)%	11%	(3)%	15%

Total	3%	1%	(13)%	(20)%	(7)%	(16)%	(8)%	3%	18%	(2)%	15%	6%	10%

Beverage and food cans	11%	9%	(6)%	(7)%	2%	(5)%	(2)%	2%	12%	1%	7%	5%	14%
All other rolled products	(5)%	(7)%	(22)%	(33)%	(17)%	(29)%	(16)%	3%	27%	(7)%	26%	8%	5%

Total	3%	1%	(13)%	(20)%	(7)%	(16)%	(8)%	3%	18%	(2)%	15%	6%	10%

Conversion Business Model

Most of our business is conducted under a conversion model, which allows us to pass through increases or decreases in the price of aluminum to our customers. Nearly all of our products have a price structure with two components: (1) a pass-through aluminum price based on the LME plus local market premiums and (2) a “conversion premium” price on the conversion cost to produce the rolled product which reflects, among other factors, the competitive market conditions for that product.

Increases or decreases in the LME price directly impact net sales, cost of goods sold (exclusive of depreciation and amortization) and working capital, albeit on a lag basis. The timing of these impacts on sales revenue and metal purchase costs vary based on contractual arrangements with customers and metal suppliers in each region. Certain of our sales contracts contain fixed metal prices for sales in future periods of time, which exposes us to the risk of changes in LME prices. In addition, we are exposed to fluctuating metal prices on our purchases of inventory associated with the period of time between the pricing of our purchases of inventory and the shipment of that inventory to our customers. Timing differences also occur in the flow of metal costs through moving average inventory cost values and cost of goods sold (exclusive of depreciation and amortization). We refer to these timing differences collectively as metal price lag.

We also have exposure to foreign currency risk associated with sales made in currencies that differ from those in which we are paying our conversion costs. For example, sales in Brazil are generally priced in US dollars, but the majority of our conversion costs are paid in Brazilian real. We discuss this foreign currency risk further below.

LME

The average and closing prices based upon the LME for aluminum for the nine months ended December 31, 2010 and 2009 and the years ended March 31, 2010, 2009 and 2008 are as follows:

						Percent Change
						Nine Months
						Ended	Year Ended	Year Ended
						December 31,	March 31,	March 31,
	Nine Months					2010	2010	2009
	Ended					Versus	Versus	Versus
	December 31,		Year Ended March 31,			December 31,	March 31,	March 31,
LME Prices	2010	2009	2010	2009	2008	2009	2009	2008
	Successor	Successor	Successor	Successor	Combined

Aluminum (per metric tonne, and presented in U.S. dollars):
Closing cash price as of end of period	$2,461	$2,208	$2,288	$1,366	$2,935	11%	67%	(53)%
Average cash price during period	$2,176	$1,767	$1,868	$2,234	$2,620	23%	(16)%	(15)%

Aluminum prices increased 8% during the nine months ended December 31, 2010, resulting in a $9 million gain on change in fair value of metal derivatives during the period. LME prices increased 67% from the March 31, 2009 closing price of $1,366 per tonne to $2,288 per tonne at March 31, 2010 which resulted in $122 million of net gains on change in fair value of metal derivatives during fiscal 2010. After reaching a peak of $3,292 per metric tonne in July 2008, aluminum prices rapidly declined to a low of $1,254 per metric tonne in February 2009, our fourth quarter of fiscal 2009. Prices have steadily increased since that time, with a closing price of $2,461 on December 31, 2010.

Metal Derivative Instruments

We use derivative instruments to preserve our conversion margin and manage the timing differences associated with metal price lag.

We enter into forward metal purchases simultaneous with the sales contracts that contain fixed metal prices. These forward metal purchases directly hedge the economic risk of future metal price fluctuation associated with these contracts. The recognition of unrealized gains and losses on metal derivative positions typically precedes customer delivery and revenue recognition under the related fixed forward priced contracts. The timing difference between the recognition of unrealized gains and losses on metal derivatives and revenue recognition impacts income before income taxes and net income because we have not historically elected hedge accounting for financial reporting purposes. Gains and losses on metal derivative contracts are not recognized in segment income until realized.

Additionally, we sell short-term LME futures contracts to reduce our exposure to fluctuating LME prices during the period of time for which we physically hold the inventory and to manage the metal price lag associated with inventory cost. The majority of our metal purchases are based on average prices for a period of time prior to the period at which we order the metal. Additionally, there is a period of time between when we place an order for metal, when we receive it and when we ship finished products to our customers. These forward metal sales directly hedge the economic risk of future metal price fluctuations on our inventory.

We settle derivative contracts in advance of billing and collecting from our customers, which temporarily impacts our liquidity position. The lag between derivative settlement and customer collection typically ranges from 30 to 60 days.

Metal Price Ceilings

As a result of contracts entered into by Alcan prior to our spin-off in 2005, we had contracts that contained a ceiling over which metal prices could not be contractually passed through to certain customers. The last of these contracts expired on December 31, 2009, and we entered into a new multi-year agreement to continue supplying similar volumes to the same customer. This new agreement became effective January 1, 2010, and does not contain a metal price ceiling.

LME prices remained below the ceiling price of this contract for the first five months of fiscal 2010. However, due to increases in LME prices during the month of September 2009, we were unable to pass through $10 million of metal purchase costs associated with sales under this contract for the nine months ended December 31, 2009. We were unable to pass through $10 million of metal purchase costs for the year ended March 31, 2010, as compared to fiscal 2009 when we were unable to pass through $176 million of metal purchase costs associated with sales under this contract.

In connection with the allocation of purchase price (i.e., total consideration) paid by Hindalco, we established reserves totaling $655 million as of May 15, 2007 to record these sales contracts with metal price ceilings at fair value. These reserves were accreted into net sales over the term of the underlying contracts. This accretion had no impact on cash flow. For the nine months ended December 31, 2009, we recorded accretion of $152 million. For fiscal 2010, 2009 and the combined 2008, we recorded accretion of $152 million, $233 million and $270 million, respectively. With the expiration of the last contract with a price ceiling, the balance of the reserve was zero at December 31, 2009.

Foreign Exchange Impact

We operate a global business and conduct business in various currencies around the world. Fluctuations in foreign exchange rates impact our operating results. We recognize foreign exchange gains and losses when business transactions are denominated in currencies other than the functional currency of that operation. The following table presents the exchange rates as of the end of each period as well as the average of the month-end exchange rates for each of the periods presented:

	Exchange Rate as of					Average Exchange Rate
						Nine Months
						Ended
	December 31,		March 31,			December 31,		Year Ended March 31,
	2010	2009	2010	2009	2008	2010	2009	2010	2009	2008

U.S. dollar per Euro	1.324	1.435	1.353	1.328	1.581	1.304	1.429	1.414	1.411	1.432
Brazilian real per U.S. dollar	1.664	1.743	1.784	2.301	1.744	1.739	1.874	1.861	1.982	1.837
South Korean won per U.S. dollar	1,139	1,168	1,131	1,337	989	1,163	1,235	1,213	1,221	932
Canadian dollar per U.S. dollar	0.999	1.048	1.014	1.258	1.028	1.033	1.098	1.085	1.134	1.025

During the nine months ended December 31, 2010, the U.S. dollar strengthened against the Euro, was relatively flat against the Korean won and weakened against the Brazilian real and Canadian dollar. In Europe, this resulted in foreign exchange losses, while Asia and North America were relatively flat. In Brazil, where the U.S. dollar is the functional currency due to predominantly U.S. dollar selling prices, but operating costs are primarily paid in local currency, the weakening of the dollar against the real resulted in foreign exchange losses.

The U.S. dollar weakened as compared to the local currency in all regions during fiscal 2010. In Europe and Asia, the weakening of the U.S. dollar resulted in foreign exchange gains as these operations are recorded in local currency. In North America and Brazil, where the U.S. dollar is the functional currency due to predominantly U.S. dollar selling prices and local currency operating costs, we incurred foreign exchange losses as the U.S. dollar weakened.

In fiscal 2009, the U.S. dollar strengthened as compared to the local currency in all regions, resulting in foreign exchange losses in Europe and Asia as these operations are recorded in local currency, and foreign exchanges gains in Brazil and North America, where the U.S. dollar is the functional currency due to predominantly U.S. dollar selling prices and local currency operating costs.

We use foreign exchange forward contracts and cross-currency swaps to manage our exposure to changes in exchange rates. These exposures arise from recorded assets and liabilities, firm commitments and forecasted cash flows denominated in currencies other than the functional currency of certain operations, which includes capital expenditures. Additionally, until May 2010, we used foreign currency contracts to hedge our foreign currency exposure to net investment in foreign subsidiaries.

See “Segment Review” for each of the periods presented below for additional discussion of the impact of foreign exchange on the results of each region.

Results of Operations

Nine Months Ended December 31, 2010 Compared with the Nine Months Ended December 31, 2009

We experienced strong demand across all our regions over the nine months ended December 31, 2010, and were operating at or near capacity in all regions for the past six months of that period. Net sales for the nine months ended December 31, 2010 increased $1.4 billion, or 22%, as compared to the nine months ended December 31, 2009 primarily as a result of increases in volumes and LME aluminum prices. Additionally, conversion premiums, volumes and mix of flat rolled products, and sales of scrap and primary aluminum, all had positive effects on our Net sales. The prior year Net sales amount includes $152 million of non-cash accretion on can price ceiling contracts which did not benefit the current year.

Cost of goods sold (exclusive of depreciation and amortization) for the nine months ended December 31, 2010 increased $1.6 billion, or 31%, as compared to the nine months ended December 31, 2009 which reflects the increased volume and higher average LME prices, partially offset by sustained cost cutting measures.

Additionally, we had $95 million of gains on realized derivatives during the nine months ended December 31, 2010 as compared to $424 million of losses on realized derivatives during the same period of the prior year. These amounts are reported in Gain in change in fair value of derivative instruments, net and offset negative year-over-year impacts of changes in metal prices, foreign currency exchange rates and other input costs on Net sales and Cost of goods sold (exclusive of depreciation and amortization).

Income before income taxes for the nine months ended December 31, 2010 was $201 million, a decrease of $502 million, or 71%, compared to the $703 million reported in the same period a year ago. The positive effects from operations discussed above were more than offset by the following items:

•	$37 million of losses on unrealized derivatives for the nine months ended December 31, 2010 compared to $615 million of gains for the nine months ended December 31, 2009;

•	$74 million of loss on early extinguishment of debt related to the refinancing of our Term Loan facility, our 7.25% Notes and our 11.5% Notes during the nine months ended December 31, 2010;

•	$35 million of restructuring charges for the nine months ended December 31, 2010 primarily as a result of the announced shutdowns of our Bridgnorth, UK and Aratu, Brazil facilities and the relocation of our North American headquarters to Atlanta, US, as compared to $7 million of restructuring charges for the same period in the prior year;

•	foreign exchange losses of $10 million as compared to gains of $9 million for the nine months ended December 31, 2009; and

•	$11 million gain on sale of fixed assets in Brazil for the nine months ended December 31, 2010 and a gain on the settlement of certain tax litigation in South America of $6 million for the nine months ended December 31, 2009.

We reported net income attributable to our common shareholder of $66 million for the nine months ended December 31, 2010 as compared to $406 million for the nine months ended December 31, 2009, primarily as a result of the factors above. We also recorded an income tax provision of $104 million in the nine months ended December 31, 2010, as compared to $247 million income tax provision in the same period of the prior year.

Segment Review

The tables below show selected segment financial information (in millions, except shipments which are in kt). For additional financial information related to our operating segments, see Note 15 — Segment, Major Customer and Major Supplier Information to our condensed consolidated financial statements for the nine months ended December 31, 2010.

Selected Operating Results	North			South
Nine Months Ended December 31, 2010 (Successor)	America	Europe	Asia	America	Eliminations	Total

Net sales	$2,863	$2,551	$1,340	$876	$(13)	$7,617
Shipments (kt)
Rolled products	825	667	428	278	—	2,198
Ingot products	13	51	1	34	—	99

Total shipments	838	718	429	312	—	2,297

Selected Operating Results	North			South
Nine Months Ended December 31, 2009 (Successor)	America	Europe	Asia	America	Eliminations	Total

Net sales	$2,375	$2,125	$1,098	$691	$(36)	$6,253
Shipments (kt)
Rolled products	755	576	403	258	—	1,992
Ingot products	26	58	1	21	—	106

Total shipments	781	634	404	279	—	2,098

The following table reconciles changes in Segment income for the nine months ended December 31, 2009 to nine months ended December 31, 2010 (in millions):

	North			South
Changes in Segment income (Successor)	America	Europe	Asia	America

Segment income — nine months ended December 31, 2009	$231	$153	$125	$73
Volume	47	61	10	13
Conversion premium and product mix	29	6	22	29
Conversion costs(A)	62	(6)	(16)	11
Metal price lag	(8)	50	17	7
Foreign exchange	(15)	(24)	22	(19)
Primary metal production	—	—	—	16
Other changes(B)	(23)	6	(7)	(3)

Segment income — nine months ended December 31, 2010	$323	$246	$173	$127

(A)	Conversion costs include expenses incurred in production such as direct and indirect labor, energy, freight, scrap usage, alloys and hardeners, coatings, alumina and melt loss. Fluctuations in this component reflect cost efficiencies during the period as well as cost inflation (deflation).

(B)	Other changes include selling, general & administrative costs and research and development for all segments and certain other items which impact one or more regions, including such items as the impact of purchase accounting and metal price ceiling contracts. Significant fluctuations in these items are discussed below.

North America

Our North American operations experienced strong demand across all sectors with favorable volumes in can, automotive and other industrial products. Shipments in the nine months ended December 31, 2010 increased 9% as compared to the nine months ended December 31, 2009, as the region operated at or near capacity during the period. Net sales for the nine months ended December 31, 2010 were up $488 million, or 21%, as compared to the nine months ended December 31, 2009 despite the $152 million of accretion on can price ceiling contracts included in sales for the nine months ended December 31, 2009. This increase reflects the strong demand previously mentioned as well as higher LME prices and improved conversion premiums.

Segment income for the nine months ended December 31, 2010 was $323 million, up $92 million as compared to the prior year period. This increase was driven primarily by the volume, price and conversion premium effects discussed above, as well as favorable operating cost performance including increased UBC spreads. The operating cost performance was partially offset by higher energy rates, increased labor costs and unfavorable changes in melt loss. Other changes includes the negative effect of the accretion of can price ceiling contracts in fiscal 2010, offset by the effects of related derivative instruments.

Europe

Our European operations have experienced strong demand across all sectors with the automotive sector providing particularly strong results as it also supplies the demand for products in Asia. Flat rolled product shipments and net sales are up 16% and 20%, respectively, as compared to the nine months ended December 31, 2009. Capacity utilization was at or near 100% for the year-to-date.

Segment income for the nine months ended December 31, 2010 was $246 million, up $61 million compared to the same period of the prior year. Higher volumes across all sectors contributed to the increase. Segment income also increased due to favorable metal price lag as compared to the prior year, partially offset by unfavorable changes in foreign currency exchange rates of the Euro, Swiss franc and British pound to the U.S. dollar as well as an unfavorable change in melt loss, metal premiums and discounts and a negative variance related to our usage of coatings.

Asia

During the nine months ended December 31, 2010, the Asian markets experienced strong demand for all product categories. Flat rolled product shipments are up 6% as compared to the prior year period. Sales increased $242 million, or 22%, for the nine months ended December 31, 2010 as compared to the same period in the prior year primarily as a result of the increased volume and higher LME prices.

Segment income for the nine months ended December 31, 2010 was $173 million, up $48 million as compared to the prior year period due primarily to volume increases, increased conversion premiums and improved product mix. These increases were offset by higher conversion costs such as energy, labor and melt loss. Foreign currency exchange rate changes had a positive impact on segment income for the nine months ended December 31, 2010 as the US dollar to Korean won exchange rate remained fairly stable in the current period and the Korean won strengthened against the US dollar by 15% in the prior period.

South America

Total shipments for the nine months ended December 31, 2010 increased 12% to 312 kt for the nine months ended December 31, 2010 as compared to the same period in fiscal 2010, while net sales increased 27% as compared to the same period in fiscal 2010 primarily as a result of higher LME prices, conversion premiums and improved mix of our flat rolled products. Demand for our flat rolled products in South America remained strong across all our sectors.

Segment income for the nine months ended December 31, 2010 was $127 million, up $74 million as compared to the prior year period. Segment income for the rolling business increased $58 million primarily as a result of the factors noted above, as well as the increased use of UBC’s. These positive effects were partially offset by the effects of foreign exchange rates as the Brazilian real appreciated against the US dollar. Because our Brazilian operations are a US dollar functional entity, and local operating costs are primarily in Brazilian real, the appreciation resulted in negative effects on segment income. Additionally, the negative contribution from our primary business lessened by $16 million in fiscal 2011 as a result of higher aluminum prices.

Reconciliation of segment results to Net income attributable to our common shareholder

Costs such as depreciation and amortization, interest expense and unrealized gains (losses) on changes in the fair value of derivatives are not utilized by our chief operating decision maker in evaluating segment performance. The table below reconciles income from reportable segments to Net income attributable to our common shareholder for the nine months ended December 31, 2010 and 2009 (in millions).

	Nine Months
	Ended
	December 31,
	2010	2009
	Successor	Successor

North America	$323	$231
Europe	246	153
Asia	173	125
South America	127	73
Corporate and other	(78)	(60)
Depreciation and amortization	(307)	(285)
Interest expense and amortization of debt issuance costs	(125)	(131)
Interest income	10	8
Unrealized gains (losses) on change in fair value of derivative instruments, net	(37)	615
Realized gains on derivative instruments not included in segment income	4	1
Adjustment to eliminate proportional consolidation	(32)	(31)
Loss on early extinguishment of debt	(74)	—
Restructuring recoveries (charges), net	(35)	(7)
Other costs, net	6	11

Income (loss) before income taxes	201	703
Income tax provision (benefit)	104	247

Net income (loss)	97	456
Net income attributable to noncontrolling interests	31	50

Net income (loss) attributable to our common shareholder	$66	$406

Corporate and other costs increased from $59 million to $78 million primarily due to increases in employee costs, including incentives, and professional fees.

Interest expense and amortization of debt issuance costs decreased primarily due to lower average interest rates on our variable rate debt, offset by a higher principal balance for the second half of December 2010.

For the nine months ended December 31, 2010, we had $37 million of losses in Unrealized gains (losses) on change in fair value of derivative instruments, net which consist of unrealized losses on changes in fair value of metal, foreign currency, interest rate and energy derivatives. We recorded $615 million of unrealized gains for the nine months ended December 31, 2009.

Adjustment to eliminate proportional consolidation was $32 million of loss for the nine months ended December 31, 2010 as compared to a $31 million loss in the nine months ended December 31, 2009. This adjustment primarily relates to depreciation, amortization and income taxes at our Aluminium Norf GmbH (Norf) joint venture. Income taxes related to our equity method investments are reflected in the carrying value of the investment and not in our consolidated income tax provision.

Restructuring charges during the nine months ended December 31, 2010 primarily related to the previously announced shutdown of our Bridgnorth, UK and Aratu, Brazil facilities and the relocation of our North American headquarters to Atlanta, US.

Other income, net includes a gain of $13 million on the sale of unused land in South America for the nine months ended December 31, 2010. The nine month period ended December 31, 2009 includes a gain of $6 million on the settlement of certain tax litigation in Brazil.

For the nine months ended December 31, 2010, we recorded a $104 million income tax provision on our pre-tax income of $212 million, before our equity in net income of non-consolidated affiliates, which represented an effective tax rate of 49%. Our effective tax rate differs from the expense at the Canadian statutory rate primarily due to the following factors: (1) an $15 million expense for exchange remeasurement of deferred income taxes, (2) a $30 million increase in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses, (3) a $5 million benefit from differences between the Canadian statutory and foreign effective tax rates applied to entities in different jurisdictions, and (4) a $2 million benefit related to decreases in uncertain tax positions.

Year Ended March 31, 2010 Compared with the Year Ended March 31, 2009

For the year ended March 31, 2010, we reported net income attributable to our common shareholder of $405 million on net sales of $8.7 billion, compared to the year ended March 31, 2009 when we reported net loss attributable to our common shareholder of $1.9 billion on net sales of $10.2 billion. The prior year results include pre-tax impairment charges totaling $1.5 billion, which reflected the deterioration in the global economic environment and resulting decreases in the market capitalization of our parent company, valuation of our publicly traded debt and a related increase in our cost of capital.

While shipments were flat, Cost of goods sold (exclusive of depreciation and amortization) decreased $2.1 billion, or 22%, on a sales reduction of 15%. The decrease in average metal prices impacted both sales and costs of goods sold. The reduction in cost of goods sold also reflects the benefit of our previously announced restructuring actions and cost reduction initiatives. Selling, general and administrative expenses increased $43 million, or 15%, primarily due to the increase in accrued incentive compensation in the current year as compared to the prior year when business conditions were declining.

The fiscal year ended March 31, 2010 also includes $578 million in unrealized gains on derivative instruments, as compared to unrealized losses of $519 million in the prior year. Additionally, we recorded an income tax provision of $262 million on our net income in fiscal 2010, as compared to a $246 million income tax benefit in the prior year. These items are discussed in further detail below.

Segment Review

The tables below show selected segment financial information. For a definition of Segment income, see “— Nine Months Ended December 31, 2010 Compared with the Nine Months Ended December 31, 2009 — Segment Review.” For additional financial information related to our operating segments. See “Note 19 — Segment, Geographical Area and Major Customer and Major Supplier Information” to our audited financial statements and “Note 15 — Segment, Major Customer and Major Supplier Information” to our unaudited financial statements included elsewhere in this prospectus.

Selected Operating Results
Year Ended March 31, 2010	North			South
(In millions, except shipments, which are in kt)	America	Europe	Asia	America	Eliminations	Total
Successor

Net sales	$3,292	$2,975	$1,501	$948	$(43)	$8,673
Shipments (kt)
Rolled products	1,029	803	532	344	—	2,708
Ingot products	34	81	2	29	—	146

Total shipments	1,063	884	534	373	—	2,854

Selected Operating Results
Year Ended March 31, 2009	North			South
(In millions, except shipments, which are in kt)	America	Europe	Asia	America	Elimination	Total
Successor

Net sales	$3,930	$3,718	$1,536	$1,007	$(14)	$10,177
Shipments (kt)
Rolled products	1,067	910	447	346	—	2,770
Ingot products	42	99	13	19	—	173

Total shipments	1,109	1,009	460	365	—	2,943

The following table reconciles changes in Segment income for the year ended March 31, 2010 as compared to the year ended March 31, 2009:

	North			South
Changes in Segment Income (In millions)	America	Europe	Asia	America
Successor

Segment income — year ended March 31, 2009	$82	$236	$86	$139
Volume:
Rolled products	(26)	(104)	34	2
Other	4	2	(2)	2
Conversion premium and product mix	78	58	40	54
Conversion costs(1)	75	54	40	6
Metal price lag	73	(49)	(82)	3
Foreign exchange	27	27	48	(30)
Other changes(2)	7	23	2	(65)

Segment income — year ended March 31, 2010	$320	$247	$166	$111

(1)	Conversion costs include expenses incurred in production such as direct and indirect labor, energy, freight, scrap usage, alloys and hardeners, coatings, alumina and melt loss. Fluctuations in this component reflect cost efficiencies during the period as well as cost inflation (deflation).

(2)	Other changes include selling, general and administrative costs and research and development for all segments and certain other items which impact one or more regions, including such items as the impact of purchase accounting and metal price ceiling contracts. Significant fluctuations in these items are discussed below.

North America

As of March 31, 2010, North America manufactured aluminum sheet and light gauge products through 11 plants, including two dedicated recycling facilities. Important end-use applications include beverage cans, foil and other packaging, automotive and other transportation applications, building products and other industrial applications.

North America experienced a reduction in demand in the second half of fiscal 2009 as all industry sectors were impacted by the economic downturn. While shipments for fiscal 2010 were down 4% as compared to fiscal 2009, fourth quarter 2010 represented an 11% increase over the same period a year ago and a 13% increase over our seasonally low third quarter of fiscal 2010. Net sales for fiscal 2010 were down $638 million, or 16%, as compared to fiscal 2009 primarily reflecting lower average LME prices as well as the reduced volumes discussed above. Prices under certain can contracts are determined based on a six month price average and therefore do not reflect the recent increases in LME prices. Can shipments represent approximately 70% of our flat rolled shipments in North America.

Segment income for fiscal 2010 was $320 million, up $238 million as compared to the prior year period. Improved conversion premiums and product mix, reductions in conversion costs, favorable metal price lag and favorable impact of foreign exchange all had a positive impact on segment income. Conversion cost improvements relate to reductions in a number of cost categories, including energy, melt loss, production labor and repairs and maintenance as compared to the prior year period. Other changes include a $98 million favorable impact related to metal price ceilings contracts which expired on December 31, 2009, partially offset by an $81 million reduction to the net favorable impact of acquisition related fair value adjustments and a $10 million reduction in the benefit from used beverage cans.

To consolidate corporate functions and enhance organizational effectiveness, we announced a plan to relocate our North American headquarters from Cleveland, Ohio to Atlanta, Georgia, where our executive offices are located. This move is now substantially complete. We recorded $4 million in fiscal 2010 related to one-time termination benefits and other employee related costs in connection with the relocation.

In response to reductions in demand in fiscal 2009, we announced a Voluntary Separation Program (“VSP”) available to salaried employees in North America and the Corporate office, aimed at reducing staffing levels. This VSP plan was supplemented by an Involuntary Severance Program (“ISP”). Through the VSP and ISP, we eliminated approximately 120 positions during the fourth quarter of fiscal 2009 and the first quarter of fiscal 2010.

Europe

As of March 31, 2010, our European segment provided European markets with value-added sheet and light gauge products through 13 aluminum operating facilities, including one dedicated recycling facility. End-use applications for this segment include beverage and food cans, foil and other packaging, construction and industrial products, automotive and lithographic applications.

Europe experienced a reduction in demand in all industry sectors with flat rolled shipments and net sales down 12% and 20%, respectively, in fiscal 2010 as compared to fiscal 2009. While shipments for fiscal 2010 were down compared to a year ago, fourth quarter 2010 represented a 21% increase over the same period a year ago and a 21% increase over our seasonally low third quarter of fiscal 2010. Net sales for fiscal 2010 were down $743 million, as compared to fiscal 2009 reflecting the volume decrease as well as lower average LME prices.

Segment income for fiscal 2010 was $247 million, up $11 million as compared to the prior year. Improved conversion premium and product mix, reductions in conversion costs and the favorable impact of foreign exchange more than offset the impact of volume reduction and the negative metal price lag. Other changes reflect a favorable impact of $25 million from fixed forward priced contracts in fiscal 2010.

In late fiscal 2009, we began a number of restructuring actions across Europe, including the closure of our plant in Rogerstone, United Kingdom effective April 2009. The closure of the Rogerstone plant resulted in the elimination of 440 positions. Other cost reductions were implemented in 2009 and throughout 2010 through capacity and staff reductions at plants in France, Germany, Switzerland and Italy.

Asia

As of December 31, 2010, Asia operated three manufacturing facilities with production balanced between beverage and food cans, foil and other packaging, industrial products (including electronics and construction) and transportation applications.

The Asian economies, fueled by government stimulus programs, have been recovering rapidly since our first quarter of fiscal 2010. We expect growth in China’s economy to benefit export-oriented neighboring countries as they participate in demand for finished goods and infrastructure projects in China. Flat rolled shipments are up 19% as compared to the prior year and have been consistent each quarter this year. We expect customer demand to continue at these levels for the near term. Net sales were down 2% in fiscal 2010 as compared to fiscal 2009 as the decrease in the average LME more than offset volume and conversion premium increases.

Segment income increased from $86 million in fiscal 2009 to $166 million for fiscal 2010 due to improvements in volume, conversion premiums and reductions in conversion costs, partially offset by the unfavorable metal price lag. As shown above in the Foreign Exchange Impact discussion, the U.S. dollar strengthened during fiscal 2009, and weakened during fiscal 2010, resulting in a favorable year-over-year foreign exchange impact in this segment.

In response to reduced demand in the fourth quarter of fiscal 2009, we eliminated 34 positions in Asia related to a voluntary retirement program. Also during fiscal 2009, we recorded an impairment charge of approximately $5 million in Novelis Korea Limited (“Novelis Korea”), formerly Alcan Taihan Aluminum Limited, due to the obsolescence of certain production related fixed assets.

South America

Our operations in South America manufacture various aluminum rolled products, including can stock, automotive and industrial sheet and light gauge for the beverage and food can, construction and industrial, foil and other packaging and transportation applications. Can shipments represent over 80% of our flat rolled shipments in South America. As of March 31, 2010, our South American operations included two rolling plants in Brazil along with two smelters, bauxite mines and power generation facilities. We ceased the production of commercial grade alumina at our Ouro Preto facility effective May 2009 as the decline in alumina prices made alumina production economically unfeasible at this facility. For the foreseeable future, the plant will purchase alumina through third parties.

Flat rolled and total shipments were flat in fiscal 2010 as compared to fiscal 2009, while net sales decreased 6% as compared to the prior year due to lower average LME prices, partially offset by increases in pricing.

Segment income for South America decreased $28 million as compared to the prior year period. This decrease in segment income is due to a $59 million decrease in the smelter benefit compared to the prior year period and a $7 million reduction in the benefit associated with used beverage cans, included in Other changes in the table above. These reductions in segment income were partially offset by improvements in conversion premiums on new contracts and reductions in conversion costs.

Reconciliation of segment results to Net income attributable to our common shareholder

Costs such as depreciation and amortization, interest expense and unrealized gains (losses) on changes in the fair value of derivatives are not utilized by our chief operating decision maker in evaluating segment performance. The table below reconciles segment income to Net income attributable to our common shareholder for the years ended March 31, 2010 and 2009 (in millions).

	Year Ended March 31,
	2010	2009
	Successor	Successor

North America	$320	$82
Europe	247	236
Asia	166	86
South America	111	139
Corporate and other	(90)	(57)
Depreciation and amortization	(384)	(439)
Interest expense and amortization of debt issuance costs	(175)	(182)
Interest income	11	14
Unrealized gains (losses) on change in fair value of derivative instruments, net	578	(519)
Impairment of goodwill	—	(1,340)
Gain on extinguishment of debt	—	122
Restructuring charges, net	(14)	(95)
Adjustment to eliminate proportional consolidation	(51)	(226)
Other costs, net	8	11

Income (loss) before income taxes	727	(2,168)
Income tax provision (benefit)	262	(246)

Net income (loss)	465	(1,922)
Net income (loss) attributable to noncontrolling interests	60	(12)

Net income (loss) attributable to our common shareholder	$405	$(1,910)

Corporate and other costs increased from $57 million to $90 million primarily due to higher incentive compensation in fiscal 2010 as compared to fiscal 2009 when business conditions declined.

Depreciation and amortization decreased $55 million from the prior year period primarily due to certain fixed assets that became fully depreciated during the first quarter of fiscal 2010.

Interest expense and amortization of debt issuance costs decreased primarily due to lower average interest rates on our variable rate debt. Taking into account the effect of interest rate swaps, approximately 26% of our debt was variable rate as of March 31, 2010.

Unrealized gains on the change in fair value of derivative instruments represent the mark to market accounting for changes in the fair value of our derivatives that do not receive hedge accounting treatment. In fiscal 2010, the $578 million of unrealized gains consists of (i) $504 million reversal of previously recognized losses upon settlement of derivatives and (ii) $74 million of unrealized gains relating to mark to market adjustments on metal and currency derivatives. We recorded $519 million of unrealized losses in fiscal 2009.

We recorded a $1.3 billion impairment charge related to goodwill impairment in fiscal 2009. This charge, along with a $160 million impairment charge related to our investment in the Norf joint venture, reflected the global economic environment at the time and the related market increase in the cost of capital.

The gain on extinguishment of debt related to the purchase of our 7.25% senior notes with a principal value of $275 million with the proceeds of an additional term loan with a face value of $220 million and an estimated fair value of $165 million. See “Liquidity and Capital Resources” below for additional discussion about the accounting for this purchase.

Restructuring charges in fiscal 2010 primarily relate to previously announced restructuring actions initiated in fiscal 2009 related to voluntary and involuntary separation programs for salaried employees in North America, Europe and Corporate aimed at reducing staff levels. Fiscal 2010 also includes $4 million related to the relocation of our North American headquarters to Atlanta, Georgia. Restructuring charges for fiscal 2009 includes the costs associated with the closure of our plant in Rogerstone, United Kingdom and the related employee and environmental costs. See also “Segment Review” discussion above as well as “Note 2 — Restructuring Programs” to our audited financial statements included elsewhere in this prospectus.

Adjustment to eliminate proportional consolidation was $51 million for fiscal 2010 as compared to $226 million in fiscal 2009. This adjustment typically relates to depreciation and amortization and income taxes at our Norf joint venture. Income taxes related to our equity method investments are reflected in the carrying value of the investment and not in our consolidated income tax provision. The adjustment in fiscal 2010 also includes a non-recurring after-tax benefit of $10 million from the refinement of our methodology for recording depreciation and amortization on the step up in our basis in the underlying assets of an investee. The prior year includes a $160 million pre-tax impairment charge related to our investment in Norf.

We have experienced significant fluctuations in income tax expense and the corresponding effective tax rate. The primary factors contributing to the effective tax rate differing from the statutory Canadian rate include:

•	Our functional currency in Canada and Brazil is the U.S. dollar and the company holds significant U.S. dollar denominated debt in these locations. As the value of the local currencies strengthens and weakens against the U.S. dollar, unrealized gains or losses are created in those locations for tax purposes, while the underlying gains or losses are not recorded in our income statement.

•	During fiscal 2009, Canadian legislation was enacted allowing us to elect to determine our Canadian taxable income in U.S. dollars. Our election was effective April 1, 2008, and such U.S. dollar taxable gains and losses no longer exist in Canada as of that date.

•	We have significant net deferred tax liabilities in Brazil that are remeasured to account for currency fluctuations as the taxes are payable in local currency.

•	Our income is taxed at various statutory tax rates in varying jurisdictions. Applying the corresponding amounts of income and loss to the various tax rates results in differences when compared to our Canadian statutory tax rate.

•	We record increases and decreases to valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses.

For fiscal 2010, we recorded a $262 million income tax provision on our pre-tax income of $742 million, before our equity in net (income) loss of non-consolidated affiliates, which represented an effective tax rate of 35% Our effective tax rate differs from the expense at the Canadian statutory rate primarily due to the following factors: (1) $19 million expense for pre-tax foreign currency gains or losses with no tax effect and the tax effect of U.S. dollar denominated currency gains or losses with no pre-tax effect, (2) a $38 million expense for exchange remeasurement of deferred income taxes, (3) a $7 million expense for the effects of enacted tax rate changes on cumulative taxable temporary differences, (4) a $9 million benefit from differences between the Canadian statutory and foreign effective tax rates applied to entities in different jurisdictions and (5) a $10 million benefit related to a decrease in uncertain tax positions.

For fiscal 2009, we recorded a $246 million income tax benefit on our pre-tax loss of $2.0 billion, before our equity in net (income) loss of non-consolidated affiliates, which represented an effective tax rate of 12%. Our effective tax rate differs from the benefit at the Canadian statutory rate primarily due to the following factors: (1) $415 million related to a non-deductible goodwill impairment charge, (2) a $48 million benefit for exchange remeasurement of deferred income taxes, (3) a $61 million increase in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses, (4) a $33 million benefit from differences between the Canadian statutory and foreign effective tax rates applied to entities in different jurisdictions and (5) a $2 million expense related to an increase in uncertain tax positions.

During fiscal 2010, the statute of limitations lapsed with respect to unrecognized tax benefits related to potential withholding taxes and cross-border intercompany pricing of services. As a result, we recognized a reduction in unrecognized tax benefits of $28 million, including a decrease in accrued interest of $5 million, recorded as a reduction to the income tax provisions in the consolidated statement of operations and comprehensive income (loss).

Year Ended March 31, 2009 Compared With the Year Ended March 31, 2008

Positive trends in the demand for aluminum products and inflationary movement in average LME prices during the first six months of fiscal 2009 were reversed sharply in the second half of our fiscal year. For the year ended March 31, 2009, we realized a net loss attributable to our common shareholder of $1.9 billion on net sales of $10.2 billion, compared to the year ended March 31, 2008 when we realized a Net loss attributable to our common shareholder of $150 million on net sales of $11.2 billion. The reduction in sales is due to the decrease in the average LME price as well as a reduction in demand for flat rolled products in most regions during the last six months of fiscal 2009.

Cost of goods sold (exclusive of depreciation and amortization) decreased $1.0 billion, or 10%, and stayed flat as a percentage of net sales as compared to the fiscal 2008 period. Selling, general and administrative expenses decreased $95 million, or 24%, primarily due to reductions in professional fees and employee-related costs, including incentive compensation associated with the Arrangement. The fiscal 2009 results include non-cash asset impairment charges totaling $1.5 billion.

Fiscal 2009 was also impacted by $519 million in non-cash unrealized losses on derivative instruments and $95 million in restructuring charges, as compared to $3 million in unrealized losses for fiscal 2008. These negative factors were partially offset by a $122 million gain on the extinguishment of debt. We also recorded an income tax benefit of $246 million on our net loss in fiscal 2009, as compared to a $87 million income tax provision in fiscal 2008. These items are discussed in further detail below.

Segment Review (on a combined non-GAAP basis for fiscal 2008)

The tables below show selected segment financial information.

Selected Operating Results
Year Ended March 31, 2009	North			South
(In millions, except shipments, which are in kt)	America	Europe	Asia	America	Eliminations	Total
Successor

Net sales	$3,930	$3,718	$1,536	$1,007	$(14)	$10,177
Shipments (kt)
Rolled products	1,067	910	447	346	—	2,770
Ingot products	42	99	13	19	—	173

Total shipments	1,109	1,009	460	365	—	2,943

Selected Operating Results
Year Ended March 31, 2008	North			South
(In millions, except shipments, which are in kt)	America	Europe	Asia	America	Eliminations	Total
Combined

Net sales	$4,110	$4,341	$1,829	$1,024	$(58)	$11,246
Shipments (kt)
Rolled products	1,102	1,071	491	324	—	2,988
Ingot products	64	35	39	24	—	162

Total shipments	1,166	1,106	530	348	—	3,150

The following table reconciles changes in Segment income for the year ended March 31, 2008 to the year ended March 31, 2009:

	North			South
Changes in Segment Income (In millions)	America	Europe	Asia	America
Successor

Segment income — year ended March 31, 2008	$242	$273	$52	$161
Volume:
Rolled products	(28)	(156)	(35)	5
Other	—	(3)	(4)	(9)
Conversion premium and product mix	22	68	26	(3)
Conversion costs(1)	(57)	13	(14)	(37)
Metal price lag	(87)	66	63	(1)
Foreign exchange	(26)	(40)	(10)	14
Other changes(2)	16	15	8	9

Segment income — year ended March 31, 2009	$82	$236	$86	$139

(1)	Conversion costs include expenses incurred in production such as direct and indirect labor, energy, freight, scrap usage, alloys and hardeners, coatings, alumina and melt loss, Fluctuations in this component reflect cost efficiencies during the period as well as cost inflation (deflation).

(2)	Other changes include selling, general and administrative costs and research and development for all segments and certain other items which impact one or more regions, including such items as the impact of purchase accounting and metal price ceiling contracts. Significant fluctuations in these items are discussed below.

North America

Net sales for fiscal 2009 were down $180 million, or 4%, as compared to the fiscal 2008 period due to lower volume and a lower average LME price. While shipments were down 5% for fiscal 2009 as compared to fiscal 2008, shipments in the second half of fiscal 2009 were down 16% as compared to the first half of the year.

Segment income for fiscal 2009 was $82 million, down $160 million as compared to the prior year, due to the negative impact of metal price lag, conversion costs, volume decreases and foreign exchange fluctuations related to our operations in Canada. The negative impact of conversion costs relates to increases in energy costs and freight as compared to fiscal 2008.

Other changes reflect $11 million in acquisition-related stock compensation expense in the fiscal 2008 period, and an $18 million favorable impact related to metal price ceiling contracts in fiscal 2009 as compared to fiscal 2008. Selling, general and administrative costs were down $22 million as compared to the prior year as the cost reduction initiatives have begun to favorably impact results. These favorable changes were partially offset by a $23 million reduction in the net favorable impact of acquisition-related fair value adjustments and a $13 million reduction in the benefit associated with recycling used beverage cans.

Europe

Flat rolled shipments and net sales decreased 15% and 14%, respectively, in fiscal 2009 compared to fiscal 2008. The volume reduction had a $404 million unfavorable impact on net sales, with the remaining decrease reflecting the impact of lower LME prices and a stronger U.S. dollar. Demand for specialty, painted and light gauge products was down for fiscal 2009 as a result of the weak construction market, as well as reductions in demand for automotive products. Increases in beverage can and lithographic shipments in the first six months of fiscal 2009 were reversed in the second half of the fiscal year, resulting in year-over-year declines in both sectors.

Segment income for fiscal 2009 was $236 million, as compared to $273 million in the fiscal 2008 period. Volume and foreign currency remeasurement unfavorably impacted Segment income but these impacts were partially offset by favorable conversion premiums, metal price lag and conversion costs. The favorable impact of conversion costs relates to a reduction in labor costs, partially offset by increases in energy costs as compared to the prior year.

Other changes reflect a $13 million net favorable impact of income and expense items associated with acquisition-related fair value adjustments and $6 million of stock compensation expense in the prior year.

In the fourth quarter of 2009, we announced a number of restructuring actions across Europe, including the closure of our plant in Rogerstone, United Kingdom effective April 30, 2009. The closure of the Rogerstone plant resulted in the elimination of 440 positions, and we recorded approximately $20 million in severance-related costs. We also recorded $20 million in environmental remediation expenses and $3 million in other exit related costs related to the closure of this plant. We also recorded $12 million in non-cash fixed asset impairments, an $8 million write-down of parts and supplies, and a $3 million reduction to reserves associated with unfavorable contracts established as part of the Arrangement.

Asia

Total shipments and net sales decreased 13% and 16%, respectively, in fiscal 2009 with the largest shipment reductions in beverage can products, followed by electronics, construction and general purpose foil products. The volume reduction had a $242 million unfavorable impact on net sales with the remaining decrease reflecting the impact of lower LME prices.

The improvement in Segment income of $34 million from the year ended March 31, 2008 to the year ended March 31, 2009 was due to the favorable impact of metal price lag, improved conversion premiums and product mix, partially offset by the volume decreases, increases to conversion costs and foreign currency remeasurement. The conversion cost increases were primarily related to increases in energy costs as compared to the fiscal 2008 period.

In response to reduced demand, we eliminated 34 positions in Asia in the fourth quarter of fiscal 2009 and recorded approximately $1 million in severance-related costs related to a voluntary retirement program. Also, during the year ended March 31, 2009, we recorded an impairment charge of approximately $5 million in Novelis Korea due to the obsolescence of certain production related fixed assets.

South America

Total shipments increased 5% in fiscal 2009 over in fiscal 2008, with rolled products shipments up 7%, but net sales were flat in fiscal 2009 as compared to fiscal 2008 due to lower LME prices.

Segment income for South America decreased $22 million as compared to fiscal 2008. Conversion costs increased due to cost inflation for energy, alumina, alloys and hardeners. Other changes reflect a $9 million net favorable impact of income and expense items associated with acquisition-related fair value adjustments, a $6 million reduction in selling, general and administrative expenses and $3 million of stock compensation expense in fiscal 2008. These positive impacts were partially offset by an $11 million decrease in the smelter benefit as the benefit from our smelter operations in South America declines as average LME prices decrease.

On January 26, 2009, we announced that we would cease the production of alumina at our Ouro Preto facility in May 2009. This resulted in the reduction of approximately 290 positions, including 150 employees and 140 contractors, and we recorded restructuring charges totaling $2 million related to severance in the fourth quarter of fiscal 2009. Other exit costs include less than $1 million related to the idling of the refinery. Other activities related to the facility, including electric power generation and the production of primary aluminum, will continue unaffected.

Reconciliation of segment results to Net income attributable to our common shareholder

The table below reconciles Income from reportable segments to Net loss attributable to our common shareholder for the years ended March 31, 2009 and 2008 (in millions).

	Year Ended March 31,
	2009	2008
	Successor	Combined

North America	$82	$242
Europe	236	273
Asia	86	52
South America	139	161
Corporate and other	(57)	(84)
Depreciation and amortization	(439)	(403)
Interest expense and amortization of debt issuance costs	(182)	(241)
Interest income	14	19
Unrealized gains (losses) on change in fair value of derivative instruments, net	(519)	(3)
Impairment of goodwill	(1,340)	—
Gain on extinguishment of debt	122	—
Adjustment to eliminate proportional consolidation	(226)	(43)
Restructuring charges, net	(95)	(7)
Other costs, net	11	(26)

Income (loss) before income taxes	(2,168)	(60)
Income tax provision (benefit)	(246)	87

Net income (loss)	(1,922)	(147)
Net income (loss) attributable to noncontrolling interests	(12)	3

Net income (loss) attributable to our common shareholder	$(1,910)	$(150)

Corporate and other expenses declined in fiscal 2009 versus fiscal 2008 primarily due to $22 million of stock compensation expenses associated with the Arrangement which were recognized in fiscal 2008 and lower incentive compensation expenses in fiscal 2009.

Depreciation and amortization increased $36 million primarily due to the increases in basis of our property, plant and equipment and intangible assets resulting from the Arrangement in the first quarter of fiscal 2008.

Interest expense and amortization of debt issuance costs decreased primarily due to lower average interest rates on our variable rate debt. As of March 31, 2009, approximately 29% of our debt was variable rate.

Unrealized losses on the change in fair value of derivative instruments represent the mark-to-market accounting for changes in the fair value of our derivatives that do not receive hedge accounting treatment. In the year ended March 31, 2009, these unrealized losses increased primarily attributable to falling LME prices. Our principal exposure to LME prices is related to derivatives on fixed forward price contracts. We hedge these contracts by purchasing aluminum futures contracts and these contracts decrease in value in periods of declining LME prices.

We recorded a $1.3 billion impairment charge related to goodwill in fiscal 2009.

The gain on extinguishment of debt related to the purchase of our 7.25% senior notes with a principal value of $275 million using the proceeds of an additional term loan with a face value of $220 million and an estimated fair value of $165 million. See “Liquidity and Capital Resources” below for additional discussion about the accounting for this purchase.

The adjustment to eliminate proportional consolidation includes a $160 million impairment charge related to our investment in our Norf joint venture. Excluding this impairment charge, the adjustment to eliminate proportional consolidation increased from $43 million in fiscal 2008 to $66 million in fiscal 2009 primarily related to our Norf joint venture due to a change in the statutory tax rate in Germany that was reflected in the prior year period. Income taxes related to our equity method investments, such as Norf, are reflected in the carrying value of the investment and not in our consolidated income tax provision.

Other costs, net for fiscal 2009 includes a $26 million non-cash gain on reversal of a legal accrual, as well as a $9 million charge for a tax settlement in Brazil. Sale transaction fees of $32 million associated with the Arrangement were recorded in fiscal 2008.

For the year ended March 31, 2009, we recorded a $246 million income tax benefit on our pre-tax loss of $2.0 billion, before our equity in net (income) loss of non-consolidated affiliates, which represented an effective tax rate of 12%. Our effective tax rate differs from the benefit at the Canadian statutory rate primarily due to the following factors: (1) $415 million related to a non-deductible goodwill impairment charge, (2) a $48 million benefit for exchange remeasurement of deferred income taxes, (3) a $61 million increase in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses, (4) a $33 million benefit from differences between the Canadian statutory and foreign effective tax rates applied to entities in different jurisdictions and (5) a $2 million expense related to an increase in uncertain tax positions.

For the year ended March 31, 2008, we recorded a $87 million income tax provision on our pre-tax loss of $86 million, before our equity in net (income) loss of non-consolidated affiliates, which represented an effective tax rate of (101)%. Our effective tax rate differs from the benefit at the Canadian statutory rate primarily due to the following factors: (1) a $72 million provision for (a) pre-tax foreign currency gains or losses with no tax effect and (b) the tax effect of U.S. dollar denominated currency gains or losses with no pre-tax effect, (2) a $30 million increase for exchange remeasurement of deferred income taxes, (3) a $18 million benefit from the effects of enacted tax rate changes on cumulative taxable temporary differences, (4) a $7 million increase in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses, and (5) a $18 million increase in uncertain tax positions recorded under the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”).

Liquidity and Capital Resources

See Financing Activities below and Note 6 — Debt of our unaudited financial statements included for reference elsewhere in this document for a discussion of certain refinancing transactions during the period. Our new debt facilities contain certain restrictive covenants; however, we do not feel that those covenants will restrict our ability to carry out our plans for the business for the foreseeable future. The first measurement period for our financial covenants is the four quarters ending March 31, 2011. We believe we have adequate liquidity to meet our operational and capital requirements for the foreseeable future. Our primary sources of liquidity are cash and cash equivalents, borrowing availability under our revolving credit facilities and cash generated by operating activities.

As of December 31, 2010, we had $848 million of liquidity and $297 million of cash on hand. Our liquidity position remained strong despite returning $1.7 billion of capital to our shareholder as a result of our strong operating cash flow.

During fiscal 2010, our liquidity position increased $636 million despite continued lower levels of demand in the automotive, construction and industrial markets and net cash outflows to settle derivative positions. This reflected our continued efforts to preserve liquidity through cost and capital spending controls and effective management of working capital. Risks associated with supplier terms, customer credit and broker hedging capacity, were managed successfully with minimal negative impact on our business.

Significant declines in the price of aluminum in the second half of fiscal 2009 had a negative impact on our liquidity position and increased the effect of timing issues related to the settlement of aluminum forward contracts versus cash collections from our customers.

Our estimated liquidity as of December 31, 2010, March 31, 2010 and March 31, 2009 was as follows:

	December 31,	March 31,	March 31,
(In millions)	2010	2010	2009
	Successor	Successor	Successor

Cash and cash equivalents	$297	$437	$248
Overdrafts	(22)	(14)	(11)
Gross availability under the ABL Facility	573	603	233
Borrowing availability limitation due to fixed charge coverage ratio	—	—	(80)

Total liquidity	$848	$1,026	$390

At December 31, 2010, we had cash and cash equivalents of $297 million. Additionally, we had $573 million in remaining availability under our ABL Facility. Borrowings under the ABL Facility are generally based on 85% of the book value of eligible accounts receivable; plus the lesser of (i) 75% of the net book value of all eligible inventory or (ii) 85% of the appraised net orderly liquidation value of all eligible inventory; minus such reserves as the agent bank may establish in good faith in accordance with such agent banks’ permitted discretion. Under the ABL Facility, if our excess availability, as defined therein, is less than (i) 12.5% of the lesser of the (x) total lender commitments under the ABL Facility at any time and (y) the then applicable borrowing base for 30 consecutive days and (ii) $90 million at any time, we are required to maintain a minimum fixed charge coverage ratio of 1 to 1. See the section “Description of Other Indebtedness — Senior Secured Credit Facilities.”

As of December 31, 2010, our fixed charge coverage ratio was greater than 2 to 1, and we are not subject to this availability limitation.

The cash and cash equivalents balance above includes cash held in foreign countries in which we operate. These amounts are generally available to satisfy the obligations of the company on a short-term basis, subject to regulatory requirements, in the form of a dividend or inter-company loan.

Operating Activities

Overall operating results were strong for the nine months ended December 31, 2010, reflecting the increase in volumes and our lower fixed cost structure as a result of our prior cost cutting measures. In conjunction with our recently completed refinancing activities, we made $35 million of accelerated interest payments on our old senior notes and paid $17 million of withholding taxes associated with the return of capital to our shareholder during the third quarter of fiscal 2011. Additionally, cash flow from operations for the nine months ended December 31, 2010 benefited from cash receipts of $20 million related to customer-directed derivatives, as compared to $39 million of cash inflows for the nine months ended December 31, 2009. However, higher working capital balances as a result of higher LME prices during the nine months ended December 31, 2010 as compared to the nine months ended December 31, 2009 had a negative effect on cash flows from operations on a comparative basis.

Net cash provided by operating activities in fiscal 2010 significantly improved as compared to net cash used in the fiscal 2009 due to higher net income and improved working capital management, including favorable impacts from customer forfaiting and extended payment terms from suppliers.

Cash flow from operations for the year ended March 31, 2010 benefitted from cash receipts of $75 million related to customer-directed derivatives, as compared to $81 million of cash outflow for the year ended March 31, 2009. We have an existing beverage can sheet umbrella agreement with certain North American bottlers (the “BCS agreement”). Pursuant to the BCS agreement, an agent for the bottlers directs the can fabricators to source a percentage of their requirements for beverage can body, end and tab stock from us.

Under the BCS agreement, the bottlers’ agent has the right to request that we hedge the exposure to the price the bottlers will ultimately pay for aluminum. We treat this arrangement as a derivative for accounting purposes. Upon receiving such requests, we enter into corresponding derivative instruments indexed to the LME price of aluminum with third party brokers. We settle the positions with the brokers at maturity and net settle the economic benefit or loss arising from the pricing requests, which may not occur for up to 13 months.

Certain customer contracts contained a fixed metal price ceiling beyond which the cost of aluminum could not be passed through to the customer in prior periods. The last metal price ceiling contract expired on December 31, 2009. During the years ended March 31, 2010, 2009 and 2008, we were unable to pass through approximately $10 million, $176 million and $230 million, respectively, of metal purchase costs associated with sales under these contracts. Net cash provided by operating activities was negatively impacted by the same amount, adjusted for timing difference between customer receipts and vendor payments and offset partially by reduced income taxes for the duration of these contracts.

Net cash used in operating activities for fiscal 2008 was unfavorably impacted by one-time costs associated with or triggered by the Arrangement including: (1) $72 million paid in share-based compensation payments, (2) $42 million paid for sale transaction fees and (3) $25 million in bonus payments for the 2006 calendar year and the period from January 1, 2007 through May 15, 2007.

Dividends paid to our noncontrolling interests, primarily in our Asia operating segment, were $18 million for the nine months ended December 31, 2010 and $13 million, $6 million and $8 million for fiscal 2010, 2009 and 2008, respectively.

Investing Activities

The following table presents information regarding our Net cash provided by (used in) investing activities.

						Change
						Nine
						Months	Year	Year
						Ended	Ended	Ended
						December 31,	March 31,	March 31,
	Nine Months Ended					2010	2010	2009
	December 31,		Year Ended March 31,			Versus	Versus	Versus
(In millions)	2010	2009	2010	2009	2008	2009	2009	2008
	Successor	Successor	Successor	Successor	Combined

Capital expenditures	$(132)	$(74)	$(101)	$(145)	$(202)	$(58)	$44	$57
Net proceeds (outflow) from settlement of derivative instruments	81	(432)	(395)	(24)	59	513	(371)	(83)
Proceeds from sales of assets	28	4	5	5	8	24	—	(3)
Changes to investment in and advances to non-consolidated affiliates	1	3	3	20	25	(2)	(17)	(5)
Proceeds from related parties loans receivable, net	8	15	4	17	18	(7)	(13)	(1)

Net cash provided by (used in) investing activities	$(14)	$(484)	$(484)	$(127)	$(92)	$(470)	$(357)	$(35)

As our liquidity position has improved, we have increased our capital expenditure plan to include certain strategic investments. We expect that our total annual capital expenditures for fiscal 2011 to be between $240 and $260 million, including approximately $53 million related to our previously announced expansion in South America. The majority of our capital expenditures in fiscal 2010, 2009 and 2008 and the first nine months of fiscal 2011 related to projects devoted to product quality, technology, productivity enhancement and increased capacity. In response to the economic downturn, we reduced our capital spending in the second half of fiscal 2009, with a focus on preserving maintenance and safety and maintained that level of spending throughout fiscal 2010 with an annual capital expenditure of approximately $100 million. Capital expenditures in fiscal 2008 relate primarily to the construction of Novelis Fusiontm ingot casting lines in our European and Asian segments as well as improvements to our Yeongju, Korea hot mill.

The settlement of derivative instruments resulted in an inflow of $81 million in the nine months ended December 31, 2010 as compared to $32 million in cash inflows in the prior year period and an outflow of $395 million in fiscal 2010 as compared to $24 million in fiscal 2009 and $59 million in cash contributed in fiscal 2008. The net inflow in the first nine months of fiscal 2011 and the net outflow in fiscal 2010 were primarily related to metal derivatives. Based on forward curves for metal, foreign currencies, interest rates and energy as of December 31, 2010, we forecast approximately $14 million of cash outflows related to the settlement of derivative instruments in the fourth quarter.

The majority of proceeds from asset sales in the nine months ended December 31, 2010 relate to asset sales in South America and the sale of certain of our assets in Europe to Hindalco. The majority of proceeds from asset sales in fiscal 2010 relate to asset sales in Europe. The majority of proceeds from asset sales in fiscal 2009 and 2008 are from the sale of land in Kingston, Ontario.

Proceeds from loans receivable, net during all periods are primarily comprised of payments we received related to a loan due from our non-consolidated affiliate, Norf.

Financing Activities

The following table presents information regarding our Net cash provided by financing activities.

						Change
						Nine
						Months	Year	Year
						Ended	Ended	Ended
						December 31,	March 31,	March 31,
	Nine Months Ended					2010	2010	2009
	December 31,		Year Ended March 31,			Versus	Versus	Versus
(In millions)	2010	2009	2010	2009	2008	2009	2009	2008
	Successor	Successor	Successor	Successor	Combined

Proceeds from issuance of common stock	$—	$—	$—	$—	$92	$—	$—	$(92)
Proceeds from issuance of debt	3,985	181	181	354	1,250	3,804	(173)	(896)
Principal repayments	(2,486)	(115)	(162)	(235)	(1,010)	(2,371)	73	775
Short-term borrowings, net	49	(211)	(193)	176	(181)	260	(369)	357
Return of capital to our common shareholder	(1,700)	—	—	—	—	(1,700)	—	—
Dividends	(18)	(13)	(13)	(6)	(8)	(5)	(7)	2
Debt issuance costs	(174)	(1)	(1)	(3)	(39)	(173)	2	36
Proceeds from the exercise of stock options	—	—	—	—	1	—	—	(1)

Net cash provided by (used in) financing activities	$(344)	$(159)	$(188)	$286	$105	$(185)	$(474)	$181

Old Notes

On December 17, 2010 and in connection with the refinancing transactions completed in December 2010, we issued $1.1 billion aggregate principal amount of 8.375% Senior Notes due 2017 and $1.4 billion aggregate principal amount of 8.75% Senior Notes due 2020 and the guarantees thereof. The proceeds of approximately $2.4 billion from the issuance of the notes together with approximately $1.5 billion under our senior secured credit facilities were used to (1) repay the outstanding amount under our old senior secured credit facilities consisting of (a) a $1.15 billion term loan facility and (b) an $800 million ABL facility; (2) repay all of our then outstanding $185 million of 11.5% senior notes due February 15, 2015, as described above; (3) repay $1.050 billion of our 7.25% senior notes due February 15, 2015, as described above; (4) finance a distribution to our parent company; and (5) pay related premiums, fees, discounts and expenses.

Senior Secured Credit Facilities

In connection with the offering of the old notes, we entered into our senior secured credit facilities, which consist of (1) the $1.5 billion six-year Term Loan Facility due December 2016, which may be increased in minimum amounts of $50 million per increase provided that the senior secured net leverage ratio shall not on a proforma basis exceed 2.5 to 1 and (2) the $800 million five-year ABL Facility due December 2015, which may be increased by an additional $200 million. Scheduled principal amortization payments under the Term Loan Facility are $3.75 million per calendar quarter. Substantially all of our assets are pledged as collateral under our senior secured credit facilities. Approximately $1.5 billion under our senior secured credit facilities was used on December 17, 2010 as described above in connection with the issuance of the old notes. the See “Description of Other Indebtedness.”

Short-Term Borrowings and Lines of Credit

As of December 31, 2010, our short-term borrowings were $121 million consisting of bank overdrafts and borrowings under the 2010 ABL Facility. As of December 31, 2010, $28 million of the ABL Facility was utilized for letters of credit, and we had $573 million in remaining availability under this revolving credit facility. The weighted average interest rate on our total short-term borrowings was 2.74% and 1.71% as of December 31, 2010 and March 31, 2010, respectively.

As of December 31, 2010, we had $121 million of outstanding letters of credit in Korea which are not related to the ABL Facility.

Previous Senior Secured Credit Facilities and Predecessor Financing

On July 6, 2007, we entered into our previous senior secured credit facilities with a syndicate of lenders led by affiliates of UBS Securities LLC and ABN AMRO Incorporated providing for aggregate borrowings of up to $1.76 billion, consisting of (1) a $960 million seven-year term loan facility that could be increased by up to $400 million subject to the satisfaction of certain conditions (the “Previous Term Loan Facility”) and (2) the $800 million five-year multi-currency ABL facility (the “Previous ABL Facility”). The proceeds from the Previous Term Loan Facility of $960 million, drawn in full at the time of closing, and an initial draw of $324 million under the Previous ABL Facility were used to pay off our prior credit facilities, pay for debt issuance costs of the previous senior secured credit facilities and provide for additional working capital. The Previous Term Loan Facility and the Previous ABL Facility were repaid on December 17, 2010 with the proceeds of the offering of the old notes and our current senior secured credit facilities.

11.5% Senior Notes

On August 11, 2009, we issued $185 million aggregate principal face amount of 11.5% senior unsecured notes at an effective rate of 12.0%. The 11.5% senior notes were issued at a discount resulting in gross proceeds of $181 million. All of the 11.5% senior notes were repaid pursuant to a cash tender offer completed on December 29, 2010 in connection with the refinancing transactions completed in December 2010 with the proceeds from the issuance of the old notes together with amounts under the senior secured credit facilities.

7.25% Senior Notes

On February 3, 2005, we issued $1.4 billion aggregate principal amount of senior unsecured debt securities. The senior notes were priced at par, bear interest at 7.25% and mature on February 15, 2015. In March 2009, we entered into a transaction in which we purchased 7.25% senior notes with a face value of $275 million with the net proceeds of an additional floating rate term loan with a face value of $220 million. We repurchased approximately $1.05 billion of additional 7.25% senior notes in connection with the refinancing transactions completed in December 2010 pursuant to a cash tender offer completed on December 29, 2010 with the proceeds from the issuance of the notes together with amounts under the senior secured credit facilities. $74.3 billion of 7.25% senior notes remain outstanding as of December 31, 2010.

Legacy Korean Loans

In October 2007, we entered into a $100 million floating rate loan due October 2010 to refinance an existing Korean loan. Additionally, we immediately entered into an interest rate swap and cross currency swap for the $100 million floating rate loan through a 5.44% fixed rate KRW 92 billion ($100 million) loan. We repaid the $100 million floating rate loan during October 2010.

In November 2008, we entered into a KRW 10 billion ($8 million) bank loan due May 2009. In February 2009, we entered into a KRW 50 billion ($43 million) bank loan due February 2010. We repaid the KRW 10 billion ($8 million) bank loan during May 2009 and the KRW 50 billion ($43 million) bank loan during February 2010.

Unsecured Credit Facility

In February 2009, to assist in maintaining adequate liquidity levels, we entered into an unsecured credit facility of $100 million (the “Unsecured Credit Facility”) with a scheduled maturity date of January 15, 2015 from an affiliate of the Aditya Birla group. See “Certain Relationships and Related Party Transactions.” During fiscal 2010, we drew an additional $3 million on the Unsecured Credit Facility. As discussed above, this facility was repaid and retired using the proceeds from the 11.5% senior notes.

Interest Rate Swaps

We use interest rate swaps to manage our exposure to changes in the benchmark LIBOR interest rate which impacts our variable-rate debt. Prior to the completion of the December 17, 2010 refinancing transactions, these swaps were designated as cash flow hedges. Upon completion of the refinancing transaction, our exposure to changes in the benchmark LIBOR interest rate was limited. The 2010 Term Loan Facility contains a floor feature of the higher of LIBOR or 150 basis points applied to a spread of 3.75%. As of December 31, 2010, this floor feature was in effect, changing our variable rate debt to fixed rate debt. As a result, we ceased hedge accounting for these swaps. As of March 31, 2010, we had $520 million of interest rate swaps, of which $510 million were designated as cash flow hedges. No interest rate swaps were designated as of December 31, 2010.

We had a cross-currency interest rate swap in Korea to convert our $100 million variable rate bank loan to KRW 92 billion at a fixed rate of 5.44%. On October 25, 2010, at maturity, we repaid this $100 million loan. The swap expired concurrent with the maturity of the loan.

Issuance of Additional Common Stock

On June 22, 2007, we issued 2,044,122 additional shares to AV Aluminum, Inc. (our direct parent) for $44.93 per share resulting in an additional equity contribution of $92 million. This contribution was equal in amount to certain payments made by Novelis related to change in control compensation to certain employees and directors, lender fees and other transaction costs incurred by the company.

Off-Balance Sheet Relationships

In accordance with SEC rules, the following qualify as off-balance sheet arrangements:

•	any obligation under certain derivative instruments;

•	any obligation under certain guarantees or contracts;

•	a retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets; and

•	any obligation under a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the registrant, or engages in leasing, hedging or research and development services with the registrant.

The following discussion addresses the applicable off-balance sheet items for our company.

Derivative Instruments

As of December 31, 2010, we had derivative financial instruments, as defined by ASC 815. See “Note 16 — Financial Instruments and Commodity Contracts” to our audited financial statements and “Note 10 — Financial Instruments and Commodity Contracts” to our unaudited financial statements included elsewhere in this prospectus.

Guarantees of Indebtedness

We have issued guarantees on behalf of certain of our wholly-owned subsidiaries. The indebtedness guaranteed is for trade accounts payable to third parties. Some of the guarantees have annual terms while others have no expiration and have termination notice requirements. Neither we nor any of our subsidiaries hold any assets of any third parties as collateral to offset the potential settlement of these guarantees.

Since we consolidate wholly-owned subsidiaries in our consolidated financial statements, all liabilities associated with trade payables for these entities are already included in our consolidated balance sheets.

The following table discloses information about our obligations under guarantees of indebtedness related to our wholly-owned subsidiaries as of December 31, 2010.

	Maximum	Liability
	Potential Future	Carrying
(In millions)	Payment	Value

Wholly-owned Subsidiaries	$142	$40

We have no retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets.

Other Arrangements

Forfaiting of Trade Receivables

Novelis Korea Limited forfaits trade receivables in the ordinary course of business. These trade receivables are typically outstanding for 60 to 120 days. Forfaiting is a non-recourse method to manage credit and interest rate risks. Under this method, customers contract to pay a financial institution. The institution assumes the risk of non-payment and remits the invoice value (net of a fee) to us after presentation of a proof of delivery of goods to the customer. We do not retain a financial or legal interest in these receivables, and they are not included in our consolidated balance sheets.

Factoring of Trade Receivables

Our Brazilian operations factor, without recourse, certain trade receivables that are unencumbered by pledge restrictions. Under this method, customers are directed to make payments on invoices to a financial institution, but are not contractually required to do so. The financial institution pays us any invoices it has approved for payment (net of a fee). We do not retain financial or legal interest in these receivables, and they are not included in our consolidated balance sheets.

Summary Disclosures of Forfaited and Factored Financial Amounts

The following tables summarize our forfaiting and factoring amounts.

	Nine Months	Nine Months			May 16, 2007	April 1, 2007
	Ended	Ended	Year Ended	Year Ended	through	through
	December 31,	December 31,	March 31,	March 31,	March 31,	May 15,
(In millions)	2010	2009	2010	2009	2008	2007
	Successor	Successor	Successor	Successor	Successor	Predecessor

Receivables forfeited	$323	$295	$423	$570	$507	$51
Receivables factored	70	115	149	70	75	—
Forfaiting expense	1	2	2	5	6	1
Factoring expense	1	1	1	1	1	—

	December 31,		March 31,
(In millions)	2010	2009	2010	2009
	Successor	Successor	Successor	Successor

Forfaited receivables outstanding	$91	$83	$83	$71
Factored receivables outstanding	55	35	34	—

The amount of forfaited receivables outstanding increased as of December 31, 2010 as compared to December 31, 2009 and March 31, 2010 as compared to March 31, 2009 primarily due to the increase in the LME price during the respective time periods which resulted in a larger amount of receivables available for forfaiting, as well as tightening in the credit markets.

Other

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (“SPEs”), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2010 and March 31, 2010, we are not involved in any unconsolidated SPE transactions.

Contractual Obligations

We have future obligations under various contracts relating to debt and interest payments, capital and operating leases, long-term purchase obligations, postretirement benefit plans and uncertain tax positions. During the nine months ended December 31, 2010, we completed a series of refinancing transactions and completed a cash tender offer and consent solicitation for our 7.25% Senior Notes due 2015 and our 11.50% Senior Notes due 2015. See Note 6 — Debt of our unaudited financial statements included elsewhere in this document for the disclosure of our contractually obligated payments on our debt. There were no other significant changes to our other contractual obligations as reported in our Annual Report on Form 10-K for the year ended March 31, 2010.

Return of Capital

On December 17, 2010, we paid a dividend of $1.7 billion to our shareholder as a return of capital.

Dividends are at the discretion of the board of directors and will depend on, among other things, our financial resources, cash flows generated by our business, our cash requirements, restrictions under the instruments governing our indebtedness, being in compliance with the appropriate indentures and covenants under the instruments that govern our indebtedness that would allow us to legally pay dividends and other relevant factors.

Environment, Health and Safety

We strive to be a leader in environment, health and safety (“EHS”). Our EHS system is aligned with ISO 14001, an international environmental management standard, and OHSAS 18001, an international occupational health and safety management standard. All of our facilities are expected to implement the necessary management systems to support ISO 14001 and OHSAS 18001 certifications. As of December 31, 2010, all of our manufacturing facilities worldwide were ISO 14001 and OHSAS 18001 certified and 30 have an internationally recognized quality standard.

Our capital expenditures for environmental protection and the betterment of working conditions in our facilities were $1 million and $3 million for the nine months ended December 31, 2010 and 2009, respectively, and $2 million in fiscal 2010. We expect these capital expenditures will be approximately $3 million in fiscal 2012. In addition, expenses for environmental protection (including estimated and probable environmental remediation costs as well as general environmental protection costs at our facilities) were $17 million and $27 million for the nine months ended December 31, 2010 and 2009, respectively, and $32 million in fiscal 2010, and are expected to be $42 million in fiscal 2012. Generally, expenses for environmental protection are recorded in Cost of goods sold. However, significant remediation costs that are not associated with on-going operations are recorded in Other (income) expenses, net.

Critical Accounting Policies and Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements which have been prepared in accordance with GAAP. In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors we believe to be relevant at the time we prepared our consolidated financial statements. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material,

Our significant accounting policies are discussed in “Note 1 — Business and Summary of Significant Accounting Policies” to our audited financial statements and “Note 1 — Business and Summary of Significant Accounting Policies” to our unaudited financial statements included elsewhere in this prospectus. We believe the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results, as they require management to make difficult, subjective or complex judgments, and to make estimates about the effect of matters that are inherently uncertain. We have reviewed these critical accounting policies and related disclosures with the Audit Committee of our board of directors.

Derivative Financial Instruments

We hold derivatives for risk management purposes and not for trading. We use derivatives to mitigate uncertainty and volatility caused by underlying exposures to aluminum prices, foreign exchange rates, interest rate, and energy prices.

For derivatives designated as fair value hedges, we assess hedge effectiveness by formally evaluating the high correlation of changes in the fair value of the hedged item and the derivative hedging instrument. The changes in the fair values of the underlying hedged items are reported in other current and noncurrent assets and liabilities in the consolidated balance sheet. Changes in the fair values of these derivatives and underlying hedged items generally offset and are recorded each period in revenue, consistent with the underlying hedged item.

For derivatives designated as cash flow hedges or net investment hedges, we assess hedge effectiveness by formally evaluating the high correlation of the expected future cash flows of the hedged item and the derivative hedging instrument. The effective portion of gain or loss on the derivative is included in OCI and reclassified to earnings in the period in which earnings are impacted by the hedged items or in the period that the transaction becomes probable of not occurring. If at any time during the life of a cash flow hedge relationship we determine that the relationship is no longer effective, the derivative will no longer be designated as a cash flow hedge and future gains or losses on the derivative will be recognized in (Gain) loss on change in fair value of derivative instruments.

For all derivatives designated in hedging relationships, gains or losses representing hedge ineffectiveness or amounts excluded from effectiveness testing are recognized in (Gain) loss on change in fair value of derivative instruments, net in our current period earnings.

If no hedging relationship is designated, the gains or losses are recognized in (Gain) loss on change in fair value of derivative instruments, net in our current period earnings. We classify cash settlement amounts associated with these derivatives as part of investing activities in the condensed consolidated statements of cash flows.

The majority of our derivative contracts are valued using industry-standard models that use observable market inputs as their basis, such as time value, forward interest rates, volatility factors, and current (spot) and forward market prices for foreign exchange rates. See “Note 15 — Fair Value of Assets and Liabilities” to our audited financial statements and “Note 11 — Fair Value Measurements” to our unaudited financial statements included elsewhere in this prospectus for discussion on fair value of derivative instruments.

Impairment of Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets of acquired companies. As a result of the Arrangement, we estimated fair value of the identifiable net assets of acquired companies using a number of factors, including the application of multiples and discounted cash flow estimates. We have allocated goodwill to our operating segments in North America, Europe and South America, which are also reporting units for purposes of performing our goodwill impairment testing as follows:

(In millions)	December 31, 2010
Successor

North America	$288
Europe	181
South America	142

$611

Goodwill is not amortized; instead, it is tested for impairment annually or more frequently if indicators of impairment exist. On an ongoing basis, absent any impairment indicators, we perform our goodwill impairment testing as of the last day of February of each year.

We test consolidated goodwill for impairment using a fair value approach at the reporting unit level. We use our operating segments as our reporting units and perform our goodwill impairment test in two steps. Step one compares the fair value of each reporting unit (operating segment) to its carrying amount. If step one indicates that the carrying value of the reporting unit exceeds the fair value, the second step is performed to measure the amount of impairment, if any.

For purposes of our step one analysis, our estimate of fair value for each reporting unit is based on a combination of (1) quoted market prices/relationships (the market approach), (2) discounted cash flows (the income approach) and (3) a stock price build-up approach (the build-up approach). The estimated fair value for each reporting unit is within the range of fair values yielded under each approach. The approach to determining fair value for all reporting units is consistent given the similarity of our operations in each region.

Under the market approach, the fair value of each reporting unit is determined based upon comparisons to public companies engaged in similar businesses. Under the income approach, the fair value of each reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of significant management assumptions including markets and market share, sales volumes and prices, costs to produce, capital spending, working capital changes and the discount rate. We estimate future cash flows for each of our reporting units based on our projections for the respective reporting unit. These projected cash flows are discounted to the present value using a weighted average cost of capital (discount rate). The discount rate is commensurate with the risk inherent in the projected cash flows and reflects the rate of return required by an investor in the current economic conditions. For our annual impairment test conducted in the fourth quarter of fiscal 2010, we used a discount rate of 10.3% for all reporting units, a decrease of 1.7% from the rate used in our prior year impairment test. An increase or decrease of 0.5% in the discount rate impacted the estimated fair value by $25-$150 million, depending on the relative size of the reporting unit. The projections are based on both past performance and the expectations of future performance and assumptions used in our current operating plan. We use specific revenue growth assumptions for each reporting unit, based on history and economic conditions, ranging from 2.5% to 3.5% growth through 2015.

Under the build-up approach, which is a variation of the market approach, we estimate the fair value of each reporting unit based on the estimated contribution of each of the reporting units to Hindalco’s total business enterprise value.

We performed our annual testing for goodwill impairment as of the last day of February 2010 and no goodwill impairment was identified. The fair values of the reporting units exceeded their respective carrying amounts as of February 28, 2010 by 94% for North America, by 56% for Europe and by 23% for South America. We recorded a $1.3 billion impairment charge related to goodwill in fiscal 2009.

Equity Investments

We invest in a number of public and privately-held companies, primarily through joint ventures and consortiums. If they are not consolidated, these investments are accounted for using the equity method and include our investment in Norf. As a result of the Arrangement, investments in and advances to affiliates as of May 16, 2007 were adjusted to reflect fair value.

We review equity investments for impairment whenever certain indicators are present suggesting that the carrying value of an investment is not recoverable. This analysis requires a significant amount of judgment to identify events or circumstances indicating that an equity investment may be impaired. Once an impairment indicator is identified, we must determine if an impairment exists, and if so, whether the impairment is other than temporary, in which case the equity investment would be written down to its estimated fair value.

Impairment of Intangible Assets

Our other intangible assets of $707 million as of December 31, 2010 consist of tradenames, technology, customer relationships and favorable energy and supply contracts and are amortized over 3 to 20 years. As of December 31, 2010, we do not have any intangible assets with indefinite useful lives. We consider the potential impairment of these other intangibles assets in accordance with FASB ASC (the “Codification”) No, 360, Property, Plant and Equipment. For tradenames and technology, we utilize a relief-from-royalty method. All other intangible assets are assessed using the income approach. As a result of these assessments, no impairment was indicated.

Impairment of Long Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment when events or changes in circumstances indicate that the carrying value of the assets contained in our financial statements may not be recoverable. When evaluating long-lived assets for potential impairment, we first compare the carrying value of the asset to the asset’s estimated future cash flows (undiscounted and without interest charges). If the estimated future cash flows are less than the carrying value of the asset, we calculate and recognize an impairment loss. If we recognize an impairment loss, the adjusted carrying amount of the asset is based on the discounted estimated future cash flows and will be its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated over the remaining useful life of that asset.

Our impairment loss calculations require management to apply judgments in estimating future cash flows to determine asset fair values, including forecasting useful lives of the assets and selecting the discount rate that represents the risk inherent in future cash flows. We recorded impairment charges on long-lived assets of $l million, $18 million (including $17 million classified as Restructuring charges, net), and $1 million during the years ended March 31, 2010, 2009 and 2008, respectively. During the nine months ended December 31, 2010, we recognized a net $5 million of income related to reversing a prior impairment charge upon receipt of cash for the sale of previously impaired assets. We did not incur any impairment charges during the nine months ended December 31, 2009.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to additional impairment losses that could be material to our results of operations.

Pension and Other Postretirement Plans

We account for our pensions and other postretirement benefits in accordance with ASC 715, Compensation Retirement Benefits (“ASC 715”). Liabilities and expense for pension plans and other postretirement benefits are determined using actuarial methodologies and incorporate significant assumptions, including the rate used to discount the future estimated liability, the long-term rate of return on plan assets, and several assumptions related to the employee workforce (salary increases, medical costs, retirement age, and mortality).

The actuarial models use an attribution approach that generally spreads the financial impact of changes to the plan and actuarial assumptions over the average remaining service lives of the employees in the plan. Changes in liability due to changes in actuarial assumptions such as discount rate, rate of compensation increases and mortality, as well as annual deviations between what was assumed and what was experienced by the plan are treated as gains or losses. Gains and losses are amortized over the employee group’s average future service life. The average future service for pension plans and other postretirement benefit plans is 11.7 and 12.2 years, respectively. The principle underlying the required attribution approach is that employees render service over their average remaining service lives on a relatively smooth basis and, therefore, the accounting for benefits earned under the pension or non-pension postretirement benefits plans should follow the same relatively smooth pattern.

Our pension obligations relate to funded defined benefit pension plans we have established in the United States, Canada, Switzerland and the United Kingdom, unfunded pension benefits primarily in Germany, and unfunded lump sum indemnities payable upon retirement to employees of businesses in France, Malaysia, Italy and partially funded lump sum indemnities in South Korea, Pension benefits are generally based on the employee’s service and either on a flat rate for years of service or on the highest average eligible compensation before retirement. Our other postretirement benefit obligations include unfunded healthcare and life insurance benefits provided to retired employees in Canada, the United States and Brazil.

All net actuarial gains and losses are generally amortized over the expected average remaining service life of the employees. The costs and obligations of pension and other postretirement benefits are calculated based on assumptions including the long-term rate of return on pension assets, discount rates for pension and other postretirement benefit obligations, expected service period, salary increases, retirement ages of employees and healthcare cost trend rates. These assumptions bear the risk of change as they require significant judgment and they have inherent uncertainties that management may not be able to control.

The most significant assumption used to calculate pension and other postretirement obligations is the discount rates used to determine the present value of benefits. It is based on spot rate yield curves and individual bond matching models for pension and other postretirement plans in Canada and the United States, and on published long-term high quality corporate bond indices in other countries, at the end of each fiscal year. Adjustments were made to the index rates based on the duration of the plans’ obligations for each country. The weighted average discount rate used to determine the pension benefit obligation was 5.5% as of March 31, 2010, compared to 6.0% and 5.8% for March 31, 2009 and 2008, respectively. The weighted average discount rate used to determine the other postretirement benefit obligation was 5.6% as of March 31, 2010, compared to 6.2% and 6.1% for March 31, 2009 and 2008, respectively. The weighted average discount rate used to determine the net periodic benefit cost is the rate used to determine the benefit obligation in the previous year.

As of March 31, 2010, an increase in the discount rate of 0.5%, assuming inflation remains unchanged, would result in a decrease of $100 million in the pension and other postretirement obligations and in a decrease of $12 million in the net periodic benefit cost. A decrease in the discount rate of 0.5% as of March 31, 2010, assuming inflation remains unchanged, would result in an increase of $100 million in the pension and other postretirement obligations and in an increase of $12 million in the net periodic benefit cost. The calculation of the estimate of the expected return on assets and additional discussion regarding pension and other postretirement plans is described in “Note 12 — Postretirement Benefit Plans” to our audited financial statements and “Note 8 — Postretirement Benefit Plans” to our unaudited financial statements included elsewhere in this prospectus. The weighted average expected return on assets was 6.7% for 2010, 6.9% for 2009 and 7.3% for 2008. The expected return on assets is a long-term assumption whose accuracy can only be measured over a long period based on past experience. A variation in the expected return on assets by 0.5% as of March 31, 2010 would result in a variation of approximately $4 million in the net periodic benefit cost.

Income Taxes

We account for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, In addition, deferred tax assets are also recorded with respect to net operating losses and other tax attribute carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when realization of the benefit of deferred tax assets is not deemed to be more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The ultimate recovery of certain of our deferred tax assets is dependent on the amount and timing of taxable income that we will ultimately generate in the future and other factors such as the interpretation of tax laws. This means that significant estimates and judgments are required to determine the extent that valuation allowances should be provided against deferred tax assets. We have provided valuation allowances as of December 31, 2010 aggregating $258 million against such assets based on our current assessment of future operating results, timing and nature of realizing deferred tax liabilities, tax planning strategies and tax carrybacks.

By their nature, tax laws are often subject to interpretation. Further complicating matters is that in those cases where a tax position is open to interpretation, differences of opinion can result in differing conclusions as to the amount of tax benefits to be recognized under FASB ASC 740, Income Taxes. ASC 740 utilizes a two-step approach for evaluating tax positions. Recognition (Step 1) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement (Step 2) is only addressed if Step 1 has been satisfied. Under Step 2, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Consequently, the level of evidence and documentation necessary to support a position prior to being given recognition and measurement within the financial statements is a matter of judgment that depends on all available evidence.

As of December 31, 2010 the total amount of unrecognized benefits that, if recognized, would affect the effective income tax rate in future periods based on anticipated settlement dates is $39 million. Although management believes that the estimates and judgments discussed herein are reasonable, actual results could differ, which could result in gains or losses that could be material.

Assessment of Loss Contingencies

We have legal and other contingencies, including environmental liabilities, which could result in significant losses upon the ultimate resolution of such contingencies. Environmental liabilities that are not legal asset retirement obligations are accrued on an undiscounted basis when it is probable that a liability exists for past events,

We have provided for losses in situations where we have concluded that it is probable that a loss has been or will be incurred and the amount of the loss is reasonably estimable. A significant amount of judgment is involved in determining whether a loss is probable and reasonably estimable due to the uncertainty involved in determining the likelihood of future events and estimating the financial statement impact of such events. If further developments or resolution of a contingent matter are not consistent with our assumptions and judgments, we may need to recognize a significant charge in a future period related to an existing contingency.

Recent Changes in Accounting Standards

Recent Changes in Accounting Standards

The following accounting standards have been adopted by us during the twelve months ended March 31, 2010.

In June 2009, the FASB approved its Codification as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff. The Codification which changes the referencing of accounting standards is effective for interim or annual periods ending after September 15, 2009. As the codification is not intended to change or alter existing US GAAP, this standard had no impact on our consolidated financial position, results of operations and cash flows.

We adopted the authoritative guidance in the Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements (ASU 2010-06). ASU 2010-06 amends ASC Topic 820, Fair Value Measurements by adding additional disclosure requirements about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This standard had no impact on our consolidated financial position, results of operations and cash flows, but did require certain additional footnote disclosures.

We adopted the authoritative guidance in ASC 715, Compensation — Retirement Benefits, which requires that an employer disclose the following information about the fair value of plan assets: (1) how investment allocation decisions are made, including the factors that are pertinent to understanding of investment policies and strategies; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets. At initial adoption, application of this standard would not be required for earlier periods that are presented for comparative purposes. This standard had no impact on our consolidated financial position, results of operations and cash flows, but did require certain additional footnote disclosures.

We adopted the authoritative guidance in ASC 810, Consolidation, which establishes accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within shareholder’s equity, but separate from the parent’s equity; (ii) the amount of condensed consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of operations and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently. We adopted this accounting standard effective April 1, 2009, and applied this standard prospectively, except for the presentation and disclosure requirements, which have been applied retrospectively.

The following accounting standard was adopted by us during the nine months ended December 31, 2010.

Effective April 1, 2010, we adopted authoritative guidance in ASU No. 2009-17, Consolidations: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU No. 2009-17). ASU No. 2009-17 was intended (1) to address the effects on certain provisions of the accounting standard dealing with consolidation of variable interest entities, as a result of the elimination of the qualifying special-purpose entity concept in ASU No. 2009-16, Transfers and Servicing: Accounting for Transfers of Financial Assets, and (2) to clarify questions about the application of certain key provisions related to consolidation of variable interest entities. This standard had no impact on our consolidated financial position, results of operations and cash flow, but did require certain additional footnote disclosures. These disclosures are included in “Note 4 — Consolidation of Variable Interest Entities” to our unaudited financial statements included elsewhere in this prospectus.

Recently Issued Accounting Standards

We have determined that recently issued accounting standards will not have a material impact on our consolidated financial position, results of operations and cash flow.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks as part of our ongoing business operations, including risks from changes in commodity prices (primarily aluminum, electricity and natural gas), foreign currency exchange rates and interest rates that could impact our results of operations and financial condition. We manage our exposure to these and other market risks through regular operating and financing activities and derivative financial instruments. We use derivative financial instruments as risk management tools only, and not for speculative purposes. Except where noted, the derivative contracts are marked-to-market and the related gains and losses are included in earnings in the current accounting period.

By their nature, all derivative financial instruments involve risk, including the credit risk of non-performance by counterparties. All derivative contracts are executed with counterparties that, in our judgment, are creditworthy. Our maximum potential loss may exceed the amount recognized in the accompanying December 31, 2010 condensed consolidated balance sheet.

The decision of whether and when to execute derivative instruments, along with the duration of the instrument, can vary from period to period depending on market conditions and the relative costs of the instruments. The duration is always linked to the timing of the underlying exposure, with the connection between the two being regularly monitored.

Commodity Price Risks

We have commodity price risk with respect to purchases of certain raw materials including aluminum, electricity, natural gas and transport fuel.

Aluminum

Most of our business is conducted under a conversion model that allows us to pass through increases or decreases in the price of aluminum to our customers. Nearly all of our products have a price structure with two components: (i) a pass through aluminum price based on the LME plus local market premiums and (ii) a “conversion premium” based on the conversion cost to produce the rolled product and the competitive market conditions for that product.

A key component of our conversion model is the use of derivative instruments on projected aluminum requirements to preserve our conversion margin. We enter into forward metal purchases simultaneous with the sales contracts that contain fixed metal prices. These forward metal purchases directly hedge the economic risk of future metal price fluctuation associated with these contracts. The recognition of unrealized gains and losses on metal derivative positions typically precedes customer delivery and revenue recognition under the related fixed forward priced contracts. The timing difference between the recognition of unrealized gains and losses on metal derivatives and recognition of revenue impacts income (loss) before income taxes and net income (loss). Gains and losses on metal derivative contracts are not recognized in segment income until realized.

Metal price lag exposes us to potential losses in periods of falling aluminum prices. We sell short-term LME futures contracts to reduce our exposure to this risk. We expect the gain or loss on the settlement of the derivative to offset the effect of changes in aluminum prices on future product sales. These hedges generally generate losses in periods of increasing aluminum prices.

Sensitivities

As of December 31, 2010, we estimate that a 10% decline in LME aluminum prices would decrease the value of our aluminum contracts by $41 million.

Energy

We use several sources of energy in the manufacture and delivery of our aluminum rolled products. In the nine months ended December 31, 2010, natural gas and electricity represented approximately 89% of our energy consumption by cost. We also use fuel oil and transport fuel. The majority of energy usage occurs at our casting centers, at our smelters in South America and during the hot rolling of aluminum. Our cold rolling facilities require relatively less energy.

We purchase our natural gas on the open market, which subjects us to market pricing fluctuations. We seek to stabilize our future exposure to natural gas prices through the use of forward purchase contracts. Natural gas prices in Europe, Asia and South America have historically been more stable than in the United States. As of December 31, 2010, we have a nominal amount of forward purchases outstanding related to natural gas.

A portion of our electricity requirements are purchased pursuant to long-term contracts in the local regions in which we operate. A number of our facilities are located in regions with regulated prices, which affords relatively stable costs. In South America, we own and operate hydroelectric facilities that meet approximately 52% of our total electricity requirements in that segment. Additionally, we have entered into an electricity swap in North America to fix a portion of the cost of our electricity requirements.

We purchase a nominal amount of heating oil forward contracts to hedge against fluctuations in the price of our transport fuel.

Fluctuating energy costs worldwide, due to the changes in supply and international and geopolitical events, expose us to earnings volatility as such changes in such costs cannot immediately be recovered under existing contracts and sales agreements, and may only be mitigated in future periods under future pricing arrangements.

Sensitivities

The following table presents the estimated potential effect on the fair values of these derivative instruments as of December 31, 2010, given a 10% decline in spot prices for energy contracts ($ in millions).

	Change in	Change in
	Price	Fair Value

Electricity	(10)%	$(1)
Natural Gas	(10)%	(3)

Foreign Currency Exchange Risks

Exchange rate movements, particularly the euro, the Brazilian real and the Korean won against the U.S. dollar, have an impact on our operating results. In Europe, where we have predominantly local currency selling prices and operating costs, we benefit as the euro strengthens, but are adversely affected as the euro weakens. In Korea, where we have local currency selling prices for local sales and U.S. dollar denominated selling prices for exports, we benefit slightly as the won weakens, but are adversely affected as the won strengthens, due to a slightly higher percentage of exports compared to local sales. In Brazil, where we have predominately U.S. dollar selling prices, metal costs and local currency operating costs, we benefit as the local currency weakens, but are adversely affected as the local currency strengthens. Foreign currency contracts may be used to hedge the economic exposures at our foreign operations.

It is our policy to minimize functional currency exposures within each of our key regional operating segments. As such, the majority of our foreign currency exposures are from either forecasted net sales or forecasted purchase commitments in non-functional currencies. Our most significant non-U.S. dollar functional currency operating segments are Europe and Asia, which have the euro and the Korean won as their functional currencies, respectively. South America is U.S. dollar functional with Brazilian real transactional exposure.

We face translation risks related to the changes in foreign currency exchange rates. Amounts invested in our foreign operations are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. The resulting translation adjustments are recorded as a component of Accumulated other comprehensive income (loss) in the Shareholders’ equity section of the accompanying condensed consolidated balance sheets. Net sales and expenses in our foreign operations’ foreign currencies are translated into varying amounts of U.S. dollars depending upon whether the U.S. dollar weakens or strengthens against other currencies. Therefore, changes in exchange rates may either positively or negatively affect our net sales and expenses from foreign operations as expressed in U.S. dollars.

Any negative impact of currency movements on the currency contracts that we have entered into to hedge foreign currency commitments to purchase or sell goods and services would be offset by an equal and opposite favorable exchange impact on the commitments being hedged. For a discussion of accounting policies and other information relating to currency contracts, see Note 1 — Business and Summary of Significant Accounting Policies and Note 10 — Financial Instruments and Commodity Contracts of our audited financial statements.

Sensitivities

The following table presents the estimated potential effect on the fair values of these derivative instruments as of December 31, 2010, given a 10% change in rates ($ in millions).

	Change in	Change in
	Exchange Rate	Fair Value

Currency measured against the U.S. dollar
Brazilian real	(10)%	$(39)
Euro	10%	(56)
Korean won	(10)%	(22)
Canadian dollar	(10)%	(3)
British pound	(10)%	(5)
Swiss franc	(10)%	(2)

Interest Rate Risks

We use interest rate swaps to manage our exposure to changes in the benchmark LIBOR interest rate which impacts our variable-rate debt. Prior to the completion of the December 17, 2010 refinancing transactions, these swaps were designated as cash flow hedges. Upon completion of the refinancing transaction, our exposure to changes in the benchmark LIBOR interest rate was limited. The 2010 Term Loan Facility contains a floor feature of the higher of LIBOR or 150 basis points applied to a spread of 3.75%. As of December 31, 2010, this floor feature was in effect, changing our variable rate debt to fixed rate debt. Due to the nature of fixed-rate debt, there would be no significant impact on our interest expense or cash flows from either a 10% increase or decrease in market rates of interest.

Due to the floor feature of our 2010 Term Loan Facility mentioned above, a 10 basis point increase in the interest rates on our outstanding variable rate debt as of December 31, 2010 would have no impact on our annual pre-tax income. To be above the 2010 Term Loan Facility floor feature, as of December 31, 2010, interest rates would have to increase by 125 basis points (bp). From time to time, we have used interest rate swaps to manage our debt cost. In Korea, we entered into interest rate swaps to fix the interest rate on various floating rate debt. See Note 6 — Debt for further information.

Sensitivities

The following table presents the estimated potential effect on the fair values of these derivative instruments as of December 31, 2010, given a 100 bps negative shift in USD LIBOR ($ in millions).

	Change in		Change in
	Rate		Fair Value

Interest Rate Contracts
North America	(100	) bps	$(3)

BUSINESS

Overview

We are the world’s leading aluminum rolled products producer based on shipment volume for the nine months ended December 31, 2010, with total shipments during that period of approximately 2,198 kt. We are the only company of our size and scope focused solely on aluminum rolled products markets and capable of local supply of technologically sophisticated aluminum products in all of the regions in which we operate. We are also the global leader in the recycling of used aluminum beverage cans. We had net sales and net income attributable to our common shareholder of $8.7 billion and $405 million, respectively, for the year ended March 31, 2010, and $7.6 billion and $66 million, respectively, for the nine months ended December 31, 2010.

Our History

Organization and Description of Business

Novelis Inc. was formed in Canada on September 21, 2004. We produce aluminum sheet and light gauge products for use in the beverage and food can, transportation, construction and industrial, and foil product markets. As of December 31, 2010, we had operations on four continents: North America, Europe, Asia and South America, through 30 operating plants, one research facility and several market-focused innovation centers in 11 countries. In addition to aluminum rolled products plants, our South American businesses include bauxite mining, primary aluminum smelting and power generation facilities.

On May 18, 2004, Alcan announced its intention to transfer its rolled products businesses into a separate company and to pursue a spin-off of that company to its shareholders. The spin-off occurred on January 6, 2005, following approval by Alcan’s board of directors and shareholders, and legal and regulatory approvals. Alcan shareholders received one Novelis common share for every five Alcan common shares held.

Acquisition by Hindalco

On May 15, 2007, the company was acquired by Hindalco through its indirect wholly-owned subsidiary pursuant to the Arrangement at a price of $44.93 per share. The aggregate purchase price for all of the company’s common shares was $3.4 billion and Hindalco also assumed $2.8 billion of Novelis’ debt for a total transaction value of $6.2 billion. Subsequent to completion of the Arrangement on May 15, 2007, all of our common shares were indirectly held by Hindalco.

Amalgamation of AV Aluminum Inc. and Novelis Inc.

Effective September 29, 2010, in connection with an internal restructuring transaction, pursuant to articles of amalgamation under the Canada Business Corporations Act, we were amalgamated (the “Amalgamation”) with our direct parent AV Aluminum Inc., a Canadian corporation (“AV Aluminum”), to form an amalgamated corporation named Novelis Inc., also a Canadian corporation.

As a result of the Amalgamation, we and AV Aluminum continue our corporate existence, and the amalgamated Novelis Inc. remains liable for all of our and AV Aluminum’s obligations and we continue to own all of our respective property. Since AV Aluminum was a holding company whose sole asset was the shares of the pre-amalgamated Novelis Inc., our business, management, board of directors and corporate governance procedures following the Amalgamation are identical to those of Novelis Inc. immediately prior to the Amalgamation. Novelis Inc., like AV Aluminum before the Amalgamation, remains an indirect, wholly-owned subsidiary of Hindalco.

Our Industry

The aluminum rolled products market represents the global supply of and demand for aluminum sheet, plate and foil produced either from sheet ingot or continuously cast roll-stock in rolling mills operated by independent aluminum rolled products producers and integrated aluminum companies alike. According to CRU, worldwide consumption of aluminum rolled products in 2008 was approximately 17,304 kt. In 2009, this declined by 8.5% to 15,833 kt, reflecting the global economic environment. Furthermore, according to

CRU, global consumption for rolled aluminum recovered to approximately 18,244 kt in 2010, and CRU estimates that global consumption will increase to 24,417 kt by 2015 representing a compound annual growth rate of 6.0% from 2010 to 2015.

Aluminum rolled products are semi-finished aluminum products that constitute the raw material in the manufacturing of finished goods ranging from automotive body panels to household and converter foil. There are two major types of manufacturing processes for aluminum rolled products differing mainly in the process used to achieve the initial stage of processing:

•	hot mills — that require sheet ingot, a rectangular slab of aluminum, as starter material; and

•	continuous casting mills — that can convert molten metal directly into semi-finished sheet.

Both processes require subsequent rolling, which we call cold rolling, and finishing steps such as annealing, coating, leveling or slitting to achieve the desired thicknesses and metal properties. Most customers receive shipments in the form of aluminum coil, a large roll of metal, which can be fed into their fabrication processes.

There are three sources of input material for aluminum rolled products: (1) primary aluminum, which is primarily in the form of standard ingot; (2) sheet ingot; and (3) recycled aluminum, such as recyclable scrap material from fabrication processes, which we refer to as recycled process material, UBCs, other post-consumer aluminum and molten metal produced from these sources.

Primary aluminum and sheet ingot can generally be purchased at prices set on the LME, plus a premium that varies by geographic region of delivery, form (ingot or molten metal) and purity.

Recycled aluminum is also an important source of input material. Aluminum is infinitely recyclable with minimal metal loss, and recycling requires approximately 5% of the energy needed to produce primary aluminum and correspondingly emits approximately 5% of the greenhouse gas emitted by primary aluminum production. As a result, in regions where aluminum is widely used, manufacturers and customers are active in setting up collection processes in which UBCs and other recyclable aluminum are collected for remelting. Manufacturers may also enter into agreements with customers who return recycled process material and pay to have it remelted and rolled into the same product.

The market for aluminum rolled products tends to be less subject to demand cyclicality than the markets for primary aluminum and sheet ingot, which are more affected by commodity price cyclicality. A significant share of aluminum rolled products is used in the production of consumer staples, which have historically experienced relatively stable demand characteristics. In addition, most aluminum rolled products sale contracts are priced in two components: a pass-through aluminum price component based on the LME quotation and local market premiums, plus a “margin over metal,” or conversion charge, based on the cost to roll the product. As a result, most of the raw material price risk is absorbed by the customer, reducing the volatility of the producers’ profitability and cash flows. Aluminum rolled products companies also use recycled aluminum, which provides sourcing flexibility for, and further reduces the volatility of, input material. These three factors combine to create an industry that has lower cyclicality than the primary aluminum industry.

There has been a long-term industry trend towards lighter gauge (thinner) aluminum rolled products, which we refer to as “downgauging,” where customers request products with similar properties using less metal in order to reduce costs and weight. For example, aluminum rolled products producers and can fabricators have continuously developed thinner walled cans with similar strength as previous generation containers, resulting in a lower cost per unit. As a result of this trend, aluminum tonnage across the spectrum of aluminum rolled products, and particularly for the beverage and food cans end-use market, has declined on a per unit basis, while actual rolling machine hours per unit have increased. Because the industry has historically tracked growth based on aluminum tonnage shipped, we believe the downgauging trend may contribute to an understatement of the actual growth of revenue attributable to rolling in some end-use markets.

The rolled aluminum industry continues to leverage new technology to develop aluminum alloys and products that support broader or new commercial applications. Conventional single-alloy products require customers to choose an alloy based either on the required core properties such as strength or the desired surface characteristics such as extreme corrosion-resistance. The industry typically achieves the combined characteristics of two or three alloys with a clad process through which sheets of metal are attached to an aluminum ingot and then rolled. Typically the aluminum ingot provides the strength and formability while the brazing provides other properties such as corrosion resistance and finish.

Manufacturing Process

The stages of the manufacturing process for aluminum rolled products are described below.

RECYCLING In the recycling process, scrap aluminum is melted, paint and other materials are removed, and the aluminum is prepared for the next stages of the manufacturing process.

REMELT & CASTING

The production of aluminum rolled products begins with the melting of standard ingot, sheet ingot, recycled aluminum and alloy elements.

The mixture is then transferred to the holding furnace where the chemical properties are fine-tuned and the impurities are removed.

In the casting process, molten aluminum is poured into a water-cooled mold to form sheet ingot, and the temperature, casting speed and water flow are carefully managed.

HOT ROLLING The hot rolling process converts sheet ingot into coils with a gauge suitable for cold rolling.

First, the surface of sheet ingot is removed with the scalper to eliminate the surface oxide layer in order to increase the surface quality of the hot rolled products.

Second, the sheet ingot is heated to homogenize the alloying elements and create a uniform structure of sheet ingot.

Third, the sheet ingot is rolled to the specified gauge while controlling coil profile and shape.

COLD ROLLING

In the cold rolling process, hot coils are further processed to meet the specifications for gauge, flatness and other physical characteristics.

At lower than crystallization temperatures, hot rolled coils are rolled to the desired gauge.

By heating and maintaining the metal at precise temperatures, the annealing process alters the mechanical features of the cold rolled coils.

FINISHING In the finishing process, cold rolled coils are processed by tension leveling, coating and slitting.

The tension leveler is designed to flatten the aluminum strip by precisely stretching it through a series of leveling rollers, and a productive coating is applied to the aluminum through the coil coating line.

Finally, the products are precisely cut to the specified widths with the slitter.

End-use Markets

Aluminum rolled products companies produce and sell a wide range of aluminum rolled products, which can be grouped into four end-use markets based upon similarities in end-use markets: (1) beverage and food cans; (2) transportation; (3) construction and industrial; and (4) foil products. Within each end-use market, aluminum rolled products are manufactured with a variety of alloy mixtures; a range of tempers (hardness), gauges (thickness) and widths; and various coatings and finishes. Large customers typically have customized needs resulting in the development of close relationships with their supplying mills and close technical development relationships.

	Global End-Use Markets
	2007	2008	2009	% 2009 Share

Can stock	4,018	4,134	4,133	26%
Foil stock	3,989	4,095	3,825	24%
Industrial	3,940	4,040	3,656	23%
Transportation	2,247	2,104	1,706	11%
Construction	1,971	1,832	1,586	10%
Other	1,078	1,100	925	6%

Total Consumption	17,242	17,304	15,833	100%

Source: CRU International Aluminum Flat Rolled Products Quarterly Market Service, November 2010.

Beverage and Food Cans.  Beverage and food cans accounted for approximately 26% of total worldwide shipments in the calendar year ended December 31, 2009, according to market data from CRU. The beverage can end-use market is technically demanding to supply and pricing is competitive. Beverage and food cans is also our largest end-use market, making up 39% of total shipments for the nine months ended December 31, 2010. The recyclability of aluminum cans enables them to be used, collected, melted and returned to the original product form many times, unlike steel, paper or PET plastic, which deteriorate with every iteration of recycling. Aluminum beverage cans also offer advantages in fabrication efficiency and product shelf life. Fabricators are able to produce and fill beverage cans at very high speeds, and non-porous aluminum cans provide longer shelf life than PET plastic containers. Aluminum cans are light, stackable and use space efficiently, making them convenient and cost efficient to ship versus other container alternatives, including glass bottles.

Downgauging and changes in can design help to reduce total costs on a per can basis and contribute to making aluminum more competitive with substitute materials.

Beverage can sheet is sold in coil form for the production of can bodies, ends and tabs. The material can be ordered as rolled, degreased, pre-lubricated, pre-treated and/or lacquered. Typically, can makers define their own specifications for material to be delivered in terms of alloy, gauge, width and surface finish.

Other applications in this end-use market include food cans and screw caps for the beverage industry.

Transportation.  The transportation end use market accounted for approximately 11% of the worldwide aluminum rolled products shipments in the calendar year ended December 31, 2009, according to CRU. Heat exchangers for trucks and automobiles, such as radiators and air conditioners, are an important application for aluminum rolled products in the transportation end-use market. Original equipment manufacturers also use aluminum sheet with specially treated surfaces and other specific properties for interior and exterior applications. Newly developed alloys are being used in transportation tanks and rigid containers that allow for safer and more economical transportation of hazardous and corrosive materials.

There has been recent growth in certain geographic markets in the use of aluminum rolled products in automotive body panel applications, including hoods, deck lids, fenders and lift gates. These uses typically result from cooperative efforts between aluminum rolled products manufacturers and their customers that yield tailor-made solutions for specific requirements in alloy selection, fabrication procedure, surface quality and joining. We believe the recent growth in automotive body panel applications is due in part to the lighter weight of aluminum as compared to steel and other alternative materials, which allows for better fuel economy and improved emissions performance.

Aluminum rolled products are also used in aerospace applications, a segment of the transportation market in which we were not allowed to compete until January 6, 2010, pursuant to a non-competition agreement we entered into with Alcan in connection with the spin-off. However, aerospace-related consumption of aluminum rolled products has historically represented a relatively small portion of total aluminum rolled products market shipments.

Aluminum is also used in the construction of ships’ hulls and superstructures and passenger rail cars because of its strength, light weight, formability and corrosion resistance.

Construction and Industrial (including Electronics).  Construction and industrial applications combined account for approximately 33% of worldwide aluminum rolled products shipments in the calendar year ended December 31, 2009, according to CRU. Construction is the largest application within this end-use market. Aluminum rolled products developed for the construction industry are often decorative and non-flammable, offer insulating properties, are durable and corrosion resistant, and have a high strength-to-weight ratio. Aluminum siding, gutters, and downspouts comprise a significant amount of construction volume. Other applications include doors, windows, awnings, canopies, facades, roofing and ceilings.

Aluminum’s ability to conduct electricity and heat and to offer corrosion resistance makes it useful in a wide variety of industrial applications. Industrial applications include electronics, consumer durables, electrical machinery and lighting fixtures. Applications of aluminum rolled products in the electronics market include panels and components for light-emitting diode (LED) televisions and liquid crystal display (LCD) televisions, portable personal computers and monitors as well as mobile phone cases, CD-ROMs and metal printed circuit boards. Uses of aluminum rolled products in consumer durables include microwaves, coffee makers, air conditioners, pleasure boats and cooking utensils.

Another industrial application is lithographic sheet. Print shops, printing houses and publishing groups use lithographic sheet to print books, magazines, newspapers and promotional literature. In order to meet the strict quality requirements of the end-users, lithographic sheet must meet demanding metallurgical, surface and flatness specifications.

Foil Products.  Foil products accounted for approximately 24% of worldwide aluminum rolled products shipments in the calendar year ended December 31, 2009, according to CRU. Aluminum, because of its relatively light weight, recyclability and formability, has a wide variety of uses in packaging. Converter foil is very thin aluminum foil, plain or printed, that is typically laminated to plastic or paper to form an internal seal for a variety of packaging applications, including juice boxes, pharmaceuticals, food pouches, cigarette packaging and lid stock. Customers order coils of converter foil in a range of thicknesses from 6 microns to 60 microns.

Household foil includes home and institutional aluminum foil wrap sold as a branded or generic product. Known in the industry as packaging foil, it is manufactured in thicknesses ranging from 11 microns to 23 microns. Container foil is used to produce semi-rigid containers such as pie plates and take-out food trays and is usually ordered in a range of thicknesses ranging from 60 microns to 200 microns.

Market Structure

The aluminum rolled products industry is characterized by economies of scale, significant capital investments required to achieve and maintain technological capabilities and demanding customer qualification standards. The service and efficiency demands of large customers have encouraged consolidation among suppliers of aluminum rolled products. Currently six producers account for approximately 44% of the total market as outlined below.

Source: CRU

While aluminum rolled products customers tend to be increasingly global, many aluminum rolled products tend to be produced and sold on a regional basis. The regional nature of the markets is influenced in part by the fact that not all mills are equipped to produce all types of aluminum rolled products. For instance, only a few mills in North America, Europe and Asia, and only one mill in South America produce beverage can body and end stock. In addition, individual aluminum rolling mills generally supply a limited range of products for end-use markets, and seek to maximize profits by producing high volumes of the highest margin mix per mill hour given available capacity and equipment capabilities.

Certain multi-purpose, common alloy and plate rolled products are imported into Europe and North America from producers in emerging markets, such as Brazil, South Africa, Russia and China. However, at this time we believe that most of these producers are generally unable to produce flat rolled products that meet the quality requirements, lead times and specifications of customers with more demanding applications. In addition, high freight costs, import duties, inability to take back recycled aluminum, lack of technical service capabilities and long lead-times mean that many developing market exporters are viewed as second-tier suppliers. Therefore, many of our customers in the Americas, Europe and Asia do not look to suppliers in these emerging markets for a significant portion of their requirements.

Globally, as well as in most regions, the industry has and will continue to have excess capacity as a whole. However, since not all plants and producers are equipped to make all kinds of products, utilization rates among plants and producers differ on a regional and global basis.

Competition

The aluminum rolled products market is highly competitive. We face competition from a number of companies in all of the geographic regions and end-use markets in which we operate. Our primary competitors are as follows:

North America	Asia

Alcoa, Inc. (Alcoa)	Alcoa
Aleris International, Inc. (Aleris)	Furukawa-Sky Aluminum Corp.
Arco Aluminum, Inc. (a subsidiary of BP plc)	Kobe Steel Ltd.
Norandal Aluminum	Nanshan Aluminum
Rio Tinto Alcan Inc.	Sumitomo Light Metal Company, Ltd.
Wise Metal Group LLC	Southwest Aluminum Co. Ltd.

Europe	South America

Alcoa	Alcoa
Aleris	Companhia Brasileira de Alumínio
Hydro A.S.A.
Rio Tinto Alcan Inc.

The factors influencing competition vary by region and end-use market, but generally we compete on the basis of our value proposition, including price, product quality, the ability to meet customers’ specifications, range of products offered, lead times, technical support and customer service. In some end-use markets, competition is also affected by fabricators’ requirements that suppliers complete a qualification process to supply their plants. This process can be rigorous and may take many months to complete. As a result, obtaining business from these customers can be a lengthy and expensive process. However, the ability to obtain and maintain these qualifications can represent a competitive advantage.

Aluminum rolled products companies face competition not only from direct competitors within the industry but also from substitute materials as fabricators and end-users have demonstrated a willingness to choose other materials, such as steel, plastics, composite materials and glass, among others, over aluminum. In the beverage and food cans end-use market, the primary competitors are glass bottles, PET plastic containers and steel cans. In the transportation end-use market, aluminum rolled products compete mainly with steel and composites. Aluminum competes with wood, glass, plastic, cement and steel in building products applications. Factors affecting competition with substitute materials include price, ease of manufacturing, consumer preference and performance characteristics.

Key Factors Affecting Supply and Demand

The following factors have historically affected the supply of aluminum rolled products:

Production Capacity.  As in most manufacturing industries with high fixed costs, production capacity has the largest impact on supply in the aluminum rolled products industry. In the aluminum rolled products industry, the addition of production capacity requires large capital investments and significant plant construction or expansion, and typically requires long lead-time equipment orders.

Alternative Technology.  Advances in technological capabilities allow aluminum rolled products producers to better align their product portfolio with industry demand. As an example, continuous casting offers the ability to increase capacity in smaller increments than is possible with hot mill additions. This enables production capacity to better adjust to small year-over-year increases in demand. However, the continuous casting process results in the production of a more limited range of products.

Trade.  Some trade flows occur between regions despite shipping costs, import duties and the need for localized customer support. Higher value-added, specialty products such as lithographic sheets and some foils are more likely to be traded internationally, especially if demand in certain markets exceeds local supply. Emerging markets with low cost inputs may export aluminum rolled products to larger, more mature markets. Historically, products produced in emerging markets have been less technically demanding commodity rolled aluminum products. Accordingly, regional changes in supply, such as plant expansions, may have some effect on the worldwide supply of commodity aluminum rolled products.

The following factors have historically affected the demand for aluminum rolled products:

Economic Growth.  We believe that economic growth is currently the single largest driver of aluminum rolled products demand. In mature markets, growth in demand has typically correlated closely with growth in industrial production.

In emerging markets such as China, growth in demand typically exceeds industrial production growth largely because of expanding infrastructures, capital investments and rising incomes that often accompany economic growth in these markets.

Substitution Trends.  Manufacturers’ willingness to substitute other materials for aluminum in their products and competition from substitution materials suppliers also affect demand. For example, in North America, competition from PET plastic containers and glass bottles, and changes in marketing channels and consumer preferences in beverage containers, have, in recent years, reduced the growth rate of aluminum can sheet in North America from the high rates experienced in the 1970s and 1980s. Historically, despite changes in consumer preferences, North American aluminum beverage can shipments have remained at approximately 100 billion cans per year since 1994 according to the Can Manufacturers Institute. For the calendar year ended December 31, 2009, North American aluminum beverage can shipments declined by approximately 1.3% to 99.1 billion cans mainly due to a decline in carbonated soft drinks. North American can stock shipments during the same period were 1,916 kt and remained virtually flat through the year ended December 31, 2009. CRU currently estimates projected can stock shipments of 1,905 kt for the year ending December 31, 2010.

Demand and Commodity Price Cyclicality.  A significant share of aluminum rolled products is used in the production of consumer staples, which have historically experienced relatively stable demand characteristics. In addition, most of our aluminum rolled products sale contracts are priced in two components: a pass-through aluminum price component based on the LME quotation and local market premium, plus a “margin over metal” or conversion charge based on the cost to roll the product. As a result, most of the raw material price risk is absorbed by the customer, reducing the volatility of the producers’ profitability and cash flows. Aluminum rolled products companies also use recycled aluminum, which provides sourcing flexibility for, and further reduces the volatility of, input material. These three factors combine to create an industry that has lower cyclicality than the primary aluminum industry.

Downgauging.  Increasing technological and asset sophistication has enabled aluminum rolling companies to offer consistent or even improved product strength using less material, providing customers with a more cost-effective product. This continuing trend reduces raw material requirements, but also effectively increases aluminum rolled products’ plant utilization rates and reduces available capacity, because to produce the same number of units requires more rolling hours to achieve thinner gauges. As utilization rates increase, revenues rise as pricing tends to be based on machine hours rather than on the volume of material rolled. On balance, we believe that downgauging has maintained or enhanced overall market economics for both users and producers of aluminum rolled products.

Seasonality.  Demand for certain aluminum rolled products is affected by seasonal factors, such as increases in consumption of beer and soft drinks packaged in aluminum cans and the use of aluminum sheet used in the construction and industrial end-use market during summer months. We typically experience seasonal slowdowns during our third fiscal quarter resulting in lower shipment volumes as a result of lower end-product sales of beverages in the northern hemisphere, declines in overall production output due primarily to the holidays in North America and Europe, and the seasonal downturn in construction due to weather.

Our Strengths

We believe that the following key strengths enable us to compete effectively in the aluminum rolled products market:

Leading Market Positions

We are the world’s leader in aluminum rolling, producing an estimated 16% of the world’s flat-rolled aluminum products during the nine months ended December 31, 2010. Moreover, we are the number one rolled products producer in Europe and South America and the number two rolled products producer in North America and Asia based on shipments. In terms of end-use markets, we believe that we are the largest global producer of aluminum rolled products for the beverage can market with a 39% market share based on shipments, and we are the world’s leader in the recycling of UBCs, recycling around 40 billion UBCs during fiscal 2010. We also believe that we are the world’s leader in aluminum automotive sheet based on shipments.

Premium Product Portfolio Mix

We focus on high value markets that enable us to maximize conversion premium growth and profitability rather than focusing merely on volume growth. Our manufacturing facilities are equipped to produce higher value product lines, including, among others, beverage can products as well as products with automotive body applications and components for the electronics industry, which require highly engineered, technologically sophisticated processes. Our conversion premium pricing model for these higher value products also allows us to pass through risks related to the volatility of aluminum prices by charging LME aluminum prices plus a conversion premium price based on the conversion cost to produce our products.

Our premium product portfolio includes stable products that are less vulnerable to economic cycles and periods of financial instability, such as products sold to customers in the beverage can market, which represented 55% of our total volume of shipments during the nine months ended December 31, 2010. We also believe our higher value product lines have significant growth opportunities. Globally, we anticipate continued growth for can stock, driven by strong demand and positive consumer preference trends in South America, Asia and Europe, moderated only by North America, which is a more mature market. Similarly, we expect that automotive industry growth globally, combined with an increasing focus on fuel efficiency, will drive demand for aluminum applications in this industry, such as auto panels, auto trim, heat shielding and battery cases. In addition, we believe the growth potential in the electronics sector is linked to the focus on reducing the weight of electronics products, reducing their energy consumption and utilizing materials that are effective at dissipating heat generated by electronic components, all of which create a wide range of opportunities for aluminum products. For example, aluminum products are used in the manufacture of products such as LED televisions, computer monitors, notebook computers, digital cameras and mobile phones.

International Presence and Scale

As of December 31, 2010, we are the only aluminum rolled products company with operations on four continents. We benefit from a global manufacturing footprint, including 30 manufacturing facilities across 11 countries, which gives us a strong “asset-based” competitive advantage. We are capable of producing highly engineered, technologically sophisticated products across our operations to serve global customers worldwide, as well as meet the needs of regional customers, providing the same quality and consistency of products at all of our plants. This highly engineered, competitive advantage is evident in our position as the number one global producer of beverage can sheet products. We are able to service large can sheet customers on a worldwide basis, yet, through our regional operations we also have the capability to adapt and cater to the regional preferences and needs of our customers.

In addition, we believe our broad geographical presence allows us to better serve our increasingly global customer base as well as diversify our sources of cash flow and offset risk across the different regions. Our size allows us to meet a wide variety of local and global customer needs, leverage our selling, administrative, research and development and other general expenses to improve margins, establish new uses for aluminum rolled products and access the end-use markets for these products. Furthermore, in periods where we are operating at or near production capacity, our global scale gives us the flexibility to leverage capacity across the Novelis system to maximize total shipments to our customers.

Technology Leader with Customer Service Focus

We endeavor to be at the forefront of developing next generation technologies in the aluminum rolled products industry and believe that we are the world’s leader in continuous casting technology, as owner of technology relating to the two main continuous casting processes. We have state-of-the-art research facilities around the world with more than 200 employees dedicated to research and development and customer technical support.

Our beverage can customers require products that meet stringent specifications, and our Can Technical Services Team is dedicated to supporting our customers and meeting their product needs. Our Can Technical Services Team consists of an experienced group of technical representatives who spend time on-site at our customers’ production lines, offering technological expertise, technical backup and support for our customers’ own innovation activities. We also support our other high value product lines by providing technological services and working together with our automotive, electronic and lithographic customers, among others, to develop solutions to meet their requirements through our customer solution centers in North America and Asia as well as other market-focused innovation centers around the world.

Long Term Relationships with Market Leaders

We have maintained strong, long-standing supply relationships with many of our customers, which include leading global players in our key end-use markets. Our major customers include:

Beverage and Food Cans	Transportation

Anheuser-Busch InBev	Audi Worldwide Company
Affiliates of Ball Corporation	BMW Group International
Can-Pack S.A.	Ford Motor Company
Various bottlers of the Coca-Cola System	Hyundai Motor Company
Crown Cork & Seal Company	Jaguar Land Rover
Rexam plc

Construction, Industrial and Other	Electronics

Agfa-Gevaert N.V.	LG
Amcor Limited	Samsung
Lotte Aluminum Co. Ltd.
Kodak Polychrome Graphics GmbH
Pactiv Corporation
Ryerson Inc.
Tetra Pak Ltd.

In fiscal 2010, approximately 48% of our net sales were to our ten largest customers. We endeavor to gain strong customer loyalty by anticipating and meeting the specific technical standards demanded by our customers with a high level of quality, technical support and customer service.

Our Business Strategy

Our primary objective is to deliver shareholder and customer value through the following areas of focus:

Focus on Core Operations and Reduce our Costs

We strive to be the lowest cost producer of world-class aluminum rolled products by pursuing a standardized focus on our core operations globally and through the implementation of cost-reduction and restructuring initiatives. To achieve this objective, we have standardized our manufacturing processes and the associated upstream and downstream production elements where possible while still allowing the flexibility to respond to local market demands. In addition, we have implemented numerous restructuring initiatives, including the shutdown of facilities, staff rationalization and other activities, all of which have led to significant cost savings that we will benefit from for years to come. We plan to continue to focus on maintaining our low cost base, even as volumes increase, and intend to persist in the implementation of ongoing initiatives to improve operational efficiencies across our plants globally.

Pursue Organic Growth Through Debottlenecking and Other Initiatives Across the Novelis System

We are currently operating at or near capacity. To release additional capacity in facilities, increase efficiency and improve margins, we are continually evaluating debottlenecking opportunities globally through modifications of and investments in existing equipment and processes. We believe our debottlenecking initiatives will release approximately 50 kt of additional production capacity in fiscal 2011, and we anticipate that we can release additional capacity through these efforts by 3% to 4% annually over the 2 to 3 years with minimal capital investments.

Our international presence positions us well to capture additional growth opportunities in targeted aluminum rolled products. In particular, we believe Asia and South America have high growth potential in areas such as beverage cans, industrial products, construction and electronics. While our existing manufacturing and operating presence positions us well to capture this growth, we expect to make some incremental capital expenditures or selective acquisitions to expand our capabilities in these areas.

As part of our organic growth initiatives, we recently invested in process optimization improvements at our Yeongju plant in Korea by implementing technology and processes developed at our other plants around the world, which has allowed us to significantly increase production capacity and capture market share in the beverage can end-use market in Asia. In addition, in response to the growing demand for our products in South America, in May 2010 we announced a plan to invest nearly $300 million to expand our aluminum rolling operations in Brazil to increase capacity by more than 50% to approximately 600 kt of aluminum sheet per year. The project is expected to be completed by late 2012.

Focus on Optimizing Premium Products to Drive Enhanced Profitability

We plan to continue improving our product mix and margins by leveraging our world-class assets and technical capabilities. Our management approach helps us systematically identify opportunities to improve the profitability of our operations through product portfolio analysis. This ensures that we focus on growing in attractive market segments, while also taking actions to exit unattractive ones. For example, in the last four years, we have grown our can stock shipments in total by an average of 15% in all regions except North America, a more mature market, where we have held a leading market position for many years. We will continue to focus on capturing the growth in the beverage can market worldwide as well as the automotive and electronic markets. Through our continued focus on operating execution, we believe we can cost effectively deploy proprietary technologies that will contribute to growth and higher profitability.

Operate as “One Novelis” — a Fully-integrated Global Company

We intend to continue to build on our focused business model to operate as “One Novelis.” The term “One Novelis” refers to our goal of becoming a truly integrated, global company driven by a singular focus. An important part of the One Novelis concept is our highly-focused, pass-through business model that utilizes our manufacturing excellence, our risk management expertise, our value-added conversion premium-based pricing, and — importantly — our growing ability to leverage our global assets according to a single, corporate-wide vision. We believe this integrated approach is the foundation for the effective execution of our strategy across the Novelis system.

We began the global alignment of our support functions, such as risk management, finance, human resources, legal, information technology and supply chain management in fiscal 2009. We believe that managing these support functions centrally to operate as One Novelis has and will continue to accelerate executive decision-making processes, allowing us to adapt our manufacturing processes and products more quickly and efficiently to respond to changing market conditions. We intend to achieve a seamless alignment of goals, methods and metrics across the organization to improve communication and the implementation of strategic initiatives and, ultimately, service to our customers. These initiatives have resulted in enhanced operating margins and performance and we believe additional improvements are possible over time.

Our Operating Segments

Due in part to the regional nature of supply and demand of aluminum rolled products and in order to best serve our customers, we manage our activities on the basis of geographical areas and are organized under four operating segments: North America; Europe; Asia; and South America. The following is a description of our operating segments:

•	North America. Headquartered in Atlanta, Georgia, this segment manufactures aluminum sheet and light gauge products and operates 11 plants, including two fully dedicated recycling facilities, in two countries. As announced in February 2010, we moved our North American headquarters to Atlanta, Georgia during fiscal 2011.

•	Europe. Headquartered in Zurich, Switzerland, this segment manufactures aluminum sheet and light gauge products and operates 13 plants, including one fully-dedicated recycling facility, in six countries.

•	Asia. Headquartered in Seoul, South Korea, this segment manufactures aluminum sheet and light gauge products and operates three plants in two countries.

•	South America. Headquartered in Sao Paulo, Brazil, this segment comprises bauxite mining, smelting operations, power generation, carbon products, aluminum sheet and light gauge products and operates two rolling plants in Brazil.

The table below shows Net sales and total shipments by segment. For additional financial information related to our operating segments, see “Note 19 — Segment, Geographical Area, Major Customer and Major Supplier Information” to our audited financial statements and “Note 15 — Segment, Major Customer and Major Supplier Information” to our unaudited financial statements included elsewhere in this prospectus.

	Nine Months	Nine Months			May 16, 2007	April 1, 2007
	Ended	Ended	Year Ended	Year Ended	through	through
Sales in millions	December 31,	December 31,	March 31,	March 31,	March 31,	May 15,
Shipments in kilotonnes	2010	2009	2010	2009	2008	2007
	Successor	Successor	Successor	Successor	Successor	Predecessor

Consolidated
Net sales(1)	$7,617	$6,253	$8,673	$10,177	$9,965	$1,281
Total shipments	2,297	2,098	2,854	2,943	2,787	363
North America(2)
Net sales	$2,863	$2,375	$3,292	$3,930	$3,664	$446
Total shipments	838	781	1,063	1,109	1,032	134
Europe(2)
Net sales	$2,551	$2,125	$2,975	$3,718	$3,831	$510
Total shipments	718	634	884	1,009	973	133
Asia(2)
Net sales	$1,340	$1,098	$1,501	$1,536	$1,612	$217
Total shipments	429	404	534	460	470	60
South America(2)
Net sales	$876	$691	$948	$1,007	$908	116
Total shipments	312	279	373	365	312	36

(1)	Consolidated Net sales include the results of our non-consolidated affiliates on a proportionately consolidated basis, which is consistent with the way we manage our business segments.

(2)	Net sales by segment includes intersegment sales.

We have highly automated, flexible and advanced manufacturing capabilities in operating facilities around the globe. In addition to the aluminum rolled products plants, our South America segment operates bauxite mining, alumina refining, hydro-electric power plants and smelting facilities. We believe our facilities have the assets required for efficient production and are well managed and maintained.

North America

North America operates 11 aluminum rolled products facilities, including two fully dedicated recycling facilities as of December 31, 2010, and manufactures a broad range of aluminum sheet and light gauge products. End-use markets for this segment include beverage cans, foil and other packaging, automotive and other transportation applications, building products and other industrial applications.

The majority of North America’s efforts are directed towards the beverage can market. The beverage can end-use market is technically demanding to supply and pricing is competitive. We believe we have a competitive advantage in this market due to our low-cost and technologically advanced manufacturing facilities and technical support capability. Recycling is important in the manufacturing process and we have five facilities in North America that re-melt post-consumer aluminum and recycled process material. Most of the recycled material is from UBCs and the material is cast into sheet ingot for North America’s two can sheet production plants (at Logan, Kentucky and Oswego, New York). In August 2009, we entered into a UBC recycling joint venture with Alcoa to create a new independent company, known as Evermore Recycling LLC (“Evermore Recycling”). Our equity investment in Evermore Recycling is 55.8% and Alcoa’s equity investment is 44.2%. Evermore Recycling will purchase UBCs from suppliers for recycling by us and Alcoa and is designed to create value by increasing efficiency, building stronger supplier relationships and increasing recycling.

Europe

Europe operates 13 plants, including one fully dedicated recycling facility, as of December 31, 2010, and manufactures a broad range of sheet and foil products. End-use applications for this segment include beverage and food cans, foil and other packaging, and construction and industrial products and automotive and lithographic applications. Beverage and food can represent the largest end-use market in terms of shipment volume. Europe has foil and packaging facilities at six locations and, in addition to six rolled product plants, has distribution centers in Italy and sales offices in several European countries. Operations include our 50% joint venture interest in Norf, which is the world’s largest aluminum rolling and remelt facility. Norf supplies high quality can stock, foilstock and feeder stock for finishing at our other European operations.

In April 2009, we closed our distribution center in France. In March 2009, we announced the closure of our aluminum sheet mill in Rogerstone, South Wales, U.K. The facility ceased operations in April 2009. In December 2010, we announced the proposed cessation of foil rolling activities and part of the packaging business at our facility located in Bridgnorth, U.K. by the end of April 2011.

Asia

Asia operates three manufacturing facilities as of December 31, 2010 and manufactures a broad range of sheet and light gauge products. End-use markets include beverage and food cans, foil and other packaging, industrial products (including electronics and construction) and transportation applications. The beverage can market represents the largest end-use market in terms of volume. Recycling is an important part of our Korean operations with recycling facilities at both the Ulsan and Yeongju facilities. Metal from recycled aluminum purchases represented 30% of Asia’s total shipments in fiscal 2010. In June 2008, our plant in Ulsan began the commercial production of Novelis Fusiontm. We believe that Asia is well-positioned to benefit from further economic development in China as well as other parts of Asia.

South America

South America operates two rolling plants, a primary aluminum smelter, bauxite mines and hydro-electric power plants as of December 31, 2010, all of which are located in Brazil. South America manufactures aluminum rolled products, including can stock, automotive and industrial sheet and light gauge for the beverage and food can, construction and industrial, foil and other packaging and transportation end-use applications. Beverage and food can represent the largest end-use application in terms of shipment volume. The primary aluminum operations in South America include mines and smelters used by our Brazilian aluminum rolled products operations, with any excess production being sold on the market in the form of aluminum billets. South America generates a portion of its own power requirements. In May 2009, we ceased the production of alumina at our Ouro Preto facility in Brazil as the sustained decline in alumina prices has made alumina production economically unfeasible. In light of the current alumina and aluminum pricing environment, we closed our Aratu facility in Candeias, Brazil in December 2010.

In response to the growing demand for our products in South America, in May 2010 we announced a plan to invest nearly $300 million to expand our aluminum rolling operations in Brazil to increase the plant’s capacity by more than 50% to approximately 600 kt of aluminum sheet per year. The project is expected to be completed by late 2012.

Financial Information About Geographic Areas

Certain financial information about geographic areas is contained in “Note 19 — Segment, Geographical Area, Major Customer and Major Supplier Information” to the audited financial statements included elsewhere in this prospectus.

Raw Materials and Suppliers

The raw materials that we use in manufacturing include primary aluminum, recycled aluminum, sheet ingot, alloying elements and grain refiners. Our smelters also use alumina, caustic soda and calcined petroleum coke and resin. These raw materials are generally available from several sources and are not generally subject to supply constraints under normal market conditions. We also consume considerable amounts of energy in the operation of our facilities.

Aluminum

We obtain aluminum from a number of sources, including the following:

Primary Aluminum Sourcing.  We purchased or tolled approximately 1,750 kt of primary aluminum in fiscal 2010 in the form of sheet ingot, standard ingot and molten metal, approximately 50% of which we purchased from Rio Tinto Alcan. Following our spin-off from Rio Tinto Alcan, we have continued to purchase aluminum from Rio Tinto Alcan pursuant to metal supply agreements. Our primary aluminum contracts with Rio Tinto Alcan were renegotiated and the amended agreements took effect on January 1, 2008.

Primary Aluminum Production.  We produced approximately 110 kt of our own primary aluminum requirements in fiscal 2010 through our smelter and related facilities in Brazil.

Recycled Aluminum Products.  We operate facilities in several plants to recycle post-consumer aluminum, such as UBCs collected through recycling programs. In addition, we have agreements with several of our large customers where we take recycled processed material from their fabricating activity and re-melt, cast and roll it to re-supply them with aluminum sheet. Other sources of recycled material include lithographic plates, where over 90% of aluminum used is recycled, and products with longer lifespans, like cars and buildings, which are just starting to become high volume sources of recycled material. We purchased or tolled approximately 1,000 kt of recycled material inputs in fiscal 2010.

The majority of recycled material we re-melt is directed back through can-stock plants. The net effect of all recycling activities in terms of total shipments of rolled products is that approximately 34% of our aluminum rolled products production for fiscal 2010 was made with recycled material.

Energy

We use several sources of energy in the manufacture and delivery of our aluminum rolled products. In fiscal 2010, natural gas and electricity represented approximately 89% of our energy consumption by cost. We also use fuel oil and transport fuel. The majority of energy usage occurs at our casting centers, at our smelters in South America and during the hot rolling of aluminum. Our cold rolling facilities require relatively less energy. We purchase our natural gas on the open market, which subjects us to market pricing fluctuations. We have in the past and may continue to seek to stabilize our future exposure to natural gas prices through the purchase of derivative instruments. Natural gas prices in Europe, Asia and South America have historically been more stable than in the United States.

A portion of our electricity requirements are purchased pursuant to long-term contracts in the local regions in which we operate. A number of our facilities are located in regions with regulated prices, which affords relatively stable costs.

Our South America segment has its own hydroelectric facilities that meet approximately 27% of its total electricity requirements. As a result of supply constraints, electricity prices in South America have been volatile, with spot prices increasing dramatically. We have a mixture of self-generated electricity, long term fixed contracts and shorter term semi-variable contracts. Although spot prices have returned to normal levels, we may continue to face challenges renewing our South American energy supply contracts at effective rates to enable profitable operation of our full smelter capacity.

Others

We also have bauxite and alumina requirements. We will satisfy some of our alumina requirements for the near term pursuant to an alumina supply agreement we have entered into with Rio Tinto Alcan.

Our Customers

Although we provide products to a wide variety of customers in each of the markets that we serve, we have experienced consolidation trends among our customers in many of our key end-use markets. In fiscal 2010, approximately 48% of our total net sales were to our ten largest customers, most of whom we have been supplying for more than 20 years. To address consolidation trends, we focus significant efforts at developing and maintaining close working relationships with our customers and end-users. Our major customers include:

Beverage and Food Cans	Transportation

Anheuser-Busch InBev	Audi Worldwide Company
Affiliates of Ball Corporation	BMW Group International
Can-Pack S.A.	Ford Motor Company
Various bottlers of the Coca-Cola System	Hyundai Motor Company
Crown Cork & Seal Company	Jaguar Land Rover
Rexam plc

Construction, Industrial and Other	Electronics

Agfa-Gevaert N.V.	LG
Amcor Limited	Samsung
Lotte Aluminum Co. Ltd.
Kodak Polychrome Graphics GmbH
Pactiv Corporation
Ryerson Inc.
Tetra Pak Ltd.

In our single largest end-use market, beverage can sheet, we sell directly to beverage makers and bottlers as well as to can fabricators that sell the cans they produce to bottlers. In certain cases, we also operate under umbrella agreements with beverage makers and bottlers under which they direct their can fabricators to source their requirements for beverage can body, end and tab stock from us. Among these umbrella agreements is an agreement with several North American bottlers of Coca-Cola branded products, including Coca-Cola Bottlers’ Sales and Services. Under this agreement, we shipped approximately 359 kt of beverage can sheet (including tolled metal) during fiscal 2010. These shipments were made to, and we received payment from, our direct customers, who are the beverage can fabricators that sell beverage cans to the Coca-Cola associated bottlers. Under the agreement, bottlers in the Coca-Cola system may join this agreement by committing a specified percentage of the can sheet required by their can fabricators to us.

Purchases by Rexam Plc and its affiliates represented approximately 16%, 16%, 17%, 15% and 14% of our total net sales for the nine months ended December 31, 2010; the year ended March 31, 2010; the year ended March 31, 2009; the period from May 16, 2007 through March 31, 2008; and the period from April 1, 2007 through May 15, 2007, respectively.

Distribution and Backlog

We have two principal distribution channels for the end-use markets in which we operate: direct sales to our customers and distributors. The table below shows the percentage of our total net sales derived from each of these channels for the periods presented.

	Nine Months	Nine Months			May 16, 2007	April 1, 2007
	Ended	Ended	Year Ended	Year Ended	through	through
	December 31,	December 31,	March 31,	March 31,	March 31,	May 15,
	2010	2009	2010	2009	2008	2007
	Successor	Successor	Successor	Successor	Successor	Predecessor

Direct sales as a percentage of total net sales	90%	93%	93%	93%	90%	91%
Distributor sales as a percentage of total net sales	10%	7%	7%	7%	10%	9%

Direct Sales

We supply various end-use markets all over the world through a direct sales force that operates from individual plants or sales offices, as well as from regional sales offices in 21 countries. The direct sales channel typically involves very large, sophisticated fabricators and original equipment manufacturers. Longstanding relationships are maintained with leading companies in industries that use aluminum rolled products. Supply contracts for large global customers generally range from one to five years in length and historically there has been a high degree of renewal business with these customers. Given the customized nature of products and in some cases, large order sizes, switching costs are significant, thus adding to the overall consistency of the customer base.

We also use third party agents or traders in some regions to complement our own sales force. They provide service to our customers in countries where we do not have local expertise. We tend to use third party agents in Asia more frequently than in other regions.

Distributors

We also sell our products through aluminum distributors, particularly in North America and Europe. Customers of distributors are widely dispersed, and sales through this channel are highly fragmented. Distributors sell mostly commodity or less specialized products into many end-use markets in small quantities, including the construction and industrial and transportation markets. We collaborate with our distributors to develop new end-use markets and improve the supply chain and order efficiencies.

Backlog

We believe that order backlog is not a material aspect of our business.

Research and Development

The table below summarizes our research and development expense in our plants and modern research facilities, which included mini-scale production lines equipped with hot mills, can lines and continuous casters.

	Nine Months	Nine Months			May 16, 2007	April 1, 2007
	Ended	Ended	Year Ended	Year Ended	through	through
	December 31,	December 31,	March 31,	March 31,	March 31,	May 15,
(In millions)	2010	2009	2010	2009	2008	2007
	Successor	Successor	Successor	Successor	Successor	Predecessor

Research and development expenses	$27	$27	$38	$41	$46	$6

We conduct research and development activities at our plants in order to satisfy current and future customer requirements, improve our products and reduce our conversion costs. Our customers work closely with our research and development professionals to improve their production processes and market options. We have approximately 200 employees dedicated to research and development, located in many of our plants and research center.

Our Employees

As of March 31, 2010, we had approximately 11,600 employees. Approximately 5,300 are employed in Europe, approximately 2,900 are employed in North America, approximately 1,500 are employed in Asia and approximately 1,900 are employed in South America and other areas. Approximately 69% of our employees are represented by labor unions and their employment conditions are governed by collective bargaining agreements. Collective bargaining agreements are negotiated on a site, regional or national level, and are of different durations.

We experienced a work stoppage at our Korean facilities for 12 days in August 2010. While this work stoppage resulted in a wage increase of approximately 15% for the workers at our Korean facilities, it did not have a material impact on our results of operations. We have not experienced a prolonged labor stoppage in any of our principal facilities during the last decade.

Intellectual Property

In connection with our spin-off, Rio Tinto Alcan has assigned or licensed to us a number of important patents, trademarks and other intellectual property rights owned or previously owned by Rio Tinto Alcan and required for our business. Ownership of certain intellectual property that is used by both us and Rio Tinto Alcan is owned by one of us, and licensed to the other. Certain specific intellectual property rights, which have been determined to be exclusively useful to us or which were required to be transferred to us for regulatory reasons, have been assigned to us with no license back to Rio Tinto Alcan.

We actively review intellectual property arising from our operations and our research and development activities and, when appropriate, we apply for patents in the appropriate jurisdictions, including the United States and Canada. We currently hold patents and patent applications on approximately 190 different items of intellectual property. While these patents and patent applications are important to our business on an aggregate basis, no single patent or patent application is deemed to be material to our business.

We have applied for or received registrations for the “Novelis” word trademark and the Novelis logo trademark in approximately 50 countries where we have significant sales or operations. Novelis uses the Aditya Birla Rising Sun logo under license from Aditya Birla Management Corporation Private Limited.

We have also registered the word “Novelis” and several derivations thereof as domain names in numerous top level domains around the world to protect our presence on the World Wide Web.

Properties

Our executive offices are located in Atlanta, Georgia. The following tables provide information, by operating segment, about the plant locations, processes and major end-use markets/applications for the aluminum rolled products, recycling and primary metal facilities we operated during all or part of the nine months ended December 31, 2010. The total number of operating facilities, research facilities, and innovation centers used by our operating segments as of December 31, 2010 are shown in the table below:

	Operating	Research	Innovation
	Facilities	Facilities	Centers

North America	11	2	1
Europe	13	3	—
South America	3	—	—
Asia	3	1	1

Total	30	6	2

Included above are operating facilities that we jointly own and operate with third parties. Please see detail below:

North America

Location	Plant Processes	Major End-Use Markets

Berea, Kentucky	Recycling	Recycled ingot
Burnaby, British Columbia	Finishing	Foil containers
Fairmont, West Virginia	Cold rolling, finishing	Foil, HVAC material
Greensboro, Georgia	Recycling	Recycled ingot
Kingston, Ontario	Cold rolling, finishing	Automotive, construction/industrial
Logan, Kentucky(1)	Hot rolling, cold rolling, finishing, recycling	Can stock
Oswego, New York	Novelis Fusiontm casting, hot rolling, cold rolling, recycling, brazing, finishing	Can stock, construction/industrial, semi-finished coil, automotive
Saguenay, Quebec	Continuous casting, recycling	Semi-finished coil
Terre Haute, Indiana	Cold rolling, finishing	Foil
Toronto, Ontario	Finishing	Foil, foil containers
Warren, Ohio	Coating	Can end stock

(1)	We own 40% of the outstanding common shares of Logan Aluminum Inc. (“Logan”), but we have made subsequent equipment investments such that our portion of Logan’s total machine hours has provided us more than 60% of Logan’s total production.

Our Oswego, New York facility operates modern equipment used for recycling beverage cans and other scrap metals, ingot casting, hot rolling, cold rolling and finishing. In March 2006, we commenced commercial production using our Novelis Fusiontm technology — able to produce a high quality ingot with a core of one aluminum alloy, combined with one or more layers of different aluminum alloy(s). The ingot can then be rolled into a sheet product with different properties on the inside and the outside, allowing previously unattainable performance for flat rolled products and creating opportunity for new, premium applications. Oswego produces can stock as well as building and industrial products. Oswego also provides feedstock to our Kingston, Ontario facility, which produces heat-treated automotive sheet and products for construction and industrial applications, and to our Fairmont, West Virginia facility, which produces light gauge sheet.

Our Logan Kentucky facility is a processing joint venture between us and Arco Aluminum Inc. (“ARCO”), a subsidiary of BP plc. Our equity investment in the joint venture is 40%, while ARCO holds the remaining 60% of common shares, but we have made subsequent equipment investments such that our portion of Logan’s total machine hours provide us with more than 60% of Logan’s total production. Logan, which was built in 1985, is the newest and largest hot mill in North America. Logan operates modern and high-speed equipment for ingot casting, hot-rolling, cold-rolling and finishing. Logan is a dedicated manufacturer of aluminum sheet products for the can stock market with modern equipment, an efficient workforce and product focus. A portion of the can end stock is coated at North America’s Warren, Ohio facility, in addition to Logan’s on-site coating assets. Together with ARCO, we operate Logan as a production cooperative, with each party supplying its own primary metal inputs for transformation at the facility. The transformed product is then returned to the supplying party at cost. Logan does not own any of the primary metal inputs or any of the transformed products. All of the fixed assets at Logan are directly owned by us and ARCO in varying ownership percentages or solely by each party. As discussed in “Note 1 — Business and Summary of Significant Accounting Policies” to our audited financial statements included elsewhere in this prospectus, our consolidated balance sheets include our share of the assets and liabilities of Logan.

We share control of the management of Logan with ARCO through a board of directors with seven voting members on which we appoint four members and ARCO appoints three members. Management of Logan is led jointly by two executive officers who are subject to approval by at least five members of the board of directors.

Our Saguenay, Quebec facility operates the world’s largest continuous caster, which produces feedstock for our two foil rolling plants located in Terre Haute, Indiana; and Fairmont, West Virginia. The continuous caster was developed through internal research and development and we own the process technology. Our Saguenay facility sources molten metal under long-term supply arrangements we have with Rio Tinto Alcan.

Our Burnaby, British Columbia and Toronto, Ontario facilities spool and package household foil products and report to our foil business unit based in Toronto, Ontario.

Along with our recycling center in Oswego, New York, we own two other fully dedicated recycling facilities in North America, located in Berea, Kentucky and Greensboro, Georgia. Each offers a modern, cost-efficient process to recycle used beverage cans and other recycled aluminum into sheet ingot to supply our hot mills in Logan and Oswego. Berea is the largest used beverage can recycling facility in the world.

Europe

Location	Plant Processes	Major End-Use Markets

Berlin, Germany	Converting	Packaging
Bresso, Italy	Finishing, painting	Painted sheet, architectural
Bridgnorth, U.K.(1)	Foil rolling, finishing, converting	Foil, packaging
Dudelange, Luxembourg	Continuous casting, foil rolling, finishing	Foil
Göttingen, Germany	Cold rolling, finishing, painting	Can end, can tab, food can, lithographic, painted sheet
Latchford, U.K.	Recycling	Sheet ingot from recycled metal
Ludenscheid, Germany	Foil rolling, finishing, converting	Foil, packaging
Nachterstedt, Germany	Cold rolling, finishing, painting	Automotive, can end, industrial, painted sheet, architectural
Norf, Germany(2)	Hot rolling, cold rolling	Can stock, foilstock, feeder stock for finishing operations
Ohle, Germany	Cold rolling, finishing, converting	Foil, packaging
Pieve, Italy	Continuous casting, cold rolling, finishing	Coil for Bresso, industrial
Rugles, France	Continuous casting, foil rolling, finishing	Foil
Sierre, Switzerland(3)	Novelis Fusiontm casting, hot rolling, cold rolling, finishing	Automotive sheet, industrial

(1)	In December 2010, we announced the proposed cessation of foil rolling activities and part of the packaging business at our facility located in Bridgnorth, U.K. by the end of April 2011.

(2)	Operated as a 50/50 joint venture between us and Hydro Aluminum Deutschland GmbH (Hydro).

(3)	We have entered into an agreement with Rio Tinto Alcan pursuant to which Rio Tinto Alcan retains access to the plate production capacity, which represents a significant portion of the total production capacity of the Sierre hot mill.

Aluminium Norf GmbH (“Norf”) in Germany, a 50/50 production-sharing joint venture between us and Hydro, is a large scale, modern manufacturing hub for several of our operations in Europe, and is the largest aluminum rolling mill and remelting operation in the world. Norf supplies hot coil for further processing through cold rolling to some of our other plants, including Göttingen and Nachterstedt in Germany and provides foilstock to our plants in Ohle and Ludenscheid in Germany and Rugles in France. Together with Hydro, we operate Norf as a production cooperative, with each party supplying its own primary metal inputs for transformation at the facility. The transformed product is then transferred back to the supplying party on a pre-determined cost-plus basis. We own 50% of the equity interest in Norf and Hydro owns the other 50%. We share control of the management of Norf with Hydro through a jointly-controlled shareholders’ committee. Management of Norf is led jointly by two managing executives, one nominated by us and one nominated by Hydro.

Our Göttingen plant has a paint line as well as lines for can end, food and lithographic sheet. Our Nachterstedt plant cold rolls and finishes mainly automotive sheet and can end stock. The Pieve plant, located near Milan, Italy, mainly produces continuous cast coil that is cold rolled into paintstock and sent to the Bresso, Italy plant for painting and some specialist finishing.

The Dudelange and Rugles foil plants in Luxembourg and France, respectively, utilize continuous twin roll casting equipment and are two of the few foil plants in the world capable of producing 6 micron foil for aseptic packaging applications. The Sierre hot rolling plant in Switzerland, along with Nachterstedt in Germany, are Europe’s leading producers of automotive sheet in terms of shipments. Sierre also supplies plate stock to Rio Tinto Alcan. In April 2008, we announced the commissioning of a new aluminum casthouse in Sierre and began producing multi-alloy sheet ingots in the plant using Novelis Fusiontm in August 2008.

Our recycling operation in Latchford, United Kingdom is the only major recycling plant in Europe dedicated to used beverage cans.

European operations also include Novelis PAE in Voreppe, France, which sells casthouse technology, including liquid metal treatment devices, such as degassers and filters, chill sheet ingot casters and twin roll continuous casters, in many parts of the world.

Asia

Location	Plant Processes	Major End-Use Markets

Bukit Raja, Malaysia(1)	Continuous casting, cold rolling, coating	Construction/industrial, heavy and light gauge foils
Ulsan, Korea(2)	Novelis Fusiontm casting, hot rolling, cold rolling, recycling, finishing	Can stock, construction/industrial, electronics, foilstock, and recycled material
Yeongju, Korea(3)	Hot rolling, cold rolling, recycling, finishing	Can stock, construction/industrial, electronics, foilstock and recycled material

(1)	Ownership of the Bukit Raja plant corresponds to our 58% equity interest in Aluminum Company of Malaysia Berhad.

(2)	We hold a 68% equity interest in the Ulsan plant.

(3)	We hold a 68% equity interest in the Yeongju plant.

Our Korean subsidiary, in which we hold a 68% interest, was formed through acquisitions in 1999 and 2000. Since our acquisitions, product capability has been developed to address higher value and more technically advanced markets such as can sheet.

We hold a 58% equity interest in the Aluminum Company of Malaysia Berhad, a publicly traded company that wholly owns and controls the Bukit Raja, Selangor light gauge rolling facility.

Unlike our production sharing joint ventures at Norf, Germany and Logan, Kentucky, our Korean partners are financial partners and we market 100% of the plants’ output.

Asia also operates recycling furnaces at both its Ulsan and Yeongju facilities in Korea for the conversion of customer and third party recycled aluminum. The Ulsan and Yeongju facilities utilized used beverage cans and other recycled scrap material for 28% of their aluminum supply during fiscal 2009. In June 2008, our plant in Ulsan began the commercial production of Novelis Fusiontm.

South America

Location	Plant Processes	Major End-Use Markets

Pindamonhangaba, Brazil	Hot rolling, cold rolling, recycling, finishing	Construction/industrial, can stock, foilstock, recycled ingot
Utinga, Brazil	Foil rolling, finishing	Foil
Ouro Preto, Brazil(1)	Smelting	Primary aluminum (sheet ingot and billets)
Aratu, Brazil(2)	Smelting	Primary aluminum (sheet ingot)

(1)	In May 2009, we ceased the production of alumina at our Ouro Preto facility in Brazil.

(2)	In December 2010, we closed our Aratu facility in Brazil.

Our Pindamonhangaba (“Pinda”) rolling and recycling facility in Brazil has an integrated process that includes recycling, sheet ingot casting, hot mill and cold mill operations. A leased coating line produces painted products, including can end stock. Pinda supplies foilstock to our Utinga foil plant, which produces converter, household and container foil.

Pinda is the largest aluminum rolling and recycling facility in South America in terms of shipments and the only facility in South America capable of producing can body and end stock. Pinda recycles primarily used beverage cans, and is engaged in tolling recycled metal for our customers. In response to the growing demand for our products in South America, in May 2010 we announced a plan to invest nearly $300 million to expand our aluminum rolling operations in Pinda. The expansion will increase the plant’s capacity by more than 50% to approximately 600 kt of aluminum sheet per year. The project is expected to come on stream in late 2012.

During fiscal 2009, we conducted bauxite mining, alumina refining, primary aluminum smelting and hydro-electric power generation operations at our Ouro Preto, Brazil facility. Our owned power generation supplies approximately 60% of our smelter needs. We also own the mining rights to bauxite reserves in the Ouro Preto, Cataguases and Carangola regions.

In May 2009, we ceased the production of alumina at our Ouro Preto facility in Brazil. The global economic crisis and the recent dramatic drop in alumina prices have made alumina production at Ouro Preto economically unfeasible. Going forward, the plant will purchase alumina through third-parties. Other activities related to the facility, including electric power generation and the production of primary aluminum metal, will continue unaffected.

In December 2010, we closed our primary aluminum smelting operations at our Aratu facility in Candeias, Brazil.

Legal Proceedings

In connection with our spin-off from Rio Tinto Alcan, we assumed a number of liabilities, commitments and contingencies mainly related to our historical rolled products operations, including liabilities in respect of legal claims and environmental matters. As a result, we may be required to indemnify Rio Tinto Alcan for claims successfully brought against Rio Tinto Alcan or for the defense of legal actions that arise from time to time in the normal course of our rolled products business including commercial and contract disputes, employee-related claims and tax disputes (including several disputes with Brazil’s Ministry of Treasury regarding various forms of manufacturing taxes and social security contributions). In addition to these assumed liabilities and contingencies, we may, in the future, be involved in, or subject to, other disputes, claims and proceedings that arise in the ordinary course of our business, including some that we assert against others, such as environmental, health and safety, product liability, employee, tax, personal injury and other matters. Where appropriate, we have established reserves in respect of these matters (or, if required, we have posted cash guarantees). While the ultimate resolution of, and liability and costs related to, these matters cannot be determined with certainty due to the considerable uncertainties that exist, we do not believe that any of these pending actions, individually or in the aggregate, will materially impair our operations or materially affect our financial condition or liquidity. The following describes certain environmental matters and legal proceedings relating to our business, including those for which we assumed liability as a result of our spin-off from Rio Tinto Alcan.

Environmental Matters

We are involved in proceedings under the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or Superfund, or analogous state provisions regarding liability arising from the usage, storage, treatment or disposal of hazardous substances and wastes at a number of sites in the United States, as well as similar proceedings under the laws and regulations of the other jurisdictions in which we have operations, including Brazil and certain countries in the European Union. Many of these jurisdictions have laws that impose joint and several liability, without regard to fault or the legality of the original conduct, for the costs of environmental remediation, natural resource damages, third party claims, and other expenses. In addition, we are, from time to time, subject to environmental reviews and investigations by relevant governmental authorities.

With respect to environmental loss contingencies, we record a loss contingency whenever such contingency is probable and reasonably estimable. The evaluation model includes all asserted and unasserted claims that can be reasonably identified. Under this evaluation model, the liability and the related costs are quantified based upon the best available evidence regarding actual liability loss and cost estimates. Except for those loss contingencies where no estimate can reasonably be made, the evaluation model is fact-driven and attempts to estimate the full costs of each claim. Management reviews the status of, and estimated liability related to, pending claims and civil actions on a quarterly basis. The estimated costs in respect of such reported liabilities are not offset by amounts related to cost-sharing between parties, insurance, indemnification arrangements or contribution from other potentially responsible parties unless otherwise noted.

We have established procedures for regularly evaluating environmental loss contingencies, including those arising from such environmental reviews and investigations and any other environmental remediation or compliance matters. We believe we have a reasonable basis for evaluating these environmental loss contingencies, and we believe we have made reasonable estimates of the costs that are likely to be borne by us for these environmental loss contingencies. Accordingly, we have established reserves based on our reasonable estimates for the currently anticipated costs associated with these environmental matters. We estimate that the undiscounted remaining clean-up costs related to all of our known environmental matters as of December 31, 2010 will be approximately $55 million. Of this amount, $28 million is included in Other long-term liabilities, with the remaining $27 million included in Accrued expenses and other current liabilities in our condensed consolidated balance sheet as of December 31, 2010. Management has reviewed the environmental matters, including those for which we assumed liability as a result of our spin-off from Alcan Rio Tinto. As a result of this review, management has determined that the currently anticipated costs associated with these environmental matters will not, individually or in the aggregate, materially impact our operations or materially adversely affect our financial condition, results of operations or liquidity.

Active Legal Proceedings

Coca-Cola Lawsuit.  On July 8, 2010, a Georgia state court granted Novelis Corporation’s motion for summary judgment, effectively dismissing a lawsuit brought by Coca-Cola Bottler’s Sales and Services Company LLC (“CCBSS”) against Novelis Corporation. In the lawsuit, which was filed on February 15, 2007, CCBSS alleged that Novelis Corporation breached the “most favored nations” provision regarding certain pricing matters under an aluminum can stock supply agreement between the parties, and sought monetary damages and other relief. On August 6, 2010, CCBSS filed a notice of appeal with the court, and on August 20, 2010, we filed a cross notice of appeal. We and CCBSS have each filed appellate briefs in the case, and on February 9, 2011, the appellate court heard oral arguments on the briefs. We expect a ruling from the appellate court within six months after oral arguments were heard. We have concluded that a loss from the litigation is not probable and therefore have not recorded an accrual. In addition, we do not believe there is a reasonable possibility of a loss from the lawsuit.

Brazil Tax Matters

Primarily as a result of legal proceedings with Brazil’s Ministry of Treasury regarding certain taxes in South America, as of December 31, 2010 and March 31, 2010, we had cash deposits aggregating approximately $52 million and $45 million, respectively, in judicial depository accounts pending finalization of the related cases. The depository accounts are in the name of the Brazilian government and will be expended towards these legal proceedings or released to us, depending on the outcome of the legal cases. These deposits are included in Other long-term assets — third parties in our accompanying condensed consolidated balance sheets. In addition, we are involved in several disputes with Brazil’s Ministry of Treasury about various forms of manufacturing taxes and social security contributions, for which we have made no judicial deposits but for which we have established reserves ranging from $6 million to $136 million as of December 31, 2010. In total, these reserves approximate $159 million and $149 million as of December 31, 2010 and March 31, 2010, respectively, and are included in Other long-term liabilities in our accompanying condensed consolidated balance sheets.

On May 28, 2009, the Brazilian government passed a law allowing taxpayers to settle certain federal tax disputes with the Brazilian tax authorities, including disputes relating to a Brazilian national tax on manufactured products, through an installment program. Under the program, if a company elects to settle a tax dispute and pay the principal amount due over a specified payment period, the company will receive a discount on the interest and penalties owed on the disputed tax amount. Novelis joined the installment program in November of 2009. In August 2010, we identified to the Brazilian government the tax disputes we plan to settle pursuant to the installment program.

Environment, Health and Safety

Our capital expenditures for environmental protection and the betterment of working conditions in our facilities were $2 million in fiscal 2010. We expect these capital expenditures will be approximately $5 million and $3 million in fiscal 2011 and 2012, respectively. In addition, expenses for environmental protection (including estimated and probable environmental remediation costs as well as general environmental protection costs at our facilities) were $32 million in fiscal 2010, and are expected to be $28 million and $42 million in fiscal 2011 and 2012, respectively. Generally, expenses for environmental protection are recorded in Cost of goods sold. However, significant remediation costs that are not associated with on-going operations are recorded in Other (income) expenses, net.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our Executive Officers

The following table sets forth information for persons currently serving as executive officers of our company. Biographical details as of February 10, 2011 for each of our executive officers are also set forth below.

Name	Age	Position

Philip Martens	50	President and Chief Executive Officer
Steven Fisher	40	Senior Vice President and Chief Financial Officer
Alexandre Almeida	47	Senior Vice President and President of Novelis South America
Jean-Marc Germain	45	Senior Vice President and President of Novelis North America
Antonio Tadeu Coelho Nardocci	53	Senior Vice President and President of Novelis Europe
Thomas Walpole	56	Senior Vice President and President of Novelis Asia
Eric Drummond	50	Senior Vice President and Chief People Officer
Nicholas Madden	53	Vice President and Chief Procurement Officer
Erwin Mayr	41	Senior Vice President and Chief Strategy Officer
Randal Miller	48	Vice President, Treasurer
Robert Nelson	53	Vice President, Controller and Chief Accounting Officer
Leslie J. Parrette, Jr.	49	Senior Vice President, General Counsel, Compliance Officer and Corporate Secretary
Karen Renner	49	Vice President and Chief Information Officer

Philip Martens is our President and Chief Executive Officer. Mr. Martens served as our President and Chief Operating Officer from May 2009 to February 2011 and was appointed President and Chief Executive Officer effective February 3, 2011. Mr. Martens served as Senior Vice President and President, Light Vehicle Systems, ArvinMeritor Inc. from September 2006 to January 2009. He was also President and CEO designate, Arvin Innovation. Prior to that, he served as President and Chief Operating Officer of Plastech Engineered Products from 2005 to 2006. From 1987 to 2005, he held various engineering and leadership positions at Ford Motor Company, most recently serving as Group Vice President of Product Creation. He is also a member of the board of directors of Plexus Corp. since September 2010. Mr. Martens holds a degree in mechanical engineering from Virginia Polytechnic Institute and State University and an M.B.A. from the University of Michigan. In 2003, Mr. Martens received a Doctorate in Automotive Engineering from Lawrence Technological University for his extensive contributions to the global automotive industry.

Steven Fisher is our Senior Vice President and Chief Financial Officer. Mr. Fisher joined Novelis in February 2006 as Vice President, Strategic Planning and Corporate Development. He was appointed Chief Financial Officer in May 2007 following the acquisition of Novelis by Hindalco. Mr. Fisher served as Vice President and Controller for TXU Energy, the non-regulated subsidiary of TXU Corp. from July 2005 to February 2006. Prior to joining TXU Energy, Mr. Fisher served in various senior finance roles at Aquila, Inc., an international electric and gas utility and energy trading company, including Vice President, Controller and Strategic Planning, from 2001 to 2005. He is also a member of the board of directors of Lionbridge Technologies, Inc. since April 2009. Mr. Fisher is a graduate of the University of Iowa in 1993, where he earned a B.B.A. in Finance and Accounting. He is a Certified Public Accountant.

Alexandre Almeida is a Senior Vice President and President, Novelis South America. Prior to this appointment in August 2008, Mr. Almeida had served as Chief Financial Officer of Novelis South America beginning in January 2005. Formerly, he was Managing Director of Alcan Composites Brasil Ltda. from 2003 to 2005 and was previously Chief Operating Officer and Chief Financial Officer for Líder Aviação (formerly Líder Taxi Aereo S.A.). Mr. Almeida holds a degree in Metallurgical Engineering and a Masters Degree in

Computer Science from Universidade Federal de Minas Gerais, and also a postgraduate degree in Finance Administration from João Pinheiro Foundation.

Jean-Marc Germain is a Senior Vice President and President Novelis North America. Mr. Germain was Vice President Global Can for Novelis Inc. from January 2007 until May 2008 when he was appointed Senior Vice President and the President of our North American operations. He was previously Vice President and General Manager of Light Gauge Products for Novelis North America from September 2004 to December 2006, and prior to that Mr. Germain held a number of senior positions with Alcan Inc. and Pechiney S.A. From January 2004 to August 2004 he served as co-lead of the Integration Leadership Team for the Alcan and Pechiney merger, which occurred in 2004. Prior to that, he served as Senior Vice President & General Manager Foil, Strip and Specialties Division for Pechiney from September 2001 to December 2003. Before his time at Alcan and Pechiney, Mr. Germain worked for GE Capital and Bain & Company. Mr. Germain is a graduate from École Polytechnique in Paris, France.

Antonio Tadeu Coelho Nardocci has served as our Senior Vice President and President, Novelis Europe since June 2009. He previously served as our Senior Vice President, Strategy, Innovation and Technology from August 2008 to June 2009, and as Senior Vice President and President of our South American operations from February 2005 to August 2008. Prior to our spin-off from Alcan, Mr. Nardocci held a number of leadership positions with Alcan, most recently serving as President of Rolled Products South America from March 2002 until January 2005. Mr. Nardocci graduated from the University of São Paulo in Brazil with a degree in metallurgy. Mr. Nardocci is a member of the executive board of the Brazilian Aluminum Association.

Thomas Walpole is a Senior Vice President and the President, Novelis Asia. Mr. Walpole was our Vice President and General Manager, Can Products Business Unit from January 2005 until February 2006. Mr. Walpole joined Alcan in 1979 and has held various senior management roles. Mr. Walpole held international positions within Alcan in Europe and Asia until 2004. He began as Vice President, Sales, Marketing & Business Development for Alcan Taihan Aluminum Ltd. and most recently was President of the Litho/Can and Painted Products for the European region. Mr. Walpole graduated from State University of New York at Oswego with a B.S. in Accounting, and holds an M.B.A. from Case Western Reserve University.

Eric Drummond has served as our Senior Vice President and Chief People Officer since November 2009. Prior to joining our company, he served as Vice President, Global Human Resources for the National Basketball Association from April 2007 to November 2009. Before that, Mr. Drummond served in various leadership positions with Ingersoll-Rand, PepsiCo, and Coors Brewing, and The NBA. He is a member of the board of Michigan State University and the University of Colorado. Mr. Drummond holds a B.S., Employment and International Relations and a Masters degree, Labor and Industrial Relations, from Michigan State University.

Nicholas Madden is our Vice President and Chief Procurement Officer. Prior to this role, which he assumed in October 2006, Mr. Madden served as President of Novelis Europe’s Can, Litho and Recycling business unit beginning in October 2004. He was Vice President of Metal Management and Procurement for Alcan Rio Tinto’s Rolled Products division in Europe from December 2000 until September 2004 and was also responsible for the secondary recycling business. Mr. Madden holds a B.Sc. (Hons) degree in Economics and Social Studies from University College in Cardiff, Wales.

Erwin Mayr has served as our Senior Vice President and Chief Strategy Officer since October 2009. He previously held a number of leadership positions within our European operations, including Business Unit President, Advanced Rolled Products, from 2002 until 2009. Prior to joining our company in 2002, Mr. Mayr was an associate partner with the consulting firm Monitor Group. Mr. Mayr earned his Ph.D., Physics from Ulm University (Germany).

Randal P. Miller is our Vice President, Treasurer.  Prior to joining Novelis in July 2008, Mr. Miller served as Vice President and Treasurer of Transocean Offshore Deepwater Drilling from May 2006 to November 2007 where he was responsible for all treasury, banking, and capital markets activities for Transocean and its subsidiaries. From 2001 to 2006, Mr. Miller served as Vice President Finance, Treasurer of

Aquila, Inc. Mr. Miller earned his B.S.B.A. from Iowa State University and M.B.A from the University of Missouri — Kansas City.

Robert Nelson is our Vice President, Controller and Chief Accounting Officer. Mr. Nelson served as the Acting Controller of Novelis Inc. beginning in July 2008 and was appointed Vice President, Controller and Chief Accounting Officer in November 2008. Previously, he worked for 22 years at Georgia Pacific, one of the world’s leading manufacturers of tissue, pulp, paper, packaging, and building products. Mr. Nelson served in a variety of corporate and operational financial roles at Georgia Pacific, most recently as Vice President and Controller from 2004 to 2006. Prior to that, he was Vice President Finance, Consumer Products & Packaging. Mr. Nelson earned a degree in Accountancy from the University of Illinois — Urbana — Champaign and is a Certified Public Accountant in the State of Georgia.

Leslie J. Parrette, Jr. rejoined our company in October 2009 to serve as our Senior Vice President, General Counsel and Compliance Officer, and he was appointed Corporate Secretary in February 2010. Before rejoining our company, Mr. Parrette served as Senior Vice President, Legal Affairs and General Counsel for WESCO International, Inc. (formerly Westinghouse Electric Supply Co.) (electrical product distribution) from March 2009 until October 2009. From March 2005 until March 2009, he served as our Senior Vice President, General Counsel, Secretary and Compliance Officer. Prior to that, Mr. Parrette served as Senior Vice President, General Counsel and Secretary for Aquila, Inc. (gas and electric utility; energy trading) from July 2000 until February 2005. Mr. Parrette holds an A.B. magna cum laude, in Sociology from Harvard College and received his J.D. from Harvard Law School.

Karen Renner has served as our Vice President and Chief Information Officer since October 2010, and is a member of the Executive Committee. Prior to joining Novelis, Ms. Renner worked at General Electric Company where she spent the last 18 years in progressively senior IT leadership roles, including CIO of GE Digital Energy, GE Security, and GE Shared Services/Quality. Ms. Renner earned both her undergraduate and Master’s degree in Industrial Engineering from Auburn University as well as an M.B.A. from Georgia State University.

Our Directors

Our Board of Directors is currently comprised of five directors. Our directors’ terms will expire at each annual shareholder meeting provided that if an election of directors is not held at an annual meeting of the shareholders, the directors then in office shall continue in office or until their successors shall be elected. Biographical details as of December 31, 2010 for each of our directors are set forth below.

Name	Director Since	Age	Position

Kumar Mangalam Birla	May 15, 2007	43	Chairman of the Board
Askaran Agarwala	May 15, 2007	77	Director
D. Bhattacharya	May 15, 2007	62	Director and Vice Chairman of the Board
Clarence J. Chandran	January 6, 2005	61	Director
Donald A. Stewart	May 15, 2007	64	Director

Mr. Kumar Mangalam Birla was elected as the Chairman of the Board of Directors of Novelis on May 15, 2007. Mr. Birla is the Chairman of Hindalco Industries Limited, which is among India’s largest business houses, and an industry leader in aluminum and copper. He is also the Chairman of Aditya Birla Group’s leading blue-chip companies viz: Grasim, UltraTech Cement, Aditya Birla Nuvo and Idea Cellular and globally — Novelis, Aditya Birla Chemicals (Thailand) Limited, Indo Phil Textile Mills Inc. Philippines, etc. Mr. Birla also serves as director on the board of the Group’s international companies spanning Thailand, Indonesia, Philippines, Egypt, and Canada. Additionally, Mr. Birla serves on the board of the G.D. Birla Medical Research & Education Foundation, and is a Chancellor of the Birla Institute of Technology & Science, Pilani. He is a member of the London Business School’s Asia Pacific Advisory Board. He is a part time nonofficial director on Central Board of Reserve Bank of India. Mr. Birla’s past affiliations include service on the boards of Indian Aluminum Company Limited, Maruti Udyog Limited, Indo Gulf Fertilisers Limited and Tata Iron & Steel Co. Limited. Mr. Birla brings to the board significant global leadership experience acquired through his service as a director of numerous corporate, professional and regulatory entities in various regions of the world. Mr. Birla provides valuable insight into the business and political conditions in which we conduct our global operations.

Askaran Agarwala is a Director and former President of Hindalco and former Chairman of the Business Review Council of the Aditya Birla Group from October 2003 to March 2010. From 1982 to October 2003, he was President of Hindalco. Mr. Agarwala serves on the Compensation Committee of the Novelis Board of Directors. Mr. Agarwala also serves as a director of several other companies including Udyog Services Ltd., Aditya Birla Chemicals (India) Limited formerly known as Bihar Caustic & Chemicals Ltd., Tanfac Industries Ltd., and Birla Insurance Advisory Services Limited. He is a Trustee of G.D. Birla Medical Research and Education Foundation, Vaibhav Medical and Education Foundation, Sarla Basant Birla Memorial Trust and Aditya Vikram Birla Memorial Trust. Mr. Agarwala has served as a director of Renusagar Engineering & Power Services Limited, Rosa Power Supply Company Ltd., Aditya Birla Science & Technology Limited and Bina Power Supply Company Limited. Mr. Agarwala’s past and current service as a director of several companies and industry associations in the metals and manufacturing industries adds a valuable perspective to the board. Having served as president of our parent company, Hindalco Industries, Mr. Agarwala also brings a depth of understanding of our business and operations.

Mr. Debnaryan Bhattacharya is Managing Director of Hindalco Industries Ltd. Mr. Bhattacharya is Vice Chairman of Novelis and serves on the Audit and Compensation Committees of the Novelis Board of Directors. He is the Chairman of Utkal Alumina International Limited and of Aditya Birla Minerals Limited in Australia. Mr. Bhattacharya also serves as a Director of Hindalco Almex-Aerospace Limited and Aditya Birla Management Corporation Private Ltd., and Pidilite Industries Limited. In addition, he has served as a director of Aditya Birla Science & Technology Limited. Mr. Bhattacharya’s extensive knowledge of the aluminum and metals industries provides a valuable resource to the company in the setting and implementation of its operating business plans as the company considers various strategic alternatives. Mr. Bhattacharya is an audit committee financial expert and brings to the board a high degree of financial literacy.

Clarence J. Chandran has been a director of the company since 2005. Mr. Chandran serves on the Compensation and Audit Committees of the Novelis Board of Directors, and acts as the Chairman of the Compensation Committee. Mr. Chandran serves as Chairman of The Walsingham Fund. He is a director of Marfort Deep Sea Technologies Inc. and is a past director of Alcan Inc. and MDS Inc. He retired as Chief Operating Officer of Nortel Networks Corporation (communications) in 2001. Mr. Chandran is a member of the Board of Visitors of the Pratt School of Engineering at Duke University. Mr. Chandran has acquired years of significant experience through his leadership and management of companies with international business operations. Mr. Chandran brings to the board his deep knowledge in the areas of technology, sales and global operations.

Donald A. Stewart is Chief Executive Officer and a Director of Sun Life Financial Inc. and Sun Life Assurance Company of Canada. Mr. Stewart serves on the Audit Committee of the Novelis Board of Directors and serves as its Chairman. Mr. Stewart also serves a director of the Canadian Life and Health Insurance Association and is a member of the Board of The Geneva Association. His past affiliations include service as a director of CI Financial Corp. Mr. Stewart brings extensive financial management and operating experience to the board. He is the current CEO of Sun Life, a large public company in the insurance and financial services sector, and has held positions of increasing responsibility in his 35 years of service at Sun Life and its related companies.

Corporate Governance

Holders of our securities and other interested parties may communicate with the Board of Directors, a committee or an individual director by writing to Novelis Inc., 3560 Lenox Road, Suite 2000, Atlanta, GA 30326, Attention: Corporate Secretary — Board Communication. All such communications will be compiled by the Corporate Secretary and submitted to the appropriate director or board committee. The Corporate Secretary will reply or take other actions in accordance with instructions from the applicable board contact.

Committees of Our Board of Directors

Our Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. Each committee is governed by its own charter.

According to their authority as set out in their charters, our Board of Directors and each of its committees may engage outside advisors at our expense.

Audit Committee

Our Board of Directors has established an Audit Committee. Messrs. Stewart, Bhattacharya and Chandran are the members of the Audit Committee. Messrs. Stewart and Bhattacharya have been identified as “audit committee financial experts” as that term is defined in the rules and regulations of the SEC.

Our Audit Committee’s main objective is to assist our Board of Directors in fulfilling its oversight responsibilities for the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of both our internal audit function and our independent registered public accounting firm. Under the Audit Committee charter, the Audit Committee is responsible for, among other matters:

•	evaluating and compensating our independent registered public accounting firm;

•	making recommendations to the Board of Directors and shareholders relating to the appointment, retention and termination of our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their qualifications and independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	review areas of potential significant financial risk and the steps taken to monitor and manage such exposures;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; and

•	reviewing and monitoring our accounting principles, accounting policies and disclosure, internal control over financial reporting and disclosure controls and procedures.

Compensation Committee

Our Compensation Committee establishes our general compensation philosophy and oversees the development and implementation of compensation policies and programs. It also reviews and approves the level of and/or changes in the compensation of individual executive officers taking into consideration individual performance and competitive compensation practices. The committee’s specific roles and responsibilities are set out in its charter. Our Compensation Committee periodically reviews the effectiveness of our overall management organization structure and succession planning for senior management, reviews recommendations for the appointment of executive officers, and reviews annually the development process for high potential employees.

Code of Conduct and Guidelines for Ethical Behavior

Novelis has adopted a Code of Conduct for the Board of Directors and Senior Managers and maintains a Code of Ethics for Senior Financial Officers that applies to our senior financial officers including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. We also maintain a Code of Conduct that governs all of our employees. Copies of the Code of

Conduct for the Board of Directors and Senior Managers and the Code of Ethics for Senior Financial Officers are available on our website at www.novelis.com. We will promptly disclose any future amendments to these codes on our website as well as any waivers from these codes for executive officers and directors. Copies of these codes are also available in print from our Corporate Secretary upon request.

Compensation Discussion and Analysis

Introduction

This section provides a discussion of the background and objectives of our compensation programs for senior management, as well as a discussion of all material elements of the compensation of each of the named executive officers for fiscal 2010 identified in the following table. The named executive officers are determined in accordance with SEC rules and include (1) the persons that served as our principal executive officer and principal financial officer during any part of fiscal 2010, and (2) the three other highest paid executive officers that were employed on March 31, 2010.

Name	Title

Philip Martens	President and Chief Operating Officer
Martha Finn Brooks	Former President and Chief Operating Officer
Steven Fisher	Senior Vice President and Chief Financial Officer
Jean-Marc Germain	Senior Vice President and President of Novelis North America
Thomas Walpole	Senior Vice President and President of Novelis Asia
Tadeu Nardocci	Senior Vice President and President of Novelis Europe

Compensation Committee and Role of Management

The Compensation Committee of our board of directors (the Committee) has the responsibility for approving the compensation programs for our named executive officers and making decisions regarding specific compensation to be paid or awarded to them. The Committee acts pursuant to a charter approved by our board, which is reviewed annually.

Our Chief People and Communications Officer serves as the management liaison officer for the Committee. Our human resources and legal departments provide assistance to the Committee in connection with administration of the Committee’s responsibilities.

Our named executive officers have no direct role in setting their own compensation. The Committee, however, normally meets with our management team to evaluate performance against pre-established goals and management makes recommendations to the board regarding budgets, which affect certain goals. Our President and Chief Operating Officer also makes recommendations regarding compensation matters related to other named executive officers and provides input regarding executive compensation programs and policies generally.

Management also assists the Committee by providing information needed or requested by the Committee (such as our performance against budget and objectives, historic compensation, compensation expense, our policies and programs, and peer companies) and by providing input and advice regarding compensation programs and policies and their impact on the Company and its executives.

Objectives and Design of Our Compensation Program

Our executive compensation program is designed to attract, retain, and reward talented executives who can contribute to our long-term success and thereby build value for our shareholder. The program is organized around three fundamental principles:

•	Provide Total Direct Compensation Opportunities That Are Competitive with Similar Positions at Comparable Companies: To enable us to attract, motivate and retain qualified executives, total direct compensation opportunities for each executive (base pay, annual short-term incentives and long-term incentives) are targeted at levels to be competitive with similar positions at comparable companies. The

Company strives to create a total direct compensation package that is at the median of the peer companies described below.

•	A Substantial Portion of Total Direct Compensation Should Be at Risk Because It Is Performance-Based: We believe executives should be rewarded for their performance. Consequently, a substantial portion of an executive’s total direct compensation should be at risk, with amounts actually paid dependent on performance against pre-established objectives for the individual and us. The portion of an individual’s total direct compensation that is based upon these performance objectives should increase as the individual’s business responsibilities increase.

•	A Substantial Portion of Total Direct Compensation Should be Delivered in the Form of Long-Term Performance Based Awards: We believe a long-term stake in the sustained performance of Novelis effectively aligns executive and shareholder interests and provides motivation for enhancing shareholder value. As a result, we may provide long-term performance based awards, which are generally paid in cash.

The Committee recognizes that the engagement of strong talent in critical functions may entail recruiting new executives at times and involve negotiations with individual candidates. As a result, the Committee may determine in a particular situation that it is in our best interests to negotiate compensation packages that deviate from the principles set forth above.

In fiscal 2010, the Committee and the board elected not to use the services of a compensation consultant, but instead chose to evaluate our compensation programs based on generally available market data including the following:

1. Market data provided by the Hay Group (a global human resource consulting firm) for the following peer group of companies: Air Products, Alcan, Altria Group — Philip Morris USA, Anheuser Busch, Arcelor Mittal, Ashland Inc., Bayer, BHP Billiton, Caterpillar, Coca Cola Enterprises Inc., Dow Chemical Company, Eastman Chemical, Eaton Industries Manufacturing GmbH, Hilti Corporation, Ingersoll Rand, Kennametal, PPG Industries, Praxair Inc., Sab Miller, Saint Gobain and Volkswagen Group.

2. Market data provided by Hay Group for companies of size US$1Bn+ in revenues in the sectors of Manufacturing and Materials. This information was provided for all levels of the organization.

3. Data from several compensation surveys published by leading global human resources consulting firms.

Elements of Our Compensation Program

Our compensation program consists of the following key elements:

•	Base Pay

•	Short-Term (Annual) Incentives

•	Long-Term Incentives

•	Employee Benefits

The Committee periodically compares the competitiveness of these key elements to that of companies in our peer group and to the market data provided by the Hay Group, Hewitt Associates and other human resources consulting firms. Our general goal is to be at or near the 50th percentile among our peer group. In fiscal 2010, this review revealed that the total direct compensation opportunity for our executive officers was at our target, without significant variation by position and by element of compensation.

Base Pay.  Based on market practices, the Committee believes it is appropriate that some portion of total direct compensation be provided in a form that is fixed and liquid. Base salary for our named executive officers is generally reviewed by the Committee in the first quarter of each fiscal year and any increases are effective on July 1. In setting base salary, the Committee is mindful of its overall goal for allocation of total compensation to this element and the median base salary for comparable positions at companies in our peer group and as confirmed by additional market data.

Short-Term (Annual) Incentives.  We believe having an annual incentive opportunity is necessary to attract, retain and reward key management. Our general philosophy is that annual cash incentives should be based on achievement of company-wide and business unit goals as appropriate for the named executive officer. The Committee also retains the discretion to adjust, up or down, annual cash incentives earned based on the Committee’s subjective assessment of individual performance. Annual incentives should be consistent with the strategic goals set by the board, and the performance benchmarks should be sufficiently ambitious so as to provide meaningful incentive to our executive officers.

Annual Incentive Plan — 2009 — 2010

Our Committee and board, after input from management, approved the Annual Incentive Plan (AIP) — 2009 — 2010 to provide short-term incentives for fiscal 2010. The performance benchmarks for the year were tied to four key components: (1) Normalized Operating Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) performance; (2) Operating Free Cash Flow performance; (3) satisfaction of certain EHS objectives; and (4) Individual Performance against objectives.

•	Normalized Operating EBITDA is our key financial metric for business profitability. It is calculated by removing the following four items from Operating EBITDA (or Segment Income as reported in our external US GAAP financial statements):

(1) Metal Price Lag — We remove from Operating EBITDA the impacts from timing differences in the pass-through of metal price changes to our customers, net of realized derivative instruments.

(2) Re-measurement of Working Capital and Debt — We remove from Operating EBITDA the impacts from re-measuring to current exchange rates any monetary assets and liabilities which are denominated in a currency other than the functional currency of the reporting unit, net of realized derivative instruments.

(3) Purchase Accounting — We remove from Operating EBITDA the impacts from purchase accounting amortizations, primarily related to the asset basis step-up and contracts which were adjusted to fair value on the date Novelis was acquired by Hindalco.

(4) Can Price Ceilings — We remove from Operating EBITDA the impacts from sales contracts with metal price ceilings, net of realized derivative instruments. (Note: Beginning in the fourth quarter of fiscal 2010, this adjustment will no longer be required since Novelis no longer has sales contracts with metal price ceilings.)

The potential payout attributable to Normalized Operating EBITDA performance could have ranged from: (1) 0% of target if fiscal 2010 performance did not exceed the performance threshold; (2) 100% of target if fiscal 2010 results met the business plan target; and (3) up to a maximum of 200% of target if fiscal 2010 results met or exceeded the high end business plan target. For fiscal 2010, there was one discretionary adjustment. During fiscal 2010, our South America region increased its accounts receivable factoring programs from a planned level of $18 million to $35 million at the request of the corporate office. The adjustment removes the $17 million unplanned benefit from the Operating Free Cash Flow results, since this is a non-operational cash flow. The related factoring expense of $0.8 million is also added back to Normalized Operating EBITDA.

•	Operating Free Cash Flow is our key financial metric for business cash generation. At a region level, it is calculated as (1) Operating EBITDA (2) minus Capital Expenditures (3) plus (minus) net cash inflows (outflows) for Working Capital and Other Assets/Liabilities. For the total-company metric, we also include net cash inflows (outflows) for (4) Interest, (5) Taxes, (6) Dividends, (7) Corporate Expenses, (8) Restructuring Charges and (9) Proceeds from Asset Sales.

We also remove from Operating Free Cash Flow the impacts from timing differences in the pass-through of metal price changes to our customers, net of realized derivative instruments (which we refer to as the “metal price lag”) and make an adjustment to Operating Free Cash Flow to moderate the cash flow impact of LME prices on year end metal inventory values. Our formula varies based on the relative positions of actual and budgeted LME prices in the fourth quarter, as a means of aligning this adjustment with our desired inventory management practices. The potential payout attributable to operating free cash flow performance could have ranged from: (1) 0% of target if fiscal 2010 performance did not exceed the performance threshold; (2) 100% of target if fiscal 2010 results met the business plan target; and (3) up to 200% of target if fiscal 2010 results met or exceeded the high end business plan target. For fiscal 2010, there was one discretionary adjustment. During fiscal 2010, our South America region increased its accounts receivable factoring programs from a planned level of $18 million to $35 million at the request of the corporate office. The adjustment removes the $17 million unplanned benefit from the Operating Free Cash Flow results, since this is a non-operational cash flow.

•	EHS objectives included Recordable Case Rates, Lost Time Injury and Illness Case Rates and certain Strategic EHS Initiatives. The Recordable Case Rate establishes targets for reducing the level of workplace accidents resulting in an injury requiring more than first aid treatment. The Lost Time Injury and Illness Case Rate establishes targets for reducing the level of workplace injuries or illnesses resulting in lost time of one shift or more. The Strategic EHS Initiatives establish targets for the completion of environmental initiatives that lead to significant reductions in water emissions, energy or waste aligned with site specific issues, and, establish targets for the completion of occupational health and safety initiatives that reduce site specific risks and exposures.

The potential payout attributable to satisfying EHS objectives also ranged from 0% to 200% of target and was measured against continuous improvement targets for recordable cases and lost time injuries and illness as well as the completion of strategic EHS initiatives.

•	Individual Performance objectives are also established in recognition of each individual’s unique job responsibilities. The potential payout attributable to Individual Performance also ranged from 0% to 200% of target as measured against individual performance targets.

The table below shows for each named executive officer, other than Ms. Brooks who was not eligible for bonus for fiscal 2010, the target AIP bonus amount, the applicable performance objectives and relevant weightings, target and actual performance for each goal and the amount earned based on actual performance.

	Target
	Bonus						Achievement
	as a % of	Target			Target	Actual	as a % of	Bonus
Name	Salary	Bonus ($)(A)	Performance Objectives	Weighting	Performance(C)	Performance(C)	Target	Payoff ($)

Philip Martens	90%	630,000	Novelis Normalized Operating EBITDA	40%	$625.5	$761.4	158.3%	398,916
			Novelis Operating Free Cash Flow	40%	$178.1	$476.4	200.0%	504,000
			Novelis EHS:
			Recordable Case Rate	3%	0.94	0.85	147.9%	27,953
			Lost Time Rate	3%	0.23	0.23	100.0%	18,900
			Completed Strategic Initiatives	4%	4	5.81	190.5%	48,006
			Individual Performance	10%			200.0%	126,000

								1,123,775

Steven Fisher	75%	337,500	Novelis Normalized Operating EBITDA	40%	$625.5	$761.4	158.3%	213,705
			Novelis Operating Free Cash Flow	40%	$178.1	$476.4	200.0%	270,000
			Novelis EHS:
			Recordable Case Rate	3%	0.94	0.85	147.9%	14,974
			Lost Time Rate	3%	0.23	0.23	100.0%	10,125
			Completed Strategic Initiatives	4%	4	5.81	190.5%	25,718
			Individual Performance	10%			120.0%	40,500

								575,022

	Target
	Bonus						Achievement
	as a % of	Target			Target	Actual	as a % of	Bonus
Name	Salary	Bonus ($)(A)	Performance Objectives	Weighting	Performance(C)	Performance(C)	Target	Payoff ($)

Jean-Marc Germain	65%	211,250	Novelis Normalized Operating EBITDA	20%	$625.5	$761.4	158.3%	66,882
			North America Normalized Operating	20%	$231.1	$312.3	200.0%	84,500
			EBITDA
			Novelis Operating Free Cash Flow	20%	$178.1	$476.4	200.0%	84,500
			North America Operating Free Cash Flow	20%	$105.1	$227.3	200.0%	84,500
			North America EHS:
			Recordable Case Rate	3%	1.22	0.995	192.2%	12,181
			Lost Time Rate	3%	0.09	0.09	100.0%	6,337
			Completed Strategic Initiatives	4%	4	6.0	200.0%	16,900
			Individual Performance	10%			120.0%	25,350

								381,150

Thomas Walpole	55%	156,750	Novelis Normalized Operating EBITDA	20%	$625.5	$761.4	158.3%	49,627
			Asia Normalized Operating EBITDA	20%	$103.3	$159.9	200.0%	62,700
			Novelis Operating Free Cash Flow	20%	$178.1	$476.4	200.0%	62,700
			Asia Operating Free Cash Flow	20%	$152.5	$229.8	200.0%	62,700
			Asia EHS:
			Recordable Case Rate	3%	0.58	0.89	0%	—
			Lost Time Rate	3%	0.17	0.47	0%	—
			Completed Strategic Initiatives	4%	4	6.0	200%	12,540
			Individual Performance	10%			200%	31,350

								281,617

Tadeu Nardocci(B)	60%	42,040	Novelis Normalized Operating EBITDA	40%	$625.5	$761.4	158.3%	26,620
			Novelis Operating Free Cash Flow	40%	$178.1	$476.4	200.0%	33,632
			Novelis EHS:
			Recordable Case Rate	3%	0.94	0.85	147.9%	1,865
			Lost Time Rate	3%	0.23	0.23	100.0%	1,262
			Completed Strategic Initiatives	4%	4	5.81	190.5%	3,203
			Individual Performance	10%			100.0%	4,204

								70,786

	60%	201,367	Novelis Normalized Operating EBITDA	20%	$625.5	$761.4	158.3%	63,753
			Europe Normalized Operating EBITDA	20%	€176.0	€186.4	114.9%	46,274
			Novelis Operating Free Cash Flow	20%	$178.1	$476.4	200.0%	80,547
			Europe Operating Free Cash Flow	20%	€122.4	€135.9	124.4%	50,100
			Novelis Europe EHS:
			Recordable Case Rate	3%	0.99	0.60	200.0%	12,082
			Lost Time Rate	3%	0.36	0.25	161.1%	9,732
			Completed Strategic Initiatives	4%	4	5.57	178.5%	14,378
			Individual Performance	10%			100.0%	20,137

								297,003

								367,789

(A)	All amounts earned in currencies other than U.S. dollars are reflected in this table and in the entire Compensation Discussion and Analysis as U.S. dollars as adjusted by the exchange rates in effect on March 31, 2010.

(B)	Mr. Nardocci receives AIP bonus consideration for two months for his corporate role and for ten months for his role in Europe.

(C)	Dollars ($) and Euros (€) in millions.

In fiscal 2010, the Committee did not see the need to exercise its discretion to adjust annual cash incentives earned under the 2010 AIP based on a subjective review of individual performance

Long-Term Incentives.  The Committee believes that a substantial portion of each executive’s total direct compensation opportunity should be based on long-term performance. The awards should align the interests of our executives and our shareholder. The opportunity to receive long-term incentive compensation by an executive in a given year is generally determined by reference to the market for long-term incentive compensation among our peer group companies group and as confirmed by additional market data. The Committee is also mindful of long-term incentive awards made in prior years and takes such awards into account in determining the amount of current-year awards.

Long-Term Incentive Plan — Fiscal 2008 — Fiscal 2010 (2008 LTIP)

For the 2008 LTIP covering fiscal years 2008 through 2010, the Committee granted awards that are cash-based awards, 80% of which is based on economic profit performance and 20% of which is based on EBITDA performance related to innovation projects, which provided the best link between the interests of executives and our shareholder.

The Committee met during the first quarter of fiscal 2010 to evaluate and approve fiscal 2010 payouts for the 2008 LTIP. The Committee determined that maximum awards were payable for fiscal 2010 for economic profit performance and determined that awards of 174.4% of target were payable for innovation EBITDA performance, and, determined that no awards were payable for cumulative economic profit performance. Ms. Brooks was not eligible for payments under this plan for fiscal 2010. Mr. Martens was not an employee at the time that grants were made under this plan.

The following amounts were earned under this plan in fiscal 2010.

		Eligible for
	2008	Payout
	LTIP	Based on	2010	2010
	Approved	2010	Approved	Approved
Name	Grant ($)	Results ($)	Level	Payout ($)

Steven Fisher	450,000	270,000	124.8%	336,960
Jean-Marc Germain	215,000	129,000	124.8%	160,992
Thomas Walpole	325,000	195,000	124.8%	243,360
Tadeu Nardocci	325,000	195,000	124.8%	243,360

Long-term Incentive Plan — Fiscal 2009 — Fiscal 2012 (2009 LTIP)

For the 2009 LTIP covering fiscal years 2009 through 2012, the board of directors redesigned the prior year’s LTIP with the intent of providing a more direct line of sight for participants to Company performance as measured by the increase in the price of Hindalco shares. The 2009 LTIP was formally approved by the directors on June 19, 2008.

Awards under the 2009 LTIP consist of performance-based stock appreciation rights (“SARs”), with the value of one SAR being equivalent to the increase in value of one Hindalco share. The SARs will vest 25% each year for four years, subject to performance criteria being fulfilled. The performance criterion will be based on Operating EBIDTA performance for Novelis each year. The vesting threshold will be 75% performance versus target each year, at which point 75% of SARs due that year, would vest. There would be a straight line vesting up to 100% of performance. After the SARs have vested, they can be exercised at times decided by the employee. The value realized is dependent on the stock price of Hindalco at the time of exercise; however, the value will be restricted to a maximum of 2.5 times the target opportunity if the SARs are exercised within one year of vesting. The maximum will be 3 times for SARs exercised more than one year after vesting.

In the event a participant resigns, unvested SARs will lapse and vested SARs must be exercised within 90 days. If an employee retires more than one year from the date of grant, SARs will continue to vest and must be exercised no later than the third anniversary of retirement. In the event of death or disability, there will be immediate vesting of all SARs with one year to exercise. Upon a change in control, there would be immediate vesting and cash-out of SARs.

The following grants were made to our named executive officers, except for Mr. Martens who was not an employee at the time the grants were made, under the 2009 LTIP. Target Operating EBITDA for fiscal 2010 was exceeded and the second tranche of SARs will fully vest on June 19, 2010, for fiscal 2010 as shown below.

			Number of
			SARs Vesting
	2009-2012		on June 19,
	LTIP	Number of	2010	Number of
	Approved	SARs	Based on	SARs Forfeited/
Name	Grant ($)	Granted	Fiscal 2010	Canceled

Martha Finn Brooks	2,231,000	3,919,938	—	3,919,938	(A)
Steven Fisher	500,000	878,516	219,629	—
Jean-Marc Germain	500,000	878,516	219,629	—
Thomas Walpole	350,000	614,961	153,741	—
Tadeu Nardocci	350,000	614,961	153,741	—

(A)	These SARs were cancelled upon Ms. Brooks’ termination.

Long-term Incentive Plan — Fiscal 2010 — Fiscal 2013 (2010 LTIP)

The 2010 LTIP covering fiscal years 2010 through 2013 was approved by the board of directors on June 25, 2009. The 2010 LTIP is identical to the 2009 LTIP except that the performance measure is Normalized Operating EBITDA instead of Operating EBITDA.

The following grants were made to our named executive officers, except for Ms. Brooks who was not employed at the time of the grant, under the 2010 LTIP. Target Normalized Operating EBITDA for fiscal 2010 was exceeded and the first tranche of SARs will fully vest on June 25, 2010 for fiscal 2010 as shown below.

			Number of
			SARs Vesting on
	2010-2013		June 25,
	LTIP	Number of	2010	Number of
	Approved	SARs	Based on	SARs Forfeited/
Name	Grant ($)	Granted	Fiscal 2010	Canceled

Philip Martens	2,000,000	2,340,005	585,002	—
Steven Fisher	525,000	614,251	153,563	—
Jean-Marc Germain	525,000	614,251	153,563	—
Thomas Walpole	350,000	409,501	102,376	—
Tadeu Nardocci	525,000	614,251	153,563	—

Individual Retention Agreements — July 1, 2009

On July 1, 2009 we entered into individual retention arrangements with all named executive officers except Mr. Martens and Ms. Brooks. The agreements provide for cash payments to the named executive officers on July 1, 2010, July 1 2011 and July 1, 2012, unless the named executive officer voluntarily terminates or is terminated for cause prior to those dates. The arrangements also provide for the grant of phantom restricted shares, with one share equal to the value of one Hindalco share. The phantom restricted shares will vest on July 1, 2012, unless the named executive officer voluntarily terminates or is terminated for cause prior to that date; provided that the maximum payout may not exceed two times the original value of the phantom restricted shares.

The cash amounts payable under the retention arrangements are as follows:

	July 1,	July 1,	July 1,
	2010 ($)	2011 ($)	2012 ($)

Steven Fisher	75,000	75,000	75,000
Jean-Marc Germain	54,000	54,000	54,000
Thomas Walpole	47,500	47,500	47,500
Tadeu Nardocci	70,067	70,067	70,067

The phantom restricted share opportunity (payable in cash) is as follows:

		# of Phantom
	Original	Restricted
	Value ($)	Shares

Steven Fisher	180,000	103,667
Jean-Marc Germain	130,000	74,871
Thomas Walpole	114,000	65,656
Tadeu Nardocci	154,020	88,704

Employee Benefits

•	U.S. Pension Plan:

Following our spinoff from Alcan, we adopted the Novelis Pension Plan and the Novelis Supplemental Executive Retirement Plan (the Novelis SERP), which provide benefits identical to the benefits provided under the Alcancorp Pension Plans. Executives who were participants in the Alcancorp Pension Plan participate in the Novelis Pension Plan and Novelis SERP (collectively referred to as the U.S. Pension Plan). Executives who were not participants in the Alcancorp Pension Plan or who were hired on or after January 1, 2005 do not participate in the U.S. Pension Plan. Ms. Brooks and Messrs. Germain and Walpole are all participants in the U.S. Pension Plan.

Additional Pension Benefits:  In addition to her participation in the U.S. Pension Plan described above, Ms. Brooks will receive from us a supplemental pension equal to the excess of the pension she would have received from her employer prior to joining Alcan had she been covered by her prior employer’s pension plan until her separation or retirement from Novelis, over the sum of her pension from the U.S. Pension Plan and the pension rights actually accrued with her previous employer. The supplemental pension will be $1,363 per month beginning at age 55 (July 1, 2014).

•	Savings Plan and Non-Qualified Defined Contribution Plan: All U.S. based executives are eligible to participate in our tax qualified savings plan. We match up to 4.5% of pay (up to the IRS compensation limit; $245,000 for calendar year 2010) for participants who contribute 6% of pay or more to the savings plan. In addition, U.S. based executives hired on or after January 1, 2005 are eligible to share in our discretionary contributions. Discretionary contributions are first made to the qualified plan (up to the IRS compensation limit) and any excess amounts are made to our non-qualified defined contribution plan. For fiscal 2010, we made a discretionary contribution equal to 5% of pay. Mr. Martens and Mr. Fisher are the only named executive officers eligible for a discretionary contribution for the period.

•	Brazil Defined Contribution Pension Plan: All Brazil employees are eligible to participate in a defined contribution pension plan. Employees can contribute from 0-12% of base salary. Independent of any employee contribution, the company will contribute 0.7% of base pay up to 1 plan unit ($1,486 in 2010) and 14% (10% if hired on or after July 1, 2003) of pay in excess of 1 plan unit. Mr. Nardocci was the only named executive eligible for the Brazil Pension Plan.

•	Perquisites: As noted in our Summary Compensation Table, we provide our officers with certain perquisites consistent with market practice. We do not view perquisites as a significant element of our comprehensive compensation structure.

•	Health & Welfare Benefits: Executives are entitled to participate in our employee benefit plans (including medical, dental, disability, and life insurance benefits) on the same basis as other employees.

Employment-Related Agreements

Each of our named executive officers during fiscal 2010 was covered by an employment or letter agreement setting forth the general terms of his or her employment as well as various other employment related agreements.

See Employment-Related Agreements and Certain Employee Benefit Plans below for a discussion of these agreements.

Timing of Compensation Decisions

The Committee develops an annual agenda to assist it in fulfilling its responsibilities. Generally, in the first quarter of each fiscal year, the Committee (1) reviews prior year performance and authorizes the distribution of short-term incentive and long-term incentive pay-outs, if any, for the prior year, (2) establishes performance criteria for the current year short-term incentive program, (3) reviews base pay and annual short-term incentive targets for executives, and (4) recommends to the board of directors the form of award and performance criteria for the current cycle of the long-term incentive program.

Long-term incentive awards are generally considered and approved by the Committee during the first quarter of each fiscal year, although the Committee may deviate from this practice when appropriate under the circumstances.

Compensation Risk Assessment

In fiscal 2010, the Committee reviewed the Company’s executive compensation policies and practices, and determined that the Company’s executive compensation programs are not reasonably likely to have a material adverse effect on the Company. The Committee also reviewed the Company’s compensation programs for certain design features which have been identified by experts as having the potential to encourage excessive risk-taking, including: (i) too much focus on equity; (ii) compensation mix overly weighted toward annual incentives; (iii) uncapped payouts; (iv) unreasonable goals or thresholds; or (v) steep payout cliffs at certain performance levels that may encourage short-term decisions to meet payout thresholds. Based on its review, the Committee determined that, for all employees, the Company’s non-executive compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

Compensation Committee Report

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Committee’s review of and discussions with management, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010.

The foregoing report is provided by the following directors, who constitute the Committee:

Mr. Clarence J. Chandran, Chairman
Mr. Debnarayan Bhattacharya
Mr. Askaran Agarwala

Summary Compensation Table

The table below sets forth information regarding compensation for our named executive officers for fiscal 2008 through 2010.

						Non-Equity
						Incentive	Change in
				Stock	Option	Plan	Pension	All Other
		Salary	Bonus	Awards	Awards	Compensation	Value	Compensation
Name and Principal Position	Year	($)	($)	($)(A)	($)(B)	($)(C)	($)(D)	($)(E)	Total ($)

Martha Finn Brooks	2010	173,295	—	—	672,345	—	290,808	13,412	1,149,860
Former President and	2009	731,250	—	211,104	2,231,000	113,850	344,054	90,666	3,721,924
Chief Operating Officer	2008	672,572	—	896,739	10,466,761	1,096,223	97,640	92,991	13,322,926
Philip Martens	2010	670,833	—	—	2,000,000	1,123,775	—	338,350	4,132,958
President and Chief Operating Officer
Steven Fisher	2010	450,000	—	180,000	525,000	911,982	—	75,428	2,142,410
Senior Vice President and	2009	425,000	—	42,370	500,000	46,575	—	67,657	1,081,602
Chief Financial Officer	2008	334,538	40,000	171,780	386,927	361,175	—	63,732	1,358,152
Jean-Marc Germain	2010	325,044	—	130,000	525,000	542,142	40,886	86,333	1,649,405
Senior Vice President and	2009	318,625	—	40,140	500,000	15,422	24,847	126,681	1,025,715
President of Novelis North America
Thomas Walpole	2010	285,000	—	114,000	350,000	524,977	369,297	425,936	2,069,210
Senior Vice President	2009	281,250	—	52,033	350,000	26,177	221,833	539,251	1,470,544
and President of Novelis Asia	2008	270,000	—	217,752	981,865	210,890	59,765	607,032	2,347,304
Tadeu Nardocci	2010	457,779	—	154,020	525,000	611,149	—	353,327	2,101,275
Senior Vice President and President of Novelis Europe

(A)	For the year ended March 31, 2010, these stock awards represent the grant date fair value of the phantom restricted shares granted on July 1, 2009 under the Individual Retention Agreements. For the phantom restricted shares, the fair value is calculated by using the market value of the corresponding number of Hindalco shares on the date of grant.

(B)	For the years ended March 31, 2009 and March 31, 2010, includes the grant date fair value of the SARs granted under the 2009 LTIP and 2010 LTIP. For the year ended March 31, 2010 fair value is calculated using the Black-Scholes value on the date of grant of $0.8547 per SAR. Also represents the grant date fair value of the SARs granted to Ms. Brooks under her Separation Release Agreement.

(C)	For the year ended March 31, 2010, these represent awards earned under the Novelis fiscal 2010 Annual Incentive Plan and payments under the 2008 LTIP for fiscal 2010 results.

(D)	Represents the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under our qualified and non-qualified defined benefit pension plans during fiscal 2010. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for the year ended March 31, 2010.

(E)	The amounts shown in the All Other Compensation Column reflect the values from the table below.

		Company
		Contribution
		to Defined					Other
	Severance	Contribution	Group	Relocation and			Perquisites and
	Related	Plans	Life	Hosing Related		Child Tuition	Personal
Name	Payments ($)	($)(A)	Insurance ($)	Payments ($)		Reimbursement ($)	Benefits ($)		Total ($)

Martha Finn Brooks	—	1,406	923	—		—	11,083	(B)	13,412
Philip Martens	—	52,442	975	259,672	(C)	—	25,261	(D)	338,350
Steven Fisher	—	39,417	662	—		—	35,349	(E)	75,428
Jean-Marc Germain	—	12,244	456	—		51,252	22,381	(F)	86,333
Thomas Walpole	—	2,672	1,940	421,324	(G)	—	—		425,936
Tadeu Nardocci	—	88,444	1,604	232,494	(H)	—	30,785	(I)	353,327

(A)	Represents matching contribution (and discretionary contributions in the case of Mr. Martens and Mr. Fisher) made to our tax qualified and non-qualified defined contribution plans.

(B)	Includes executive flex allowance, car allowance, and other perquisites, each of which individually had an aggregate incremental cost less than $25,000.

(C)	Includes (i) home sale closing costs of $42,500; (ii) relocation allowance of $60,000; (iii) home purchase closing costs of $20,596; (iv) Temporary Living of $26,345 and (v) tax payments of $110,231.

(D)	Includes executive flex allowance, car allowance and home security, each of which individually had an aggregate incremental cost less than $25,000.

(E)	Includes executive flex allowance, car allowance and home security, each of which individually had an aggregate incremental cost less than $25,000.

(F)	Includes executive flex allowance, car allowance and other perquisites, each of which individually had an aggregate incremental cost less than $25,000.

(G)	Includes: (i) an Expatriate Premium of $119,503; (ii) Employer paid Korean Tax Deposit of $130,024; (iii) Employer provided housing of $97,330; (iv) Employer paid car/driver for Korean assignment of $55,221; (v) travel reimbursement of $5,577;(vi) club dues of $10,939 and (vii) tax advice of $2,730.

(H)	Includes: (i) an Expatriate Premium of $19,548, household goods move of $2,313 and relocation allowances of $210,633.

(I)	Includes health care expenses, company car allowance and home security each of which individually had an aggregate incremental cost less than $25,000.

Grants of Plan-Based Awards in Fiscal 2010

The table below sets forth information regarding grants of plan-based awards made to our named executive officers for the year ended March 31, 2010.

			Estimated Future Payout			Estimated Future Payout
			Under Non-Equity			Under Equity
			Incentive Plan Awards(A)			Incentive Plan Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date		($)	($)	($)	($)	($)	($)

Martha Brooks	05/08/2009	(B)	—	—	—	—	672,345	1,801,168
Philip Martens	06/25/2009	(C)	—	630,000	1,260,000	—	2,000,000	6,000,000
Steven Fisher	06/25/2009	(C)	—	337,500	675,000	—	525,000	1,575,000
	07/01/2009	(D)	—	—	—	—	180,000	360,000
Jean-Marc Germain	06/25/2009	(C)		211,250	422,500	—	525,000	1,575,000
	07/01/2009	(D)	—	—	—	—	130,000	260,000
Thomas Walpole	06/25/2009	(C)	—	156,750	313,500	—	350,000	1,050,000
	07/01/2009	(D)	—	—	—	—	114,000	228,000
Tadeu Nardocci	06/25/2009	(C)	—	243,407	486,814	—	525,000	1,575,000
	07/01/2009	(D)	—	—	—	—	154,020	308,040

(A)	This grant was made under the Novelis Annual Incentive Plan (AIP) for the year ended March 31, 2010.

(B)	This grant was made under the terms of Ms. Brooks’ Separation Release Agreement.

(C)	These grants were made under the 2010 LTIP in the form of SARs.

(D)	These grants were made under the individual retention agreements in the form of phantom restricted shares.

Employment-Related Agreements and Certain Employee Benefit Plans

Each of our named executive officers was subject to an employment or letter agreement during fiscal 2010. The terms of each such agreement is summarized below.

Agreement with Martha Finn Brooks

On May 8, 2009, we entered into a separation and release agreement with Ms. Brooks, regarding the terms of her departure from the Company. The Agreement became effective on May 15, 2009, seven days from the date of execution.

Pursuant to the Agreement, Ms. Brooks received a goodwill incentive consisting of 1,000,000 stock appreciation rights of Hindalco common stock (SARs) at an exercise price of INR 60.50. Each SAR was equivalent to one Hindalco share. The SARs, which vested on May 8, 2009, could be exercised, in whole or in part, at any time during a three year exercise period commencing May 8, 2009. Ms. Brooks elected to exercise all of her SARs on December 3, 2009 for a value of $1,801,168. Additionally, we agreed to indemnify Ms. Brooks under our director and officer insurance policies and released her from future claims relating to her employment with Novelis.

Ms. Brooks was granted the goodwill incentive, in part, as an acknowledgement that she voluntarily delayed her retirement with the Company (a) until her successor could be identified and (b) to facilitate an efficient leadership transition. Additionally, as further consideration for the goodwill incentive, Ms. Brooks: provided a release to Novelis waiving any and all claims she may have against us; agreed to provide continued cooperation with any pending or future litigation, proceeding or hearing; and agreed to not disclose any proprietary information obtained while working at Novelis. Ms. Brooks also agreed to provide general consulting services to Novelis for up to 10 hours a month for a period of six months. Should she provide more than 10 hours of consulting per month, Ms. Brooks will be paid at an hourly rate of $625 subject to a maximum of $5,000 per day.

Agreement with Philip Martens

On April 16, 2009, the board of directors appointed Philip Martens to succeed Ms. Brooks as President and Chief Operating Officer, effective May 8, 2009. On that date, the board ratified the employment agreement between Mr. Martens and the Company dated April 11, 2009. Pursuant to this employment agreement, Mr. Martens will receive an annual base salary of $700,000, an annual short term target bonus percentage of 90% of his base salary (i.e., $630,000), and an annualized long term incentive target opportunity of $2,000,000. However, during his first year of employment, Mr. Martens will receive not less than 50% of the target of his annual short term target bonus for the fiscal 2010 (i.e., $315,000).

Mr. Martens will receive benefits and perquisites customarily provided to our executives. He will be entitled to receive two years annual base salary and target short term incentive opportunity (less any other severance payments) as severance pay if he is terminated involuntarily except for cause, death, disability, or retirement. Other severance benefits described in his employment agreement include a lump sum payment to assist him with post-employment medical continuation coverage, life insurance benefits, and retirement benefits.

As part of the employment agreement, Mr. Martens agreed to a non-competition provision, prohibiting him from competing with the Company during his employment and for a period of 24 months thereafter. He also agreed to not solicit (a) the Company’s customers and suppliers or (b) its employees during his employment and for a period of 24 months thereafter.

His employment agreement also states that Mr. Martens will receive an agreement providing employment protection in the event of a change in control of the Company. Accordingly, the Company and Mr. Martens entered into a Change in Control Agreement dated as of April 16, 2009 (the CIC Agreement). The CIC Agreement will terminate upon the earlier of (i) April 15, 2011, unless a change in control event occurs on or before such date, or (ii) 24 months following the date of a change in control event. Pursuant to the CIC Agreement, he will be entitled to the following payments if the Company terminates his employment other than for cause, or if he resigns for good reason, within 24 months after a change in control event:

•	a lump sum cash amount equal to two times the sum of (1) his annual base salary plus (2) his target short term incentive opportunity for the calendar year in which the change in control occurs; the lump sum cash amount will be reduced by the amount of severance payments, if any, paid or payable to him other than pursuant to the CIC Agreement to avoid duplication of payments;

•	other benefits described in the CIC Agreement including a lump sum payment to assist him with post-employment medical continuation coverage, life insurance benefits, and retirement benefits; and

•	a gross-up reimbursement for any excise tax liability imposed by Section 4999 of the Internal Revenue Code.

Such payments shall not be made if his employment terminates because of death, disability, or retirement.

Agreement with Steven Fisher

Mr. Fisher currently serves as our Senior Vice President and Chief Financial Officer (effective May 16, 2007) with a base salary of $450,000 in fiscal 2010 under the terms of his employment agreement. Mr. Fisher is eligible for all of our executive long-term and short-term incentive plans and is entitled to certain executive perquisites. He is also eligible for our broad-based employee benefit and health plans.

Agreement with Jean-Marc Germain

We entered into an employment agreement with Mr. Germain dated April 28, 2008. He currently serves as our Senior Vice President and President of Novelis North America (effective May 15, 2008) with a base salary of $325,000 in fiscal 2010. Mr. Germain is eligible for all of our executive long-term and short-term incentive plans and is entitled to certain executive perquisites. He is also eligible for certain tuition reimbursements for the education of his children through the end of the 2009 — 2010 school year. He is also eligible for our broad-based employee benefit and health plans.

Agreement with Thomas Walpole

We entered into an employment agreement with Mr. Walpole effective as of February 1, 2007, pursuant to which he serves as our Senior Vice President and President of Novelis Asia with a base salary of $285,000 in fiscal 2010. Under his agreement, Mr. Walpole is entitled to an expatriate premium and relocation allowance, each in amount equal to 10% of his base salary (net after tax). Mr. Walpole is also eligible for our executive long-term and short-term incentive plans and certain executive perquisites as well as our broad-based employee benefit and health plans. During the term of his Korean assignment, Mr. Walpole is provided with a fully furnished home which is paid for by Novelis Korea Limited and is entitled to certain other relocation benefits the value of which is included in the Summary Compensation Table.

Agreement with Tadeu Nardocci

We entered into an employment agreement with Mr. Nardocci effective as of June 8, 2009, pursuant to which he serves as our Senior Vice President and President of Novelis Europe with a base salary of $390,954. Under his agreement, Mr. Nardocci is entitled to an expatriate premium in amount equal to 10% of his base salary (net after tax). Mr. Nardocci is also eligible for our executive long-term and short-term incentive plans and certain executive perquisites as well as our broad-based employee benefit and health plans. During the term of his European assignment, Mr. Nardocci is provided with certain other relocation benefits the value of which is included in the Summary Compensation Table.

Change in Control Agreements

We entered into a Change in Control Agreement with Mr. Martens on April 16, 2009 as described above. On June 25, 2009 we entered into substantially similar agreements with Messrs. Fisher, Germain, Walpole and Nardocci.

Severance Compensation Agreements

On June 25, 2009, we entered into Severance Compensation Agreements with Messrs. Fisher, Germain, Walpole and Nardocci. Pursuant to the terms of these agreements, the executive will be entitled to receive 18 months annual base salary (less any other severance payments) as severance pay if he is involuntarily terminated other than for cause, death, disability or retirement. Additional severance benefits include a 12-month lump sum payment to assist with post-employment medical continuation coverage unless eligible for retiree medical coverage, as well as life insurance and retirement benefits for 12 months. Each agreement also contains a non-competition and non-solicitation provision which prohibits the executive from competing with us or soliciting our customers, suppliers or employee for a period of 18 months following termination.

Outstanding Equity Awards as of March 31, 2010

	SAR Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised SARs	Unexercised SARs		SAR Exercise
Name	Exercisable	Unexercisable		Price ($)	SAR Expiration Date

Philip Martens	—	2,340,005	(A)	1.90	June 25, 2016
Steven Fisher	—	614,251	(A)	1.90	June 25, 2016
	—	658,887	(B)	1.34	June 19, 2015
Jean-Marc Germain	—	614,251	(A)	1.90	June 25, 2016
	—	658,887	(B)	1.34	June 19, 2015
Thomas Walpole	—	409,501	(A)	1.90	June 25, 2016
	—	461,221	(B)	1.34	June 19, 2015
Tadeu Nardocci	—	614,251	(A)	1.90	June 25, 2016
	—	461,221	(B)	1.34	June 19, 2015

(A)	SARs issued in fiscal 2010 are payable in cash based on the stock performance of Hindalco Industries Limited, listed on the National Stock Exchange in Mumbai, India. Novelis is a subsidiary of Hindalco Industries Limited. The Exercise price of 85.79 Indian Rupees converted to US$ based on the closing exchange rate on March 31, 2010.

(B)	SARs issued in fiscal 2009 are payable in cash based on the stock performance of Hindalco Industries Limited, listed on the National Stock Exchange in Mumbai, India. Novelis is a subsidiary of Hindalco Industries Limited. The Exercise price of 60.5 Indian Rupees converted to US$ based on the closing exchange rate on March 31, 2010.

Option Exercises and Stock Vested in 2010

The table below sets forth the information regarding stock options that were exercised or were cancelled and paid out during fiscal 2010 and stock awards that vested and were paid out during fiscal 2010. Ms. Brooks exercised all of her vested SARs on December 3, 2009. There were no other SARs that were vested during fiscal 2010 and none available for exercise.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise or	Exercise or	Vesting or	Vesting or
Name	Cancellation	Cancellation ($)	Cancellation	Cancellation ($)

Martha Brooks	1,000,000	1,801,168	—	—
Philip Martens	—	—	—	—
Steven Fisher	—	—	—	—
Jean-Marc Germain	—	—	—	—
Thomas Walpole	—	—	—	—
Tadeu Nardocci	—	—	—	—

Pension Benefits in Fiscal 2010

The table below sets forth information regarding the present value as of March 31, 2010 of the accumulated benefits of our named executive officers under our defined benefit pension plans (both qualified and non-qualified). U.S. executives who were hired on or after January 1, 2005 are not eligible to participate in our defined benefit pension plans.

		Number of	Present		Payments
		Years	Value of		During
		Credited	Accumulated		Last
Name	Plan Name(A)	Service	Benefit ($) (B)		Fiscal Year

Martha Finn Brooks	Novelis Pension Plan	6.917	158,929		—
	Novelis SERP	6.917	1,001,716	(C)	—
Philip Martens	Not eligible	—	—		—
Steven Fisher	Not eligible	—	—		—
Jean-Marc Germain	Novelis Pension Plan	3.25	52,389		—
	Novelis SERP	3.25	36,037		—
Thomas Walpole	Novelis Pension Plan	30.833	961,569		—
	Novelis SERP	30.833	767,509		—
Tadeu Nardocci	Not eligible	—	—		—

(A)	See Compensation Discussion and Analysis — Elements of Our Compensation, Employee Benefits for a discussion of these plans.

(B)	See Note 12 to our audited consolidated financial statements for the year ended March 31, 2010, for a discussion of the assumptions used in the calculation of these amounts.

(C)	Includes an amount of $163,360 as the present value of accumulated benefit under the Cummins Minimum Pension Guarantee as outlined as part of Ms. Brooks’ employment agreement.

The following table shows estimated retirement benefits, expressed as a percentage of eligible earnings, payable upon normal retirement at age 65:

	Years of Service
	10	15	20	25	30	35

U.S. Pension Plan	17%	25%	34%	42%	51%	59%

Non-Qualified Deferred Compensation

This table summarizes the fiscal 2010 Novelis contributions and earnings for Messrs. Martens and Fisher to the Defined Contribution Supplemental Executive Retirement Plan.

	Elective	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year End
Name	($)	($)	($)	($)	($)

Philip Martens	—	12,542	88	—	12,630
Steven Fisher	—	12,579	1,131	—	47,630

Potential Payments Upon Termination or Change in Control

This section provides an estimate of the payments and benefits that would be paid to certain of our named executive officers, at March 31, 2010, upon voluntary or involuntary termination of employment. This section, however, does not reflect any payments or benefits that would be paid to our salaried employees generally, including for example accrued salary and vacation pay; regular pension benefits under our qualified and non-qualified defined benefit plans; normal distribution of account balances under our qualified and non-qualified defined contribution plans; or normal retirement, death or disability benefits.

	Philip Martens(A)
					Termination by
					us without
					Cause or by
					Executive for
					Good Reason in
	Voluntary		Termination by		Connection with
	Termination by	Termination by	us without		Change in		Death or
Type of Payment	Executive ($)	us for Cause ($)	Cause ($)		Control ($)		Disability ($)

Short-Term Incentive Pay(B)	630,000	—	630,000		630,000		630,000
Long-Term Incentive Plan(C)	—	—	—		2,000,000		2,000,000
Severance	—	—	2,660,000	(D)	2,660,000	(E)	—
Retirement plans	—	—	77,525	(F)	77,525	(G)	—
Lump sum cash payment for continuation of health coverage	—	—	27,310	(H)	27,310	(I)	—
Continued group life insurance coverage	—	—	1,260	(J)	1,260	(K)	—

Total	630,000	—	3,396,095		5,396,095		2,630,000

(A)	In addition to the estimated payments set forth in this table, the executive would be eligible for payments or benefits that would be paid to our salaried employees generally upon termination of employment (including, for example, earned but unpaid base salary and accrued vacation (approximately $53,846 at March 31, 2010). Mr. Martens was not eligible for retirement on March 31, 2010.

(B)	These amounts represent 100% of the executive’s target short-term incentive opportunity for the period April 1, 2009 through March 31, 2010.

(C)	These amounts represent the amount of Long-Term Incentive Plan (LTIP) that would have been earned as of March 31, 2010 assuming the SARs under the 2010 LTIP valued at the target amount.

(D)	This amount is equal to two times the sum of executive’s base salary and target short-term incentive and would be paid pursuant to the executive’s Employment Agreement.

(E)	This amount is equal to two times the sum of executive’s base salary and target short-term incentive and would be paid pursuant to the executive’s Change in Control Agreement.

(F)	This amount is equal to the present value of one additional year of benefit accrual under our qualified and non-qualified retirement plans and is payable pursuant to the executive’s Employment Agreement.

(G)	This amount is equal to the present value of one additional year of benefit accrual under our qualified and non-qualified retirement plans and is payable pursuant to the executive’s Change in Control Agreement.

(H)	Pursuant to the executive’s Employment Agreement, this amount is intended to assist the executive in paying post-employment health coverage and is equal to 12 months times the COBRA premium rate in effect at March 31, 2010, grossed up for applicable taxes using an assumed tax rate of 40%.

(I)	Pursuant to the executive’s Change in Control Agreement, this amount is intended to assist the executive in paying post-employment health coverage and is equal to 12 months times the COBRA premium rate in effect at March 31, 2010, grossed up for applicable taxes using an assumed tax rate of 40%.

(J)	The executive’s Employment Agreement provides that the executive will be entitled to one additional year of coverage under our group life insurance plan.

(K)	The executive’s Change in Control Agreement provides that the executive will be entitled to one additional year of coverage under our group life insurance plan.

	Steven Fisher(A)
					Termination by
					us without
					Cause or by
					Executive for
					Good Reason in
	Voluntary		Termination by		Connection with
	Termination by	Termination by	us without		Change in		Death or
Type of Payment	Executive ($)	us for Cause ($)	Cause ($)		Control ($)		Disability ($)

Short-Term Incentive Pay(B)	337,500	—	337,500		337,500		337,500
Long-Term Incentive Plan(C)	336,960	—	336,960		1,236,960		1,236,960
Severance	—	—	675,000	(D)	1,575,000	(E)	—
Retirement plans	—	—	50,400	(F)	50,400	(G)	—
Lump sum cash payment for continuation of health coverage	—	—	27,310	(H)	27,310	(I)	—
Continued group life insurance coverage	—	—	716	(J)	716	(K)	—

Total	674,460	—	1,427,886		3,227,886		1,574,460

(A)	In addition to the estimated payments set forth in this table, the executive would be eligible for payments or benefits that would be paid to our salaried employees generally upon termination of employment (including, for example, earned but unpaid base salary and accrued vacation (approximately $34,615 at March 31, 2010). Mr. Fisher was not eligible for retirement on March 31, 2010.

(B)	These amounts represent 100% of the executive’s target short-term incentive opportunity for the period April 1, 2009 through March 31, 2010.

(C)	These amounts represent the amount of Long-Term Incentive Plan (LTIP) under LTIP Plans (2008 at actual, 2009 and 2010 at target) that would have been earned as of March 31, 2010.

(D)	This amount is equal to 1.5 times the executive’s base salary and would be payable pursuant to the executive’s Severance Compensation Agreement.

(E)	This amount is equal to two times the sum of executive’s base salary and target short-term incentive and would be paid pursuant to the executive’s Change in Control Agreement.

(F)	This amount is equal to the present value of one additional year of benefit accrual under our qualified and non-qualified retirement plans and is payable pursuant to the executive’s Severance Compensation Agreement.

(G)	This amount is equal to the present value of one additional year of benefit accrual under our qualified and non-qualified retirement plans and is payable pursuant to the executive’s Change in Control Agreement.

(H)	Pursuant to the executive’s Severance Compensation Agreement, this amount is intended to assist the executive in paying post-employment health coverage and is equal to 12 months times the COBRA premium rate in effect at March 31, 2010, grossed up for applicable taxes using an assumed tax rate of 40%.

(I)	Pursuant to the executive’s Change in Control Agreement, this amount is intended to assist the executive in paying post-employment health coverage and is equal to 12 months times the COBRA premium rate in effect at March 31, 2010, grossed up for applicable taxes using an assumed tax rate of 40%.

(J)	The executive’s Severance Compensation Agreement provides that the executive will be entitled to one additional year of coverage under our group life insurance plan.

(K)	The executive’s Change in Control Agreement provides that the executive will be entitled to one additional year of coverage under our group life insurance plan.

	Jean-Marc Germain(A)
					Termination by
					us without
					Cause or by
					Executive for
					Good Reason in
	Voluntary		Termination by		Connection with
	Termination by	Termination by	us without		Change in		Death or
Type of Payment	Executive ($)	us for Cause ($)	Cause ($)		Control ($)		Disability ($)

Short-Term Incentive Pay(B)	211,250	—	211,250		211,500		211,250
Long-Term Incentive Plan(C)	160,992	—	160,992		1,060,992		1,060,992
Severance	—	—	487,500	(D)	1,072,500	(E)	—
Retirement plans	—	—	52,465	(F)	52,465	(G)	—
Lump sum cash payment for continuation of health coverage	—	—	27,310	(H)	27,310	(I)	—
Continued group life insurance coverage	—	—	516	(J)	516	(K)	—

Total	372,242	—	940,033		2,425,283		1,272,242

(A)	In addition to the estimated payments set forth in this table, the executive would be eligible for payments or benefits that would be paid to our salaried employees generally upon termination of employment (including, for example, earned but unpaid base salary and accrued vacation (approximately $25,000 at March 31, 2010). Mr. Germain was not eligible for retirement on March 31, 2010.

(B)	These amounts represent 100% of the executive’s target short-term incentive opportunity for the period April 1, 2009 through March 31, 2010.

(C)	These amounts represent the amount of Long-Term Incentive Plan (LTIP) under LTIP Plans (2008 at actual, 2009 and 2010 at target) that would have been earned as of March 31, 2010.

(D)	This amount is equal to 1.5 times executive’s base salary and would be paid pursuant to the executive’s Severance Compensation Agreement.

(E)	This amount is equal to two times the sum of executive’s base salary and target short-term incentive and would be paid pursuant to the executive’s Change in Control Agreement.

(F)	This amount is equal to the present value of one additional year of benefit accrual under our qualified and non-qualified retirement plans and is payable pursuant to the executive’s Severance Compensation Agreement. See the Pension Benefits table for pension benefits accrued as of March 31, 2010.

(G)	This amount is equal to the present value of one additional year of benefit accrual under our qualified and non-qualified retirement plans and is payable pursuant to the executive’s Change in Control Agreement. See the Pension Benefits table for pension benefits accrued as of March 31, 2010.

(H)	Pursuant to the executive’s Severance Compensation Agreement, this amount is intended to assist the executive in paying post-employment health coverage and is equal to 12 months times the COBRA premium rate in effect at March 31, 2010, grossed up for applicable taxes using an assumed tax rate of 40%.

(I)	Pursuant to the executive’s Change in Control Agreement, this amount is intended to assist the executive in paying post-employment health coverage and is equal to 12 months times the COBRA premium rate in effect at March 31, 2010, grossed up for applicable taxes using an assumed tax rate of 40%.

(J)	The executive’s Severance Compensation Agreement provides that the executive will be entitled to one additional year of coverage under our group life insurance plan.

(K)	The executive’s Change in Control Agreement provides that the executive will be entitled to one additional year of coverage under our group life insurance plan.

	Thomas Walpole(A)
					Termination by
					us without
					Cause or by
					Executive for
					Good Reason in
	Voluntary		Termination by		Connection with
	Termination by	Termination by	us without		Change in		Death or
Type of Payment	Executive ($)	us for Cause ($)	Cause ($)		Control ($)		Disability ($)

Short-Term Incentive Pay(B)	156,750	—	156,750		156,750		156,750
Long-Term Incentive Plan(C)	243,360	—	243,360		855,860		855,860
Severance	—	—	510,625	(D)	883,500	(E)	—
Retirement plans	—	—	64,323	(F)	64,323	(G)	—
Continued group life insurance coverage	—	—	2,198	(H)	2,198	(I)	—

Total	400,110	—	977,256		1,962,631		1,012,610

(A)	In addition to the estimated payments set forth in this table, the executive would be eligible for payments or benefits that would be paid to our salaried employees generally upon termination of employment (including, for example, earned but unpaid base salary and accrued vacation (approximately $21,923 at March 31, 2010). Mr. Walpole was eligible for retirement on March 31, 2010.

(B)	These amounts represent 100% of the executive’s target short-term incentive opportunity for the period April 1, 2009 through March 31, 2010.

(C)	These amounts represent the amount of Long-Term Incentive Plan (LTIP) under LTIP Plans (2008 at actual, 2009 and 2010 at target) that would have been earned as of March 31, 2010.

(D)	This amount is equal to the benefit payable under the Novelis Severance Pay Plan.

(E)	This amount is equal to two times the sum of executive’s base salary and target short-term incentive and would be paid pursuant to the executive’s Change in Control Agreement.

(F)	This amount is equal to the present value of one additional year of benefit accrual under our qualified and non-qualified retirement plans and is payable pursuant to the executive’s Severance Compensation Agreement. See the Pension Benefits table for pension benefits accrued as of March 31, 2010.

(G)	This amount is equal to the present value of one additional year of benefit accrual under our qualified and non-qualified retirement plans and is payable pursuant to the executive’s Change in Control Agreement. See the Pension Benefits table for pension benefits accrued as of March 31, 2010.

(H)	The executive’s Severance Compensation Agreement provides that the executive will be entitled to one additional year of coverage under our group life insurance plan.

(I)	The executive’s Change in Control Agreement provides that the executive will be entitled to one additional year of coverage under our group life insurance plan.

	Tadeu Nardocci(A)
					Termination by
					us without
					Cause or by
					Executive for
					Good Reason in
	Voluntary		Termination by		Connection with
	Termination by	Termination by	us without		Change in		Death or
Type of Payment	Executive ($)	us for Cause ($)	Cause ($)		Control ($)		Disability ($)

Short-Term Incentive Pay(B)	243,407	—	243,407		243,407		243,407
Long-Term Incentive Plan(C)	243,360	—	243,360		1,030,860		1,030,860
Severance	—	—	586,432	(D)	1,251,054	(E)	—
Retirement plans	—	—	88,444	(F)	88,444	(G)	—
Continued group life insurance coverage	—	—	1,544	(H)	1,544	(I)	—

Total	486,767	—	1,163,187		2,615,309		1,274,267

(A)	In addition to the estimated payments set forth in this table, the executive would be eligible for payments or benefits that would be paid to our salaried employees generally upon termination of employment (including, for example, earned but unpaid base salary and accrued vacation (approximately $45,110 at March 31, 2010). Mr. Nardocci was eligible for retirement on March 31, 2010.

(B)	These amounts represent 100% of the executive’s target short-term incentive opportunity for the period April 1, 2009 through March 31, 2010.

(C)	These amounts represent the amount of Long-Term Incentive Plan (LTIP) under LTIP Plans (2008 at actual, 2009 and 2010 at target) that would have been earned as of March 31, 2010.

(D)	This amount is equal to 1.5 times executive’s base salary and would be paid pursuant to the executive’s Severance Compensation Agreement.

(E)	This amount is equal to two times the sum of executive’s base salary and target short-term incentive and would be paid pursuant to the executive’s Change in Control Agreement.

(F)	This amount is equal to the present value of one additional year of benefit accrual under our qualified and non-qualified retirement plans and is payable pursuant to the executive’s Severance Compensation Agreement. See the Pension Benefits table for pension benefits accrued as of March 31, 2010.

(G)	This amount is equal to the present value of one additional year of benefit accrual under our qualified and non-qualified retirement plans and is payable pursuant to the executive’s Change in Control Agreement. See the Pension Benefits table for pension benefits accrued as of March 31, 2010.

(H)	The executive’s Severance Compensation Agreement provides that the executive will be entitled to one additional year of coverage under our group life insurance plan.

(I)	The executive’s Change in Control Agreement provides that the executive will be entitled to one additional year of coverage under our group life insurance plan.

Director Compensation — for Directors for Fiscal 2010

The Chairman of our board of directors is entitled to receive cash compensation equal to $250,000 per year, and the Chair of our Audit Committee is entitled to receive $175,000 per year. Each of our other directors is entitled to receive compensation equal to $150,000 per year, plus an additional $5,000 if he is a member of our Audit Committee. Directors’ fees are paid in quarterly installments.

On July 8, 2008, our Chairman of the board, Mr. Birla, informed the company that due to current and foreseeable business conditions, he was foregoing the payment of his Novelis director fees until further notice. On November 5, 2008, Mr. Stewart informed the board that he was also foregoing his Novelis director fees with effective date of July 1, 2008 until further notice. All directors, however, will continue to receive reimbursement for out-of-pocket expenses associated with attending board and Committee meetings. The table below sets forth the total compensation received by our non-employee directors for the year ended March 31, 2010.

Fees Earned or
Name	Paid in Cash ($)

Kumar Mangalam Birla	—
D. Bhattacharya	155,000
Askaran K. Agarwala	150,000
Clarence J. Chandran	155,000
Donald A. Stewart	—

Compensation Committee Interlocks and Insider Participation

In fiscal 2010, only Independent Directors served on the Committee. Clarence J. Chandran was the Chairman of the Committee. The other Committee members during all or part of the year were Mr. D. Bhattacharya and Mr. Askaran Agarwala. During fiscal 2010, none of our executive officers served as:

•	a member of the Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Committee;

•	a director of another entity, one of whose executive officers served on our Committee; or

•	a member of the Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On May 15, 2007, the Company was acquired by Hindalco through its indirect wholly-owned subsidiary AV Metals Inc. (Acquisition Sub) pursuant to a plan of arrangement (the “Arrangement”) entered into on February 10, 2007 and approved by the Ontario Superior Court of Justice on May 14, 2007.

Subsequent to completion of the Arrangement on May 15, 2007, all of our common shares were indirectly held by Hindalco.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with our Audit Committee charter, we maintain various policies and procedures that govern related party transactions. Pursuant to our Code of Conduct for the Board of Directors and Senior Managers, senior managers and directors of the company (a) must avoid any action that creates or appears to create, a conflict of interest between their own interest and the interest of the company, (b) cannot usurp corporate opportunities, and (c) must deal fairly with third parties. This policy is available on our website at www.novelis.com. In addition, we have enacted procedures to monitor related party transactions by (x) identifying possible related parties through questions in our director and officer questionnaires, (y) determining whether we receive payments from or make payments to any of the identified related parties, and (z) if we determine payments are made or received, researching the nature of the interactions between the company and the related parties and ensuring that the related person does not have an interest in the transaction with the company. The Audit Committee is responsible for reviewing and approving the terms and conditions of all potential related party transactions that involve the company, one of our directors or executive officers or any of their immediate family members.

On February 12, 2009, we entered into an unsecured revolving credit facility of $100 million with an interest rate of 13% and a scheduled maturity date of January 15, 2015, from a company affiliated with Hindalco. Our Chairman, Kumar Mangalam Birla, serves as Chairman of Hindalco, and two of our other directors, Debnaryan Bhattacharya and Askaran Agarwala, are also directors of Hindalco; thus, we consider the unsecured credit facility to be a related party transaction. The largest aggregate amount of principal outstanding under the facility was $94 million, and the amount of interest paid with respect to the facility was $2 million. The facility was repaid in August 2009 using proceeds from the issuance of our 11.5% senior notes.

On December 11, 2009, our wholly-owned subsidiary, Novelis U.K. Limited, entered into an agreement with Hindalco to sell certain equipment previously used in the operation of our aluminum sheet mill in Rogerstone, South Wales, U.K., which ceased operations in April 2009. Under the equipment purchase agreement, Hindalco paid Novelis U.K. Limited a purchase price of $17 million, and the transaction closed in December 2010. The purchase price for the equipment was based on a third-party valuation, and we believe the terms of this transaction are comparable to the terms that would have been reached with a third party on an arms-length basis.

On November 5, 2010, Novelis U.K. Limited entered into an agreement with Hindalco to sell certain aluminum rolling equipment previously used in the operation of our plant located at Bridgnorth, England. The equipment purchase agreement requires Hindalco to pay Novelis U.K. Limited a purchase price of $2.9 million, plus certain additional dismantling costs. The purchase price for the equipment was based on a third-party valuation, and we believe the terms of this transaction are comparable to the terms that would have been reached with a third party on an arms-length basis. We expect the transaction to be completed in the second quarter of fiscal year 2012.

Because of the relationship three of our directors have with Hindalco, we consider the Rogerstone and Bridgnorth equipment sales to be related party transactions.

On December 17, 2010, we completed certain refinancing activities and paid a $1.7 billion dividend to our shareholder as a return of capital.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

In connection with the issuance of the old notes on December 17, 2010, we also entered into the senior secured credit facilities described below. Approximately $1.5 billion under the senior secured credit facilities, together with approximately $2.5 billion of proceeds from the old notes, were used to (1) repay the outstanding amount under our old senior secured credit facilities consisting of (a) the $1.15 billion Previous Term Loan Facility and (b) the $800 million Previous ABL facility; (2) repay all of our then outstanding $185 million of 11.5% senior notes due February 15, 2015; (3) repay $1.050 billion of our 7.25% senior notes due February 15, 2015; (4) finance a distribution to our parent company; and (5) pay related premiums, fees, discounts and expenses.

General.  Our senior secured credit facilities consist of (1) the $1.5 billion six-year Term Loan Facility that may be increased in minimum amounts of $50 million per increase provided that the senior secured net leverage ratio shall not on a proforma basis exceed 2.50 to 1 and (2) the $800 million five-year ABL Facility that may be increased by an additional $200 million. Scheduled principal amortization payments under the Term Loan Facility are $3.75 million per calendar quarter. Any unpaid principal will be due in full in December 2016. Substantially all of our assets are pledged as collateral under our senior secured credit facilities. Our senior secured credit facilities are also guaranteed by substantially all of our restricted subsidiaries that guarantee the notes.

Borrowings.  Borrowings under the ABL Facility are, subject to certain limitations, generally based on 85% of the book value of eligible North American and certain eligible European accounts receivable; plus up to the lesser of (i) 75% of the net book value of all eligible North American and U.K. inventory or (ii) 85% of the appraised net orderly liquidation value of all eligible North American and U.K. inventory; minus such reserves as the agent bank may establish in good faith in accordance with such agent banks’ permitted discretion.

Interest Rate and Fees.  Generally, for both the Term Loan Facility and ABL Facility, interest rates reset periodically and interest is payable on a periodic basis depending on the type of loan.

Under the ABL Facility, interest charged depends on the type of loan as follows: (1) any loan categorized as an alternate base rate (“Base Rate”) borrowing bears interest at an annual rate equal to the alternate base rate (which is the greatest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.50%, (ii) the prime commercial lending rate of the agent bank, as established by it from time to time and (iii) one month LIBOR plus 1.0%), plus the applicable margin; (2) Eurocurrency loans bear interest at an annual rate equal to the adjusted LIBOR rate for the applicable interest period, plus the applicable margin; and (3) loans designated as Euro Interbank Offered Rate (“EURIBOR”) loans bear interest annually at a rate equal to the adjusted EURIBOR rate for the applicable interest period, plus the applicable margin. Applicable margins under the ABL Facility are at the levels set forth in the following table:

Average Quarterly Excess Availability	Eurocurrency	EURIBOR	Base Rate

Greater than or equal to $575 million	2.25%	2.25%	1.00%
Less than $575 million and equal to or greater than $375 million	2.50%	2.50%	1.25%
Less than $375 million and equal to or greater than $175 million	2.75%	2.75%	1.50%
Less than $175 million	3.00%	3.00%	1.75%

Unused line fees will vary between 0.375% to 0.625% of the unused portion of the ABL Facility and are payable monthly in arrears.

Under the Term Loan Facility, loans characterized as Base Rate borrowings bear interest annually at a rate equal to the alternate base rate (which is the greatest of (w) the agent bank prime rate, (x) the Federal Funds rate plus 0.50%, (y) LIBOR for a loan denominated in dollars with a one-month interest period and (z) 2.50% per annum) plus the applicable margin. Loans characterized as Eurocurrency borrowings bear interest at an annual rate equal to the adjusted LIBOR rate for the interest period in effect, plus the applicable margin. There will be a LIBOR floor of 1.50%. Applicable margins under the Term Loan Facility will be at the levels set forth below in the following table:

Total Net Leverage Ratio	Eurodollar Rate	Base Rate

Greater than 3.5 to 1.00	3.75%	2.75%
Equal to or less than 3.5 to 1.00	3.50%	2.50%

Prepayments.  We may prepay borrowings under the senior secured credit facilities, in whole or in part, at any time and from time to time, if certain minimum prepayment amounts and breakage costs are satisfied; provided that any optional prepayment of the Term Loan Facility in connection with a repricing amendment or refinancing through the issuance of any lower priced debt made prior to the first anniversary of the closing date thereof will require payment of a prepayment premium equal to 1.0% of the principal amount of the Term Loan Facility so prepaid or repriced. We are required to repay borrowings under the senior secured credit facilities in the event we receive net cash proceeds from certain asset sales, the issuance of indebtedness not otherwise permitted under the senior secured credit facilities, or certain casualty events with respect to our property. In addition, we are required to use the following percentages of excess cash flow in any given year to repay our borrowings under the Term Loan Facility: (a) 50% commencing with the fiscal year ending March 31, 2012, minus voluntary prepayments during the applicable fiscal year of the Term Loan Facility and loans under the ABL Facility (to the extent accompanied by a permanent reduction in commitments); provided that (i) if the senior secured net leverage ratio is equal to or less than 1.75 to 1 and greater than 1.50 to 1, such mandatory prepayment will be reduced to 25% of excess cash flow and (ii) if the senior secured leverage ratio is equal to or less than 1.50 to 1, such mandatory prepayment will be reduced to 0% of excess cash flow.

Covenants.  Our senior secured credit facilities include various customary covenants, including limitations on our ability to:

•	incur additional debt;

•	create or permit certain liens to exist;

•	enter into sale and leaseback transactions;

•	make investments, loan and advances;

•	engage in mergers, amalgamations or consolidations;

•	make certain asset sales;

•	pay dividends and distributions beyond certain amounts;

•	engage in certain transactions with affiliates;

•	prepay certain indebtedness;

•	amend certain agreements governing our indebtedness;

•	create or permit restrictions on the ability of our subsidiaries to pay dividends, make other distributions to us or incur liens on their assets;

•	change the business conducted by us and our subsidiaries;

•	change our accounting policies and reporting practices;

•	enter into European cash pooling arrangements;

•	change our fiscal year; and

•	engage in transactions with embargoed persons.

In addition, under the ABL Facility, if (a) our excess availability under the ABL Facility is less than the greater of (i) 12.5% of the lesser of (x) the total ABL Facility commitment at any time and (y) the then applicable borrowing base and (ii) $90 million, at any time or (b) any event of default has occurred and is continuing, we are required to maintain a minimum fixed charge coverage ratio of at least 1.1 to 1 until (1) such excess availability has subsequently been at least the greater of (i) 12.5% of the lesser of (x) the total ABL Facility commitments at such time and (y) the then applicable borrowing base for 30 consecutive days and (ii) $90 million and (2) no default is outstanding during such 30 day period. As of December 31, 2010, our excess availability under the ABL Facility was $573 million, or 72% of the lender commitments under the ABL Facility.

Further, under the Term Loan Facility we may not permit our total net leverage ratio as of the last day of our four consecutive quarters ending with any fiscal quarter to be greater than the ratio set forth below opposite the period in the table below during which the last day of such period occurs:

Total Net
Period	Leverage Ratio

March 30, 2011 through March 31, 2012	4.75 to 1.0
April 1, 2012 through March 31, 2013	4.50 to 1.0
April 1, 2013 through March 31, 2014	4.375 to 1.0
April 1, 2014 through March 31, 2015	4.25 to 1.0
April 1, 2015 and thereafter	4.0 to 1.0

Our senior secured credit facilities also contains various affirmative covenants, including covenants with respect to our financial statements, litigation and other reporting requirements, insurance, payment of taxes, employee benefits and (subject to certain limitations) causing new subsidiaries to pledge collateral and guaranty our obligations.

Events of Default.  Our senior secured credit facilities contain customary events of default, including defaults with respect to:

•	a default in the payment of principal when due;

•	a default in the payment of interest, fees or any other amount after a specified grace period;

•	a material breach of the representation or warranties;

•	a default in the performance of covenants, in certain cases subject to any applicable grace period;

•	the failure to make any payment when due under any indebtedness with a principal amount in excess of a specified amount;

•	the failure to observe any covenant or agreement that permits or results in the acceleration of indebtedness with a principal amount in excess of a specified amount;

•	certain bankruptcy events;

•	certain material judgments or court orders;

•	certain ERISA violations;

•	the invalidity or termination of certain loan documents or the liens created in favor of the lenders; and

•	a change in control.

DESCRIPTION OF THE NOTES

The 2017 old notes were issued and the 2017 new notes will be issued under an indenture, dated December 17, 2010 (the “2017 Indenture”), among us, as issuer, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, as trustee (the “2017 Trustee”), and the 2020 old notes were issued and the 2020 new notes will be issued under an indenture, dated December 17, 2010 (the “2020 Indenture” and together with the 2017 Indenture, the “Indentures”), among us, as issuer, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, as trustee (the “2020 Trustee” and together with the 2017 Trustee, the “Trustees” and each, a “Trustee”). Unless the context requires otherwise, all references to the “2017 Notes” in this “Description of the Notes” include the 2017 old notes and the 2017 new notes; all references to the “2020 Notes” in this “Description of the Notes” include the 2020 old notes and the 2020 new notes; and all references to the “Notes” in this “Description of the Notes” include the 2017 Notes and the 2020 Notes. The 2017 old notes and the 2017 new notes will be treated as a single class for all purposes of the 2017 Indenture, and the 2020 old notes and the 2020 new notes will be treated as a single class for all purposes of the 2020 Indenture. The Indentures comply with the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The terms of each series of Notes include those stated in the applicable Indenture and those made part of the Indentures by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Indentures. It does not restate the Indentures in their entirety. You should read the applicable Indenture because those documents, and not this description, define your rights as a holder of the Notes. Copies of the Indentures are available upon request to the company at the address indicated under “Where You Can Find More Information.” You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the term “Company” refers only to Novelis Inc. and not to any of its subsidiaries.

When issued, the 2017 new notes and the 2020 new notes will be new issues of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the 2017 new notes or the 2020 new notes.

Principal, Maturity and Interest

The Company is offering up to $1.1 billion aggregate principal amount of 2017 new notes and up to $1.4 billion aggregate principal amount of 2020 new notes in exchange for any and all of the outstanding $1.1 billion aggregate principal amount of 2017 old notes and any and all of the outstanding $1.4 billion aggregate principal amount of 2020 old notes. Subject to compliance with the limitations described under “— Certain Covenants — Limitation on Debt,” the Company may issue an unlimited principal amount of additional 2017 Notes at later dates under the 2017 Indenture (the “2017 Additional Notes”) and an unlimited principal amount of additional 2020 Notes at later dates under the 2020 Indenture (the “2020 Additional Notes” and, together with the 2017 Additional Notes, the “Additional Notes”). The Company can issue the Additional Notes as part of the same series as the 2017 Notes or the 2020 Notes, as the case may be. Any Additional Notes that the Company issues in the future will be identical in all respects to the 2017 Notes or the 2020 Notes, as applicable, that the Company has issued or will issue except that Notes issued in the future will have different issuance dates and may have different issuance prices or transfer restrictions. The applicable series of Notes exchanged and issued hereby and the applicable Additional Notes subsequently issued will be treated as a single class for all purposes under the applicable Indenture, including waivers, amendments, redemptions and offers to purchase. The Company will not issue any Additional Notes unless such Additional Notes are fungible with the applicable series of Notes being exchanged and issued hereby for U.S. federal income tax purposes. The Company will issue Notes only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000.

The 2017 Notes will mature on December 15, 2017. The 2020 Notes will mature on December 15, 2020.

Interest on the Notes will accrue at a rate of 8.375% per annum for the 2017 Notes and at a rate of 8.75% per annum for the 2020 Notes and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2011. The Company will pay interest to those persons who were holders of record on the June 1 or December 1 immediately preceding each interest payment date.

Interest on the Notes will accrue from the date of original issuance of the old notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The Notes will be:

•	senior, unsecured obligations of the Company;

•	effectively junior in right of payment to all existing and future secured debt of the Company (including the Senior Secured Credit Facilities) to the extent of the value of the assets securing that debt;

•	equal in right of payment (pari passu) with all existing and future unsecured senior debt of the Company;

•	senior in right of payment to all future subordinated debt of the Company; and

•	guaranteed on a senior, unsecured basis by the Subsidiary Guarantors.

Most of the operations of the Company will be conducted through its subsidiaries. Therefore, the Company’s ability to service its debt, including the Notes, will depend substantially upon the cash flows of its subsidiaries and their ability to distribute those cash flows to the Company as dividends, loans or other payments. Certain laws restrict the ability of the Company’s subsidiaries to pay dividends or to make loans and advances to it. The Company’s ability to use the cash flows of those subsidiaries to make payments on the Notes will be limited to the extent of any such restrictions. See “Risk Factors — Risks Related to the Notes — We are primarily a holding company and depend on our subsidiaries to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.” Furthermore, in certain circumstances, bankruptcy, “fraudulent conveyance” laws or other similar laws could invalidate or limit the efficacy of the Subsidiary Guaranties. See “Risk Factors — Risks Related to the Notes — Fraudulent conveyance laws and other legal restrictions may permit courts to void or subordinate our subsidiaries’ guarantees of the notes in specific circumstances, which would prevent or limit payment under the guarantees. Certain limitations contained in the guarantees, which are designed to avoid this result, may render the guarantees worthless.” Any of the situations described above could make it more difficult for the Company to service its debt, including the Notes.

Except to the extent of any intercompany loans or other advances, the Company only has a stockholder’s claim in the assets of its subsidiaries. Its rights as a stockholder are junior in right of payment to the valid claims of creditors of the Company’s subsidiaries against those subsidiaries. Holders of the Notes will only be creditors of the Company and those subsidiaries of the Company that are Subsidiary Guarantors. In the case of subsidiaries of the Company that are not Subsidiary Guarantors, all the existing and future liabilities of those subsidiaries, including any claims of trade creditors and preferred stockholders, will effectively rank senior to the Notes.

As of December 31, 2010, the Company had $7.3 billion in total consolidated debt and other liabilities (excluding inter-company balances), of which $8.4 billion (including inter-company balances) was debt and other liabilities of the Company and the Subsidiary Guarantors, $1.0 billion (including inter-company balances) of which was debt and other liabilities of the Company’s other subsidiaries and $2.0 billion was inter-company balances. The Subsidiary Guarantors and the Company’s other subsidiaries have other liabilities, including contingent liabilities, that may be significant. The Indentures limit the amount of additional Debt that the Company and the Restricted Subsidiaries may Incur. Notwithstanding these limitations, the Company and its Subsidiaries may Incur substantial additional Debt. Debt may be Incurred either by Subsidiary Guarantors or by the Company’s other subsidiaries.

The Notes and the Subsidiary Guaranties are unsecured obligations of the Company and the Subsidiary Guarantors, respectively. Secured Debt of the Company and the Subsidiary Guarantors, including their obligations under the Senior Secured Credit Facilities, will be effectively senior to the Notes and the Subsidiary Guaranties to the extent of the value of the assets securing such Debt.

As of December 31, 2010, the outstanding secured Debt of the Company and the Subsidiary Guarantors on a consolidated basis was $1.6 billion.

Subsidiary Guaranties

The obligations of the Company under the Indentures, including the repurchase obligation resulting from a Change of Control, are guaranteed, jointly and severally, on a senior unsecured basis, by: (a) all the existing Canadian Restricted Subsidiaries and U.S. Restricted Subsidiaries of the Company; (b) Novelis do Brasil Ltda., Novelis UK Ltd., Novelis Europe Holdings Limited, Novelis Aluminium Holding Company, Novelis Deutschland GmbH, Novelis Switzerland SA, Novelis Technology AG, Novelis AG, Novelis PAE S.A.S., Novelis Luxembourg S.A., Novelis Madeira, Unipessoal, Lda and Novelis Services Limited; and (c) any other Restricted Subsidiaries of the Company that Guarantee Debt in the future under Credit Facilities, provided, that the borrower of such Debt is the Company or a Canadian Restricted Subsidiary or a U.S. Restricted Subsidiary. See ‘‘— Certain Covenants — Future Subsidiary Guarantors.” Each Subsidiary Guarantor’s liability under its Subsidiary Guaranty is limited to the lesser of (i) the aggregate amount of the Company’s obligations under the applicable series of Notes and the applicable Indenture or (ii) the amount, if any, which would not have (1) rendered the Subsidiary Guarantor “insolvent” (as such term is defined in the Federal Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (2) left it with unreasonably small capital at the time its Subsidiary Guaranty with respect to the applicable series of Notes was entered into, after giving effect to the incurrence of existing Debt immediately before such time. The liability of each Subsidiary Guarantor under its Subsidiary Guaranty will also be subject to the limitations applicable under local law, including limitations related to corporate interest, insolvency, minimum capital requirements, financial assistance and fraudulent conveyances. For example, Novelis Deutschland GmbH’s liability under its Subsidiary Guaranty is limited to the extent that its net assets (Eigenkapital) may not fall below the amount of its stated share capital (Stammkapital) as a result of the enforcement of the Subsidiary Guaranty, that such an enforcement must not result in a breach of the prohibition of insolvency causing intervention (Verbot des existenzvernichtenden Eingriffs) or that such an enforcement must not deprive Novelis Deutschland GmbH of the liquidity necessary to fulfill its financial liabilities to its creditors to the extent provided for by law. With respect to the Subsidiary Guarantors organized under Swiss law, namely, Novelis AG, Novelis Switzerland S.A. and Novelis Technology AG, the liability of each such Subsidiary Guarantor under its Subsidiary Guaranty are limited to the maximum amount of its profits and reserves available for distribution.

The Subsidiary Guarantors currently generate most of the Company’s consolidated net sales and own most of its consolidated assets. The subsidiaries of the Company that will not be Subsidiary Guarantors at the consummation of this offering represented the following approximate percentages of (a) net sales, (b) EBITDA and (c) total assets of the Company, on an historical consolidated basis:

29%	of the Company’s consolidated net sales are represented by net sales to third parties by subsidiaries that are not Subsidiary Guarantors (for the nine months ended December 31, 2010)
28%	of the Company’s consolidated EBITDA is represented by the subsidiaries that are not Subsidiary Guarantors (for the nine months ended December 31, 2010)
19%	of the Company’s consolidated assets are owned by subsidiaries that are not Subsidiary Guarantors (as of December 31, 2010)

If the Company or a Subsidiary Guarantor, sells or otherwise disposes of either:

(1) its ownership interest in a Subsidiary Guarantor, or

(2) all or substantially all the assets of a Subsidiary Guarantor,

then the Subsidiary Guarantor so sold or disposed of will be released from all of its obligations under its Subsidiary Guaranty. In addition, if, consistent with the requirements of the Indentures, the Company redesignates a Subsidiary Guarantor as an Unrestricted Subsidiary, the redesignated Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. See “— Certain Covenants —

Designation of Restricted and Unrestricted Subsidiaries” and ‘‘— Merger, Consolidation and Sale of Property.” A Subsidiary Guarantor will also be released from all its obligations under its Subsidiary Guaranty (i) in connection with any legal defeasance of the applicable series of Notes, (ii) upon satisfaction and discharge of the applicable Indenture or (iii) to the extent such Subsidiary Guarantor is released from any and all guarantees of Debt of the Company under the Credit Facilities.

Optional Redemption

2017 Notes

Commencing December 15, 2013, the Company may, from time to time, redeem all or any portion of the 2017 Notes after giving the required notice under the 2017 Indenture at the redemption prices set forth below, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for 2017 Notes redeemed during the 12 month period commencing on December 15 of the years set forth below, and are expressed as percentages of principal amount:

Period	Redemption Price

2013	106.281%
2014	104.188%
2015	102.094%
2016 and thereafter	100.000%

At any time prior to December 15, 2013, the Company may, from time to time, redeem all or any portion of the 2017 Notes after giving the required notice not less than 30 nor more than 60 days prior to such redemption under the 2017 Indenture at a redemption price equal to the greater of:

(a) 100% of the principal amount of the 2017 Notes to be redeemed, and

(b) the sum of the present values of (1) the redemption price of the 2017 Notes at December 15, 2013 (as set forth in the preceding paragraph) and (2) the remaining scheduled payments of interest from the redemption date through December 15, 2013, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360 day year consisting of twelve 30 day months), at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Any notice to holders of 2017 Notes of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the 2017 Trustee no later than two business days prior to the redemption date unless clause (b) of the definition of “Comparable Treasury Price” is applicable, in which such Officer’s Certificate should be delivered on the redemption date.

In addition, at any time and from time to time prior to December 15, 2013, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the 2017 Notes (including any Additional Notes) with the proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108.375% of the principal amount of the 2017 Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the 2017 Notes (including any Additional Notes) remains outstanding. Notice of any such redemption shall be made within 90 days of such Qualified Equity Offering and such redemption shall be effected upon not less than 30 nor more than 60 days’ prior notice.

2020 Notes

Commencing December 15, 2015, the Company may, from time to time, redeem all or any portion of the 2020 Notes after giving the required notice under the 2020 Indenture at the redemption prices set forth below, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for 2020 Notes redeemed during the 12 month period commencing on December 15 of the years set forth below, and are expressed as percentages of principal amount:

Period	Redemption Price

2015	104.375%
2016	102.917%
2017	101.458%
2018 and thereafter	100.000%

At any time prior to December 15, 2015, the Company may, from time to time, redeem all or any portion of the 2020 Notes after giving the required notice not less than 30 nor more than 60 days prior to such redemption under the 2020 Indenture at a redemption price equal to the greater of:

(a) 100% of the principal amount of the 2020 Notes to be redeemed, and

(b) the sum of the present values of (1) the redemption price of the 2020 Notes at December 15, 2015 (as set forth in the preceding paragraph) and (2) the remaining scheduled payments of interest from the redemption date through December 15, 2015, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360 day year consisting of twelve 30 day months), at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Any notice to holders of 2020 Notes of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the 2020 Trustee no later than two business days prior to the redemption date unless clause (b) of the definition of “Comparable Treasury Price” is applicable, in which such Officer’s Certificate should be delivered on the redemption date.

In addition, at any time and from time to time prior to December 15, 2013, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the 2020 Notes (including any Additional Notes) with the proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108.75% of the principal amount of the 2020 Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the 2020 Notes (including any Additional Notes) remains outstanding. Notice of any such redemption shall be made within 90 days of such Qualified Equity Offering and such redemption shall be effected upon not less than 30 nor more than 60 days’ prior notice.

Tax Redemption

The Company may, at its option, at any time redeem in whole but not in part the outstanding Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) if it has become obligated to pay any Additional Amounts (as defined herein) in respect of the Notes as a result of:

(a) any change in or amendment to the applicable laws (or regulations promulgated thereunder) of Canada, or

(b) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced or is effective on or after the Issue Date.

See “— Additional Amounts.”

Notwithstanding the foregoing, no such notice of redemption will be given (i) earlier than 90 days prior to the earliest date on which the Company would be obliged to make such payment of Additional Amounts and (ii) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Before the Company publishes or mails notice of redemption of the Notes, the Company will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligations to pay Additional Amounts by taking reasonable measures available to it. The Company will also deliver an opinion of independent legal counsel of recognized standing stating that the Company would be obligated to pay Additional Amounts as a result of a change in Tax law.

Additional Amounts

The Indentures provide that payments made by or on behalf of the Company under or with respect to the Notes (including any payments by a Subsidiary Guarantor) will be made free and clear of and without withholding or deduction for or on account of any Taxes imposed or levied by or on behalf of a Taxing Jurisdiction, unless the Company or any Subsidiary Guarantor is required by law to withhold or deduct Taxes from any payment made under or with respect to the Notes or by the interpretation or administration thereof. If, after the Issue Date, the Company or any Subsidiary Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company or such Subsidiary Guarantor will pay to each holder of Notes that are outstanding on the date of the required payment, such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received by such holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes (including Taxes on such Additional Amounts) had not been withheld or deducted; provided, that no Additional Amounts will be payable with respect to a payment made to a holder of the Notes (an “Excluded holder”):

(a) with which the Company or such Subsidiary Guarantor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or

(b) which is subject to such Taxes by reason of its being connected with the relevant Taxing Jurisdiction otherwise than by the mere acquisition, holding or disposition of the Notes or the Subsidiary Guaranty or the receipt of payments thereunder.

The Company or such Subsidiary Guarantor will also:

(a) make such withholding or deduction, and

(b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Company or such Subsidiary Guarantor will furnish to the Trustee, or cause to be furnished to the Trustee, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made by the Company or any such Subsidiary Guarantor or other evidence of such payment satisfactory to the Trustee. The Trustee shall make such evidence available upon the written request of any holder of the Notes that are outstanding on the date of any such withholding or deduction.

The Company and the Subsidiary Guarantors will indemnify and hold harmless each holder of Notes that are outstanding on the date of the required payment (other than an Excluded holder) and upon written request reimburse each such holder for the amount of:

(a) any Taxes so levied or imposed by or on behalf of a Taxing Jurisdiction and paid by such holder as a result of payments made under or with respect to the Notes and any liability (including penalties, interest and expense) arising therefrom or with respect thereto, and

(b) any Taxes (other than Taxes on such holder’s profits or net income) imposed with respect to any reimbursement under clause (a) above so that the net amount received by such holder after such reimbursement will not be less than the net amount such holder would have received if such reimbursement had not been imposed.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company or any such Subsidiary Guarantor becomes obligated to pay Additional Amounts with respect to such payment, the Company or such Subsidiary Guarantor will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, and the amounts so payable and will set forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the holders of the Notes on the payment date. Whenever in the Indentures there is mentioned, in any context:

(a) the payment of principal (and premium, if any),

(b) purchase prices in connection with a repurchase of Notes,

(c) interest, or

(d) any other amount payable on or with respect to any of the Notes,

such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Mandatory Redemption

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under “— Change of Control” and “Certain Covenants — Limitation on Sale and Leaseback Transactions.” The Company may at any time and from time to time purchase Notes on the open market or otherwise.

Change of Control Offer

Upon the occurrence of a Change of Control, the Company will be required to make an offer to each holder of Notes to repurchase all or any part (in denominations of $2,000 or any integral multiple of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Company shall:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(b) send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder’s address appearing in the Security Register, a notice stating:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control Offer” and that all Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control (including, if applicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

Subject to compliance with the other covenants described in this prospectus, the Company may, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of debt outstanding at such time or otherwise affect the Company’s liquidity, capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” the Property of the Company and the Restricted Subsidiaries, considered as a whole. Although there is a body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if the Company and the Restricted Subsidiaries, considered as a whole, dispose of less than all this Property by any of the means described above, the ability of a holder of Notes to require the Company to repurchase its Notes may be uncertain. In such a case, holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.

The Senior Secured Credit Facilities provide that certain of the events that would constitute a Change of Control would also constitute a default under the Senior Secured Credit Facilities and entitle the lenders under those facilities to require that such debt be repaid. Other future debt of the Company may prohibit certain events that would constitute a Change of Control or require such debt to be repurchased or repaid upon a Change of Control. Moreover, if holders of Notes exercise their right to require the Company to repurchase such Notes, the Company could be in breach of obligations under existing and future debt of the Company. Finally, the Company’s ability to pay cash to holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources. The Company cannot assure you that sufficient funds will be available when necessary to make any required repurchases. The Company’s failure to repurchase Notes, as required following a Change of Control Offer, would result in a default under the Indentures. Such a default would, in turn, constitute a default under the Senior Secured Credit Facilities and other existing debt of the Company and may constitute a default under future debt as well. The Company’s obligation to make an offer to repurchase the 2017 Notes or the 2020 Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of at least a majority in aggregate principal amount of such Notes. See “— Amendments and Waivers.”

Certain Covenants

Covenant Suspension.  If the 2017 Notes or the 2020 Notes, as the case may be, receive an Investment Grade Rating from one of the Rating Agencies (or both Rating Agencies) and no Default or Event of Default has occurred and is continuing then, beginning on that day and continuing until the Investment Grade Rating assigned by that Rating Agency (or both Rating Agencies) to the 2017 Notes or the 2020 Notes, as the case may be, subsequently declines as a result of which the 2017 Notes or the 2020 Notes, as the case may be, do not carry an Investment Grade Rating from at least one Rating Agency (such period being referred to as a “Suspension Period”), the covenants set forth in this section will be suspended and will not be applicable during that Suspension Period, except for the covenants described under the following headings:

•	the third paragraph under “— Limitation on Liens,”

•	the second paragraph under “— Limitation on Sale and Leaseback Transactions,”

•	‘‘— Designation of Restricted and Unrestricted Subsidiaries” (other than clause (x) of the third paragraph (and such clause (x) as referred to in the first paragraph thereunder)),” and

•	‘‘— Future Subsidiary Guarantors.”

The Company and the Subsidiary Guarantors will also, during that Suspension Period, remain obligated to comply with the provisions described under “— Merger, Consolidation and Sale of Property” (other than clause (e) of the first and second paragraphs thereunder).

In the event that the Company and the Restricted Subsidiaries are not subject to the suspended covenants for any Suspension Period, and, subsequently, the applicable Rating Agency (or both Rating Agencies) withdraws its or their ratings or downgrades the ratings assigned to the 2017 Notes or the 2020 Notes, as the case may be, below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will from such time and thereafter again be subject to the suspended covenants, and compliance with the suspended covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of the covenant described below under “— Limitation on Restricted Payments” as though such covenant had been in effect during the entire period of time from the Issue Date. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “— Limitation on Restricted Payments.”

There can be no assurance that the 2017 Notes or 2020 Notes will ever achieve an Investment Grade Rating from one or both Rating Agencies.

Limitation on Debt.  The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless either:

(1) such Debt is Debt of the Company or a Subsidiary Guarantor and, after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, (x) the Consolidated Interest Coverage Ratio would be greater than 2.00:1.00 and (y) no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence, or

(2) such Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a) (i) Debt of the Company evidenced by the 2017 Notes and the 2020 Notes and the Exchange Notes issued in exchange for any Additional Notes and (ii) Debt of the Subsidiary Guarantors evidenced by Subsidiary Guaranties relating to the 2017 Notes and 2020 Notes and the Exchange Notes issued in exchange for any Additional Notes;

(b) Debt of the Company or a Restricted Subsidiary under Credit Facilities, provided, that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed $2.75 billion, which amount shall be (i) permanently reduced by the amount of Net Available Cash used to Repay Debt under Credit Facilities and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to the covenant described under “— Limitation on Asset Sales” and (ii) increased by the amount by which the amount committed under the ABL Facility increases after the Issue Date;

(c) Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided, that:

(1) the aggregate principal amount of such Debt does not exceed the cost of construction, acquisition or improvement of the Property acquired, constructed or leased together with the reasonable costs of acquisition, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed the greater of $400 million and 7.5% of Consolidated Net Tangible Assets;

(d) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(e) Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary is acquired by the Company or otherwise becomes a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided, that at the time such Restricted Subsidiary is acquired by the Company or otherwise becomes a Restricted Subsidiary and after giving effect to the Incurrence of such Debt, either (x) the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant or (y) the Consolidated Interest Coverage Ratio for the Company would be equal to or greater than the Consolidated Interest Coverage Ratio for the Company immediately prior to such transaction or series of transactions;

(f) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided, that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(g) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(h) Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes;

(i) Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(j) Debt Incurred by a Securitization Entity in a Qualified Securitization Transaction that is not recourse to the Company or any Restricted Subsidiary (except for Standard Securitization Undertakings);

(k) Debt of the Company or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (j) above;

(l) Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed $350.0 million;

(m) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (c), (e), (k), (m), and (o) of this paragraph;

(n) Debt of Restricted Subsidiaries of the Company that are not Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Debt Incurred pursuant to this clause (n) and outstanding on the date of such Incurrence, does not exceed $150 million;

(o) Debt Incurred as consideration in, or otherwise to consummate, the transaction pursuant to which any Person became a Restricted Subsidiary of the Company or was otherwise acquired by the Company; provided, that Debt outstanding pursuant to this clause (o) (together with any Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (o)) shall not at any one time exceed $300 million;

(p) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(q) Debt of Novelis Korea Limited or any Subsidiary or successor thereof in an aggregate principal amount which, when taken together with all other Debt Incurred pursuant to this clause (q) and outstanding on the date of such Incurrence, does not exceed $150 million;

(r) Debt owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries; provided, that the amount of such Debt outstanding pursuant to this clause (r) shall not at any one time exceed $30.0 million;

(s) Debt of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, Incurred in the ordinary course of business;

(t) Debt representing deferred compensation to employees of the Company (or any direct or indirect parent of the Company) and its Restricted Subsidiaries Incurred in the ordinary course of business;

(u) Debt in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, Incurred in the ordinary course of business;

(v) Guarantees (a) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates of the Company or any of its Restricted Subsidiaries or (b) otherwise constituting Permitted Investments;

(w) obligations of the Company or any of its Restricted Subsidiaries in respect of commercial credit card and merchant card services and other banking products or services provided from time to time to the Company or any of its Restricted Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services; and

(x) Debt issued by the Company or any of its Restricted Subsidiaries to any current or former officer, director or employee of the Company, the direct or indirect parent of the Company or any Restricted Subsidiary of the Company (or permitted transferees of such current or former officers, directors or employees) to finance the purchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries or any direct or indirect parent entity to the extent permitted by clause (d) of the second paragraph of the covenant described under the caption “— Restricted Payments”.

Notwithstanding anything to the contrary contained in this covenant, accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this covenant.

For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (x) above or is entitled to be incurred pursuant to clause (1) of the first paragraph of this covenant, the Company shall, in its sole discretion, classify (and may later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this covenant; provided, that any Debt outstanding under the ABL Facility and the Term Loan Facility on the Issue Date after giving effect to the Recapitalization Transactions shall be treated as having been incurred under clause (b) above and such Debt shall not thereafter be permitted to be reclassified in whole or in part; provided further, that subject to the preceding proviso, at any time the Company could be deemed to have Incurred any Debt pursuant to clause (1) of the first paragraph of this covenant, all Debt shall be automatically reclassified into Debt incurred pursuant to clause (1) of the first paragraph of this covenant.

Limitation on Restricted Payments.  The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt,” or

(c) the sum of the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made under this paragraph, together with Restricted Payments made pursuant to clauses (a), (d), (e), (g)(2), (g)(3), (g)(4), (g)(5), and (l) since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from October 1, 2010 to the end of the most recent fiscal quarter for which financial statements have been provided (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate amount of cash contributed to the capital of the Company following the Issue Date (other than (i) contributions from a Restricted Subsidiary and (ii) any Excluded Contributions); plus

(3) 100% of the Capital Stock Sale Proceeds, plus

(4) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Qualified Equity Interests of the Company, and

(B) the aggregate amount by which Debt (other than Subordinated Debt) of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Qualified Equity Interests of the Company, excluding, in the case of clause (A) or (B):

(x) any such Debt issued or sold to the Company or a Subsidiary of the Company or a Company Equity Plan, and

(y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange, plus

(5) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and

(B) the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, the Company may:

(a) pay dividends or other distributions on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends or other distributions could have been paid in compliance with the Indenture; provided, that at the time of such payment of such dividend or other distributions, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Debt in exchange for, or out of the proceeds of the substantially concurrent sale of, Qualified Equity Interests of the Company or from substantially concurrent cash contributions to the equity capital of the Company; provided, that the Capital Stock Sale Proceeds from such exchange or sale and such contribution shall be excluded from the calculation pursuant to clauses (c)(2) and (c)(3) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Debt in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt;

(d) repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries or any direct or indirect parent entity from current or former officers, directors or employees of the Company or any of its Subsidiaries or any direct or indirect parent entity (or permitted transferees of such current or former officers, directors or employees); provided, that the aggregate amount of such repurchases shall not exceed (i) $10.0 million in any calendar year prior to completion of an underwritten initial public offering of the Company’s (or any direct or indirect parent entity’s) common stock (other than a public offering registered on Form S-8) or (ii) $15.0 million in any calendar year following completion of such an initial public offering of the Company’s (or any direct or indirect parent entity’s) common stock (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (A) $20.0 million in the aggregate in any calendar year prior to completion of such an initial public offering of the Company’s (or any direct or indirect parent entity’s) common stock or (B) $30.0 million in the aggregate in any calendar year following completion of such an initial public offering of the Company’s (or any direct or indirect parent entity’s) common stock); provided further, that such amount in any calendar year may be increased by an amount not to exceed (x) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Equity Interests of the Company to officers, directors or employees in such calendar year (but such cash proceeds will then be excluded from the calculation pursuant to clause (c)(3) above) plus (y) the cash proceeds of key man life insurance policies in such calendar year;

(e) declare and pay dividends or other distributions on the Company’s common stock (or pay dividends or other distributions or make loans to any direct or indirect parent entity to fund a payment of dividends or other distributions on such entity’s common stock), following the consummation of an underwritten public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect common stock registered on Form S-8;

(f) make Restricted Payments in an amount equal to the amount of Excluded Contributions;

(g) declare and pay dividends or distributions, or make loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication:

(1) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(2) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(3) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(4) fees and expenses, other than to Affiliates of the Company, related to any unsuccessful equity or debt offering of such parent entity; and

(5) Management Fees;

provided that the amount of Restricted Payments made pursuant to clauses (1) through (5) of this clause (g) shall not in any calendar year exceed, in the aggregate, the greater of $20.0 million and 1.5% of the Company’s prior calendar year EBITDA;

(h) distribute, by dividend or otherwise, shares of Capital Stock of, or Debt owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(i) make Restricted Payments on or within 45 days of the Issue Date contemplated by the Recapitalization Transactions not in excess of the amount disclosed in the Offering Circular under “Offering Circular Summary — The Transactions — Distribution to Return Capital to our Parent Company”;

(j) make any Restricted Payment if, at the time of the making of such Restricted Payment, and after giving effect thereto (including the incurrence of any Debt to finance such payment), the Net Total Leverage Ratio of the Company would not exceed 2.00 to 1.00;

(k) make cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of the Company or a Restricted Subsidiary;

(l) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Debt (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Debt in the event of a change of control in accordance with provisions similar to the “— Change of Control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “— Limitation on Asset Sales” covenant; provided, that prior to or simultaneously with such purchase, repurchase, redemption, defeasance, acquisition or retirement, the Company has made the Change of Control Offer or Prepayment Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Prepayment Offer;

(m) make other Restricted Payments in an aggregate amount not to exceed $150.0 million per fiscal year beginning on or after April 1, 2011 (with any unused amounts in respect of any given fiscal year being permitted to be carried forward for use in the following fiscal years); provided, that, at the time of, and after giving effect to, any such Restricted Payment, (i) no Default or Event of Default shall have occurred or be continuing, (ii) the Net Total Leverage Ratio equals or is less than 3.50 to 1.00 (provided that this subclause (ii) shall cease to apply during any period in which the Company is not then subject to a leverage or similar test under Senior Secured Credit Facilities in order to make such Restricted Payments (other than a financial maintenance covenant that is generally applicable to the Company)) and (iii) the Company’s Total Liquidity would be greater than $750.0 million; and

(n) make other Restricted Payments in an aggregate amount after the Issue Date not to exceed $150.0 million.

The Indentures provide that this “Limitation on Restricted Payments” covenant will not be applicable to the Company and its Restricted Subsidiaries during any period when the Net Total Leverage Ratio equals or is less than 3.00 to 1.00 (a “Restricted Payments Suspension Period”). In the event that the Company and its Restricted Subsidiaries are not subject to this covenant for any period as a result of the preceding sentence and, subsequently, the Net Total Leverage Ratio increases such that it is greater than 3.00 to 1.00 or a Default or Event of Default occurs and is continuing, then the Company and its Restricted Subsidiaries will from such time again be subject to this covenant. Compliance with this covenant with respect to Restricted Payments made after the time of such increase or Default or Event of Default and during the continuance of such circumstances will be calculated in accordance with the terms of this covenant as though this covenant had been in effect during the entire period of time from the Issue Date; provided, that any Restricted Payment made during a Restricted Payments Suspension Period that would otherwise have been permitted under clause (j) of the immediately preceding paragraph will be deemed to have been made pursuant to such clause. Restricted Payments made during a Restricted Payments Suspension Period but while the Company’s Net Total Leverage Ratio exceeds 2.00 to 1.00 will reduce the amount available to be made as Restricted Payments under the first paragraph of this covenant.

Limitation on Liens.  During any period other than a Suspension Period (and during any period that this paragraph shall apply when there is no election by the Company pursuant to the following paragraph), the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the applicable series of Notes or the applicable Subsidiary Guaranty will be secured by such Lien equally and ratably with (or, if such other Debt constitutes Subordinated Debt, prior to) all other Debt of the Company or any Restricted Subsidiary secured by such Lien for so long as such other Debt is secured by such Lien.

Notwithstanding the foregoing, any Lien securing the 2017 Notes or the 2020 Notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon (a) the release by the holders of the Debt described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt), (b) any sale, exchange or transfer to any Person other than the Company or any of its Restricted Subsidiaries of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien in each case in accordance with the terms of the applicable Indenture as described under “Subsidiary Guaranties” or (c) a defeasance or discharge of the applicable series of Notes in accordance with the procedures described below under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge.”

During any Suspension Period, the Company may elect by written notice to the applicable Trustee and the holders of the applicable series of Notes to be subject to an alternative covenant with respect to “Limitation on Liens,” in lieu of the first paragraph of this “Limitation on Liens.” Under this alternative covenant, the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien securing Debt (other than Permitted Liens pursuant to clauses (c) through (j) and (1)

(but disregarding the reference to clause (b) therein) through (s) (each inclusive) of the definition of “Permitted Liens”) upon (1) any Principal Property of the Company or any Restricted Subsidiary, (2) any Capital Stock of a Restricted Subsidiary or (3) any Debt of a Restricted Subsidiary owed to the Company or another Restricted Subsidiary, unless all payments due under the Indenture and the applicable series of Notes are secured on an equal and ratable basis with (or prior to) the obligations so secured until such time as such other obligations are no longer secured by such lien. Notwithstanding the foregoing, during a Suspension Period, the Company and its Restricted Subsidiaries will be permitted to create, incur, assume or suffer to exist Liens, and renew, extend or replace such Liens, in each case without complying with the foregoing; provided, that the aggregate amount of all Debt of the Company and its Restricted Subsidiaries outstanding at such time that is secured by these Liens (other than (1) Debt secured solely by Permitted Liens pursuant to clauses (c) through (j) and (1) (but disregarding the reference to clause (b) therein) through (s) (each inclusive) of the definition of “Permitted Liens,” (2) Debt that is secured equally and ratably with (or on a basis subordinated to) the applicable series of Notes and (3) the applicable series of Notes) plus the aggregate amount of all Attributable Debt of the Company and our Restricted Subsidiaries with respect to all Sale and Leaseback Transactions outstanding at such time (other than Sale and Leaseback Transactions permitted by the second paragraph under “— Limitation on Sale and Leaseback Transactions”), would not exceed the greater of 10% of Consolidated Net Tangible Assets, determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements have been filed or furnished, and $400.0 million.

Limitation on Asset Sales.  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of any one or a combination of the following: (i) cash, Cash Equivalents or Additional Assets, (ii) the assumption by the purchasers of liabilities of the Company or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes or the applicable Subsidiary Guaranty) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities, (iii) securities, notes or other obligations received by the Company or such Restricted Subsidiary to the extent such securities, notes or other obligations are converted by the Company or such Restricted Subsidiary into cash, Cash Equivalents or Additional Assets within 90 days of such Asset Sale or (iv) Designated Non-Cash Consideration received by the Company or any such Restricted Subsidiary, as the case may be, having an aggregate Fair Market Value (determined as of the closing date of the applicable Asset Sale for which such Designated Non-Cash Consideration is received), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) that is at the time outstanding, not in excess of the greater of (x) $100.0 million and (y) 2.0% of the Consolidated Net Tangible Assets of the Company at the time of the receipt of such Designated Non-Cash Consideration;

(c) no Default or Event of Default would occur as a result of such Asset Sale; and

(d) the Company delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (c).

The Net Available Cash (or any portion thereof, if any) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to Repay Senior Debt of the Company or any Subsidiary Guarantor that is secured by a Lien, which Lien is permitted by the Indentures, or Debt of any Restricted Subsidiary that is not a Subsidiary Guarantor (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company);

(b) to Repay other Senior Debt of the Company or any Subsidiary Guarantor (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); provided, that to the extent the Company or any Subsidiary Guarantor Repays Senior Debt other than the applicable series of Notes pursuant to this clause (b), the Company shall either (i) equally and ratably purchase such Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or redeem such Notes as provided under “Optional Redemption” or (ii) make an offer (in accordance with the procedures set forth below for a Prepayment Offer) to all holders of such Notes to purchase their Notes of such series at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of such Notes that would otherwise be prepaid;

(c) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); or

(d) any combination of the foregoing.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds”; provided, that a binding commitment shall be treated as a permitted application of Net Available Cash from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Available Cash are applied, then such Net Available Cash shall constitute “Excess Proceeds”.

When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer to repurchase (the “Prepayment Offer”) each series of Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount (of a minimum $2,000 or any integral multiple of $1,000 in excess thereof) at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided, that all holders of Notes have been given the opportunity to tender their Notes for repurchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” with respect to a series of Notes shall mean the product of:

(a) the Excess Proceeds; and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the applicable series of Notes outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the applicable series of Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring the Company to make an offer to repurchase such Debt at substantially the same time as the Prepayment Offer.

Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of the applicable series of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the applicable series of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary;

(b) make any loans or advances to the Company; or

(c) transfer any of its Property to the Company.

The foregoing limitations will not apply:

(1) to restrictions or encumbrances existing under or by reason of:

(A) agreements in effect on the Issue Date (including, without limitation, restrictions pursuant to the Notes, the Indentures, the Subsidiary Guaranties and the Senior Secured Credit Facilities), and any amendments, modifications, restatements, renewals, replacements, refundings, refinancings, increases or supplements of those agreements, provided, that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, replacements, refundings, refinancings, increases or supplements taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in agreements to which they relate as in place on the date of the Indenture,

(B) Debt or Capital Stock of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary or at the time it merges with or into the Company or a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, and any amendments, modifications, restatements, renewals, replacements, refundings, refinancings, increases or supplements of those instruments, provided, that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, replacements, refundings, refinancings, increases or supplements, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments in effect on the date of acquisition,

(C) any Credit Facility of the Company permitted to be Incurred under the Indentures; provided, that the applicable encumbrances and restrictions contained in the agreement or agreements governing such Credit Facility are not materially more restrictive, taken as a whole, than those contained in the Senior Secured Credit Facilities (with respect to other credit agreements or other secured Debt) or the Indentures (with respect to other indentures or other unsecured Debt), in each case as in effect on the Issue Date;

(D) the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A), (B) or (C) above or in clause (2)(A) or (B) below, provided such restrictions are not materially less favorable, taken as a whole, to the holders of Notes than those under the agreement evidencing the Debt so Refinanced,

(E) any applicable law, rule, regulation or order,

(F) Permitted Refinancing Debt, provided, that the restrictions contained in the agreements governing such Permitted Refinancing Debt, taken as a whole, are not materially more restrictive than those contained in the agreements governing the Debt being refinanced,

(G) Liens securing obligations otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Limitation on Liens” or below under the caption “— Limitation on Sale and Leaseback Transactions” that limit the right of the debtor to dispose of the assets subject to such Liens,

(H) customary provisions in joint venture agreements, shareholders’ agreements, asset sale agreements, Sale and Leaseback Transactions, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets or (in the case of joint venture agreements, shareholders agreements and other similar agreements) entity that are the subject of such agreements,

(I) restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business,

(J) arising under Debt or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, that such restrictions apply only to such Securitization Entity, or

(K) any restrictions on transfer of the equity interests in Novelis Korea Limited (“NKL”) or its direct parents, 4260848 Canada Inc. and 4260856 Canada Inc., imposed by any lock-up or listing agreement, rule or regulation in connection with any listing or offering of equity interests in NKL.

(2) with respect to clause (c) only, to restrictions or encumbrances:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes or the applicable Subsidiary Guaranty pursuant to the covenants described under “— Limitation on Debt” and “— Limitation on Liens” that limit the right of the debtor to dispose of the Property securing such Debt,

(B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition,

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,

(D) customary restrictions contained in any asset purchase, stock purchase, merger or other similar agreement, pending the closing of the transaction contemplated thereby,

(E) customary restrictions contained in joint venture agreements and shareholders’ agreements entered into in good faith, or

(F) arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of Property of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof.

Limitation on Transactions with Affiliates.  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any

Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company;

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $20.0 million, the Board of Directors approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee; and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $50.0 million (1) the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee, or (2) the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following, which shall not be deemed to be Affiliate Transactions and therefore will not be subject to the provisions of clauses (a), (b) and (c) above of this covenant:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided, that no more than 25% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment (other than Permitted Investments under clauses (b) or (c) of the definition of Permitted Investment);

(c) any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by the Company or any Restricted Subsidiary in the ordinary course of business (or that is otherwise reasonable as determined in good faith by the board of directors of the Company or the Restricted Subsidiary, as the case may be) with an officer, employee, consultant or director including pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;

(d) loans and advances to employees made in the ordinary course of business other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, that the Dollar Equivalent of the aggregate principal amount of such loans and advances do not exceed $15.0 million in the aggregate at any time outstanding;

(e) any transactions between or among any of the Company, any Restricted Subsidiary and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided, that such transactions are not otherwise prohibited by terms of the Indenture;

(f) agreements in effect on the Issue Date and any amendments, modifications, extensions or renewals thereto that are no less favorable to the Company or any Restricted Subsidiary than such agreements as in effect on the Issue Date;

(g) transactions with a Person that is an Affiliate of the Company solely because the Company or a Restricted Subsidiary, directly or indirectly, owns Capital Stock of and/or controls, such Person;

(h) payment of fees and expenses to directors who are not otherwise employees of the Company or a Restricted Subsidiary, for services provided in such capacity, so long as the Board of Directors or a duly authorized committee thereof shall have approved the terms thereof;

(i) the granting and performance of registration rights for shares of Capital Stock of the Company under a written registration rights agreement approved by the Company’s Board of Directors or a duly authorized committee thereof;

(j) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Company, as determined in good faith by the Company; and

(k) transactions with Affiliates solely in their capacity as holders of Debt or Capital Stock of the Company or any of its Subsidiaries, provided, that a significant amount of the Debt or Capital Stock of the same class is also held by persons that are not Affiliates of the Company and those Affiliates are treated no more favorably than holders of the Debt or Capital Stock generally.

Limitation on Sale and Leaseback Transactions.  During any period other than a Suspension Period, the Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) the Company or such Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under “— Limitation on Debt,” and

(2) create a Lien on such Property securing such Attributable Debt without also securing the Notes or the applicable Subsidiary Guaranty pursuant to the covenant described under “— Limitation on Liens,” and

(b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under “— Limitation on Asset Sales.”

During any Suspension Period, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction involving any Principal Property, except for any Sale and Leaseback Transaction involving a lease not exceeding three years unless:

(1) the Company or that Restricted Subsidiary, as applicable, would at the time of entering into the transaction be entitled to incur Debt secured by a Lien on that Principal Property in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes; or

(2) an amount equal to the net cash proceeds of the Sale and Leaseback Transaction is applied within 180 days to:

(a) the voluntary retirement or prepayment of any Debt of the Company or any Restricted Subsidiary maturing more than one year after the date incurred, and which is senior to or pari passu in right of payment with the Notes, or

(b) the purchase of other property that will constitute Principal Property having a value (as determined in good faith by the Board of Directors) in an amount at least equal to the net cash proceeds of the Sale and Leaseback Transaction; or

(3) within the 180-day period specified in clause (2) above, the Company or that Restricted Subsidiary, as applicable, deliver to the trustee for cancellation Notes in an aggregate principal amount at least equal to the net proceeds of the Sale and Leaseback Transaction.

Notwithstanding the foregoing, during any Suspension Period, the Company and any Restricted Subsidiary may enter into Sale and Leaseback Transactions that would not otherwise be permitted under the limitations described in the preceding paragraph, provided, that the sum of the aggregate amount of all Debt of the Company and its Restricted Subsidiaries that is secured by Liens (other than (1) Debt secured solely by Permitted Liens pursuant to clauses (c) through (j) and (1) (but disregarding the reference to clause (b) therein) through (s) of the definition of “Permitted Liens,” (2) Debt that is secured equally and ratably with (or on a basis subordinated to) the Notes and (3) the Notes) and the aggregate amount of all Attributable Debt of the Company and its Restricted Subsidiaries with respect to all Sale and Leaseback Transactions outstanding at such time (other than Sale and Leaseback Transactions permitted by the preceding paragraph) would not exceed 10% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary; and

(b) either:

(1) the Subsidiary to be so designated has total assets of $1,000 or less, or

(2) such designation is effective immediately upon such entity becoming a Subsidiary of the Company, or

(3) the Investment by the Company or another Restricted Subsidiary in such Subsidiary is treated as a Restricted Payment under the covenant described under “— Limitation on Restricted Payments” and such Restricted Payment is permitted under such covenant at the time such Investment is made.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, automatically and unconditionally without the need for action by any party, be released from any Subsidiary Guaranty previously made by such Restricted Subsidiary.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt,” and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company’s fiscal year, within 90 days after the end of such fiscal year).

Future Subsidiary Guarantors.  The Company shall cause each Person that becomes a Restricted Subsidiary that Guarantees Debt in the future under Credit Facilities, provided, that the borrower of such Debt is the Company or a Canadian Restricted Subsidiary or U.S. Restricted Subsidiary, in each case following the Issue Date, to execute and deliver to the Trustee a Subsidiary Guaranty at the time such Person becomes a

Canadian Restricted Subsidiary or U.S. Restricted Subsidiary or otherwise becomes obligated to become a Subsidiary Guarantor under the Indenture.

Merger, Consolidation and Sale of Property

The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger, consolidation or amalgamation of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Company shall be the Surviving Person in such merger, consolidation or amalgamation, or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States, any State thereof, the District of Columbia, Canada or any province or territory of Canada;

(b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the applicable Trustee, executed and delivered to the applicable Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes of the applicable series, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) except in the case of a transaction constituting a Permitted Holdings Amalgamation under the Senior Secured Credit Facilities, immediately after giving effect to such transaction or series of transactions on a pro forma basis, (x) the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Debt” or (y) the Consolidated Interest Coverage Ratio of the Company or the Surviving Person, as the case may be, is not less than immediately prior to such transaction or series of transactions and is at least 1.75:1.00;

(f) the Company shall deliver, or cause to be delivered, to the applicable Trustee, in form and substance reasonably satisfactory to the applicable Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the applicable supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied;

(g) the Company shall have delivered to the applicable Trustee an Opinion of Counsel to the effect that the holders of the Notes of the applicable series will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction or series of transactions; and

(h) the Company shall have delivered to the applicable Trustee an Opinion of Counsel to the effect that holders of the Notes of the applicable series will not recognize income, gain or loss for Canadian federal income tax purposes as a result of such transaction or series of transactions.

The Company shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger, consolidation or amalgamation of a Wholly Owned Restricted

Subsidiary with or into the Company or such Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Surviving Person (if other than such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, company (including a limited liability company) or partnership organized and existing under the laws of the United States, any State thereof, the District of Columbia, Canada or any province or territory of Canada, or the jurisdiction in which such Subsidiary Guarantor was organized immediately prior to the consummation of such transaction;

(b) the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the applicable Trustee, executed and delivered to the applicable Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Subsidiary Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, (x) the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Debt” or (y) the Consolidated Interest Coverage Ratio of the Company is not less than immediately prior to such transaction or series of transactions and is at least 1.75:1.00; and

(f) the Company shall deliver, or cause to be delivered, to the applicable Trustee, in form and substance reasonably satisfactory to the applicable Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and such Subsidiary Guaranty, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

The foregoing provisions of this paragraph (other than clause (d)) shall not apply to any transaction or series of transactions which constitute an Asset Sale if the Company has complied with the covenant described under “— Certain Covenants — Limitation on Asset Sales.”

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indentures (or of the Subsidiary Guarantor under the Subsidiary Guaranty, as the case may be), but the predecessor Company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

(b) a lease,

shall not be released from any of the obligations or covenants under the applicable Indenture, including with respect to the payment of the applicable series of Notes.

Payments for Consents

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any of the 2017

Notes or the 2020 Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the applicable Indenture or the applicable series of Notes unless such consideration is offered to be paid or is paid to all holders of the applicable series of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

The Company shall provide the Trustees and holders of Notes, within 15 days after it files with, or furnishes to, the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or is required to furnish to the SEC pursuant to the Indentures. Regardless of whether the Company is required to report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indentures require the Company to continue to file with, or furnish to, the SEC and provide the Trustees and holders of Notes:

(a) within 90 days after the end of each fiscal year (or such shorter period as the SEC may in the future prescribe), an annual report containing substantially the same information required to be contained in Form 10-K or Form 20-F (or any successor form) that would be required if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as the SEC may in the future prescribe), a quarterly report containing substantially the same information required to be contained in Form 10-Q (or any successor form) that would be required if the Company were organized in the United States and subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, provided, that the Company shall not be so obligated to file any of the foregoing reports with the SEC if the SEC does not permit such filings.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the 2017 Notes or the 2020 Notes, the applicable Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company, as applicable, and its Restricted Subsidiaries on a standalone basis, on the other hand.

Events of Default

Events of Default in respect of each series of the Notes include:

(1) failure to make the payment of any interest (including Additional Amounts) on the such series of the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(2) failure to make the payment of any principal of, or premium, if any, on, any of the Notes of such series when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) failure to comply with the covenant described under “— Merger, Consolidation and Sale of Property;”

(4) failure to comply with the covenant described under “— SEC Reports”, and such failure continues for 90 days after written notice is given to the Company as provided below:

(5) failure to comply with any other covenant or agreement in the Notes of such series or in the applicable Indenture (other than a failure that is the subject of the foregoing clause (1), (2), (3) or (4)), and such failure continues for 60 days after written notice is given to the Company as provided below;

(6) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $100.0 million (the “cross acceleration provisions”);

(7) any judgment or judgments for the payment of money in an aggregate amount in excess of $100.0 million that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”)

(8) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”); and

(9) any Subsidiary Guaranty relating to such series of Notes ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty relating to such series of Notes (the “guaranty provisions”).

A Default under clause (4) or clause (5) is not an Event of Default until the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the 2017 Notes or the 2020 Notes, as the case may be, then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The Company shall deliver to each Trustee annually a statement regarding compliance with the applicable Indenture. Upon an Officer becoming aware of any Default or Event of Default with respect to a series of Notes, the Company shall deliver to the applicable Trustee within 10 days of becoming so aware, written notice in the form of an Officers’ Certificate specifying such Default or Event of Default, its status, and the action the Company proposes to take with respect thereto.

If an Event of Default with respect to a series of Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the applicable Trustee or the registered holders of not less than 25% in aggregate principal amount of Notes of such series then outstanding may declare to be immediately due and payable the principal amount of all the Notes of such series then outstanding, plus accrued and unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Notes of the applicable series shall be due and payable immediately without any declaration or other act on the part of the applicable Trustee or the holders of the Notes of such series. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the applicable Trustee, the registered holders of at least a majority in aggregate principal amount of the Notes of such series then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the applicable Indenture.

Subject to the provisions of the applicable Indenture relating to the duties of the applicable Trustee, in case an Event of Default shall occur and be continuing, the applicable Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders of the Notes of such series, unless such holders shall have offered to the applicable Trustee reasonable indemnity. Subject to such provisions for the indemnification of the applicable Trustee, the holders of at least a majority in aggregate principal amount of the Notes of such series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such Trustee with respect to the Notes of such series. The holders of a majority in aggregate principal amount of the Notes of such series then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes of such series waive any existing Default or Event of Default and its consequences under the applicable Indenture except a continuing Default or Event of Default: (a) in the payment of the principal or, premium, if any, or interest and (b) in respect of a covenant or provision which under the applicable Indenture cannot be modified or amended without the consent of the holder of each Note of such series affected thereby.

No holder of either series of Notes will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the applicable Trustee written notice of a continuing Event of Default;

(b) the registered holders of at least 25% in aggregate principal amount of the Notes of such series then outstanding have made a written request and offered reasonable indemnity to such Trustee to institute such proceeding as trustee; and

(c) such Trustee shall not have received from the registered holders of at least a majority in aggregate principal amount of the Notes of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or member of the Company or any Subsidiary or Affiliate of the Company, as such, will have any liability for any obligations under the Notes, the Indentures, the Subsidiary Guaranties, the registration rights agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Amendments and Waivers

Subject to certain exceptions, the Company and the applicable Trustee with the consent of the registered holders of at least a majority in aggregate principal amount of the applicable series of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) may amend the applicable Indenture and such series of Notes, and the registered holders of at least a majority in aggregate principal amount of the applicable series of Notes outstanding may waive any past default or compliance with any provisions of the applicable Indenture and such series of Notes (except a default in the payment of principal, premium, interest and certain covenants and provisions of the applicable Indenture which cannot be amended without the consent of each holder of an outstanding Note of such series). However, without the consent of each holder of an outstanding Note of the applicable series, no amendment may, among other things,

(1) reduce the principal amount of such series of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of, or extend the time for payment of, interest on, any Note of such series;

(3) reduce the principal of, or extend the Stated Maturity of, any Note of such series;

(4) make any Note of such series payable in money other than that stated in the Note of such series;

(5) impair the right of any holder of the Notes of such series to receive payment of principal of, premium, if any, and interest, on, such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes or any Subsidiary Guaranty;

(6) waive a Default or Event of Default in the payment of principal of, premium, if any, and interest, on such Notes of such series (except a rescission of acceleration of such Notes by the holders of at least a majority in aggregate principal amount of the Notes of such series and a waiver of the payment default that resulted from such acceleration);

(7) make any change in the provisions of the applicable Indenture relating to waivers of past Defaults or the rights of holders of such Notes to receive payments of principal of, or interest or premium on such Notes;

(8) subordinate the Notes of such series or any Subsidiary Guaranty to any other obligation of the Company or the applicable Subsidiary Guarantor;

(9) release any security interest that may have been granted in favor of the holders of the Notes of such series other than pursuant to the terms of such security interest;

(10) reduce the premium payable upon the redemption of any Note of such series or change the time at which any Note of such series may be redeemed, as described under “— Optional Redemption”;

(11) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes of such series must be repurchased pursuant to such Change of Control Offer;

(12) at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes of such series must be repurchased pursuant thereto;

(13) amend or modify the provisions described under “— Additional Amounts”;

(14) make any change in any Subsidiary Guaranty, that would adversely affect the holders of the Notes of such series; or

(15) make any change in the preceding amendment and waiver provisions.

The applicable Indenture and the applicable series of Notes may be amended by the Company and the applicable Trustee without the consent of any holder of such Notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a Surviving Person of the obligations of the Company under the applicable Indenture;

(3) provide for uncertificated Notes of such series in addition to or in place of certificated Notes of such series (provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4) add additional Guarantees with respect to the Notes of such series or release Subsidiary Guarantors from Subsidiary Guaranties as provided or permitted by the terms of the applicable Indenture;

(5) secure the Notes of such series, add to the covenants of the Company for the benefit of the holders of such Notes or surrender any right or power conferred upon the Company;

(6) make any change that does not adversely affect the rights of any holder of the Notes of such series;

(7) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8) evidence or provide for a successor Trustee;

(9) provide for the issuance of Additional Notes in accordance with the applicable Indenture;

(10) conform the text of the Indentures, the Notes or the Subsidiary Guaranties to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” is intended to be a verbatim recitation of a provision of the Indentures, the Notes or the Subsidiary Guaranties; or

(11) make any amendment to the provisions of the applicable Indenture relating to the transfer and legending of Notes; provided, that (A) compliance with the applicable Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer Notes.

The consent of the holders of the 2017 Notes or the 2020 Notes, as the case may be, is not necessary to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, the Company is required to mail to each registered holder of the applicable series of Notes at such holder’s address appearing in the Security Register a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all holders of the applicable series of Notes, or any defect therein, will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Company may, at its option and at any time, terminate all its obligations under the 2017 Notes or the 2020 Notes, as the case may be, and the applicable Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the applicable Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the applicable Notes and to pay Additional Amounts, if any. The Company at any time also may terminate:

(1) its obligations under the covenants described under “— Change of Control Offer” and “— Certain Covenants,”

(2) the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the guaranty provisions, in each case described under “— Events of Default” above, and

(3) the limitations contained in clause (e) under the first paragraph of, and in the second paragraph of, “— Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes of such series may not be accelerated because of an Event of Default specified in clauses (4), (5), (6), (7), (8) (with respect only to Significant Subsidiaries) or (9) under “— Events of Default” above or because of the failure of the Company to comply with clause (e) under the first paragraph of, or with the second paragraph of, “— Merger, Consolidation and Sale of Property” above. If the Company exercises its legal defeasance option or its covenant defeasance option, any collateral then securing the Notes of such series will be released and each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Company irrevocably deposits in trust with the applicable Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the applicable series of Notes to maturity or redemption, as the case may be;

(b) the Company delivers to the applicable Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes of such series to be defeased to maturity or redemption, as the case may be;

(c) 90 days pass after the deposit is made, and during the 90-day period, no Default described in clause (8) under “— Events of Default” occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other agreement or instrument binding on the Company;

(f) the Company delivers to the applicable Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, the Company delivers to the applicable Trustee an Opinion of Counsel stating that:

(1) the Company has received from the Internal Revenue Service a ruling, or

(2) since the date of the applicable Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes of such series will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would be the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, the Company delivers to the applicable Trustee an Opinion of Counsel to the effect that the holders of the Notes of such series will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would be the case if such covenant defeasance had not occurred;

(i) the Company delivers to the applicable Trustee an Opinion of Counsel to the effect that holders of the Notes of such series will not recognize income, gain or loss for Canadian federal tax purposes as a result of such deposit and defeasance and will be subject to Canadian federal taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would be the case if such deposit and defeasance had not occurred; and

(j) the Company delivers to the applicable Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the applicable series of Notes have been complied with as required by the applicable Indenture.

Satisfaction and Discharge

The Company may discharge the applicable Indenture such that it will cease to be of further effect, subject to certain exceptions, as to all outstanding Notes of such series when:

(1) either

(a) all the Notes of such series previously authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the Trustee for cancellation; or

(b) all Notes of such series not previously delivered to the applicable Trustee for cancellation

(A) have become due and payable, or

(B) will become due and payable at their maturity within one year, or

(C) are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice of a redemption by the applicable Trustee, and in the case of (A), (B) or (C), the Company has irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of such cash and U.S. Government Obligations, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not previously delivered to the applicable Trustee for cancellation or redemption, for principal, premium, if any, and interest on the applicable series of Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be;

(2) the Company has paid or caused to be paid all other sums payable by it under the applicable Indenture; and

(3) if required by the applicable Trustee, the Company delivers to the applicable Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent under the applicable Indenture relating to the satisfaction and discharge of such Indenture have been satisfied.

Foreign Currency Equivalents

For purposes of determining compliance with any U.S. dollar-denominated restriction or amount, the U.S. dollar equivalent principal amount of any amount denominated in a foreign currency will be the Dollar Equivalent calculated on the date the Debt was incurred or other transaction was entered into, or first committed, in the case of revolving credit debt, provided, that if any Permitted Refinancing Debt is incurred to refinance Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not have been exceeded so long as the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision in the Indenture, no restriction or amount will be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Consent to Jurisdiction and Service of Process

The Company will irrevocably appoint Corporation Service Company as its agent for service of process in any suit, action or proceeding with respect to the Indentures or the Notes brought in any Federal or state court located in New York City and that each of the parties submits to the jurisdiction thereof.

Enforceability of Judgments

Since most of the Company’s assets are located outside the United States, any judgment obtained in the United States against it, including judgments with respect to the payment of any principal, premium, interest and Additional Amounts may not be collectible within the United States.

The laws of the Province of Ontario and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) for the enforcement of the Indenture or the Notes. An Ontario Court would recognize a judgment based upon a final and conclusive in personam judgment of any federal or state court of competent jurisdiction located in the City of New York (a “New York Court”) for a sum certain, obtained against the Company with respect to a claim arising out of the Indenture or the Notes (a “New York Judgment”), and would enforce such judgment in an action by a judgment creditor (for example, the Trustee) to enforce such judgment without reconsideration of the merits, (A) provided, that, (i) an action to enforce the New York Judgment must be commenced in the Ontario Court within any applicable limitation period; (ii) the Ontario Court has discretion to stay or decline to hear an action on the New York Judgment if the New York Judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action as the New York Judgment; (iii) the Ontario Court will render judgment only in Canadian dollars; and (iv) an action in the Ontario Court on the New York Judgment may be affected by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally; and (B) subject to the following defenses, (w) the New York Judgment was obtained by fraud or in a manner contrary to the principles of natural justice; (x) the New York Judgment is for a claim which under Ontario Law would be characterized as based on a foreign revenue, expropriatory, penal law; (y) the New York Judgment is contrary to Ontario public policy; and (z) the New York Judgment has been satisfied or is void or voidable under the internal laws of that foreign jurisdiction.

In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian court will render its decisions in the Canadian currency equivalent of such foreign currency, calculated at the rate of exchange prevailing on the date the judgment became enforceable at the place where it was rendered.

Governing Law

The Indentures and the Notes are governed by the laws of the State of New York.

The Trustees

The Bank of New York Mellon Trust Company, N.A. is the Trustee under each of the Indentures.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indentures. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indentures and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“ABL Facility” means the asset-based lending facility dated as of December 17, 2010 by and among the Company, and certain of its Affiliates, Bank of America, N.A. as administrative agent, and the several banks and other financial institutions or entities from time to time parties thereto, including any notes, collateral documents, and documentation and guarantees and any appendices, exhibits or schedules to any of the preceding, as such facility may be amended, restated, modified or supplemented from time to time, renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents and lenders, whether as an asset-based or cash flow type facility or otherwise; provided, that for purposes of clause (b)(ii) of the second paragraph of the covenant described under “Certain Covenants — Limitation on Debt,” ABL Facility is limited to asset-based lending facilities that limit the amount of Debt permitted to be Incurred thereunder to a borrowing base formula based on accounts receivable and inventory.

“Additional Assets” means:

(a) any Property (other than cash, Cash Equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person who is a director or officer of:

(1) such specified Person,

(2) any Subsidiary of such specified Person, or

(3) any Person described in clause (a) above.

For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Transactions with Affiliates” and “— Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Alternative Currency” means any lawful currency other than U.S. dollars that is freely transferable into U.S. dollars.

“Approved Member States” means Belgium, France, Germany, Italy, Luxembourg, The Netherlands, Spain, Sweden and the United Kingdom.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of the following:

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), or

(b) any other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a) or (b) above:

(1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments,”

(3) any disposition effected in compliance with the first or second paragraph of the covenant described under “— Merger, Consolidation and Sale of Property”),

(4) sales, transfers and other dispositions of accounts receivable (whether now existing or arising or acquired in the future) and any assets related thereto to a Securitization Entity under or pursuant to a Qualified Securitization Transaction;

(5) any sale of assets pursuant to a Sale and Leaseback Transaction;

(6) any sale or disposition of cash or Cash Equivalents;

(7) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture;

(8) any sale, exchange or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or unnecessary for use or in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(9) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10) any issuance or sale of equity interests in, or Debt or other securities of, an Unrestricted Subsidiary; and

(11) any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than $20.0 million.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations,” and

(b) in all other instances, the greater of:

(1) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction, and

(2) the present value (discounted at the interest rate borne by the applicable series of Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” of a Person means a copy of a resolution certified by the secretary or an assistant secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the board of directors of such Person and to be in full force and effect on the date of such certification.

“Canadian Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock and all warrants, options or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale by the Company of Qualified Equity Interests after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of Taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following:

(a) securities issued or fully guaranteed or insured by the federal government of the United States, Canada, Switzerland, any Approved Member State or any agency or sponsored entity of the foregoing maturing within 365 days of the date of acquisition thereof;

(b) time deposit accounts, certificates of deposit, eurocurrency time deposits, overnight bank deposits, money market deposits and bankers’ acceptances maturing within 365 days of the date of acquisition thereof and issued by a bank or trust company organized under the laws of Canada or any province thereof, the United States, any state thereof, the District of Columbia, any non-U.S. bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, is rated at least “A-2” by S&P or “P-2” by Moody’s (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)) or the “R-2” category by the Dominion Bond Rating Service Limited;

(c) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (f) of this paragraph, (ii) has net assets that exceed $500 million and (iii) is rated at least “A-2” by S&P or “P-2” by Moody’s;

(d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the United States government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(e) commercial paper issued by a corporation (other than an Affiliate of the Company) with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)) or in the “R-2” category by the Dominion Bond Rating Service Limited; and

(f) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States or the District of Columbia or any political subdivision or instrumentality thereof (including any agency or instrumentality thereof) or any province of Canada (including any agency or instrumentality thereof) maturing within 365 days of the date of acquisition thereof, provided, that at the time of acquisition the long-term debt of such state, province or political subdivision is rated, in the case of a state of the United States, one of the two highest ratings from Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), or the “R-2” category by the Dominion Bond Rating Service Limited;

provided, that, to the extent any cash is generated through operations in a jurisdiction outside of the United States, Canada, Switzerland or an Approved Member State, such cash may be retained and invested in obligations of the type described in clauses (a), (b) and (e) of this definition to the extent that such are customarily used in such other jurisdiction for short-term cash management purposes.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act or any successor of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than a Permitted Holder, becomes (including as a result of a merger, consolidation or amalgamation) the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation); provided, that any transaction in which the Company becomes a subsidiary of another person will not constitute a Change of Control unless 50% or more of the total voting power of the Voting Stock of such person is beneficially owned, directly or indirectly, by another person or group (other than a Permitted Holder); or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly (other than by way of merger, consolidation or amalgamation) of all or substantially all the Property of the Company and the Restricted Subsidiaries, considered as a whole to a Person (other than one or more Permitted Holders and other than a disposition of such Property as an entirety or virtually as an entirety to one or more Wholly Owned Restricted Subsidiaries), shall have occurred; or

(c) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Company Equity Plan” means any management equity or stock option or ownership plan or any other management or employee benefit plan of the Company or any Subsidiary of the Company.

“Comparable Treasury Issue” means the U.S. treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2017 Notes or the 2020 Notes, as the case may be, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date:

(a) the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or

(b) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

(b) all current maturities of long-term Debt.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which financial statements have been delivered to

(b) Consolidated Interest Expense for such four fiscal quarters;

provided, that:

(1) if

(A) since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided, that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or made an acquisition of Property which constitutes all or substantially all of an operating unit of a business or implemented a restructuring,

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment, acquisition or restructuring, or

(C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment, acquisition or restructuring, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment, acquisition or restructuring as if such Asset Sale, Investment, acquisition or restructuring had occurred on the first day of such period (including any pro forma expense and cost reductions calculated in good faith by a responsible officer of the Company as set forth in an officer’s certificate; provided, that such pro forma expense and cost reductions have been realized or are reasonably expected to be realized within 12 months of such Asset Sale, Investment, acquisition or restructuring); provided further, that such pro forma expense and cost reductions shall not be required to be calculated on a basis consistent with Regulation S-X under the Securities Act.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale. Interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Debt during the applicable period except as set forth in the first paragraph of this definition. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount, premium, debt issuance cost and other financing fees, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptance financing and receivables financing,

(f) net costs associated with Hedging Obligations under Interest Rate Agreements (including amortization of fees),

(g) Disqualified Stock Dividends,

(h) Preferred Stock Dividends,

(i) interest Incurred in connection with Investments in discontinued operations,

(j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary, and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

Consolidated Interest Expense for any period will also include the proportionate interest of the Company and its Restricted Subsidiaries in the total interest expense for such period of each of the Joint Ventures, with such total interest expense to be calculated in substantially the same manner as Consolidated Interest Expense for the Company and its Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries; provided, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (c) below, equity of the Company and its consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below), and

(2) the equity of the Company and its consolidated Restricted Subsidiaries in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, to the extent of such prohibition, except that:

(1) subject to the exclusion contained in clause (c) below, the equity of the Company and its consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

(2) the equity of the Company and its consolidated Restricted Subsidiaries in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c) any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business (provided, that sales or other dispositions of assets in connection with any Qualified Securitization Transaction shall be deemed to be in the ordinary course),

(d) any extraordinary gain or loss,

(e) the cumulative effect of a change in accounting principles,

(f) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary,

(g) any unrealized gain or loss resulting in such period from Hedging Obligations,

(h) any fees, expenses, prepayment premiums or charges in such period related to any acquisition, disposition, Investment, Repayment of Debt, issuance of Capital Stock or Capital Stock Equivalents, financing, recapitalization or the Incurrence of Debt permitted to be Incurred by the applicable Indenture, including such fees, expenses, prepayment premiums or charges related to the Recapitalization Transactions; and

(i) the effects of adjustments in the property, plant and equipment, inventories, goodwill, intangible assets and debt line items in the Company’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition or the amortization or write-off of any amounts thereof, net of taxes.

Notwithstanding the foregoing, for purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(5) thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to September 30, 2010 as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(e) treasury stock;

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(g) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Total Debt” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Debt of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Debt for borrowed money, Obligations in respect of Capital Lease Obligations and Debt obligations evidenced by promissory notes and similar instruments and (2) the proportionate interest of the Company and its Restricted Subsidiaries in all outstanding Debt of each of the Joint Ventures consisting of Debt for borrowed money, Obligations in respect of Capital Lease Obligations and Debt obligations evidenced by promissory notes and similar instruments.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Senior Secured Credit Facilities), credit agreements, financings, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables and including Qualified Securitization Transactions), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), provided, that any earn-out obligations shall not constitute Debt until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (f), (g) or (h) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt,” or

(2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

The amount of Disqualified Stock and Preferred Stock shall be equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Debt shall be required to be determined pursuant to the Indentures, and if such price is not specified in such Disqualified Stock or Preferred Stock, such price will be the fair market value of such Disqualified Stock or Preferred Stock, such fair market value to be determined reasonably and in good faith by the Company.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary of the Company in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock of the Company or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in U.S. dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in U.S. dollars determined by using the rate of exchange quoted by Citigroup Global Markets Inc. in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York currency exchange market of such amount of U.S. dollars with such Alternative Currency and (c) if such amount is denominated in any other currency, the equivalent of such amount in U.S. dollars as determined by the Trustee using any method of determination it deems appropriate.

“EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus

(1) any provision for taxes based on income or profits,

(2) Consolidated Interest Expense,

(3) loss from extraordinary items, to the extent the same was deducted (and not added back) in computing Consolidated Net Income,

(4) depreciation, depletion and amortization expenses,

(5) all other non-cash expenses, charges and losses that are not payable in cash in any subsequent period, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income,

(6) the amount of any costs incurred in connection with the integration of an acquisition, to the extent deducted (and not added back) in computing Consolidated Net Income,

(7) non-recurring items or unusual charges or expenses, severance, relocation costs or expenses, other business optimization expenses (including costs and expenses relating to business optimization programs), new systems design and implementation costs, project start-up costs, restructuring charges or reserves, and costs related to the closure and/or consolidation of facilities, or costs associated with becoming a public company or any other costs incurred in connection with any of the foregoing,

(8) Management Fees permitted to be paid pursuant to clause (g)(5) of the second paragraph of the covenant described under “Limitation on Restricted Payments,”

(9) any non-cash impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(10) any net after-tax losses attributable to the early extinguishment or conversion of Debt,

(11) the amount of any net income (loss) attributable to non-controlling interests deducted (and not added back) in computing Consolidated Net Income, minus

(b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income for such period, but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items, (iv) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets, (v) any net after-tax gains attributable to the early extinguishment or conversion of Debt and (vi) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (5) above by reason of a decrease in the value of any Capital Stock or Capital Stock Equivalent; and excluding

(c) gains and losses due solely to fluctuations in currency values of non-current assets and liabilities and realized gains and losses on currency derivatives related to such non-current assets and liabilities.

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

EBITDA for any period will also include the proportionate interest of the Company and its Restricted Subsidiaries in the EBITDA for such period of each of the Joint Ventures to the extent they are not consolidated in the financial statements of the Company and its Restricted Subsidiaries (such EBITDA for each of the Joint Ventures to be determined (i) in substantially the same manner and with the same additions and subtractions as EBITDA for the Company and its Restricted Subsidiaries and (ii) consistent with the presentation of EBITDA and the related “Adjustment to include proportional consolidation” line item in the Offering Circular) (including netting any results for the Joint Ventures included in Consolidated Net Income of the Company); provided that EBITDA shall not include the EBITDA of any Joint Venture if such Joint Venture is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, to the extent of such prohibition.

“Event of Default” has the meaning set forth under “— Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the notes issued in exchange for the Notes or any Additional Notes issued pursuant to any registration rights agreement with respect to any Additional Notes.

“Excluded Contribution” means the net cash proceeds received by the Company from contributions to its common equity capital designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Company on or before the date such capital contributions are made.

“Existing Notes” means the Company’s 7.25% Senior Notes due 2015 and the Company’s 11.5% Senior Notes due 2015

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $50.0 million, by any Officer of the Company, or

(b) if such Property has a Fair Market Value in excess of $50.0 million, by at least a majority of the Board of Directors and evidenced by a Board Resolution, dated within 45 days of the relevant transaction, delivered to the Trustee.

“GAAP” means U.S. generally accepted accounting principles as in effect on the Issue Date, including those set forth in:

(a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) the statements and pronouncements of the Financial Accounting Standards Board,

(c) such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment.”

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“holder” means a Person in whose name a Note is registered in the security register for the Notes.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, that solely for purposes of determining compliance with “— Certain Covenants — Limitation on Debt,” amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided, that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided, that such firm or appraiser is not an Affiliate of the Company.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and “— Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment,” the term “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means December 17, 2010.

“Joint Venture” shall mean each of Norf GmbH, MiniMRF LLC (Delaware), and Consorcio Candonga (unincorporated Brazil), in each case so long as they are not a Restricted Subsidiary of the Company.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Management Fees” means management, consulting, monitoring and advisory fees and related expenses and termination fees payable to any Affiliate of the Company pursuant to a management agreement relating to the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means payments received therefrom in the form of cash and Cash Equivalents (including any cash or Cash Equivalent received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

(b) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

“Net Senior Secured Leverage Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Debt that is secured by Liens as of such date of determination, less the aggregate amount of Unrestricted Cash as of such date of determination to (2) EBITDA for the most recently ended four full fiscal quarters for which financial statements have been delivered, with such pro forma adjustments to EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Interest Coverage Ratio.

“Net Total Leverage Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Debt as of such date of determination, less the aggregate amount of Unrestricted Cash as of such date of determination to (2) EBITDA for the most recently ended four full fiscal quarters for which financial statements have been delivered, with such pro forma adjustments to EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Interest Coverage Ratio.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

“Offering Circular” means the confidential preliminary offering circular dated December 6, 2010, as supplemented by the pricing supplement dated December 10, 2010, pursuant to which the Notes are offered for sale.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any other executive officer of the Company.

“Officers’ Certificate” means a certificate, in form and substance reasonably satisfactory to the Trustee, signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Holder” means Hindalco Industries Ltd. and any Affiliate and Related Person thereof. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by holders in accordance with the Indenture) will thereafter, together with any of its Affiliates and Related Persons, constitute additional Permitted Holders.

“Permitted Investment” means any Investment:

(a) in the Company or any Restricted Subsidiary;

(b) in any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(c) in any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary;

(d) in Cash Equivalents;

(e) in receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

(f) consisting of payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g) consisting of loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided, that such loans and advances do not exceed $15.0 million in the aggregate at any one time outstanding;

(h) in stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of disputes or judgments;

(i) in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with (A) an Asset Sale consummated in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales,” or (B) any disposition of Property not constituting an Asset Sale;

(j) in any Persons made for Fair Market Value that do not exceed the greater of $400.0 million and 7.5% of Consolidated Net Tangible Assets in the aggregate outstanding at any one time;

(k) in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction provided, that any Investment in a Securitization Entity is in the form of a Purchase Money Note, contribution of additional receivables and related assets or any equity interests;

(l) existing on the Issue Date;

(m) in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits; and

(n) consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Person.

“Permitted Liens” means:

(a) Liens to secure Debt not in excess of the greater of (1) Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt” and (2) Debt incurred pursuant to the covenant described under “Certain Covenants — Limitation on Debt” provided, that, with respect to Liens securing Debt permitted under this subclause (2), (x) no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of such Debt or after giving effect thereto and (y) the Net Senior Secured Leverage Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Lien, the related Debt and the application of net proceeds therefrom, would be no greater than 3.0 to 1.0;

(b) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt,” provided, that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt, any improvements or accessions to such Property, and any proceeds thereof;

(c) Liens for Taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings timely instituted and diligently pursued, provided, in each case that any reserve or other appropriate provision that shall be required in accordance with GAAP shall have been established with respect thereto;

(d) deposit account banks’ rights of set-off, Liens of landlords arising by statute, Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(e) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(f) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

(g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(h) pledges or deposits by the Company or any Restricted Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent or to secure liability to insurance carriers, in each case Incurred in the ordinary course of business;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens existing on the Issue Date not otherwise described in clauses (a) through (i) above;

(k) Liens not otherwise described in clauses (a) through (j) above on the Property of any Restricted Subsidiary that is not a Subsidiary Guarantor to secure any Debt permitted to be Incurred by such Restricted Subsidiary pursuant to the covenant described under “— Certain Covenants — Limitation on Debt”;

(l) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g), or (j) above; provided, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing;

(m) Liens on accounts receivable and related assets (including contract rights, bank accounts and cash reserves) of the type specified in the definition of “Qualified Securitization Transaction” transferred to or granted to a Securitization Entity in a Qualified Securitization Transaction;

(n) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(o) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(p) financing statements or similar registrations with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(r) licenses of patents, trademarks and other intellectual property rights granted in the ordinary course of business and not interfering in any respect with the ordinary conduct of such Person’s business;

(s) Liens arising out of conditional sale, retention, consignment or similar arrangement, incurred in the ordinary course of business, for the sale of goods;

(t) Liens securing Hedging Obligations so long as the related Debt is, and is permitted to be, Incurred under the Indentures;

(u) Liens in favor of the Company or any Restricted Subsidiary;

(v) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under the Indentures;

(w) Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) under “— Events of Default” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(x) (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (ii) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry and not granted in connection with the Incurrence of Debt;

(y) Liens securing obligations of the Company or any of its Restricted Subsidiaries in respect of commercial credit card and merchant card services and other banking products or services provided from time to time to the Company or any of its Restricted Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services;

(z) Liens in favor of any underwriters, depository or stock exchange on the equity interests in NKL or its direct parents, 4260848 Canada Inc. and 4260856 Canada Inc., and any securities accounts in which such equity interests are held in connection with any listing or offering of equity interests in NKL; and

(aa) Liens not otherwise permitted by clauses (a) through (z) above encumbering Property to secure Debt not in excess of 7.5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements have been filed or furnished.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Company or a Subsidiary Guarantor, or

(y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“Principal Property” means any manufacturing plant or facility owned by the Company and/or one or more Restricted Subsidiaries having a gross book value in excess of 1.5% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the

Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Debt owed to the Company or any Restricted Subsidiary in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“Qualified Equity Interests” of a Person means equity interests of such Person other than:

(1) any Disqualified Stock;

(2) any equity interests sold to a Subsidiary of such Person or a Company Equity Plan; or

(3) any equity interests financed, directly or indirectly, using funds borrowed from such Person, a Subsidiary of such Person or any Company Equity Plan or contributed, extended, advanced or guaranteed by such Person, a Subsidiary of such Person or any Company Equity Plan.

Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Company.

“Qualified Equity Offering” means any public or private sale of common stock of the Company or any direct or indirect parent company of the Company (to the extent the net cash proceeds thereof are contributed to the Company), other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8; and

(2) issuances to any Subsidiary of the Company (to the extent contributed to the Company).

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Entity or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable, bank accounts established in connection with such transaction or series of transactions and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, including cash reserves comprising credit enhancement.

“Rating Agencies” means Moody’s and S&P.

“Recapitalization Transactions” means the consummation of the following transactions: (1) the entering into of the Senior Secured Credit Facilities on the Issue Date; (2) the issuance of the Notes pursuant to the Indentures; (3) the repayment in full of any amounts outstanding under that certain asset-based lending facility dated as of July 6, 2007 by and among the Company, ABN AMRO Bank N.V. as administrative agent (as the same has been amended from time to time); (4) the repayment in full of any amounts outstanding under that certain term loan facility dated as of July 6, 2007 by and among the Company, UBS AG, Stamford Branch, as administrative agent and as collateral agent (as the same has been amended from time to time); (5) the consummation of the Tender Offers and any payment by the Company (whether directly or indirectly) to the holders of Existing Notes in exchange for Existing Notes tendered pursuant to the Tender Offers; (6) any payment by the Company (whether directly or indirectly) to the holders of Existing Notes in exchange for Existing Notes not tendered pursuant to the Tender Offers, through redemptions thereof; (7) the payment of a one-time distribution by the Company to its direct or indirect parent companies in an amount not to exceed the amount disclosed in the Offering Circular; and (8) the payment of fees and expenses in relation to the foregoing.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., UBS Securities LLC and their successors and any other primary U.S. Government securities dealer or dealers in New York City (a “Primary Treasury Dealer”) selected by the Company; provided, that if any of the foregoing cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

“Related Person” with respect to any Permitted Holder means:

(a) any controlling stockholder or a majority (or more) owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse or immediate family member of such Permitted Holder, any trust created for the benefit of such individual or immediate family member or such individual’s or immediate family member’s estate, executor, administrator, committee or beneficiaries; or

(b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (a).

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “— Certain Covenants — Limitation on Asset Sales” and the definition of “Consolidated Interest Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted

Subsidiary), except for (i) any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis), or (ii) any dividend or distribution payable solely in Qualified Equity Interests of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Qualified Equity Interests of the Company);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(d) any Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, Inc., a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means any corporation, company (including any limited liability company), association, partnership, joint venture, trust, mutual fund or other business entity to which the Company or any Restricted Subsidiary or any other Securitization Entity transfers accounts receivable, collections thereon and related assets) (a) which engages in no activities other than in connection with the financing of accounts receivable or related assets, (b) which is designated by the Board of Directors (as provided below) as a Securitization Entity, (c) no portion of the Debt or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings and guarantees by the Securitization Entity), (ii) is recourse to or obligates the Company or any Restricted Subsidiary (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Restricted Subsidiary (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of any equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Company or any Restricted Subsidiary, (d) with which none of the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than those reasonably customary for a Qualified Securitization Transaction and, in any event, on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company or such Restricted Subsidiary, and (e) to which none of the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Senior Debt” of the Company means:

(a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of:

(1) Debt of the Company for borrowed money, and

(2) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable;

(b) all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company;

(c) all obligations of the Company

(1) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(2) under Hedging Obligations, or

(3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and

(d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor;

provided, that Senior Debt shall not include:

(A) Debt of the Company that is by its terms subordinate in right of payment to the Notes, including any Subordinated Debt;

(B) any Debt Incurred in violation of the provisions of the Indenture;

(C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

(D) any liability for Federal, state, local or other taxes owed or owing by the Company;

(E) any obligation of the Company to any Subsidiary; or

(F) any obligations with respect to any Capital Stock of the Company.

To the extent that any payment of Senior Debt (whether by or on behalf of the Company as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Senior Debt” of any Subsidiary Guarantor has a correlative meaning to Senior Debt of the Company.

“Senior Secured Credit Facilities” means (a) the ABL Facility, and (b) the Term Loan Facility, as such agreements may be in effect from time to time, in each case, as any or all of such agreements (or any other agreement that Refinances any or all of such agreements) may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures or otherwise.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated pursuant to the Exchange Act.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction so long as none of the same constitute Debt, a Guarantee (other than in connection with an obligation to repurchase receivables that do not satisfy related representations and warranties) or otherwise require the provision of credit support in excess of credit enhancement established upon entering into such accounts receivable securitization transaction negotiated in good faith at arm’s length.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Debt” means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the applicable Subsidiary Guaranty pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which an aggregate of 50% or more of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means (a) each existing Canadian Restricted Subsidiary and U.S. Restricted Subsidiary; (b) Novelis do Brasil Ltda, Novelis UK Ltd., Novelis Europe Holdings Limited, Novelis Aluminium Holding Company, Novelis Deutschland GmbH, Novelis Switzerland SA, Novelis Technology AG, Novelis AG, Novelis PAE S.A.S., Novelis Luxembourg S.A., Novelis Madeira, Unipessoal, Lda and Novelis Services Limited; and (c) any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantors” or who otherwise executes and delivers a supplemental indenture to the Trustee under each Indenture providing for a Subsidiary Guaranty.

“Subsidiary Guaranty” means a Guarantee on the terms set forth in the Indentures by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Surviving Person” means the surviving or successor Person formed by a merger, consolidation or amalgamation and, for purposes of the covenant described under “— Merger, Consolidation and Sale of Property,” a Person to whom all or substantially all of the Property of the Company or a Subsidiary Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Taxes” means any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax including any applicable penalties or additional liabilities related thereto.

“Taxing Jurisdiction” means (i) with respect to any payment made under the Notes, any jurisdiction (or any political subdivision thereof or therein) in which the Company, or any of its successors, is organized or resident for tax purposes or conduct of business, or from or through which payment is made and (ii) with respect to any payment made by a Subsidiary Guarantor, any jurisdiction (or any political subdivision thereof or therein) in which such Subsidiary Guarantor is organized or resident for tax purposes or conduct of business, or from or through which payment is made.

“Term Loan Facility” means the term loan facility dated as of December 17, 2010 by and among the Company, Bank of America, N.A., as administrative agent and as collateral agent, and the several banks and other financial institutions or entities from time to time parties thereto, including any notes, collateral documents, letters of credit and documentation and guarantees and any appendices, exhibits or schedules to any of the preceding, as such agreements may be in effect from time to time.

“Total Liquidity” means Unrestricted Cash plus available borrowings under the ABL Facility.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Unrestricted Cash” means, as at any date of determination, an amount equal to the aggregate amount of all cash and Cash Equivalents of the Company and its Restricted Subsidiaries on the Company’s consolidated balance sheet that would not appear as “restricted” on the Company’s consolidated balance sheet, as determined in accordance with GAAP.

“Unrestricted Subsidiary” means:

(a) Evermore Recycling LLC and Novelis (India) Infotech Ltd.;

(b) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(c) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer’s option.

“U.S. Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (other than directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

Except as set forth below, new notes will be issued in registered, global form without interest coupons (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $1,000. The Global Notes will be deposited upon issuance with the applicable Trustee as custodian for The Depository Trust Company, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the applicable Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the applicable Indenture. Under the terms of the Indentures, the company and the Trustees will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the company, the Trustees nor any agent of the company or the Trustees has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustees or the company. Neither the company nor the Trustees will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the company and the Trustees may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the company nor the Trustees nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the company, at their option, notify the applicable Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the applicable Trustee by or on behalf of DTC in accordance with the applicable Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the applicable Trustee a written certificate (in the form provided in the applicable Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be made eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

PRINCIPAL CANADIAN AND U.S. FEDERAL INCOME TAX CONSEQUENCES OF
THE EXCHANGE OFFER

Canadian Federal Income Taxation

Exchange of Old Notes

A Non-Resident Holder (as defined below) will not be subject to Canadian federal income tax as a result of the exchange of old notes for new notes in the exchange offer.

Ownership of New Notes

Amounts paid or credited, or deemed to be paid or credited, as, on account or in lieu of payment of, or in satisfaction of the principal of the new notes or premium, discount or interest on the new notes by us to a Non-Resident Holder, including in respect of a required offer to purchase the new notes, will be exempt from Canadian withholding tax. However, a Non-Resident Holder who transfers a new note to a holder resident deemed to be resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”) with whom the Non-Resident Holder does not deal at arm’s length should consult its own tax advisor.

No other taxes on income (including taxable capital gains) will be payable under the Tax Act by Non-Resident Holders of the new notes in respect of the acquisition, ownership or disposition of the new notes.

For purposes of this section, “Non-Resident Holder” means a holder who exchanges old notes for new notes in the exchange offer and who, at all relevant times, (i) is not and is not deemed to be a resident of Canada for purposes of the Tax Act and any applicable income tax convention, (ii) deals at arm’s length with us for purposes of the Tax Act and (iii) holds the old notes and new notes as capital property.

Material U.S. Federal Income Tax Consequences of the Exchange Offer

The following discussion is a summary of material U.S. federal income tax consequences of the exchange offer to holders of old notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired old notes at original issue for cash and holds such old notes as a capital asset within the meaning of Section 1221 of the Code.

The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of a new note, the holder’s holding period for the new note will include the holder’s holding period for the old note exchanged therefor, and the holder’s basis in the new note will be the same as the holder’s basis in the old note immediately before the exchange.

Persons considering the exchange of old notes for new notes should consult their own tax advisors concerning the Canadian and U.S. federal income tax consequences to them in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2011, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the date on which the exchange offer is consummated we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and the related guarantees in connection with this offering will be passed upon for us by King & Spalding LLP, Atlanta, Georgia. In rendering its opinion, King & Spalding LLP will rely upon the opinions of non-U.S. local counsel as to all matters of non-U.S. law.

EXPERTS

The consolidated financial statements as of and for the periods ended March 31, 2010 and March 31, 2009, and for the periods May 16, 2007 through March 31, 2008 and April 1, 2007 through May 15, 2007, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of March 31, 2010 included in this Registration Statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

While any notes remain outstanding, we will make available without charge, upon written or oral request, to any beneficial owner and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. Also, we will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of all documents referred to below which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Any such request should be directed to us at:

Investor Relations
Novelis Inc.
3560 Lenox Road
Suite 2000
Atlanta, GA 30326
404-760-4164

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Management’s Report on Internal Control over Financial Reporting	F-2

Reports of Independent Registered Public Accounting Firm	F-3

Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended March 31, 2010 (Successor), the year ended March 31, 2009 (Successor), the period from May 16, 2007 to March 31, 2008 (Successor) and the period from April 1, 2007 to May 15, 2007 (Predecessor)
F-5

Consolidated Balance Sheets as of March 31, 2010 (Successor) and March 31, 2009 (Successor)	F-6

Consolidated Statements of Cash Flows for the year ended March 31, 2010 (Successor), the year ended March 31, 2009 (Successor), the period from May 16, 2007 to March 31, 2008 (Successor) and the period from April 1, 2007 to May 15, 2007 (Predecessor)
F-7

Consolidated Statements of Shareholders’ Equity for the year ended March 31, 2010 (Successor), the year ended March 31, 2009 (Successor), the period from May 16, 2007 to March 31, 2008 (Successor) and the period from April 1, 2007 to May 15, 2007 (Predecessor)
F-8

Consolidated Statements of Comprehensive Income (Loss) for the year ended March 31, 2010 (Successor), the year ended March 31, 2009 (Successor), the period from May 16, 2007 to March 31, 2008 (Successor) and the period from April 1, 2007 to May 15, 2007 (Predecessor)
F-10

Notes to the Consolidated Financial Statements	F-11

Condensed Consolidated Statements of Operations for the nine months ended December 31, 2010 and 2009 (unaudited)	F-83

Condensed Consolidated Balance Sheets as of December 31, 2010 and March 31, 2010 (unaudited)	F-84

Condensed Consolidated Statements of Cash Flows for the nine months ended December 31, 2010 and 2009 (unaudited)	F-85

Condensed Consolidated Statement of Shareholder’s Equity for the nine months ended December 31, 2010 (unaudited)	F-86

Condensed Consolidated Statements of Comprehensive Income for the nine months ended December 31, 2010 (unaudited)	F-87

Notes to the Condensed Consolidated Financial Statements (unaudited)	F-88

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act, as amended. The Company’s internal control over financial reporting is designed to provide reasonable assurance as to the reliability of the Company’s financial reporting and the preparation of financial statements in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as of March 31, 2010. In making this assessment, management used the criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control — Integrated Framework.” Based on its assessment, management has concluded that, as of March 31, 2010, the Company’s internal control over financial reporting was effective based on those criteria.

The effectiveness of the Company’s internal control over financial reporting as of March 31, 2010 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Novelis Inc.:

In our opinion, the accompanying consolidated balance sheets as of March 31, 2010 and March 31, 2009 and the related consolidated statements of operations, comprehensive income (loss), shareholder’s equity and cash flows for the years ended March 31, 2010 and March 31, 2009, and for the period from May 16, 2007 to March 31, 2008 present fairly, in all material respects, the financial position of Novelis Inc. and its subsidiaries (Successor) at March 31, 2010 and March 31, 2009, and the results of their operations and their cash flows for the years ended March 31, 2010 and March 31, 2009, and the period from May 16, 2007 to March 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for minority interests (now termed noncontrolling interests) to conform to ASC 810, Consolidations, in fiscal year 2010.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/  PricewaterhouseCoopers LLP

Atlanta, Georgia
May 27, 2010, except for the effects of the amalgamation of AV Aluminum Inc. and Novelis Inc. discussed in Note 1 to the consolidated financial statements, as to which the date is December 6, 2010.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Novelis Inc.:

In our opinion, the accompanying consolidated statements of operations, comprehensive income (loss), shareholder’s equity and cash flows for the period from April 1, 2007 to May 15, 2007 present fairly, in all material respects, the results of operations and cash flows of Novelis Inc. and its subsidiaries (Predecessor) for the period from April 1, 2007 to May 15, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for minority interests (now termed noncontrolling interests) to conform to ASC 810, Consolidations, (ASC 810) effective in fiscal 2010 and retrospectively adjusted the financial statements for the period April 1, 2007 to May 15, 2007.

/s/  PricewaterhouseCoopers LLP

Atlanta, Georgia

June 29, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective application of ASC 810 discussed in Note 1, as to which the date is August 5, 2009

Novelis Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

			May 16,	April 1,
			2007	2007
	Year Ended	Year Ended	Through	Through
	March 31,	March 31,	March 31,	May 15,
	2010	2009	2008	2007
	Successor	Successor	Successor	Predecessor
Net sales	$8,673	$10,177	$9,965	$1,281

Cost of goods sold (exclusive of depreciation and amortization shown below)	7,213	9,276	9,063	1,209
Selling, general and administrative expenses	337	294	298	91
Depreciation and amortization	384	439	375	28
Research and development expenses	38	41	46	6
Interest expense and amortization of debt issuance costs	175	182	214	27
Interest income	(11)	(14)	(18)	(1)
(Gain) loss on change in fair value of derivative instruments, net	(194)	556	(22)	(20)
Impairment of goodwill	—	1,340	—	—
Gain on extinguishment of debt	—	(122)	—	—
Restructuring charges, net	14	95	6	1
Equity in net (income) loss of non-consolidated affiliates	15	172	(25)	(1)
Other (income) expenses, net	(25)	86	(6)	35

	7,946	12,345	9,931	1,375

Income (loss) before income taxes	727	(2,168)	34	(94)
Income tax provision (benefit)	262	(246)	83	4

Net income (loss)	465	(1,922)	(49)	(98)
Net income (loss) attributable to noncontrolling interests	60	(12)	4	(1)

Net income (loss) attributable to our common shareholder	$405	$(1,910)	$(53)	$(97)

See accompanying notes to the consolidated financial statements.

Novelis Inc.

CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares)

	March 31,
	2010	2009
	Successor	Successor

ASSETS
Current assets
Cash and cash equivalents	$437	$248
Accounts receivable (net of allowances of $4 and $2 as of March 31, 2010 and 2009, respectively)
— third parties	1,143	1,049
— related parties	24	25
Inventories, net	1,083	793
Prepaid expenses and other current assets	39	51
Fair value of derivative instruments	197	119
Deferred income tax assets	12	216

Total current assets	2,935	2,501
Property, plant and equipment, net	2,632	2,780
Goodwill	611	582
Intangible assets, net	749	806
Investment in and advances to non-consolidated affiliates	709	719
Fair value of derivative instruments, net of current portion	7	72
Deferred income tax assets	5	4
Other long-term assets
— third parties	93	80
— related parties	21	23

Total assets	$7,762	$7,567

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$116	$59
Short-term borrowings	75	264
Accounts payable
— third parties	1,076	725
— related parties	53	48
Fair value of derivative instruments	110	640
Accrued expenses and other current liabilities	436	516
Deferred income tax liabilities	34	—

Total current liabilities	1,900	2,252
Long-term debt, net of current portion
— third parties	2,480	2,409
— related party	—	91
Deferred income tax liabilities	497	469
Accrued postretirement benefits	499	495
Other long-term liabilities	376	342

	5,752	6,058

Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 and 1,412,046 shares issued and outstanding as of March 31, 2010 and 2009, respectively	—	—
Additional paid-in capital	3,530	3,530
Accumulated deficit	(1,558)	(1,963)
Accumulated other comprehensive income (loss)	(103)	(148)

Total equity of our common shareholder	1,869	1,419
Noncontrolling interests	141	90

Total equity	2,010	1,509

Total liabilities and equity	$7,762	$7,567

See accompanying notes to the consolidated financial statements.

Novelis Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

			May 16,	April 1,
			2007	2007
	Year Ended	Year Ended	Through	Through
	March 31,	March 31,	March 31,	May 15,
	2010	2009	2008	2007
	Successor	Successor	Successor	Predecessor
OPERATING ACTIVITIES
Net income (loss)	$465	$(1,922)	$(49)	$(98)
Adjustments to determine net cash provided by (used in) operating activities:
Depreciation and amortization	384	439	375	28
(Gain) loss on change in fair value of derivative instruments, net	(194)	556	(22)	(20)
Non-cash restructuring charges, net	2	22	—	—
Gain on extinguishment of debt	—	(122)	—	—
Deferred income taxes	229	(331)	(5)	(18)
Write-off and amortization of fair value adjustments, net	(134)	(233)	(221)	—
Impairment of goodwill	—	1,340	—	—
Equity in net (income) loss of non-consolidated affiliates	15	172	(25)	(1)
Foreign exchange remeasurement on debt	(20)	26	—	—
Gain on reversal of accrued legal claim	(3)	(26)	—	—
Other, net	11	8	12	5
Changes in assets and liabilities (net of effects from acquisitions and divestitures):
Accounts receivable	(46)	73	177	(21)
Inventories	(264)	466	208	(76)
Accounts payable	311	(643)	(18)	(62)
Other current assets	14	(6)	(8)	(7)
Other current liabilities	47	(63)	(35)	42
Other noncurrent assets	(15)	17	(30)	(1)
Other noncurrent liabilities	42	7	42	(1)

Net cash provided by (used in) operating activities	844	(220)	401	(230)

INVESTING ACTIVITIES
Capital expenditures	(101)	(145)	(185)	(17)
Proceeds from sales of assets	5	5	8	—
Changes to investment in and advances to non-consolidated affiliates	3	20	24	1
Proceeds from related party loans receivable, net	4	17	18	—
Net proceeds from settlement of derivative instruments	(395)	(24)	41	18

Net cash provided by (used in) investing activities	(484)	(127)	(94)	2

FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	—	92	—
Proceeds from issuance of debt
— third parties	177	263	1,100	150
— related parties	4	91	—	—
Principal repayments
— third parties	(67)	(235)	(1,009)	(1)
— related parties	(95)	—	—	—
Short-term borrowings, net	(193)	176	(241)	60
Dividends	(13)	(6)	(1)	(7)
Debt issuance costs	(1)	(3)	(37)	(2)
Proceeds from the exercise of stock options	—	—	—	1

Net cash provided by (used in) financing activities	(188)	286	(96)	201

Net increase (decrease) in cash and cash equivalents	172	(61)	211	(27)
Effect of exchange rate changes on cash balances held in foreign currencies	17	(17)	13	1
Cash and cash equivalents — beginning of period	248	326	102	128

Cash and cash equivalents — end of period	$437	$248	$326	$102

See accompanying notes to the consolidated financial statements.

Novelis Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY
(In millions, except number of shares)

	Equity of our Common Shareholder
					Accumulated
				Retained	Other
			Additional	Earnings/	Comprehensive	Non-
	Common Stock		Paid-in	(Accumulated	Income (Loss)	Controlling	Total
	Shares	Amount	Capital	Deficit)	(AOCI)	Interests	Equity

Balance as of March 31, 2007	75,357,660	$—	$428	$(263)	$10	$152	$327
Predecessor
Activity for April 1, 2007 through May 15, 2007:
Net loss attributable to our common shareholder	—	—	—	(97)	—	—	(97)
Net loss attributable to noncontrolling interests	—	—	—	—	—	(1)	(1)
Issuance of common stock from the exercise of stock options	57,876	—	1	—	—	—	1
Conversion of share-based compensation plans from equity-based plans to liability-based plans	—	—	(7)	—	—	—	(7)
Currency translation adjustment, net of tax benefit of $4 included in AOCI	—	—	—	—	35	1	36
Change in fair value of effective portion of hedges, net of tax of $— in AOCI	—	—	—	—	(1)	—	(1)
Postretirement benefit plans:
Amortization of net actuarial loss	—	—	—	—	(1)	—	(1)

Balance as of May 15, 2007	75,415,536	$—	$422	$(360)	$43	$152	$257

(Continued)

Novelis Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY — (Continued)
(In millions, except number of shares)

					Accumulated
				Retained	Other
			Additional	Earnings/	Comprehensive	Non-
	Common Stock		Paid-in	(Accumulated	Income (Loss)	Controlling	Total
	Shares	Amount	Capital	Deficit)	(AOCI)	Interests	Equity

Successor
Balance as of May 16, 2007	1,000,000	—	2,505	—	—	152	2,657
Activity for May 16, 2007 through March 31, 2008:
Assumption of debt by AV Minerals in exchange for common shares	361,675	—	900	—	—	—	900
Net income (loss) attributable to our common shareholder	—	—	—	(53)	—	—	(53)
Net income attributable to noncontrolling interests	—	—	—	—	—	4	4
Issuance of additional common stock	36,908	—	92	—	—	—	92
Currency translation adjustment, net of tax of $ — in AOCI	—	—	—	—	59	(6)	53
Postretirement benefit plans:
Change in pension and other benefits, net of tax benefit of $4 included in AOCI	—	—	—	—	(13)	—	(13)
Noncontrolling interests cash dividends	—	—	—	—	—	(1)	(1)

Balance as of March 31, 2008	1,398,583	—	3,497	(53)	46	149	3,639
Fiscal 2009 Activity:
Net loss attributable to our common shareholder	—	—	—	(1,910)	—	—	(1,910)
Net loss attributable to noncontrolling interests	—	—	—	—	—	(12)	(12)
Forgiveness of interest on intercompany note	9,347	—	23	—	—	—	23
Payment of income taxes by AV Metals on behalf of Novelis Inc.	4,116	—	10	—	—	—	10
Currency translation adjustment, net of tax of $ — in AOCI	—	—	—	—	(122)	(41)	(163)
Change in fair value of effective portion of hedges, net of tax benefit of $11 included in AOCI	—	—	—	—	(19)	—	(19)
Postretirement benefit plans:
Change in pension and other benefits, net of tax benefit of $31 included in AOCI	—	—	—	—	(53)	—	(53)
Noncontrolling interests cash dividends	—	—	—	—	—	(6)	(6)

Balance as of March 31, 2009	1,412,046	—	3,530	(1,963)	(148)	90	1,509
Fiscal 2010 Activity:
Net income attributable to our common shareholder	—	—	—	405	—	—	405
Net income attributable to noncontrolling interests	—	—	—	—	—	60	60
Share consolidation	(1,411,046)	—	—	—	—	—	—
Currency translation adjustment, net of tax of $ — in AOCI	—	—	—	—	54	21	75
Change in fair value of effective portion of hedges, net of tax benefit of $5 included in AOCI	—	—	—	—	(8)	—	(8)
Postretirement benefit plans:
Change in pension and other benefits, net of tax provision of $10 included in AOCI	—	—	—	—	(1)	—	(1)
Noncontrolling interests cash dividends	—	—	—	—	—	(30)	(30)

Balance as of March 31, 2010	1,000	—	3,530	(1,558)	(103)	141	2,010

See accompanying notes to the consolidated financial statements.

Novelis Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In millions)

			May 16,	April 1,
	Year	Year	2007	2007
	Ended	Ended	Through	Through
	March 31,	March 31,	March 31,	May 15,
	2010	2009	2008	2007
	Successor	Successor	Successor	Predecessor
Net income (loss) attributable to our common shareholder	$405	$(1,910)	$(53)	$(97)

Other comprehensive income (loss):
Currency translation adjustment	54	(122)	59	31
Change in fair value of effective portion of hedges, net	(13)	(30)	—	(1)
Postretirement benefit plans:
Change in pension and other benefits	9	(84)	(17)	—
Amortization of net actuarial loss	—	—	—	(1)

Other comprehensive income (loss) before income tax effect	50	(236)	42	29
Income tax provision (benefit) related to items of other comprehensive income (loss)	5	(42)	(4)	(4)

Other comprehensive income (loss), net of tax	45	(194)	46	33

Comprehensive income (loss) attributable to our common shareholder	450	(2,104)	(7)	(64)

Net income (loss) attributable to noncontrolling interests	60	(12)	4	(1)

Other comprehensive income (loss):
Currency translation adjustment	21	(41)	(6)	1

Other comprehensive income (loss), net of tax	21	(41)	(6)	1

Comprehensive income (loss) attributable to noncontrolling interests	81	(53)	(2)	—

Comprehensive income (loss)	$531	$(2,157)	$(9)	$(64)

See accompanying notes to the consolidated financial statements.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

References herein to “Novelis,” the “Company,” “we,” “our,” or “us” refer to Novelis Inc. and its subsidiaries unless the context specifically indicates otherwise. References herein to “Hindalco” refer to Hindalco Industries Limited. In October 2007, the Rio Tinto Group purchased all the outstanding shares of Alcan, Inc. References herein to “Alcan” refer to Rio Tinto Alcan Inc.

Organization and Description of Business

Novelis Inc., formed in Canada on September 21, 2004, and its subsidiaries, is the world’s leading aluminum rolled products producer based on shipment volume. We produce aluminum sheet and light gauge products for the beverage and food can, transportation, construction and industrial, and foil products markets. As of March 31, 2010, we had operations on four continents: North America; South America; Asia; and Europe, through 31 operating plants and four research facilities in 11 countries. In addition to aluminum rolled products plants, our South American businesses include bauxite mining, alumina refining, primary aluminum smelting and power generation facilities that are integrated with our rolling plants in Brazil.

On May 18, 2004, Alcan announced its intention to transfer its rolled products businesses into a separate company and to pursue a spin-off of that company to its shareholders. The spin-off occurred on January 6, 2005, following approval by Alcan’s board of directors and shareholders, and legal and regulatory approvals. Alcan shareholders received one Novelis common share for every five Alcan common shares held.

Acquisition of Novelis Common Stock and Predecessor and Successor Reporting

On May 15, 2007, the Company was acquired by Hindalco through its indirect wholly-owned subsidiary pursuant to a plan of arrangement (the Arrangement) at a price of $44.93 per share. The aggregate purchase price for all of the Company’s common shares was $3.4 billion and Hindalco also assumed $2.8 billion of Novelis’ debt for a total transaction value of $6.2 billion. Subsequent to completion of the Arrangement on May 15, 2007, all of our common shares were indirectly held by Hindalco.

Our acquisition by Hindalco was recorded in accordance with the business combination accounting standards at that time. In the accompanying consolidated balance sheets, the consideration and related costs paid by Hindalco in connection with the acquisition have been “pushed down” to us and have been allocated to the assets acquired and liabilities assumed. Due to the impact of push down accounting, the Company’s consolidated financial statements and certain notes separate the Company’s presentation into two distinct periods to indicate the application of two different bases of accounting between the periods presented: (1) the periods up to, and including, the May 15, 2007 acquisition date (labeled “Predecessor”) and (2) the periods after that date (labeled “Successor”). The accompanying consolidated financial statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable.

Amalgamation of AV Aluminum Inc. and Novelis Inc.

Effective September 29, 2010, in connection with an internal restructuring transaction, pursuant to articles of amalgamation under the Canada Business Corporations Act, we were amalgamated (the “Amalgamation”) with our direct parent AV Aluminum Inc., a Canadian corporation (“AV Aluminum”), to form an amalgamated corporation named Novelis Inc., also a Canadian corporation.

As a result of the Amalgamation, we continue our corporate existence, and the amalgamated Novelis Inc. remains liable for all of our and AV Aluminum’s obligations and we continue to own all of our respective property. Since AV Aluminum was a holding company whose sole asset was the shares of the pre-amalgamated Novelis Inc. our business, management, board of directors and corporate governance procedures following the Amalgamation are identical to those of Novelis Inc. immediately prior to the Amalgamation. Novelis Inc., like

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AV Aluminum before the Amalgamation, remains an indirect, wholly-owned subsidiary of Hindalco. We have retrospectively recast all periods presented to reflect the amalgamated companies.

As of March 31, 2010 and 2009, the Amalgamation increased our previously reported Additional paid-in capital by $33 million, and reduced our Accumulated deficit by $33 million. The Amalgamation had no impact on our consolidated statements of operations for the years ended March 31, 2010 and 2009 or our consolidated statements of cash flows for the years ended March 31, 2010 and 2009. As of March 31, 2008, the Amalgamation increased our Accrued expenses and other current liabilities by $33 million and reduced our Accumulated deficit by $33 million. For the period from May 16, 2007 through March 31, 2008, the Amalgamation increased our Interest expense and amortization of debt issuance costs by $23 million and increased our Income tax provision by $10 million, thus, reducing our Net income attributable to our common shareholder by $33 million on our consolidated statement of operations for that period. The Amalgamation did not change our net operating, investing or financing activities on our consolidated statements of cash flows for the period from May 16, 2007 through March 31, 2008. The Amalgamation did not impact our consolidated statements of operations or our consolidated statements of cash flows for the period from April 1, 2007 through May 15, 2007.

Consolidation Policy

Our consolidated financial statements include the assets, liabilities, revenues and expenses of all wholly-owned subsidiaries, majority-owned subsidiaries over which we exercise control and entities in which we have a controlling financial interest or are deemed to be the primary beneficiary. We eliminate all significant intercompany accounts and transactions from our consolidated financial statements.

We use the equity method to account for our investments in entities that we do not control, but where we have the ability to exercise significant influence over operating and financial policies. Consolidated net income (loss) attributable to our common shareholder includes our share of the net earnings (losses) of these entities. The difference between consolidation and the equity method impacts certain of our financial ratios because of the presentation of the detailed line items reported in the consolidated financial statements for consolidated entities, compared to a two-line presentation of equity method investments and net losses.

We use the cost method to account for our investments in entities that we do not control and for which we do not have the ability to exercise significant influence over operating and financial policies. These investments are recorded at the lower of their cost or fair value.

Use of Estimates and Assumptions

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The principal areas of judgment relate to (1) the fair value of derivative financial instruments; (2) impairment of goodwill; (3) impairments of long lived assets, intangible assets and equity investments; (4) actuarial assumptions related to pension and other postretirement benefit plans; (5) income tax reserves and valuation allowances and (6) assessment of loss contingencies, including environmental and litigation reserves. Future events and their effects cannot be predicted with certainty, and accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluations. Actual results could differ from the estimates we have used.

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Risks and Uncertainties

We are exposed to a number of risks in the normal course of our operations that could potentially affect our financial position, results of operations, and cash flows.

Laws and regulations

We operate in an industry that is subject to a broad range of environmental, health and safety laws and regulations in the jurisdictions in which we operate. These laws and regulations impose increasingly stringent environmental, health and safety protection standards and permitting requirements regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, the remediation of environmental contamination, post-mining reclamation and working conditions for our employees. Some environmental laws, such as the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or Superfund, and comparable state laws, impose joint and several liability for the cost of environmental remediation, natural resource damages, third party claims, and other expenses, without regard to the fault or the legality of the original conduct.

The costs of complying with these laws and regulations, including participation in assessments and remediation of contaminated sites and installation of pollution control facilities, have been, and in the future could be, significant. In addition, these laws and regulations may also result in substantial environmental liabilities associated with divested assets, third party locations and past activities. In certain instances, these costs and liabilities, as well as related action to be taken by us, could be accelerated or increased if we were to close, divest of or change the principal use of certain facilities with respect to which we may have environmental liabilities or remediation obligations. Currently, we are involved in a number of compliance efforts, remediation activities and legal proceedings concerning environmental matters, including certain activities and proceedings arising under U.S. Superfund and comparable laws in other jurisdictions where we have operations.

We have established reserves for environmental remediation activities and liabilities where appropriate. However, the cost of addressing environmental matters (including the timing of any charges related thereto) cannot be predicted with certainty, and these reserves may not ultimately be adequate, especially in light of potential changes in environmental conditions, changing interpretations of laws and regulations by regulators and courts, the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out additional compliance on certain sites not initially included in remediation in progress, our potential liability to remediate sites for which provisions have not been previously established and the adoption of more stringent environmental laws. Such future developments could result in increased environmental costs and liabilities and could require significant capital expenditures, any of which could have a material adverse effect on our financial position or results of operations or cash flows. Furthermore, the failure to comply with our obligations under the environmental laws and regulations could subject us to administrative, civil or criminal penalties, obligations to pay damages or other costs, and injunctions or other orders, including orders to cease operations. In addition, the presence of environmental contamination at our properties could adversely affect our ability to sell a property, receive full value for a property or use a property as collateral for a loan.

Some of our current and potential operations are located or could be located in or near communities that may regard such operations as having a detrimental effect on their social and economic circumstances. Environmental laws typically provide for participation in permitting decisions, site remediation decisions and other matters. Concern about environmental justice issues may affect our operations. Should such community objections be presented to government officials, the consequences of such a development may have a material adverse impact upon the profitability or, in extreme cases, the viability of an operation. In addition, such developments may adversely affect our ability to expand or enter into new operations in such location or elsewhere and may also have an effect on the cost of our environmental remediation projects.

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We use a variety of hazardous materials and chemicals in our rolling processes, as well as in our smelting operations in Brazil and in connection with maintenance work on our manufacturing facilities. Because of the nature of these substances or related residues, we may be liable for certain costs, including, among others, costs for health-related claims or removal or re-treatment of such substances. Certain of our current and former facilities incorporate asbestos-containing materials, a hazardous substance that has been the subject of health-related claims for occupation exposure. In addition, although we have developed environmental, health and safety programs for our employees, including measures to reduce employee exposure to hazardous substances, and conduct regular assessments at our facilities, we are currently, and in the future may be, involved in claims and litigation filed on behalf of persons alleging injury predominantly as a result of occupational exposure to substances at our current or former facilities. It is not possible to predict the ultimate outcome of these claims and lawsuits due to the unpredictable nature of personal injury litigation. If these claims and lawsuits, individually or in the aggregate, were finally resolved against us, our financial position, results of operations and cash flows could be adversely affected.

Materials and labor

In the aluminum rolled products industry, our raw materials are subject to continuous price volatility. We may not be able to pass on the entire cost of the increases to our customers or offset fully the effects of higher raw material costs, other than metal, through productivity improvements, which may cause our profitability to decline. In addition, there is a potential time lag between changes in prices under our purchase contracts and the point when we can implement a corresponding change under our sales contracts with our customers. As a result, we could be exposed to fluctuations in raw materials prices, including metal, since, during the time lag period, we may have to temporarily bear the additional cost of the change under our purchase contracts, which could have a material adverse effect on our financial position, results of operations and cash flows. Significant price increases may result in our customers’ substituting other materials, such as plastic or glass, for aluminum or switch to another aluminum rolled products producer, which could have a material adverse effect on our financial position, results of operations and cash flows.

We consume substantial amounts of energy in our rolling operations, our cast house operations and our Brazilian smelting operations. The factors that affect our energy costs and supply reliability tend to be specific to each of our facilities. A number of factors could materially adversely affect our energy position including, but not limited to: (a) increases in the cost of natural gas; (b) increases in the cost of supplied electricity or fuel oil related to transportation; (c) interruptions in energy supply due to equipment failure or other causes and (d) the inability to extend energy supply contracts upon expiration on economical terms. A significant increase in energy costs or disruption of energy supplies or supply arrangements could have a material adverse impact on our financial position, results of operations and cash flows.

Approximately 69% of our employees are represented by labor unions under a large number of collective bargaining agreements with varying durations and expiration dates. We may not be able to satisfactorily renegotiate our collective bargaining agreements when they expire. In addition, existing collective bargaining agreements may not prevent a strike or work stoppage at our facilities in the future, and any such work stoppage could have a material adverse effect on our financial position, results of operations and cash flows.

Geographic markets

We are, and will continue to be, subject to financial, political, economic and business risks in connection with our global operations. We have made investments and carry on production activities in various emerging markets, including Brazil, Korea and Malaysia, and we market our products in these countries, as well as China and certain other countries in Asia. While we anticipate higher growth or attractive production opportunities from these emerging markets, they also present a higher degree of risk than more developed markets. In addition to the business risks inherent in developing and servicing new markets, economic

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conditions may be more volatile, legal and regulatory systems less developed and predictable, and the possibility of various types of adverse governmental action more pronounced. In addition, inflation, fluctuations in currency and interest rates, competitive factors, civil unrest and labor problems could affect our revenues, expenses and results of operations. Our operations could also be adversely affected by acts of war, terrorism or the threat of any of these events as well as government actions such as controls on imports, exports and prices, tariffs, new forms of taxation, or changes in fiscal regimes and increased government regulation in the countries in which we operate or service customers. Unexpected or uncontrollable events or circumstances in any of these markets could have a material adverse effect on our financial position, results of operations and cash flows.

Other risks and uncertainties

In addition, refer to Note 15 — Fair Value of Assets and Liabilities and Note 18 — Commitments and Contingencies for a discussion of financial instruments and commitments and contingencies.

Reclassifications and adjustments

Certain reclassifications of the prior period amounts and presentation have been made to conform to the presentation adopted for the current period. In order to present the impact of all customer-directed derivatives and associated trading activities as operating activities on the consolidated statements of cash flows, we corrected our presentation by reclassifying this activity from investing activities to operating activities. This resulted in a reduction to operating cash flow and an increase to investing cash flow of approximately $16 million and $4 million for the year ended March 31, 2009 and the period from May 16, 2007 through March 31, 2008, respectively. This reclassification did not have any impact on total cash or on the balance sheet, income statement or related disclosures.

For the years ended March 31, 2010 and 2009, the period from May 16, 2007 through March 31, 2008, and the period from April 1, 2007 through May 15, 2007, we reclassified $23 million, $25 million, $21 million and $4 million, respectively, from Selling, general and administrative expenses to Costs of goods sold (exclusive of depreciation and amortization).

During the second quarter of fiscal 2010, we identified an immaterial error in our consolidated annual and interim financial statements included in previously filed Forms 10-Q and Forms 10-K for fiscal 2008 and 2009. The error relates to deferred income taxes recorded in connection with purchase accounting in South America. We believe the correction of this error to be both quantitatively and qualitatively immaterial to our annual results for fiscal 2010 or to any of our previously issued financial statements. As a result, we did not adjust any prior period amounts. There was no impact to Income (loss) before income taxes and noncontrolling interests or cash flows from operating activities for any periods. We reflected the correction of this error in the interim financial statements for the second quarter of 2010. As of and for the year ended March 31, 2010, the impact of the correction was an increase to goodwill of $29 million, an increase to deferred tax liabilities of $25 million and a reduction of our income tax expense of $4 million. Due to the fact that our South American subsidiaries are US dollar functional, the deferred tax liabilities fluctuate with changes in the exchange rate. This fluctuation is recorded as an increase or decrease to income tax expense.

In the consolidated balance sheet as of March 31, 2009, we reclassified $19 million from Property, plant and equipment, net to Intangible assets, net related capitalized software. The reclassification had no impact on total assets, total liabilities, total equity, net income (loss) or cash flows as previously presented.

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Revenue recognition

We recognize sales when the revenue is realized or realizable, and has been earned. We record sales when a firm sales agreement is in place, delivery has occurred and collectability of the fixed or determinable sales price is reasonably assured.

We recognize product revenue, net of trade discounts and allowances, in the reporting period in which the products are shipped and the title and risk of ownership pass to the customer. We generally ship our product to our customers FOB (free on board) destination point. Our standard terms of delivery are included in our contracts of sale, order confirmation documents and invoices. We sell most of our products under contracts based on a “conversion premium,” which is subject to periodic adjustments based on market factors. As a result, the aluminum price risk is largely absorbed by the customer. In situations where we offer customers fixed prices for future delivery of our products, we may enter into derivative instruments for all or a portion of the cost of metal inputs to protect our profit on the conversion of the product. In addition, through December 31, 2009, certain of our sales contracts provided for a ceiling over which metal prices could not be contractually passed through to the customer. We partially mitigate the risk of this metal price exposure through the purchase of derivative instruments.

We record tolling revenue when the revenue is realized or realizable, and has been earned. Tolling refers to the process by which certain customers provide metal to us for conversion to rolled product. We do not take title to the metal and, after the conversion and return shipment of the rolled product to the customer, we charge them for the value-added conversion cost and record these amounts in Net sales.

Shipping and handling amounts we bill to our customers are included in Net sales and the related shipping and handling costs we incur are included in Cost of goods sold (exclusive of depreciation and amortization).

Cost of goods sold (exclusive of depreciation and amortization)

Cost of goods sold (exclusive of depreciation and amortization) includes all costs associated with inventories, including the procurement of materials, the conversion of such materials into finished product, and the costs of warehousing and distributing finished goods to customers. Material procurement costs include inbound freight charges as well as purchasing, receiving, inspection and storage costs. Conversion costs include the costs of direct production inputs such as labor and energy, as well as allocated overheads from indirect production centers and plant administrative support areas. Warehousing and distribution expenses include inside and outside storage costs, outbound freight charges and the costs of internal transfers.

Selling, general and administrative expenses

Selling, general and administrative expenses include selling, marketing and advertising expenses; salaries, travel and office expenses of administrative employees and contractors; legal and professional fees; software license fees; and bad debt expenses.

Cash and cash equivalents

Cash and cash equivalents includes investments that are highly liquid and have maturities of three months or less when purchased. The carrying values of cash and cash equivalents approximate their fair value due to the short-term nature of these instruments.

We maintain amounts on deposit with various financial institutions, which may, at times, exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions, and we have not experienced any losses on such deposits.

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Accounts receivable

Our accounts receivable are geographically dispersed. We do not obtain collateral relating to our accounts receivable. We do not believe there are any significant concentrations of revenues from any particular customer or group of customers that would subject us to any significant credit risks in the collection of our accounts receivable. We report accounts receivable at the estimated net realizable amount we expect to collect from our customers.

Additions to the allowance for doubtful accounts are made by means of the provision for doubtful accounts. We write-off uncollectible accounts receivable against the allowance for doubtful accounts after exhausting collection efforts.

For each of the periods presented, we performed an analysis of our historical cash collection patterns and considered the impact of any known material events in determining the allowance for doubtful accounts. In performing the analysis, the impact of any adverse changes in general economic conditions was considered, and for certain customers we reviewed a variety of factors including: past due receivables; macro-economic conditions; significant one-time events and historical experience. Specific reserves for individual accounts may be established due to a customer’s inability to meet their financial obligations, such as in the case of bankruptcy filings or the deterioration in a customer’s operating results or financial position. As circumstances related to customers change, we adjust our estimates of the recoverability of the accounts receivable.

Derivative Instruments

We utilize derivative instruments to manage our exposure to changes in commodity prices, foreign currency exchange rates and interest rates. The fair values of all derivative instruments are recognized as assets or liabilities at the balance sheet date. Changes in the fair value of these instruments are recognized as (Gain) loss on change in fair value of derivative instruments, net and included in our consolidated statements of operations or included in Accumulated other comprehensive income (loss) (AOCI) on our consolidated balance sheet, depending on the nature or use of the derivative and whether it qualifies for hedge accounting treatment under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, Derivatives and Hedging.

Gains and losses on derivative instruments qualifying as cash flow hedges are included, to the extent the hedges are effective, in AOCI, until the underlying transactions are recognized as gains or losses and included in our consolidated statements of operations. Gains and losses on derivative instruments used as hedges of our net investment in foreign operations are included, net of taxes, to the extent the hedges are effective, in AOCI as part of the cumulative translation adjustment (CTA). The ineffective portions of cash flow hedges and hedges of net investments in foreign operations, if any, are recognized as gains or losses and included in our consolidated statements of operations, in (Gain) loss on change in fair value of derivative instruments, net in the current period.

Inventories

We carry our inventories at the lower of their cost or market value, reduced by reserves for excess and obsolete items. We use the “average cost” method to determine cost.

Property, plant and equipment

We record land, buildings, leasehold improvements and machinery and equipment at cost. We record assets under capital lease obligations at the lower of their fair value or the present value of the aggregate future minimum lease payments as of the beginning of the lease term. We depreciate our assets using the straight-line method over the shorter of the estimated useful life of the assets or the lease term, excluding any lease renewals, unless the lease renewals are reasonably assured. As a result of the Arrangement, land,

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building, leasehold improvements and machinery and equipment as of May 16, 2007 were adjusted to reflect fair value.

The ranges of estimated useful lives are as follows:

Years

Buildings	30 to 40
Leasehold improvements	7 to 20
Machinery and equipment	2 to 25
Furniture, fixtures and equipment	3 to 10
Equipment under capital lease obligations	6 to 15

As noted above, our machinery and equipment have useful lives of 2 to 25 years. Most of our large scale machinery, including hot mills, cold mills, continuous casting mills, furnaces and finishing mills have useful lives of 15-25 years. Supporting machinery and equipment, including automation and work rolls, have useful lives of 2-15 years.

Maintenance and repairs of property and equipment are expensed as incurred. We capitalize replacements and improvements that increase the estimated useful life of an asset, and when material, we capitalize interest on major construction and development projects while in progress.

We retain fully depreciated assets in property and accumulated depreciation accounts until we remove them from service. In the case of sale, retirement or disposal, the asset cost and related accumulated depreciation balances are removed from the respective accounts, and the resulting net amount, after consideration of any proceeds, is included as a gain or loss in Other (income) expenses, net in our consolidated statements of operations.

We account for operating leases under the provisions of ASC 840, Leases. These pronouncements require us to recognize escalating rents, including any rent holidays, on a straight-line basis over the term of the lease for those lease agreements where we receive the right to control the use of the entire leased property at the beginning of the lease term.

Goodwill

We account for goodwill under the guidance in ASC 805 and ASC 350, Intangibles — Goodwill and Other (ASC 350).

We test goodwill for impairment using a fair value approach at the reporting unit level. We use our operating segments as our reporting units. We test for impairment at least annually during the fourth quarter of each fiscal year, unless some triggering event occurs that would require an impairment assessment.

We use the present value of estimated future cash flows to establish the estimated fair value of our reporting units as of the testing dates. This approach includes many assumptions related to future growth rates, discount factors and tax rates, among other considerations. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods. When available and as appropriate, we use comparative market multiples to corroborate the estimated fair value. If the carrying amount of a reporting unit’s goodwill were to exceed its estimated fair value, the second step of the impairment test must be performed in order to determine the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds its implied fair value, an impairment charge is recognized in an amount equal to that excess in Impairment of goodwill in our consolidated statements of operations.

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When a business within a reporting unit is disposed of, goodwill is allocated to the gain or loss on disposition using the relative fair value methodology of ASC 350.

Long-Lived Assets and Other Intangible Assets

In accordance with ASC 350, we amortize the cost of intangible assets over their respective estimated useful lives to their estimated residual value.

Under the guidance in ASC 360, Property, Plant and Equipment, we assess the recoverability of long-lived assets (excluding goodwill) and definite-lived intangible assets, whenever events or changes in circumstances indicate that we may not be able to recover the asset’s carrying amount. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of the asset (groups) to the expected, undiscounted future net cash flows to be generated by that asset (groups), or, for identifiable intangible assets, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The amount of impairment of identifiable intangible assets is based on the present value of estimated future cash flows. We measure the amount of impairment of other long-lived assets (excluding goodwill) as the amount by which the carrying value of the asset exceeds the fair value of the asset, which is generally determined as the present value of estimated future cash flows or as the appraised value. Impairments of long-lived assets have been included in Restructuring charges, net and Other income (expense), net in the consolidated statement of operations.

If the carrying amount of an intangible asset were to exceed its fair value, we would recognize an impairment charge in Other (income) expenses, net in our consolidated statements of operations. No impairments of other intangible assets have been identified during any of the periods presented.

We continue to amortize long-lived assets to be disposed of other than by sale. We carry long-lived assets to be disposed of by sale in our consolidated balance sheets at the lower of net book value or the fair value less cost to sell, and we cease depreciation.

Investment in and Advances to Non-Consolidated Affiliates

Management assesses the potential for other-than-temporary impairment of our equity method and cost method investments. We consider all available information, including the recoverability of the investment, the earnings and near-term prospects of the affiliate, factors related to the industry, conditions of the affiliate, and our ability, if any, to influence the management of the affiliate. We assess fair value based on valuation methodologies, as appropriate, including the present value of estimated future cash flows, estimates of sales proceeds, and external appraisals. If an investment is considered to be impaired and the decline in value is other than temporary, we record an appropriate write-down.

Guarantees

We account for certain guarantees in accordance with ASC 460, Guarantees (ASC 460). ASC 460 requires that a guarantor recognize a liability for the fair value of obligations undertaken at the inception of a guarantee.

Financing Costs and Interest Income

We amortize financing costs and premiums, and accrete discounts, over the remaining life of the related debt using the “effective interest amortization” method. The related income or expense is included in Interest expense and amortization of debt issuance costs in our consolidated statements of operations. We record discounts or premiums as a direct deduction from, or addition to, the face amount of the financing.

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Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures (ASC 820), defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. ASC 820 also applies to measurements under other accounting pronouncements, such as ASC 825, Financial Instruments (ASC 825) that require or permit fair value measurements. ASC 825 requires disclosures of the fair value of financial instruments. Our financial instruments include: cash and cash equivalents; certificates of deposit; accounts receivable; accounts payable; foreign currency, energy and interest rate derivative instruments; cross-currency swaps; metal option and forward contracts; related party notes receivable and payable; letters of credit; short-term borrowings and long-term debt.

The carrying amounts of cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable and current related party notes receivable and payable approximate their fair value because of the short-term maturity and highly liquid nature of these instruments. The fair value of our letters of credit is deemed to be the amount of payment guaranteed on our behalf by third party financial institutions. We determine the fair value of our short-term borrowings and long-term debt based on various factors including maturity schedules, call features and current market rates. We also use quoted market prices, when available, or the present value of estimated future cash flows to determine fair value of short-term borrowings and long-term debt. When quoted market prices are not available for various types of financial instruments (such as currency, energy and interest rate derivative instruments, swaps, options and forward contracts), we use standard pricing models with market-based inputs, which take into account the present value of estimated future cash flows.

Pensions and Postretirement Benefits

We account for our pensions and other postretirement benefits in accordance with ASC 715, Compensation — Retirement Benefits (ASC 715). ASC 715 requires us to recognize the funded status of our benefit plans as a net asset or liability, with an offsetting adjustment to AOCI in shareholder’s equity. The funded status is calculated as the difference between the fair value of plan assets and the benefit obligation. Prior to and including the three months ended March 31, 2007, we used a December 31 measurement date for our pension and postretirement plans. As a result of our acquisition by Hindalco and the application of push down accounting, our pension and postretirement plans were remeasured as of May 16, 2007. For the years ended March 31, 2010, 2009 and 2008, we used March 31 as the measurement date.

We use standard actuarial methods and assumptions to account for our pension and other postretirement benefit plans. Pension and postretirement benefit obligations are actuarially calculated using management’s best estimates of expected service periods, salary increases and retirement ages of employees. Pension and postretirement benefit expense includes the actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets based on fair market value and the straight-line amortization of net actuarial gains and losses and adjustments due to plan amendments. Generally, all net actuarial gains and losses are amortized over the expected average remaining service lives of plan participants.

Our pension obligations relate to funded defined benefit pension plans in the U.S., Canada, Switzerland and the U.K., unfunded pension plans in Germany, and unfunded lump sum indemnities in France, South Korea, Malaysia and Italy. Our other postretirement obligations include unfunded healthcare and life insurance benefits provided to retired employees in Canada, the U.S. and Brazil.

Noncontrolling Interests in Consolidated Affiliates

These financial statements reflect the retrospective application of ASC 810, Consolidations (ASC 810), subparagraph 10-65-1, Transition Related to FASB Statement No. 160, Noncontrolling Interests in Consolidated

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Financial Statements — an amendment of ARB No. 51, and No. 164, Not-for-Profit Entities: Mergers and Acquisitions for all periods presented. ASC 810 establishes accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the condensed consolidated balance sheet within shareholder’s equity, but separate from the parent’s equity; (ii) the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of operations and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently.

Our consolidated financial statements include all assets, liabilities, revenues and expenses of less-than- 100%-owned affiliates that we control or for which we are the primary beneficiary. We record a noncontrolling interest for the allocable portion of income or loss to which the noncontrolling interest holders are entitled based upon their ownership share of the affiliate. Distributions made to the holders of noncontrolling interests are charged to the respective noncontrolling interest balance.

Losses attributable to the noncontrolling interest in an affiliate may exceed our interest in the affiliate’s equity. The excess, and any further losses attributable to the noncontrolling interest, shall be attributed to those interests. The noncontrolling interest shall continue to be attributed its share of losses even if that attribution results in a deficit noncontrolling interest balance. As of March 31, 2010, we have no such losses.

Environmental Liabilities

We record accruals for environmental matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. We adjust these accruals periodically as assessment and remediation efforts progress or as additional technical or legal information become available. Accruals for environmental liabilities are stated at undiscounted amounts. Environmental liabilities are included in our consolidated balance sheets in Accrued expenses and other current liabilities and Other long-term liabilities, depending on their short- or long-term nature. Any receivables for related insurance or other third party recoveries for environmental liabilities are recorded when it is probable that a recovery will be realized and are included in our consolidated balance sheets in Prepaid expenses and other current assets.

Costs related to environmental contamination treatment and clean-up are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued in the period in which such costs are determined to be probable and estimable.

Litigation Reserves

ASC 450, Contingencies (ASC 450), requires that we accrue for loss contingencies associated with outstanding litigation, claims and assessments for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. We expense professional fees associated with litigation claims and assessments as incurred.

Income Taxes

We provide for income taxes using the asset and liability method as required by ASC 740, Income Taxes (ASC 740). This approach recognizes the amount of income taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the consolidated financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates. Under ASC 740, a valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient taxable income through various sources.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Share-Based Compensation

In accordance with ASC 718, Compensation — Stock Compensation (ASC 718), we recognize compensation expense for a share-based award over an employee’s requisite service period based on the award’s grant date fair value, subject to adjustment.

We adopted ASC 718 using the modified prospective method, which requires companies to record compensation cost beginning with the effective date based on the requirements of ASC 718 for all share-based payments granted after the effective date of ASC 718. All awards granted to employees prior to the effective date of ASC 718 that remained unvested at the adoption date continued to be expensed over the remaining service period. Additionally, we determined that all of our compensation plans settled in cash are considered liability based awards. As such, liabilities for awards under these plans are required to be measured at each reporting date until the date of settlement. The Black-Scholes model was used to determine the fair value of these awards.

Cash flows resulting from tax benefits for deductions in excess of compensation cost recognized are classified within financing cash flows.

Foreign Currency Translation

In accordance with ASC 830, Foreign Currency Matters (ASC 830), the assets and liabilities of foreign operations, whose functional currency is other than the U.S. dollar (located in Europe and Asia), are translated to U.S. dollars at the period end exchange rates and revenues and expenses are translated at average exchange rates for the period. Differences arising from the translation of assets and liabilities are included in the currency translation adjustment (CTA) component of AOCI. If there is a reduction in our ownership in a foreign operation, the relevant portion of the CTA is recognized in Other (income) expenses, net.

For all operations, the monetary items denominated in currencies other than the functional currency are remeasured at period-end exchange rates and transaction gains and losses are included in Other (income) expenses, net in our consolidated statements of operations. Non-monetary items are remeasured at historical rates.

Research and Development

We incur costs in connection with research and development programs that are expected to contribute to future earnings, and charge such costs against income as incurred. Research and development costs consist primarily of salaries and administrative costs.

Restructuring Activities

Restructuring charges, net include employee severance and benefit costs, impairments of assets, and other costs associated with exit activities. We apply the provisions of ASC 420, Exit or Disposal Cost Obligations (ASC 420) relating to one-time termination benefits. Severance costs accounted for under ASC 420 are recognized when management with the proper level of authority has committed to a restructuring plan and communicated those actions to employees. Impairment losses are based upon the estimated fair value less costs to sell, with fair value estimated based on existing market prices for similar assets. Other exit costs include environmental remediation costs and contract termination costs, primarily related to equipment and facility lease obligations. At each reporting date, we evaluate the accruals for restructuring costs to ensure the accruals are still appropriate.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Customer Directed Derivatives

We classify all customer directed derivatives and associated trading activities as operating activities in our consolidated statement of cash flows. Cash flows provided by (used in), from such derivatives, totaled $75 million and $(81) million in the years ended March 31, 2010 and 2009, respectively, and $9 million for the period from May 16, 2007 through March 31, 2008, respectively. There were no customer directed derivatives in the period from April 1, 2007 through May 15, 2007.

Recently Adopted Accounting Standards

The following accounting standards have been adopted by us during the twelve months ended March 31, 2010.

In June 2009, the FASB approved its Codification as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff. The Codification which changes the referencing of accounting standards is effective for interim or annual periods ending after September 15, 2009. As the codification is not intended to change or alter existing US GAAP, this standard had no impact on our consolidated financial position, results of operations and cash flows.

We adopted the authoritative guidance in the Accounting Standards Update (ASU) No. 2010-06, Improving Disclosures about Fair Value Measurements (ASU 2010-06). ASU 2010-06 amends ASC Topic 820, Fair Value Measurements by adding additional disclosure requirements about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This standard had no impact on our consolidated financial position, results of operations and cash flows, but did require certain additional footnote disclosures.

We adopted the authoritative guidance in ASC 715, Compensation — Retirement Benefits, which requires that an employer disclose the following information about the fair value of plan assets: (1) how investment allocation decisions are made, including the factors that are pertinent to understanding of investment policies and strategies; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets. At initial adoption, application of this standard would not be required for earlier periods that are presented for comparative purposes. This standard had no impact on our consolidated financial position, results of operations and cash flows, but did require certain additional footnote disclosures.

We adopted the authoritative guidance in ASC 810, Consolidation, which establishes accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within shareholder’s equity, but separate from the parent’s equity; (ii) the amount of condensed consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of operations and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently. We adopted this accounting standard effective April 1, 2009, and applied this standard prospectively, except for the presentation and disclosure requirements, which have been applied retrospectively.

Recently Issued Accounting Standards

The following new accounting standards have been issued, but have not yet been adopted by us as of March 31, 2010, as adoption is not required until future reporting periods.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2009, the FASB issued ASU No. 2009-17, Consolidations: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. ASU No. 2009-17 is intended (1) to address the effects on certain provisions of the accounting standard dealing with consolidation of variable interest entities, as a result of the elimination of the qualifying special-purpose entity concept in ASU No. 2009-16, Transfers and Servicing: Accounting for Transfers of Financial Assets, and (2) to clarify questions about the application of certain key provisions related to consolidation of variable interest entities, including those in which accounting and disclosures do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. ASU No. 2009-17 will be effective for fiscal years beginning after November 15, 2009. We do not anticipate this standard will have any impact on our consolidated financial position, results of operations and cash flows.

We have determined that all other recently issued accounting standards will not have a material impact on our consolidated financial position, results of operations or cash flows, or do not apply to our operations.

2.	RESTRUCTURING PROGRAMS

Restructuring charges, net for fiscal 2010 and fiscal 2009 of $14 million and $95 million, respectively, includes $2 million and $22 million, respectively, of non-cash charges discussed in greater detail below. The following table summarizes our restructuring accrual activity by region (in millions).

		North		South		Restructuring
	Europe	America	Asia	America	Corporate	Reserves

Predecessor
Balance as of March 31, 2007	$36	$—	$—	$—	$—	$36
April 1, 2007 to May 15, 2007 Activity:
Provisions, net	1	—	—	—	—	1
Cash payments	(1)	—	—	—	—	(1)
Adjustments — other	1	—	—	—	—	1

Balance as of May 15, 2007	37	—	—	—	—	37

Successor
May 16, 2007 to March 31, 2008 Activity:
Provisions, net	2	4	—	—	—	6
Cash payments	(20)	—	—	—	—	(20)
Adjustments — other	1	—	—	—	—	1

Balance as of March 31, 2008	20	4	—	—	—	24
Fiscal 2009 Activity:
Provisions, net	53	16	1	2	1	73
Cash payments	(8)	(5)	(1)	—	—	(14)
Adjustments — other	(4)	1	—	—	—	(3)

Balance as of March 31, 2009	61	16	—	2	1	80
Fiscal 2010 Activity:
Provisions, net	8	5	—	(1)	—	12
Cash payments	(46)	(11)	—	(2)	(1)	(60)
Adjustments — other	5	—	—	1	—	6

Balance as of March 31, 2010	$28	$10	$—	$—	$—	$38

Europe

In the second half of fiscal 2009, we initiated a number of restructuring actions throughout Europe to reduce labor and overhead costs through capacity and staff reductions. Most significantly, in March 2009, we announced the closure of our aluminum sheet mill in Rogerstone, South Wales, U.K. Operations ceased in April 2009, resulting in the elimination of 440 positions. The total amount expected to be incurred in

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

connection with this closure is $63 million, of which $60 million was recorded in the fiscal 2009. We recorded an additional $3 million of net costs related to on-going maintenance of the Rogerstone facility, write-down of additional plant assets and adjustments of reserves established in fiscal 2009. The components of restructuring charges related to Rogerstone for the year ended March 31, 2010 and 2009 are as follows (in millions):

	Year Ended
	March 31,
	2010	2009
	Successor	Successor

Severance related costs	$(2)	$20
Environmental remediation expense	1	20
Fixed asset impairments(A)	—	12
Write-down of parts, supplies and scrap(A)	2	8
Reduction of reserve associated with unfavorable contract(A)	—	(3)
Other exit costs	2	3

	$3	$60

(A)	These non-cash items are not included in the restructuring provision table above but have been reflected as reductions to the respective balance sheet accounts.

Also in March 2009, we announced plans to streamline operations at plants in France and Germany. At our facility in Rugles, located in Upper Normandy, France, we eliminated approximately 80 positions. The facility continues the operation of its three major processes, including continuous casting, foil rolling, and finishing. For the year ended March 31, 2009, we recorded $9 million in severance-related costs. We also recorded $1 million in severance costs at our Ohle, Germany facility related to the elimination of 13 positions.

In fiscal 2010, we made additional staff reductions at plants in Italy, Switzerland and Germany, resulting in additional one-time terminations charges of $4 million. We also incurred $4 million of environmental and other costs at our Borgofranco facility, which was closed in March 2006.

For the year ended March 31, 2010, we made the following payments relating to restructuring programs in Europe: $30 million in severance payments, $10 million in payments for environmental remediation and $6 million of other payments.

North America

In March 2008, management approved the closure of our light gauge converter products facility in Louisville, Kentucky. The closure was intended to bring the capacity of our North American operations in line with local market demand. As a result of the closure, we recognized approximately $5 million in restructuring charges during the quarter ended March 31, 2008. Our Louisville facility closed in June 2008.

In November 2008, we announced a Voluntary Separation Program (VSP) available to salaried employees in North America and the Corporate office aimed at reducing staff levels. This VSP supplemented a pre-existing Involuntary Severance Program (ISP). We eliminated approximately 120 positions and recorded $16 million in severance-related costs for the VSP and ISP programs for the year ended March 31, 2009. This program continued into fiscal 2010, with an additional $1 million in severance costs recorded under the voluntary and involuntary separation programs.

To consolidate corporate functions and enhance organizational effectiveness, we announced a plan to relocate our North American headquarters from Cleveland, Ohio to Atlanta, Georgia, where the Company’s corporate offices are located. This move is expected to occur over the next six months with a completion date

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

no later than December 31, 2010. We recorded $4 million in fiscal 2010 for severance charges representing one-time termination benefits under our existing separation program.

We made $11 million in severance payments related to the fiscal 2009 plan for the year ended March 31, 2010.

South America

In January 2009, we announced that we would cease production of alumina at our Ouro Preto facility in Brazil effective May 2009. The global economic crisis and the dramatic drop in alumina prices made alumina production at Ouro Preto economically unfeasible. For the foreseeable future, the Ouro Preto facility will purchase alumina through third-parties. Approximately 290 positions were eliminated at Ouro Preto, including 150 employees and 140 contractors. For the year ended March 31, 2009, we recorded approximately $2 million in severance-related costs. Other exit costs include less than $1 million related to the idling of the refinery. Other activities related to the facility, including electric power generation and the production of primary aluminum, will continue unaffected.

We made $1 million in severance payments and $1 million in payments related to other exit costs. We reduced the remaining $1 million reserve related to severance in the third quarter. In December 2009, we completed all restructuring actions initiated in fiscal 2009.

Asia

In February 2009, we recorded approximately $1 million in severance-related costs related to a voluntary retirement program in Asia which eliminated 34 positions. Also, during the year ended March 31, 2009, we recorded an impairment charge of approximately $5 million in Novelis Korea due to the obsolescence of certain production related fixed assets. These impairment charge is not included in the restructuring provision table above but was reflected as reductions to the respective balance sheet account.

3.	ACCOUNTS RECEIVABLE

Accounts receivable consists of the following (in millions).

	March 31,
	2010	2009
	Successor	Successor

Trade accounts receivable	$1,080	$1,002
Other accounts receivable	67	49

Accounts receivable — third parties	1,147	1,051
Allowance for doubtful accounts — third parties	(4)	(2)

	1,143	1,049
Other accounts receivable — related parties	24	25

Accounts receivable, net	$1,167	$1,074

Allowance for Doubtful Accounts

The allowance for doubtful accounts is management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance based on known uncollectible accounts, historical experience and other currently available evidence. As of March 31, 2010 and 2009, our allowance for doubtful accounts represented approximately 0.4% and 0.2%, respectively, of gross accounts receivable.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Activity in the allowance for doubtful accounts is as follows (in millions).

	Balance at	Additions	Accounts
	Beginning	Charged to	Recovered/	Foreign Exchange	Balance at
	of Period	Expense	(Written-Off)	and Other	End of Period

Predecessor
April 1, 2007 Through May 15, 2007	$29	$—	$(2)	$1	$28

Successor
May 16, 2007 Through March 31, 2008	$—	$1	$—	$—	$1
Year Ended March 31, 2009	$1	$2	$(1)	$—	$2
Year Ended March 31, 2010	$2	$2	$(1)	$1	$4

Forfaiting and Factoring of Trade Receivables

Novelis Korea Ltd.  forfaits trade receivables in the ordinary course of business. These trade receivables are typically outstanding for 60 to 120 days. Forfaiting is a non-recourse method to manage credit and interest rate risks. Under this method, customers contract to pay a financial institution. The institution assumes the risk of non-payment and remits the invoice value (net of a fee) to us after presentation of a proof of delivery of goods to the customer. We do not retain a financial or legal interest in these receivables, and they are excluded from the accompanying consolidated balance sheets. Forfaiting expenses are included in Selling, general and administrative expenses in our consolidated statements of operations.

Our Brazilian operations factor, without recourse, certain trade receivables that are unencumbered by pledge restrictions. Under this method, customers are directed to make payments on invoices to a financial institution, but are not contractually required to do so. The financial institution pays us any invoices it has approved for payment (net of a fee). We do not retain financial or legal interest in these receivables, and they are excluded from the accompanying consolidated balance sheets. Factoring expenses are included in Selling, general and administrative expenses in our consolidated statements of operations.

Summary Disclosures of Financial Amounts

The following tables summarize amounts relating to our forfaiting and factoring activities (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Receivables forfaited	$423	$570	$507	$51
Receivables factored	$149	$70	$75	$—
Forfaiting expense	$2	$5	$6	$1
Factoring expense	$1	$1	$1	$—

	March 31,
	2010	2009
	Successor	Successor

Forfaited receivables outstanding	$83	$71
Factored receivables outstanding	$34	$—

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	INVENTORIES

Inventories consist of the following (in millions).

	March 31,
	2010	2009
	Successor	Successor

Finished goods	$270	$215
Work in process	431	296
Raw materials	295	207
Supplies	93	79

	1,089	797
Allowances	(6)	(4)

Inventories	$1,083	$793

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net, consists of the following (in millions).

	March 31,
	2010	2009
	Successor	Successor

Land and property rights	$227	$213
Buildings	781	760
Machinery and equipment	2,645	2,459

	3,653	3,432
Accumulated depreciation and amortization	(1,074)	(724)

	2,579	2,708
Construction in progress	53	72

Property, plant and equipment, net	$2,632	$2,780

As of March 31, 2010, there were $242 million of fully depreciated assets included in our consolidated balance sheet. Due to the assignment of new fair values as a result of the Arrangement, we had no fully depreciated assets included in our consolidated balance sheet as of March 31, 2009.

Total depreciation expense is shown in the table below (in millions). Capitalized interest related to construction of property, plant and equipment was immaterial in the periods presented.

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Depreciation expense related to property, plant and equipment	$336	$398	$338	$28

Asset impairments

During the years ended March 31, 2010 and 2009, we recorded $1 million of impairment charges in each period, which are included in Other (income) expense, net on the consolidated statement of operations. During the year ended March 31, 2009, we also recorded impairment charges totaling $17 million related to assets in Europe and Asia which have been included in Restructuring charges, net on the consolidated statement of operations (see Note 2 — Restructuring Programs).

During the period from May 16, 2007 through March 31, 2008, we recorded an impairment charge of $1 million in Novelis Italy due to the obsolescence of certain production related fixed assets.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases

We lease certain land, buildings and equipment under non-cancelable operating leases expiring at various dates through 2015, and we lease assets in Sierre, Switzerland including a 15-year capital lease through 2020 from Alcan. Operating leases generally have five to ten-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Various facility leases include provisions for rent escalation to recognize increased operating costs or require us to pay certain maintenance and utility costs.

The following table summarizes rent expense included in our consolidated statements of operations (in millions):

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Rent expense	$24	$25	$27	$3

Future minimum lease payments as of March 31, 2010, for our operating and capital leases having an initial or remaining non-cancelable lease term in excess of one year are as follows (in millions).

	Operating	Capital Lease
Year Ending March 31,	Leases	Obligations

2011	$21	$8
2012	17	7
2013	15	7
2014	13	7
2015	12	6
Thereafter	24	30

Total minimum lease payments	$102	65

Less: interest portion on capital lease		(19)

Principal obligation on capital leases		$46

The future minimum lease payments for capital lease obligations exclude $3 million of unamortized fair value adjustments recorded as a result of the Arrangement (see Note 10 — Debt).

Assets and related accumulated amortization under capital lease obligations as of March 31, 2010 and 2009 are as follows (in millions).

	March 31,
	2010	2009
	Successor	Successor

Assets under capital lease obligations:
Buildings	$10	$9
Machinery and equipment	67	63

	77	72
Accumulated amortization	(29)	(19)

	$48	$53

Sale of assets

There were no material sales of fixed assets during the years ended March 31, 2010 and 2009.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Asset Retirement Obligations

The following is a summary of our asset retirement obligation activity. The period-end balances are included in Other long-term liabilities in our consolidated balance sheets (in millions).

	Balance at
	Beginning			Balance at
	of Period	Accretion	Other	End of Period

Predecessor
April 1, 2007 Through May 15, 2007	$14	$—	$—	$14

Successor
May 16, 2007 Through March 31, 2008	$14	$2	$—	$16
Year Ended March 31, 2009	$16	$1	$(1)	$16
Year Ended March 31, 2010	$16	$1	$—	$17

6.	GOODWILL AND INTANGIBLE ASSETS

The following tables summarize the changes in our goodwill (in millions).

	March 31, 2010 — Successor
	Gross			Net
	Carrying		Accumulated	Carrying
	Amount(A)	Adjustments(B)	Impairment	Value

North America	$1,148	$—	$(860)	$288
Europe	511	—	(330)	181
South America	263	29	(150)	142

	$1,922	$29	$(1,340)	$611

	March 31, 2009 — Successor
	Gross			Net
	Carrying		Accumulated	Carrying
	Amount(A)	Adjustments(C)	Impairment	Value

North America	$1,149	$(1)	$(860)	$288
Europe	518	(7)	(330)	181
South America	263	—	(150)	113

	$1,930	$(8)	$(1,340)	$582

(A)	Represents goodwill balance, net of prior period accumulated adjustments and excluding accumulated impairments.

(B)	See Note 1 — Business and Summary of Significant Accounting Policies, Reclassifications and Adjustments.

(C)	For the year ended March 31, 2009, non-impairment adjustments include: (1) an adjustment in North America for final payment related to the transfer of pension plans in Canada for employees who elected to transfer their past service to Novelis and (2) adjustments in Europe related to tax audits.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of intangible assets were as follows (in millions).

	March 31, 2010 — Successor				March 31, 2009 — Successor
	Weighted	Gross		Net	Gross		Net
	Average	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Life	Amount	Amortization	Amount	Amount	Amortization	Amount

Tradenames	20 years	$140	$(20)	$120	$140	$(13)	$127
Technology and software	13 years	206	(57)	149	201	(38)	163
Customer-related intangible assets	20 years	464	(67)	397	459	(43)	416
Favorable energy supply contract	9.5 years	124	(42)	82	124	(28)	96
Other favorable contracts	3.3 years	15	(14)	1	13	(9)	4

	16.9 years	$949	$(200)	$749	$937	$(131)	$806

Our favorable energy supply contract and other favorable contracts are amortized over their estimated useful lives using methods that reflect the pattern in which the economic benefits are expected to be consumed. All other intangible assets are amortized using the straight-line method.

Amortization expense related to intangible assets is as follows (in millions):

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Total Amortization expense related to intangible assets	$66	$59	$56	$—
Less: Amortization expense related to intangible assets included in Cost of goods sold (exclusive of depreciation and amortization)(A)	18	18	19	—

Amortization expense related to intangible assets included in Depreciation and amortization	$48	$41	$37	$—

(A)	Relates to amortization of favorable energy and other supply contracts.

Estimated total amortization expense related to intangible assets for each of the five succeeding fiscal years is as follows (in millions). Actual amounts may differ from these estimates due to such factors as customer turnover, raw material consumption patterns, impairments, additional intangible asset acquisitions and other events.

Fiscal Year Ending March 31,

2011	$59
2012	58
2013	58
2014	58
2015	57

7.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES

We have a variable interest in Logan Aluminum, Inc. (Logan) and have concluded that we are the primary beneficiary. As a result, this entity is consolidated pursuant to ASC 810, Consolidation, in all periods presented. All significant intercompany transactions and balances have been eliminated.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Logan Organization and Operations

In 1985, Alcan purchased an interest in Logan to provide tolling services jointly with ARCO Aluminum, Inc. (ARCO). Logan produces approximately one-third of the can sheet utilized in the U.S. can sheet market. According to the joint venture agreements between Alcan and ARCO, Alcan owned 40 shares of Class A common stock and ARCO owned 60 shares of Class B common stock in Logan. Each share provides its holder with one vote, regardless of class. However, Class A shareholders have the right to select four directors, and Class B shareholders have the right to select three directors. Generally, a majority vote is required for the Logan board of directors to take action. In connection with our spin-off from Alcan in January 2005, Alcan transferred all of its rights and obligations under a joint venture agreement and subsequent ancillary agreements (collectively, the JV Agreements) to us.

Logan processes metal received from Novelis and ARCO and charges the respective partner a fee to cover expenses. Logan has no equity and relies on the regular reimbursement of costs and expenses by Novelis and ARCO to fund its operations. This reimbursement is considered a variable interest as it constitutes a form of financing of the activities of Logan. Other than these contractually required reimbursements, we do not provide other additional support to Logan. Logan’s creditors do not have recourse to our general credit.

Primary Beneficiary

A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities and noncontrolling interests at fair value. Generally, the primary beneficiary is the reporting enterprise with a variable interest in the entity that is obligated to absorb the majority (greater than 50%) of the VIE’s expected loss.

Based upon a previous restructuring program, Novelis acquired the right to use the excess capacity at Logan. To utilize this capacity, we installed and have sole ownership of a cold mill at the Logan facility which enabled us to have the ability to take the majority share of production and costs. These facts qualify Novelis as Logan’s primary beneficiary under ASC 810.

Carrying Value

The following table summarizes the carrying value and classification on our consolidated balance sheets of assets and liabilities owned by the Logan joint venture and consolidated under ASC 810 (in millions). There are significant other assets used in the operations of Logan that are not part of the joint venture.

	March 31,
	2010	2009
	Successor	Successor

Current assets	$64	$64
Total assets	$130	$124
Current liabilities	$(35)	$(35)
Total liabilities	$(135)	$(135)
Net carrying value	$(5)	$(11)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	INVESTMENT IN AND ADVANCES TO NON-CONSOLIDATED AFFILIATES AND RELATED PARTY TRANSACTIONS

The following table summarizes the ownership structure and our ownership percentage of the non-consolidated affiliates in which we have an investment as of March 31, 2010, and which we account for using the equity method. We do not control our non-consolidated affiliates, but have the ability to exercise significant influence over their operating and financial policies. We have no material investments that we account for using the cost method.

		Ownership
Affiliate Name	Ownership Structure	Percentage

Aluminium Norf GmbH	Corporation	50%
Consorcio Candonga	Unincorporated Joint Venture	50%
MiniMRF LLC	Limited Liability Company	50%

The following table summarizes our share of the condensed assets, liabilities and equity of our equity method affiliates. The results include the unamortized fair value adjustments relating to our non-consolidated affiliates due to the Arrangement.

	March 31,
	2010	2009
	Successor	Successor

Assets:
Current assets	$82	$79
Non-current assets	856	802

Total assets	$938	$881

Liabilities:
Current liabilities	$61	$64
Non-current liabilities	168	98

Total liabilities	229	162
Equity:
Novelis	709	719

Total liabilities and equity	$938	$881

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes our share of the condensed results of operations of our equity method affiliates. These results include the incremental depreciation and amortization expense that we record in our equity method accounting as a result of fair value adjustments we made to our investments in non-consolidated affiliates due to the Arrangement. These results also include the $160 million impairment charge to reduce the carrying value of our investment in Aluminium Norf GmbH for the year ended March 31, 2009. The results for the year ended March 31, 2010 also include a $10 million after tax benefit from the refinement of our methodology for recording depreciation and amortization on the step-up in our basis in the underlying assets of an investee.

	Year	Year	May 16, 2007	April 1, 2007
	Ended	Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Net sales	$242	$277	$282	$23
Costs, expenses and provision for taxes on income	257	289	257	22
Impairment charge	—	160	—	—

Net income (loss)	$(15)	$(172)	$25	$1

Included in the accompanying consolidated financial statements are transactions and balances arising from business we conduct with these non-consolidated affiliates, which we classify as related party transactions and balances. The following table describes the nature and amounts of transactions that we had with related parties (in millions).

	Year	Year	May 16, 2007	April 1, 2007
	Ended	Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Purchases of tolling services, electricity and inventories
Aluminium Norf GmbH(A)	$241	$257	$253	$21
Consorcio Candonga(B)	1	18	24	1

Total purchases from related parties	$242	$275	$277	$22

Interest income
Aluminium Norf GmbH(C)	$—	$—	$1	$—

(A)	We purchase tolling services (the conversion of customer-owned metal) from Aluminium Norf GmbH.

(B)	We obtain electricity from Consorcio Candonga for our operations in South America.

(C)	We earn interest income on a loan due from Aluminium Norf GmbH.

The following table describes the period-end account balances that we have with these non-consolidated affiliates, shown as related party balances in the accompanying consolidated balance sheets (in millions).

	March 31,
	2010	2009
	Successor	Successor

Accounts receivable(A)	$24	$25
Other long-term receivables(A)	$21	$23
Accounts payable(B)	$53	$48

(A)	The balances represent current and non-current portions of a loan due from Aluminium Norf GmbH.

(B)	We purchase tolling services from Aluminium Norf GmbH and electricity from Consorcio Candonga.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consists of the following (in millions).

	March 31,
	2010	2009
	Successor	Successor

Accrued compensation and benefits	$165	$122
Accrued interest payable	15	12
Accrued income taxes	25	33
Current portion of fair value of can ceiling contracts	—	152
Other current liabilities	231	197

Accrued expenses and other current liabilities	$436	$516

10.	DEBT

Debt consists of the following (in millions).

	March 31, 2010					March 31, 2009
				Unamortized			Unamortized
	Interest			Fair Value	Carrying		Fair Value	Carrying
	Rates(A)		Principal	Adjustments(B)	Value	Principal	Adjustments(B)	Value
				Successor			Successor

Third party debt:
Short term borrowings	1.71%		$75	$—	$75	$264	$—	$264
Novelis Inc.
Floating rate Term Loan Facility, due July 2014	2.25	%(C)	292	—	292	295	—	295
11.5% Senior Notes, due February 2015	11.50%		185	(3)	182	—	—	—
7.25% Senior Notes, due February 2015	7.25%		1,124	41	1,165	1,124	47	1,171
Novelis Corporation
Floating rate Term Loan Facility, due July 2014	2.27	%(C)	859	(46)	813	867	(54)	813
Novelis Switzerland S.A.
Capital lease obligation, due December 2019 (Swiss francs (CHF) 50 million)	7.50%		45	(3)	42	45	(3)	42
Capital lease obligation, due August 2011 (CHF 2 million)	2.49%		1	—	1	2	—	2
Novelis Korea Limited
Bank loan, due October 2010	1.25	%(C)	100	—	100	100	—	100
Bank loan, due February 2010 (Korean won (KRW) 50 billion)	4.14%		—	—	—	37	—	37
Bank loan, due May 2009 (KRW 10 billion)	7.47%		—	—	—	7	—	7
Other
Other debt, due December 2011 through December 2012	1.00%		1	—	1	1	—	1

Total debt — third parties			2,682	(11)	2,671	2,742	(10)	2,732
Less: Short term borrowings			(75)	—	(75)	(264)	—	(264)
Current portion of long term debt			(116)	—	(116)	(59)	—	(59)

Long-term debt, net of current portion — third parties:			$2,491	$(11)	$2,480	$2,419	$(10)	$2,409

Related party debt:
Novelis Inc.
Unsecured credit facility — related party, due January 2015	13.00%		$—	$—	$—	$91	$—	$91

(A)	Interest rates are as of March 31, 2010 and exclude the effects of accretion/amortization of fair value adjustments as a result of the Arrangement and the debt exchange completed in fiscal 2009.

(B)	Debt existing at the time of the Arrangement was recorded at fair value. Additional floating rate Term Loan with a face value of $220 million issued in March 2009 was recorded at a fair value of $165 million. Additional 11.5% Senior Notes with a face value of $185 million issued in August 2009 were recorded at fair value of $181 million (see 11.5% Senior Notes below).

(C)	Excludes the effect of related interest rate swaps and the effect of accretion of fair value.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Principal repayments of our total debt over the next five years and thereafter (excluding unamortized fair value adjustments and using rates of exchange as of March 31, 2010 for our debt denominated in foreign currencies) are as follows (in millions).

Year Ending March 31,	Amount

2011	$191
2012	16
2013	16
2014	16
2015	2,417
Thereafter	26

Total	$2,682

Senior Secured Credit Facilities

Our senior secured credit facilities consist of (1) a $1.15 billion seven year term loan facility maturing July 2014 (Term Loan Facility) and (2) an $800 million five-year multi-currency asset-backed revolving credit line and letter of credit facility (ABL Facility). The senior secured credit facilities include certain affirmative and negative covenants. Under the ABL Facility, if our excess availability, as defined under the borrowing, is less than 10% of the lender commitments under the ABL Facility, we are required to maintain a minimum fixed charge coverage ratio of 1 to 1. Substantially all of our assets are pledged as collateral under the senior secured credit facilities.

11.5% Senior Notes

On August 11, 2009, Novelis Inc. issued $185 million aggregate principal face amount of 11.5% senior unsecured notes at an effective rate of 12.0% (11.5% Senior Notes). The 11.5% Senior Notes were issued at a discount resulting in gross proceeds of $181 million. The net proceeds of this offering were used to repay a portion of the ABL Facility and $96 million outstanding under an unsecured credit facility from an affiliate of the Aditya Birla Group.

The 11.5% Senior Notes rank equally with all of our existing and future unsecured senior indebtedness, and are guaranteed, jointly and severally, on a senior unsecured basis, by the following:

•	all of our existing and future Canadian and U.S. restricted subsidiaries,

•	certain of our existing foreign restricted subsidiaries and

•	our other restricted subsidiaries that guarantee debt in the future under any credit facilities, provided that the borrower of such debt is our company or a Canadian or a U.S. subsidiary.

The 11.5% Senior Notes contain certain covenants and events of default, including limitations on certain restricted payments, the incurrence of additional indebtedness and the sale of certain assets. As of March 31, 2010, we were compliant with these covenants. Interest on the 11.5% Senior Notes is payable on February 15 and August 15 of each year and commenced on February 15, 2010. The notes will mature on February 15, 2015. On January 12, 2010, we consummated the exchange offer required by the registration rights agreement related to the 11.5% Senior Notes.

7.25% Senior Notes

On February 3, 2005, we issued $1.4 billion aggregate principal amount of senior unsecured debt securities. The senior notes were priced at par, bear interest at 7.25% and mature on February 15, 2015. The

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.25% senior notes are guaranteed by all of our Canadian and U.S. restricted subsidiaries, certain of our foreign restricted subsidiaries and our other restricted subsidiaries that guarantee our senior secured credit facilities and that guarantee the old notes.

Under the indenture that governs the 7.25% senior notes, we are subject to certain restrictive covenants applicable to incurring additional debt and providing additional guarantees, paying dividends beyond certain amounts and making other restricted payments, sales and transfers of assets, certain consolidations or mergers, and certain transactions with affiliates.

Pursuant to the terms of the indenture governing our 7.25% senior notes, we were obligated, within 30 days of closing of the Arrangement, to make an offer to purchase the 7.25% senior notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date the 7.25% senior notes were purchased. Consequently, we commenced a tender offer on May 16, 2007 to repurchase all of the outstanding 7.25% senior notes at the prescribed price. This offer expired on July 3, 2007 with holders of approximately $1 million of principal presenting their 7.25% senior notes pursuant to the tender offer.

In March 2009, we entered into a transaction in which we purchased 7.25% senior notes with a face value of $275 million with the net proceeds of an additional floating rate term loan with a face value of $220 million.

Short-Term Borrowings and Lines of Credit

As of March 31, 2010, our short-term borrowings were $75 million consisting of (1) $61 million of short-term loans under our ABL Facility and (2) $14 million in bank overdrafts. As of March 31, 2010, $17 million of our ABL Facility was utilized for letters of credit and we had $603 million in remaining availability under this revolving credit facility.

As of March 31, 2010, we had an additional $138 million outstanding under letters of credit in Korea not included in the ABL Facility. The weighted average interest rate on our total short-term borrowings was 1.71% and 2.75% as of March 31, 2010 and 2009, respectively.

Interest Rate Swaps

As of March 31, 2010, we have interest rate swaps to fix the variable LIBOR interest rate on $520 million of our floating rate Term Loan Facility. We are still obligated to pay any applicable margin, as defined in our senior secured credit facilities. Interest rate swaps related to $400 million at an effective weighted average interest rate of 4.0% expired March 31, 2010. In January 2009, we entered into two interest rate swaps to fix the variable LIBOR interest rate on an additional $300 million of our floating Term Loan facility at a rate of 1.49%, plus any applicable margin. These interest rate swaps are effective from March 31, 2009 through March 31, 2011. In April 2009, we entered into an additional $220 million interest rate swap at a rate of 1.97%, which is effective through April 30, 2012.

We have a cross-currency interest rate swap in Korea to convert our $100 million variable rate bank loan to KRW 92 billion at a fixed rate of 5.44%. The swap expires October 2010, concurrent with the maturity of the loan.

As of March 31, 2010 approximately 74% of our debt was fixed rate and approximately 26% was variable-rate.

Korean Bank Loans

In December 2004, we entered into (1) a $70 million floating rate loan and (2) a KRW 25 billion ($25 million) floating rate loan, both due in December 2007. We immediately entered into an interest rate and cross currency swap on the $70 million floating rate loan through a 4.55% fixed rate KRW 73 billion

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

($73 million) loan and an interest rate swap on the KRW 25 billion floating rate loan to fix the interest rate at 4.45%. In October 2007, we entered into a $100 million floating rate loan due October 2010 and immediately repaid the $70 million loan. In December 2007, we repaid the KRW 25 billion loan from the proceeds of the $100 million floating rate loan. Additionally, we immediately entered into an interest rate swap and cross currency swap for the $100 million floating rate loan through a 5.44% fixed rate KRW 92 billion ($92 million) loan.

We repaid a KRW 10 billion ($8 million) bank loan during May 2009 and a KRW 50 billion ($43 million) bank loan during February 2010.

Capital Lease Obligations

In December 2004, we entered into a fifteen-year capital lease obligation with Alcan for assets in Sierre, Switzerland, which has an interest rate of 7.5% and fixed quarterly payments of CHF 0.8 million, which is equivalent to $0.8 million at the exchange rate as of March 31, 2010.

In September 2005, we entered into a six-year capital lease obligation for equipment in Switzerland which has an interest rate of 2.49% and fixed monthly payments of CHF 0.1 million, which is equivalent to $0.1 million at the exchange rate as of March 31, 2010.

11.	SHARE-BASED COMPENSATION

Share-Based Compensation Expense

Total compensation expense for active and inactive plans related to share-based awards for the respective periods is presented in the tables below (in millions). These amounts are included in Selling, general and administrative expenses in our consolidated statements of operations.

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Active Plans:
Novelis Long-Term Incentive Plan 2009	$5.4	$—	$—	$—
Novelis Long-Term Incentive Plan 2010	3.4	—	—	—
Recognition Awards(A)	—	—	2.3	1.5

	$8.8	$—	$2.3	$1.5

(A)	One-half of the outstanding Recognition Awards vested on December 31, 2007. The remaining outstanding Recognition Awards vested on December 31, 2008.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

April 1, 2007
Through
May 15, 2007
Predecessor

Inactive Plans(A):
Novelis 2006 Incentive Plan (stock options)	$14.5
Novelis 2006 Incentive Plan (stock appreciation rights)	5.6
Novelis Conversion Plan of 2005	23.8
Stock Price Appreciation Unit Plan	(0.5)
Deferred Share Unit Plan for Non-Executive Directors	0.2
Novelis Founders Performance Awards	0.1
Total Shareholder Returns Performance Plan	—

Inactive Plants — Total Share-Based Compensation Expense	$43.7

(A)	As a result of the Arrangement, all of our share-based compensation awards that were active as of May 15, 2007 (except for our Recognition Awards) were accelerated to vest, cancelled and settled in cash.

Active Plans

Novelis Long-Term Incentive Plan

In June 2009, our board of directors authorized the Novelis Long-Term Incentive Plan FY 2010 — FY 2013 (2010 LTIP) covering the performance period from April 1, 2009 through March 31, 2013. The terms of the 2010 LTIP are the same as the Novelis Long-Term Incentive Plan FY 2009 — FY 2012 (2009 LTIP) approved in June 2008. Under the 2010 LTIP, phantom stock appreciation rights (SARs) are to be granted to certain of our executive officers and key employees. The SARs will vest at the rate of 25% per year, subject to performance criteria (see below) and expire seven years from their grant date. Each SAR is to be settled in cash based on the difference between the market value of one Hindalco share on the date of grant and the market value on the date of exercise, where market values are denominated in Indian rupees and converted to the participant’s payroll currency at the time of exercise. The amount of cash paid is limited to (i) 2.5 times the target payout if exercised within one year of vesting or (ii) 3 times the target payout if exercised after one year of vesting. The SARs do not transfer any shareholder rights in Hindalco to a participant. The SARs are classified as liability awards and are remeasured at fair value each reporting period until the SARs are settled.

The performance criterion for vesting is based on the actual overall Novelis operating earnings before interest, taxes, depreciation and amortization, as adjusted (adjusted Operating EBITDA) compared to the target adjusted Operating EBITDA established and approved each fiscal year. The minimum threshold for vesting each year is 75% of each annual target adjusted Operating EBITDA, at which point 75% of the SARs for that period would vest, with an equal pro rata amount of SARs vesting through 100% achievement of the target. Given that the performance criterion is based on an earnings target in a future period for each fiscal year, the grant date of the awards for accounting purposes is generally not established until the performance criterion has been defined. Accordingly, each of the four tranches associated with the 2010 LTIP and 2009 LTIP is deemed granted when the earnings target is determined.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tables below show the SARs activity under our 2010 LTIP and 2009 LTIP.

			Weighted	Weighted Average	Aggregate
			Average	Remaining	Intrinsic
	Number of		Exercise Price	Contractual Term	Value (USD in
2010 LTIP	SARs		(in Indian Rupees)	(in years)	millions)

SARs outstanding as of March 31, 2009	—		—	—	—
Granted	14,169,492	(A)	87.61
Exercised	—		—
Forfeited/Cancelled	(489,061)		85.79
Expired	—		—

SARs outstanding as of March 31, 2010	13,680,431		87.68	6.24	$29

			Weighted	Weighted Average	Aggregate
			Average	Remaining	Intrinsic
	Number of		Exercise Price	Contractual Term	Value (USD in
2009 LTIP	SARs		(in Indian Rupees)	(in years)	millions)

SARs outstanding as of March 31, 2009	20,606,906	(A)	60.50	6.22	(B	)
Granted	—		—
Exercised	—		—
Forfeited/Cancelled	(9,235,507)		60.50
Expired	—		—

SARs outstanding as of March 31, 2010	11,371,399		60.50	5.25	$21

(A)	Represents total SARs approved by the Board of Directors for grant. As noted above, due to the performance criterion based on a future earnings target, the amount deemed granted for accounting purposes is limited to the individual tranches subject to an established earnings target, which includes the current and prior fiscal years.

(B)	The aggregate intrinsic value is zero as the market value of a share of Hindalco stock was less than the SAR exercise price.

The fair value of each SAR is based on the difference between the fair value of a long call and a short call option. The fair value of each of these call options was determined using the Black-Scholes valuation method. We used historical stock price volatility data of Hindalco on the Bombay Stock Exchange to determine expected volatility assumptions. The fair value of each SAR under the 2010 LTIP and 2009 LTIP was estimated as of March 31, 2010 using the following assumptions:

	2010 LTIP	2009 LTIP

Expected volatility	53.50 - 59.10%	45.17 - 60.80%
Weighted average volatility	56.13%	54.78%
Dividend yield	0.74%	0.74%
Risk-free interest rate	6.86 - 7.44%	4.67 - 6.72%
Expected life	3.24 - 4.74 years	0.63 - 3.00 years

The fair value of the SARs is being recognized over the requisite performance and service period of each tranche, subject to the achievement of any performance criterion. Since the performance criteria for fiscal years 2011 through 2013 have not yet been established and therefore, measurement periods for SARs relating to those periods have not yet commenced, no compensation expense for those tranches has been recorded for the year ended March 31, 2010. No SARs were exercisable at March 31, 2010.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with her separation from the Company, we issued 1,000,000 SARs at an exercise price of 60.50 Indian Rupees to our former President and Chief Operating Officer. We recorded $2 million of compensation expense in the third quarter for fiscal 2010 associated with the exercise of these options on December 3, 2009 which is not included in the shared based compensation table above.

Unrecognized compensation expense related to the non-vested SARs (assuming all future performance criteria are met) is $17 million which is expected to be realized over a weighted average period of 3.51 years.

Recognition Awards

In September 2006, we entered into Recognition Agreements and granted Recognition Awards to certain executive officers and other key employees (Executives) to retain and reward them for continued dedication towards corporate objectives. Under the terms of these agreements, Executives who remained continuously employed by us through the vesting dates of December 31, 2007 and December 31, 2008 were entitled to receive one-half of their total Recognition Awards on each vesting date. The number of Recognition Awards payable under the agreements varied by Executive. As a result of the Arrangement, the Recognition Awards changed from an equity-based to a liability-based plan using the $44.93 per common share transaction price as the per share value. This change resulted in additional share-based compensation expense of $1.3 million during the period from April 1, 2007 through May 15, 2007.

One-half of the outstanding Recognition Awards vested on December 31, 2007, and were settled for approximately $3 million in cash in January 2008. The remaining outstanding Recognition Awards vested on December 31, 2008, and were settled for approximately $2 million in cash in January 2009.

Inactive Plans

As previously mentioned, as a result of the Arrangement, all of our share-based compensation awards (except for our Recognition Awards) were accelerated to vest, cancelled and settled in cash using the $44.93 purchase price per common share paid by Hindalco in the transaction. The following tables summarize the activity and assumptions used to estimate fair value of the material cancelled plans.

Novelis 2006 Incentive Plan

In October 2006, our shareholders approved the Novelis 2006 Incentive Plan (2006 Incentive Plan) to effectively replace the Novelis Conversion Plan of 2005 and Stock Price Appreciation Unit Plan (both described below). Under the 2006 Incentive Plan, up to an aggregate number of 7,000,000 shares of Novelis common stock were authorized to be issued in the form of stock options, stock appreciation rights (SARs), restricted shares, restricted share units, performance shares and other share-based incentives.

2006 Stock Options

In October 2006, our board of directors authorized a grant of an aggregate of 885,170 seven-year non-qualified stock options under the 2006 Incentive Plan at an exercise price of $25.53 to certain of our executive officers and key employees.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to the Arrangement, the fair value of our premium and non-premium options was estimated using the following assumptions for the year ended December 31, 2006, the three months ended March 31, 2007 and the period from April 1, 2007 through May 15, 2007 (Predecessor):

Expected volatility	42.20 to 46.40%
Weighted average volatility	44.30%
Dividend yield	0.16%
Risk-free interest rate	4.68 to 4.71%
Expected life	1.00 to 4.75 years

As a result of the Arrangement, 825,850 premium and non-premium options under the 2006 Incentive Plan were accelerated to vest and were settled in cash for approximately $16 million.

Stock Appreciation Rights

In October 2006, our board of directors authorized a grant of 381,090 Stock Appreciation Rights (SARs) under the 2006 Incentive Plan at an exercise price of $25.53 to certain of our executive officers and key employees.

The fair value of premium and non-premium SARs under the 2006 Incentive Plan was estimated using the following assumptions:

	Three Months Ended	Year Ended
	March 31, 2007	December 31, 2006
	Predecessor	Predecessor

Expected volatility	40.70 to 44.70%	40.80 to 45.40%
Weighted average volatility	42.70%	43.10%
Dividend yield	None	0.14%
Risk-free interest rate	4.51 to 4.59%	4.67 to 4.71%
Expected life	0.57 to 4.32 years	0.83 to 4.57 years

As a result of the Arrangement, 378,360 premium and non-premium SARs were accelerated to vest and were settled in cash for approximately $7 million.

Novelis Conversion Plan of 2005

In January 2005, our board of directors adopted the Novelis Conversion Plan of 2005 (the Conversion Plan) to allow for 1,372,663 Alcan stock options held by employees of Alcan who became our employees following our spin-off from Alcan to be replaced with options to purchase 2,723,914 of our common shares.

The fair value of each option was estimated using the following assumptions for the year ended December 31, 2006, the three months ended March 31, 2007 and the period from April 1 through May 15, 2007:

Expected volatility	30.30%
Weighted-average volatility	30.30%
Dividend yield	1.56%
Risk-free interest rate	2.88 to 3.73%
Expected life	0.70 to 5.70 years

As a result of the Arrangement, 563,651 options were accelerated to vest with a total fair value of approximately $4 million and a total of 1,238,183 options were settled in cash using the $44.93 purchase price per common share paid by Hindalco in the transaction for approximately $29 million.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	POSTRETIREMENT BENEFIT PLANS

Our pension obligations relate to funded defined benefit pension plans in the U.S., Canada, Switzerland and the U.K.; unfunded pension plans in Germany; unfunded lump sum indemnities in France, Malaysia and Italy; and partially funded lump sum indemnities in South Korea. Our other postretirement obligations (Other Benefits, as shown in certain tables below) include unfunded healthcare and life insurance benefits provided to retired employees in Canada, the U.S. and Brazil.

Some of our employees participated in defined benefit plans that were previously managed by Alcan in Canada and the U.K. In Switzerland, we continue to participate in the Rio Tinto Alcan defined benefit and defined contribution plans. The pension asset transfers of $49 million and $94 million and the pension liability transfers of $48 million and $95 million for fiscal years 2009 and 2008, respectively, relate to pension transfers from Alcan.

Employer Contributions to Plans

For pension plans, our policy is to fund an amount required to provide for contractual benefits attributed to service to date, and amortize unfunded actuarial liabilities typically over periods of 15 years or less. We also participate in savings plans in Canada and the U.S., as well as defined contribution pension plans in the U.S., U.K., Canada, Germany, Italy, Switzerland, Malaysia and Brazil. We contributed the following amounts to all plans, including the Rio Tinto Alcan plans that cover our Swiss employees (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Funded pension plans	$50	$29	$35	$4
Unfunded pension plans	11	16	19	2
Savings and defined contribution pension plans	16	16	13	2

Total contributions	$77	$61	$67	$8

During fiscal year 2011, we expect to contribute $41 million to our funded pension plans, $12 million to our unfunded pension plans and $18 million to our savings and defined contribution plans.

Investment Policy and Asset Allocation

The company’s overall investment strategy is to achieve a mix of approximately 50% of investments for long-term growth (equities, real estate) and 50% for near-term benefit payments (debt securities, other) with a wide diversification of asset categories, investment styles, fund strategies and fund managers. Since most of the defined benefit plans are closed to new entrants, we expect this strategy to gradually shift more investments toward near-term benefit payments.

Each of our funded pension plans is governed by an Investment Fiduciary, who establishes an investment policy appropriate for the pension plan. The Investment Fiduciary is responsible for selecting the asset allocation for each plan, monitoring investment managers, monitoring returns versus benchmarks and

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

monitoring compliance with the investment policy. The targeted allocation ranges by asset class, and the actual allocation percentages for each class are listed in the table below.

		Allocation in
		Aggregate as of
	Target	March 31,
Asset Category	Allocation Ranges	2010	2009
		Successor	Successor

Equity securities	35 - 60%	51%	46%
Debt securities	35 - 55%	40%	46%
Real estate	0 - 25%	4%	4%
Other	0 - 15%	5%	4%

Benefit Obligations, Fair Value of Plan Assets, Funded Status and Amounts Recognized in Financial Statements

The following tables present the change in benefit obligation, change in fair value of plan assets and the funded status for pension and other benefits (in millions), including the Swiss Pension Plan effective May 16, 2007. Other Benefits in the tables below include unfunded healthcare and life insurance benefits provided to retired employees in Canada, Brazil and the U.S.

	Pension Benefits
			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Benefit obligation at beginning of period	$945	$991	$867	$885
Service cost	35	38	40	6
Interest cost	61	57	43	6
Members’ contributions	5	9	5	—
Benefits paid	(40)	(39)	(39)	(4)
Amendments	1	—	(9)	—
Transfers/mergers	4	48	95	—
Curtailments/termination benefits	1	(2)	—	—
Actuarial (gains) losses	107	(33)	(52)	(32)
Currency (gains) losses	35	(124)	41	6

Benefit obligation at end of period	$1,154	$945	$991	$867

Benefit obligation of funded plans	$976	$787	$800	$680
Benefit obligation of unfunded plans	178	158	191	187

Benefit obligation at end of period	$1,154	$945	$991	$867

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Other Benefits
			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Benefit obligation at beginning of period	$162	$171	$140	$141
Service cost	6	7	4	1
Interest cost	10	10	7	1
Benefits paid	(7)	(7)	(6)	(1)
Transfers/mergers	—	—	—	(1)
Curtailments/termination benefits	—	(3)	—	—
Actuarial (gains) losses	(6)	(14)	25	(2)
Currency (gains) losses	2	(2)	1	1

Benefit obligation at end of period	$167	$162	$171	140

Benefit obligation of funded plans	$—	$—	$—	$—
Benefit obligation of unfunded plans	167	162	171	140

Benefit obligation at end of period	$167	$162	$171	$140

	Pension Benefits
			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Change in fair value of plan assets
Fair value of plan assets at beginning of period	$598	$724	$607	$578
Actual return on plan assets	147	(102)	(14)	16
Members’ contributions	5	9	5	—
Benefits paid	(40)	(39)	(39)	(2)
Company contributions	62	45	54	12
Transfers/mergers	4	49	94	—
Currency gains (losses)	29	(88)	17	3

Fair value of plan assets at end of period	$805	$598	$724	$607

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,
	2010		2009
	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits
	Successor		Successor

Funded status
Funded Status at end of period:
Assets less the benefit obligation of funded plans	$(171)	$—	$(189)	$—
Benefit obligation of unfunded plans	(178)	(167)	(158)	(162)

	$(349)	$(167)	$(347)	$(162)

As included on consolidated balance sheet
Accrued expenses and other current liabilities	(12)	(7)	(12)	(7)
Accrued postretirement benefits	(337)	(160)	(335)	(155)

	$(349)	$(167)	$(347)	$(162)

The postretirement amounts recognized in Accumulated other comprehensive income (loss), before tax effects, are presented in the table below (in millions).

	March 31,
	2010		2009
	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits
	Successor		Successor

Net actuarial loss	$111	$1	$118	$9
Prior service cost (credit)	(6)	—	(7)	—

Total postretirement amounts recognized in Accumulated other comprehensive loss (income)	$105	$1	$111	$9

The estimated amounts that will be amortized from Accumulated other comprehensive income (loss) into net periodic benefit cost in fiscal 2011 are $10 million for pension benefits and $ — million for other postretirement benefits, primarily related to net actuarial loss.

Accumulated Benefit Obligation in Excess of Plan Assets

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets as of March 31, 2010 and 2009 are presented in the table below (in millions).

	March 31,
	2010	2009
	Successor	Successor

Projected benefit obligation	$940	$887
Accumulated benefit obligation	$847	$784
Fair value of plan assets	$615	$549

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future Benefit Payments

Expected benefit payments to be made during the next ten fiscal years are listed in the table below (in millions).

	Pension Benefits	Other Benefits

2011	$37	$7
2012	43	8
2013	47	9
2014	52	9
2015	58	10
2016 through 2019	368	66

Total	$605	$109

Components of Net Periodic Benefit Cost

The components of net periodic benefit cost for the respective periods are listed in the table below (in millions).

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
Pension Benefits	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Net periodic benefit cost
Service cost	$35	$38	$40	$6
Interest cost	61	57	43	6
Expected return on assets	(43)	(50)	(41)	(5)
Amortization
— actuarial losses	12	—	—	—
— prior service cost	(1)	(1)	—	—
Curtailment/settlement losses	1	(1)	—	—

Net periodic benefit cost	65	43	42	7
Proportionate share of non-consolidated affiliates’ deferred pension costs, net of tax	1	4	4	—

Total net periodic benefit costs recognized	$66	$47	$46	$7

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
Other Benefits	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Net periodic benefit cost
Service cost	$6	$7	$4	$1
Interest cost	10	10	7	1
Amortization
— actuarial losses	1	2	—	—
Curtailment/termination benefits	—	(3)	—	—

Total net periodic benefit costs recognized	$17	$16	$11	$2

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Actuarial Assumptions and Sensitivity Analysis

The weighted average assumptions used to determine benefit obligations and net periodic benefit costs for the respective periods are listed in the table below.

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
Pension Benefits	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Weighted average assumptions used to determine benefit obligations
Discount rate	5.5%	6.0%	5.8%	5.4%
Average compensation growth	3.6%	3.6%	3.4%	3.8%
Weighted average assumptions used to determine net periodic benefit cost
Discount rate	6.1%	5.9%	5.2%	5.4%
Average compensation growth	3.4%	3.6%	3.7%	3.8%
Expected return on plan assets	6.7%	6.9%	7.3%	7.5%

	Year Ended	Year Ended	May 16, 2007	April 1, 2007
	March 31,	March 31,	Through	Through
Other Benefits	2010	2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Weighted average assumptions used to determine benefit obligations
Discount rate	5.6%	6.2%	6.1%	5.8%
Average compensation growth	3.9%	3.9%	3.9%	3.9%
Weighted average assumptions used to determine net periodic benefit cost
Discount rate	6.2%	6.1%	5.7%	5.7%
Average compensation growth	4.0%	3.9%	3.9%	3.9%

In selecting the appropriate discount rate for each plan, we generally used a country-specific, high-quality corporate bond index, adjusted to reflect the duration of the particular plan. In the U.S. and Canada, the discount rate was calculated by matching the plan’s projected cash flows with similar duration high-quality corporate bonds to develop a present value, which was then interpolated to develop a single equivalent discount rate.

In estimating the expected return on assets of a pension plan, consideration is given primarily to its target allocation, the current yield on long-term bonds in the country where the plan is established, and the historical risk premium of equity or real estate over long-term bond yields in each relevant country. The approach is consistent with the principle that assets with higher risk provide a greater return over the long-term. The expected long-term rate of return on plan assets is 6.8% in fiscal 2011.

We provide unfunded healthcare and life insurance benefits to our retired employees in Canada, the U.S. and Brazil, for which we paid $7 million in each period for the years ended March 31, 2010 and 2009, respectively; $6 million for the period from May 16, 2007 through March 31, 2008; and $1 million for the period from April 1, 2007 through May 15, 2007. The assumed healthcare cost trend used for measurement purposes is 7.5% for fiscal 2011, decreasing gradually to 5% in 2015 and remaining at that level thereafter.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A change of one percentage point in the assumed healthcare cost trend rates would have the following effects on our other benefits (in millions).

	1% Increase	1% Decrease

Sensitivity Analysis
Effect on service and interest costs	$2	$(2)
Effect on benefit obligation	$14	$(12)

In addition, we provide post-employment benefits, including disability, early retirement and continuation of benefits (medical, dental, and life insurance) to our former or inactive employees, which are accounted for on the accrual basis in accordance ASC No. 712, Compensation — Retirement Benefits. Other long-term liabilities on our consolidated balance sheets includes $19 million and $20 million as of March 31, 2010 and 2009, respectively, for these benefits.

Fair Value of Plan Assets

The following pension plan assets are measured and recognized at fair value on a recurring basis (in millions). Please see Note 15 — Fair Value of Assets and Liabilities for description of the fair value hierarchy. The US pension plan assets are invested exclusively in commingled funds and classified in Level 2. The foreign pension plan assets are invested in both direct investments (Levels 1 and 2) and commingled funds (Level 2).

US Pension Plan Assets

	March 31, 2010
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total

Successor:
Large Cap Equity	$—	$127	$—	$127
Small/Mid Cap Equity	—	35	—	35
International Equity	—	77	—	77
Fixed Income	—	166	—	166

Total	$—	$405	$—	$405

Foreign Pension Plan Assets

	March 31, 2010
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total

Successor:
Equity	$119	$47	$—	$166
Fixed Income	15	146	—	161
Real Estate	3	27	—	30
Cash	13	—	—	13
Other	9	21	—	30

Total	$159	$241	$—	$400

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	CURRENCY LOSSES (GAINS)

The following currency losses (gains) are included in the accompanying consolidated statements of operations (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Net (gain) loss on change in fair value of currency derivative instruments(A)	$(72)	$(21)	$44	$(10)
Net (gain) loss on remeasurement of monetary assets and liabilities(B)	(15)	98	(2)	4

Net currency (gain) loss	$(87)	$77	$42	$(6)

(A)	Included in (Gain) loss on change in fair value of derivative instruments, net.

(B)	Included in Other (income) expenses, net.

The following currency gains (losses) are included in AOCI, net of tax (in millions).

			May 16, 2007
	Year Ended	Year Ended	Through
	March 31, 2010	March 31, 2009	March 31, 2008
	Successor	Successor	Successor

Cumulative currency translation adjustment — beginning of period	$(78)	$85	$32
Effect of changes in exchange rates	75	(163)	53

Cumulative currency translation adjustment — end of period	$(3)	$(78)	$85

14.	FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS

In conducting our business, we use various derivative and non-derivative instruments to manage the risks arising from fluctuations in exchange rates, interest rates, aluminum prices and energy prices. Such instruments are used for risk management purposes only. We may be exposed to losses in the future if the counterparties to the contracts fail to perform. We are satisfied that the risk of such non-performance is remote due to our monitoring of credit exposures. Our ultimate gain or loss on these derivatives may differ from the amount recognized in the accompanying March 31, 2010 consolidated balance sheet.

The decision of whether and when to execute derivative instruments, along with the duration of the instrument, can vary from period to period depending on market conditions, the relative costs of the instruments and capacity to hedge. The duration is always linked to the timing of the underlying exposure, with the connection between the two being regularly monitored.

The current and noncurrent portions of derivative assets and the current portion of derivative liabilities are presented on the face of our accompanying consolidated balance sheets. The noncurrent portions of derivative liabilities are included in Other long-term liabilities in the accompanying consolidated balance sheets.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair values of our financial instruments and commodity contracts as of March 31, 2010 and March 31, 2009 are as follows (in millions):

	March 31, 2010
	Assets		Liabilities		Net Fair Value
	Current	Noncurrent	Current	Noncurrent	Assets/(Liabilities)

Successor
Derivatives designated as hedging instruments:
Currency exchange contracts	$—	$—	$—	$(21)	$(21)
Interest rate swaps	—	—	(6)	(1)	(7)
Electricity swap	—	—	(8)	(27)	(35)

Total derivatives designated as hedging instruments	—	—	(14)	(49)	(63)

Derivatives not designated as hedging instruments:
Aluminum contracts	149	6	(80)	—	75
Currency exchange contracts	48	1	(10)	(1)	38
Energy contracts	—	—	(6)	—	(6)

Total derivatives not designated as hedging instruments	197	7	(96)	(1)	107

Total derivative fair value	$197	$7	$(110)	$(50)	$44

	March 31, 2009
	Assets		Liabilities		Net Fair Value
	Current	Noncurrent	Current	Noncurrent	Assets/(Liabilities)

Successor
Derivatives designated as hedging instruments:
Currency exchange contracts	$—	$—	$—	$(11)	$(11)
Interest rate swaps	—	—	(13)	—	(13)
Electricity swap	—	—	(6)	(12)	(18)

Total derivatives designated as hedging instruments	—	—	(19)	(23)	(42)

Derivatives not designated as hedging instruments:
Aluminum contracts	99	41	(532)	(13)	(405)
Currency exchange contracts	20	31	(77)	(12)	(38)
Energy contracts	—	—	(12)	—	(12)

Total derivatives not designated as hedging instruments	119	72	(621)	(25)	(455)

Total derivative fair value	$119	$72	$(640)	$(48)	$(497)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Investment Hedges

We use cross-currency swaps to manage our exposure to fluctuating exchange rates arising from our loans to and investments in our European operations. We had cross-currency swaps of Euro 135 million as of March 31, 2010 and 2009, designated as net investment hedges. The effective portion of the change in fair value of the derivative is included in Other comprehensive income (loss) (OCI). Prior to the Arrangement, the effective portion on the derivative was included in Change in fair value of effective portion of hedges, net. After the completion of the Acquisition, the effective portion on the derivative is included in Currency translation adjustments. The ineffective portion of gain or loss on the derivative is included in (Gain) loss on change in fair value of derivative instruments, net.

The following table summarizes the amount of gain (loss) we recognized in OCI related to our net investment hedge derivatives (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Currency exchange contracts	$(11)	$169	$(82)	$(8)

Cash Flow Hedges

We own an interest in an electricity swap which we designated as a cash flow hedge of our exposure to fluctuating electricity prices. The effective portion of gain or loss on the derivative is included in OCI and is reclassified when we recognize the underlying exposure into (Gain) loss on change in fair value of derivatives, net in our accompanying consolidated statements of operations. As of March 31, 2010, the outstanding portion of this swap includes 1.6 million megawatt hours through 2017.

We use interest rate swaps to manage our exposure to changes in the benchmark LIBOR interest rate arising from our variable-rate debt. We have designated these as cash flow hedges. The effective portion of gain or loss on the derivative is included in OCI and reclassified when settled into Interest expense and amortization of debt issuance costs in our accompanying consolidated statements of operations. We had $510 million and $690 million of outstanding interest rate swaps designated as cash flow hedges as of March 31, 2010 and 2009, respectively.

For all derivatives designated as cash flow hedges, gains or losses representing hedge ineffectiveness are recognized in (Gain) loss on change in fair value of derivative instruments, net in our current period earnings. If at any time during the life of a cash flow hedge relationship we determine that the relationship is no longer effective, the derivative will no longer be designated as a cash flow hedge. This could occur if the underlying hedged exposure is determined to no longer be probable, or if our ongoing assessment of hedge effectiveness determines that the hedge relationship no longer meets the criteria we established at the inception of the hedge. Gains or losses recognized to date in AOCI would be immediately reclassified into current period earnings, as would any subsequent changes in the fair value of any such derivative.

During the next twelve months we expect to realize $14 million in effective net losses from our cash flow hedges. The maximum period over which we have hedged our exposure to cash flow variability is through 2017.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the impact on AOCI and earnings of derivative instruments designated as cash flow hedges (in millions).

Gain or (Loss)
Recognized in Income
		Gain (Loss)	(Ineffective Portion and Amount
	Gain (Loss)	Reclassified from	Excluded from
	Recognized in OCI	AOCI into Income	Effectiveness Testing)
	Year Ended	Year Ended	Year Ended
	March 31, 2010	March 31, 2010	March 31, 2010
	Successor	Successor	Successor

Energy contracts	$(13)	$5	$1
Interest rate swaps	$5	$—	$—

Gain or (Loss)
Recognized in Income
		Gain (Loss)	(Ineffective Portion and Amount
	Gain (Loss)	Reclassified from	Excluded from
	Recognized in OCI	AOCI into Income	Effectiveness Testing)
	Year Ended	Year Ended	Year Ended
	March 31, 2009	March 31, 2009	March 31, 2009
	Successor	Successor	Successor

Energy contracts	$(20)	$13	$—
Interest rate swaps	$3	$—	$—

Gain (Loss)
Recognized in Income
			Gain (Loss)		(Ineffective Portion and Amount
	Gain (Loss)		Reclassified from		Excluded from
	Recognized in OCI		AOCI into Income		Effectiveness Testing)
	May 16, 2007	April 1, 2007	May 16, 2007	April 1, 2007	May 16, 2007	April 1, 2007
	Through	Through	Through	Through	Through	Through
	March 31, 2008	May 15, 2007	March 31, 2008	May 15, 2007	March 31, 2008	May 15, 2007
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
Currency exchange contracts	$—	$4	$—	$1	$—	$—
Energy contracts	$23	$4	$8	$—	$—	$—
Interest rate swaps	$(15)	$—	$—	$—	$(1)	$—

Derivative Instruments Not Designated as Hedges

While each of these derivatives is intended to be effective in helping us manage risk, they have not been designated as hedging instruments. The change in fair value of these derivative instruments is included in (Gain) loss on change in fair value of derivative instruments, net in the accompanying consolidated statement of operations.

We use aluminum forward contracts and options to hedge our exposure to changes in the London Metal Exchange (LME) price of aluminum. These exposures arise from firm commitments to sell aluminum in future periods at fixed prices, the forecasted output of our smelter operations in South America and the forecasted metal price lag associated with firm commitments to sell aluminum in future periods at prices based on the LME. As of March 31, 2010 and 2009, we had 55 kt and 180 kt, respectively, of outstanding aluminum contracts not designated as hedges. We classify cash settlement amounts associated with these derivatives as part of investing activities in the consolidated statements of cash flows.

For certain customers, we enter into contractual relationships that entitle us to pass-through the economic effect of trading positions that we take with other third parties on our customers’ behalf. We recognize a derivative position with both the customer and the third party for these types of contracts and we classify cash

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

settlement amounts associated with these derivatives as part of operating activities in the consolidated statements of cash flows.

We use foreign exchange forward contracts and cross-currency swaps to manage our exposure to changes in exchange rates. These exposures arise from recorded assets and liabilities, firm commitments and forecasted cash flows denominated in currencies other than the functional currency of certain operations. As of March 31, 2010 and 2009, we had outstanding currency exchange contracts with a total notional amount of $1.4 billion that were not designated as hedges.

We use interest rate swaps to manage our exposure to fluctuating interest rates associated with variable-rate debt. As of March 31, 2010 and 2009, we had $10 million of outstanding interest rate swaps that were not designated as hedges.

We use heating oil swaps and natural gas swaps to manage our exposure to fluctuating energy prices in North America. As of March 31, 2010 we had no outstanding heating oil swaps that were not designated as hedges. As of March 31, 2009, we had 3.4 million gallons of heating oil swaps that were not designated as hedges. As of March 31, 2010 and 2009, we had 4.2 million MMBTUs and 3.8 million MMBTUs, respectively, of natural gas swaps that were not designated as hedges. One MMBTU is the equivalent of one decatherm, or one million British Thermal Units.

The following table summarizes the gains (losses) associated with the change in fair value of derivative instruments recognized in earnings (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Derivative Instruments Not Designated as Hedges
Aluminum contracts	$123	$(561)	$44	$7
Currency exchange contracts	72	21	(44)	10
Energy contracts	(7)	(29)	12	3

Gain (loss) recognized	188	(569)	12	20
Derivative Instruments Designated as Cash Flow Hedges
Interest rate swaps	—	—	(1)	—
Electricity swap	6	13	11	—

Gain (loss) on change in fair value of derivative instruments, net	$194	$(556)	$22	$20

15.	FAIR VALUE OF ASSETS AND LIABILITIES

We record certain assets and liabilities, primarily derivative instruments, on our consolidated balance sheets at fair value. We also disclose the fair values of certain financial instruments, including debt and loans receivable, which are not recorded at fair value. Our objective in measuring fair value is to estimate an exit price in an orderly transaction between market participants on the measurement date. We consider factors such as liquidity, bid/offer spreads and nonperformance risk, including our own nonperformance risk, in measuring fair value. We use observable market inputs wherever possible. To the extent that observable market inputs are

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

not available, our fair value measurements will reflect the assumptions we used. We grade the level of the inputs and assumptions used according to a three-tier hierarchy:

Level 1 — Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities that we have the ability to access at the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 — Unobservable inputs for which there is little or no market data, which require us to develop our own assumptions based on the best information available as what market participants would use in pricing the asset or liability.

The following section describes the valuation methodologies we used to measure our various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified:

Derivative Contracts

For certain of our derivative contracts whose fair values are based upon trades in liquid markets, such as aluminum forward contracts and options, valuation model inputs can generally be verified and valuation techniques do not involve significant judgment. The fair values of such financial instruments are generally classified within Level 2 of the fair value hierarchy.

The majority of our derivative contracts are valued using industry-standard models that use observable market inputs as their basis, such as time value, forward interest rates, volatility factors, and current (spot) and forward market prices for foreign exchange rates. We generally classify these instruments within Level 2 of the valuation hierarchy. Such derivatives include interest rate swaps, cross-currency swaps, foreign currency forward contracts and certain energy-related forward contracts (e.g., natural gas).

We classify derivative contracts that are valued based on models with significant unobservable market inputs as Level 3 of the valuation hierarchy. These derivatives include certain of our energy-related forward contracts (e.g., electricity) and certain foreign currency forward contracts. Models for these fair value measurements include inputs based on estimated future prices for periods beyond the term of the quoted prices.

For Level 2 and 3 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (nonperformance risk).

As of March 31, 2010 and 2009, the company did not have any Level 1 financial instruments.

The following tables present our derivative assets and liabilities which are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of March 31, 2010 and 2009 (in millions).

	March 31,
	2010		2009
	Assets	Liabilities	Assets	Liabilities
	Successor	Successor	Successor	Successor

Level 2
Aluminum contracts	$151	$(76)	$140	$(545)
Currency exchange contracts	49	(32)	51	(74)
Electricity swap	—	—	—	—
Energy contracts	—	(6)	—	(12)
Interest rate swaps	—	(7)	—	(13)

Total Level 2 Instruments	200	(121)	191	(644)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,
	2010		2009
	Assets	Liabilities	Assets	Liabilities
	Successor	Successor	Successor	Successor

Level 3
Aluminum contracts	4	(4)	—	—
Currency exchange contracts	—	—	—	(26)
Electricity swap	—	(35)	—	(18)

Total Level 3 Instruments	4	(39)	—	(44)

Total	$204	$(160)	$191	$(688)

We recognized unrealized gains of $2 million related to Level 3 financial instruments that were still held as of March 31, 2010. These unrealized gains are included in (Gain) loss on change in fair value of derivative instruments, net.

The following table presents a reconciliation of fair value activity for Level 3 derivative contracts on a net basis (in millions).

Level 3
Derivative
Instruments(A)

Successor:
Balance as of April 1, 2008	$11
Net realized/unrealized (losses) included in earnings(B)	(10)
Net realized/unrealized (losses) included in Other comprehensive income (loss)(C)	(33)
Net purchases, issuances and settlements	(13)
Net transfers from Level 3 to Level 2	1

Balance as of March 31, 2009	(44)
Net realized/unrealized (losses) included in earnings(B)	5
Net realized/unrealized (losses) included in Other comprehensive income (loss)(C)	(17)
Net purchases, issuances and settlements	(5)
Net transfers from Level 3 to Level 2	26

Balance as of March 31, 2010	$(35)

(A)	Represents derivative assets net of derivative liabilities.

(B)	Included in (Gain) loss on change in fair value of derivative instruments, net.

(C)	Included in Change in fair value of effective portion of hedges, net.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Instruments Not Recorded at Fair Value

The table below presents the estimated fair value of certain financial instruments that are not recorded at fair value on a recurring basis (in millions). The table excludes short-term financial assets and liabilities for which we believe carrying value approximates fair value.

	March 31,
	2010		2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	Successor	Successor	Successor	Successor

Assets
Long-term receivables from related parties	$21	$21	$23	$23
Liabilities
Total debt — third parties (excluding short term borrowings)	2,596	2,432	2,468	1,400
Total debt — related party	—	—	91	93

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	OTHER (INCOME) EXPENSES, NET

Other (income) expenses, net is comprised of the following (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Exchange (gains) losses, net	$(15)	$98	$(2)	$4
Gain on reversal of accrued legal claims(A)	(3)	(26)	—	—
(Gain) loss on Brazilian tax settlement	(6)	9	—	—
Loss on disposals of property, plant and equipment, net	1	—	—	—
Sale transaction fees	—	—	—	32
Other, net	(2)	5	(4)	(1)

Other (income) expenses, net	$(25)	$86	$(6)	$35

(A)	We recognized a $26 million gain on the reversal of a previously recorded legal accrual upon settlement during the year ended March 31, 2009.

17.	INCOME TAXES

We are subject to Canadian and United States federal, state, and local income taxes as well as other foreign income taxes. The domestic (Canada) and foreign components of our Income (loss) before income taxes (and after removing our Equity in net (income) loss of non-consolidated affiliates) are as follows (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Domestic (Canada)	$(38)	$(15)	$(125)	$(45)
Foreign (all other countries)	780	(1,981)	134	(50)

Pre-tax income (loss) before equity in net (income) loss of non-consolidated affiliates	$742	$(1,996)	$9	$(95)

The components of the Income tax provision (benefit) are as follows (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Current provision (benefit):
Domestic (Canada)	$(24)	$7	$17	$—
Foreign (all other countries)	58	78	71	21

Total current	34	85	88	21

Deferred provision (benefit):
Domestic (Canada)	—	—	—	4
Foreign (all other countries)	228	(331)	(5)	(21)

Total deferred	228	(331)	(5)	(17)

Income tax provision (benefit)	$262	$(246)	$83	$4

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation of the Canadian statutory tax rates to our effective tax rates are shown below (in millions, except percentages).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Pre-tax income (loss) before equity in net (income) loss on non-consolidated affiliates	$742	$(1,996)	$9	$(95)

Canadian Statutory tax rate	30%	31%	32%	33%

Provision (benefit) at the Canadian statutory rate	$223	$(619)	$3	$(31)
Increase (decrease) for taxes on income (loss) resulting from:
Non-deductible goodwill impairment	—	415	—	—
Exchange translation items	19	(4)	49	23
Exchange remeasurement of deferred income taxes	38	(48)	27	3
Change in valuation allowances	(3)	61	(6)	13
Tax credits and other allowances	(4)	(8)	(1)	—
Expense (income) items not subject to tax	1	3	5	(9)
Enacted tax rate changes	7	(7)	(18)	—
Tax rate differences on foreign earnings	(9)	(33)	9	2
Uncertain tax positions	(10)	2	18	—
Other, net	—	(8)	(3)	3

Income tax provision (benefit)	$262	$(246)	$83	$4

Effective tax rate	35%	12%	922%	(4)%

Our effective tax rate differs from the Canadian statutory rate primarily due to the following factors: (1) non-deductible impairment of goodwill; (2) pre-tax foreign currency gains or losses with no tax effect and the tax effect of U.S. dollar denominated currency gains or losses with no pre-tax effect, which is shown above as exchange translation items; (3) the remeasurement of deferred income taxes due to foreign currency changes, which is shown above as exchange remeasurement of deferred income taxes; (4) changes in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses; (5) the effects of enacted tax rate changes on cumulative taxable temporary differences; (6) differences between the Canadian statutory and foreign effective tax rates applied to entities in different jurisdictions shown above as tax rate differences on foreign earnings and (7) increases or decreases in uncertain tax positions recorded under the provisions of ASC 740, Income Taxes (ASC 740).

In connection with our spin-off from Alcan we entered into a tax sharing and disaffiliation agreement that provides indemnification if certain factual representations are breached or if certain transactions are undertaken or certain actions are taken that have the effect of negatively affecting the tax treatment of the spin-off. It further governs the disaffiliation of the tax matters of Alcan and its subsidiaries or affiliates other than us, on the one hand, and us and our subsidiaries or affiliates, on the other hand. In this respect it allocates taxes accrued prior to the spin-off and after the spin-off as well as transfer taxes resulting therefrom. It also allocates obligations for filing tax returns and the management of certain pending or future tax contests and creates mutual collaboration obligations with respect to tax matters.

We enjoy the benefits of favorable tax holidays in various jurisdictions; however, the net impact of these tax holidays on our income tax provision (benefit) is immaterial.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Income Taxes

Deferred income taxes recognize the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes, and the impact of available net operating loss (NOL) and tax credit carryforwards. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered.

Our deferred income tax assets and deferred income tax liabilities are as follows (in millions).

	March 31,
	2010	2009
	Successor	Successor

Deferred income tax assets:
Provisions not currently deductible for tax purposes	$221	$363
Tax losses/benefit carryforwards, net	404	390
Depreciation and Amortization	86	85
Other assets	21	45

Total deferred income tax assets	732	883
Less: valuation allowance	(223)	(228)

Net deferred income tax assets	$509	$655

Deferred income tax liabilities:
Depreciation and amortization	$824	$774
Inventory valuation reserves	97	55
Other liabilities	102	75

Total deferred income tax liabilities	$1,023	$904

Total deferred income tax liabilities	$1,023	$904
Less: Net deferred income tax assets	509	655

Net deferred income tax liabilities	$514	$249

ASC 740 requires that we reduce our deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. After consideration of all evidence, both positive and negative, management concluded that it is more likely than not that we will not realize a portion of our deferred tax assets and that valuation allowances of $223 million and $228 million were necessary as of March 31, 2010 and 2009, respectively, as described below.

As of March 31, 2010, we had net operating loss carryforwards of approximately $368 million (tax effected) and tax credit carryforwards of $36 million, which will be available to offset future taxable income and tax liabilities, respectively. The carryforwards began expiring in 2010 with some amounts being carried forward indefinitely. As of March 31, 2010, valuation allowances of $88 million and $17 million had been recorded against net operating loss carryforwards and tax credit carryforwards, respectively, where it appeared more likely than not that such benefits will not be realized. The net operating loss carryforwards are predominantly in the U.S., the U.K., Canada, France, Italy, Luxembourg and Brazil.

As of March 31, 2009, we had net operating loss carryforwards of approximately $354 million (tax effected) and tax credit carryforwards of $36 million, which will be available to offset future taxable income and tax liabilities, respectively. The carryforwards begin expiring in 2009 with some amounts being carried forward indefinitely. As of March 31, 2009, valuation allowances of $117 million and $17 million had been

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded against net operating loss carryforwards and tax credit carryforwards, respectively, where it appeared more likely than not that such benefits will not be realized. The net operating loss carryforwards are predominantly in the U.S., the U.K., Canada, France, Italy, and Luxembourg.

Our valuation allowance decreased $5 million (net) during the year ended March 31, 2010. Although realization is not assured, management believes it is more likely than not that all the remaining net deferred tax assets will be realized. In the near term, the amount of deferred tax assets considered realizable could be reduced if we do not generate sufficient taxable income in certain jurisdictions.

We have undistributed earnings in our foreign subsidiaries. For those subsidiaries where the earnings are considered to be permanently reinvested, no provision for Canadian income taxes has been recorded. Upon repatriation of those earnings, in the form of dividends or otherwise, we would be subject to both Canadian income taxes (subject to an adjustment for foreign taxes paid) and withholding taxes payable to the various foreign countries. For those subsidiaries where the earnings are not considered permanently reinvested, taxes have been provided as required. The determination of the unrecorded deferred income tax liability for temporary differences related to investments in foreign subsidiaries and foreign corporate joint ventures that are considered to be permanently reinvested is not considered practicable.

Tax Uncertainties

As of March 31, 2010 and March 31, 2009, the total amount of unrecognized benefits that, if recognized, would affect the effective income tax rate in future periods based on anticipated settlement dates is $39 million and $46 million, respectively. It is reasonably possible that the expiration of the statutes of limitations or examinations by taxing authorities will result in a decrease in the unrecognized tax benefits of $1 million related to cross-border intercompany pricing of services rendered in various jurisdictions by March 31, 2011.

Separately, we are awaiting a court ruling regarding the utilization of certain operating losses. We anticipate that it is reasonably possible that this ruling will result in a $14 million decrease in unrecognized tax benefits by March 31, 2011 related to this matter. We have fully funded this contingent liability through a judicial deposit, which is included in Other long-term assets — third parties since January 2007.

Tax authorities are currently examining certain of our tax returns for fiscal years 2004 through 2008. We are evaluating potential adjustments and we do not anticipate that settlement of the examinations will result in a material payout. With few exceptions, tax returns for all jurisdictions for all tax years before 2003 are no longer subject to examination by taxing authorities.

During the year ended March 31, 2010, the statute of limitations lapsed with respect to unrecognized tax benefits related to potential withholding taxes and cross-border intercompany pricing of services. As a result, we recognized a reduction in unrecognized tax benefits of $28 million, including a decrease in accrued interest of $5 million, recorded as a reduction to the income tax provisions in the consolidated statement of operations and comprehensive income (loss).

Our continuing practice and policy is to record potential interest and penalties related to unrecognized tax benefits in our Income tax provision (benefit). As of March 31, 2010 and March 31, 2009, we had $14 million and $12 million accrued for potential interest on income taxes, respectively. For the periods from May 16, 2007 through March 31, 2008; and from April 1, 2007 through May 15, 2007, our Income tax provision included a charge for an additional $5 million and $0.4 million of potential interest, respectively.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Beginning balance	$51	$61	$47	$46
Additions based on tax positions related to the current period	4	1	2	—
Additions based on tax positions of prior years	7	3	7	—
Reductions based on tax positions of prior years	—	(3)	—	—
Settlements	(1)	(4)	—	—
Statute Lapses	(23)	(1)	—	—
Foreign Exchange	1	(6)	5	1

Ending Balance	$39	$51	$61	$47

Income Taxes Payable

Our consolidated balance sheets include income taxes payable of $70 million and $85 million as of March 31, 2010 and 2009, respectively. Of these amounts, $25 million and $33 million are reflected in Accrued expenses and other current liabilities as of March 31, 2010 and 2009, respectively.

18.	COMMITMENTS AND CONTINGENCIES

In connection with our spin-off from Alcan, we assumed a number of liabilities, commitments and contingencies mainly related to our historical rolled products operations, including liabilities in respect of legal claims and environmental matters. As a result, we may be required to indemnify Alcan for claims successfully brought against Alcan or for the defense of legal actions that arise from time to time in the normal course of our rolled products business including commercial and contract disputes, employee-related claims and tax disputes (including several disputes with Brazil’s Ministry of Treasury regarding various forms of manufacturing taxes and social security contributions). In addition to these assumed liabilities and contingencies, we may, in the future, be involved in, or subject to, other disputes, claims and proceedings that arise in the ordinary course of our business, including some that we assert against others, such as environmental, health and safety, product liability, employee, tax, personal injury and other matters. Where appropriate, we have established reserves in respect of these matters (or, if required, we have posted cash guarantees). While the ultimate resolution of, and liability and costs related to, these matters cannot be determined with certainty due to the considerable uncertainties that exist, we do not believe that any of these pending actions, individually or in the aggregate, will materially impair our operations or materially affect our financial condition or liquidity. The following describes certain legal proceedings relating to our business, including those for which we assumed liability as a result of our spin-off from Alcan.

Legal Proceedings

Coca-Cola Lawsuit.  A lawsuit was commenced against Novelis Corporation on February 15, 2007 by Coca-Cola Bottler’s Sales and Services Company LLC (CCBSS) in Georgia state court. CCBSS is a consortium of Coca-Cola bottlers across the United States, including Coca-Cola Enterprises Inc. CCBSS alleges that Novelis Corporation breached the “most favored nations” provision regarding certain pricing matters under an aluminum can stock supply agreement between the parties, and seeks monetary damages in an amount to be determined at trial and a declaration of its rights under the agreement. The dispute will likely turn on the facts that are presented to the court by the parties and the court’s finding as to how certain

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provisions of the agreement ought to be interpreted. If CCBSS were to prevail in this litigation, the amount of damages would likely be material. However, we have concluded that a loss from the CCBSS litigation is not probable and therefore have not recorded an accrual. In addition, we do not believe there is a reasonable possibility of a loss from the lawsuit based on information available at this time. Novelis Corporation and CCBSS have filed motions for summary judgment, and each party has filed a response to the other party’s motion. No trial date has been set.

Environmental Matters

We own and operate numerous manufacturing and other facilities in various countries around the world. Our operations are subject to environmental laws and regulations from various jurisdictions, which govern, among other things, air emissions, wastewater discharges, the handling, storage and disposal of hazardous substances and wastes, the remediation of contaminated sites, post-mining reclamation and restoration of natural resources, and employee health and safety. Future environmental regulations may be expected to impose stricter compliance requirements on the industries in which we operate. Additional equipment or process changes at some of our facilities may be needed to meet future requirements. The cost of meeting these requirements may be significant. Failure to comply with such laws and regulations could subject us to administrative, civil or criminal penalties, obligations to pay damages or other costs, and injunctions and other orders, including orders to cease operations. We expect that our total expenditures for capital improvements regarding environmental control facilities for the year ending March 31, 2011 will be approximately $5 million.

We are involved in proceedings under the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or Superfund, or analogous state provisions regarding liability arising from the usage, storage, treatment or disposal of hazardous substances and wastes at a number of sites in the United States, as well as similar proceedings under the laws and regulations of the other jurisdictions in which we have operations, including Brazil and certain countries in the European Union. Many of these jurisdictions have laws that impose joint and several liability, without regard to fault or the legality of the original conduct, for the costs of environmental remediation, natural resource damages, third party claims, and other expenses. In addition, we are, from time to time, subject to environmental reviews and investigations by relevant governmental authorities.

With respect to environmental loss contingencies, we record a loss contingency whenever such contingency is probable and reasonably estimable. The evaluation model includes all asserted and unasserted claims that can be reasonably identified. Under this evaluation model, the liability and the related costs are quantified based upon the best available evidence regarding actual liability loss and cost estimates. Except for those loss contingencies where no estimate can reasonably be made, the evaluation model is fact-driven and attempts to estimate the full costs of each claim. Management reviews the status of, and estimated liability related to, pending claims and civil actions on a quarterly basis. The estimated costs in respect of such reported liabilities are not offset by amounts related to cost-sharing between parties, insurance, indemnification arrangements or contribution from other potentially responsible parties (PRPs) unless otherwise noted.

As described further in the following paragraph, we have established procedures for regularly evaluating environmental loss contingencies, including those arising from such environmental reviews and investigations and any other environmental remediation or compliance matters. We believe we have a reasonable basis for evaluating these environmental loss contingencies, and we believe we have made reasonable estimates of the costs that are likely to be borne by us for these environmental loss contingencies. Accordingly, we have established reserves based on our reasonable estimates for the currently anticipated costs associated with these environmental matters. We estimate that the undiscounted remaining clean-up costs related to all of our known environmental matters as of March 31, 2010 will be approximately $54 million. Of this amount, $38 million is included in Other long-term liabilities, with the remaining $16 million included in Accrued expenses and other

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

current liabilities in our consolidated balance sheet as of March 31, 2010. Management has reviewed the environmental matters, including those for which we assumed liability as a result of our spin-off from Rio Tinto Alcan. As a result of this review, management has determined that the currently anticipated costs associated with these environmental matters will not, individually or in the aggregate, materially impact our operations or materially adversely affect our financial condition, results of operations or liquidity.

Brazil Tax Matters

Primarily as a result of legal proceedings with Brazil’s Ministry of Treasury regarding certain taxes in South America, as of March 31, 2010 and March 31, 2009, we had cash deposits aggregating approximately $45 million and $30 million, respectively, in judicial depository accounts pending finalization of the related cases. The depository accounts are in the name of the Brazilian government and will be expended towards these legal proceedings or released to us, depending on the outcome of the legal cases. These deposits are included in Other long-term assets — third parties in our accompanying condensed consolidated balance sheets. In addition, we are involved in several disputes with Brazil’s Ministry of Treasury about various forms of manufacturing taxes and social security contributions, for which we have made no judicial deposits but for which we have established reserves ranging from $7 million to $123 million as of March 31, 2010. In total, these reserves approximate $149 million and $135 million, as of March 31, 2010 and 2009, respectively, and are included in Other long-term liabilities in our accompanying consolidated balance sheet.

On May 28, 2009, the Brazilian government passed a law allowing taxpayers to settle certain federal tax disputes with the Brazilian tax authorities, including disputes relating to a Brazilian national tax on manufactured products, through an installment program. Under the program, if a company elects to settle a tax dispute and pay the principal amount due over a specified payment period (e.g., 60, 120 or 180 months), the company will receive a discount on the interest and penalties owed on the disputed tax amount. Novelis joined the installment program in November of 2009 and notified the Brazilian government of its election to settle certain federal tax disputes pursuant to the program. On May 3, 2010, the Brazilian government enacted legislation permitting us to select a payment period under the installment program, and we will make our formal selection in the second quarter of fiscal year 2011.

Guarantees of Indebtedness

We have issued guarantees on behalf of certain of our subsidiaries and non-consolidated affiliates, including certain of our wholly-owned subsidiaries and Aluminium Norf GmbH, which is a fifty percent (50%) owned joint venture that does not meet the requirements for consolidation.

In the case of our wholly-owned subsidiaries, the indebtedness guaranteed is for trade accounts payable to third parties. Some of the guarantees have annual terms while others have no expiration and have termination notice requirements. Neither we nor any of our subsidiaries or non-consolidated affiliates holds any assets of any third parties as collateral to offset the potential settlement of these guarantees.

Since we consolidate wholly-owned and majority-owned subsidiaries in our consolidated financial statements, all liabilities associated with trade payables and short-term debt facilities for these entities are already included in our consolidated balance sheets.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table discloses information about our obligations under guarantees of indebtedness as of March 31, 2010 (in millions). We did not have obligations under guarantees of indebtedness related to our majority-owned subsidiaries as of March 31, 2010.

	Maximum	Liability
	Potential	Carrying
Type of Entity	Future Payment	Value

Wholly-owned subsidiaries	$121	$35
Aluminium Norf GmbH	14	—

We have no retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets.

19.	SEGMENT, GEOGRAPHICAL AREA, MAJOR CUSTOMER AND MAJOR SUPPLIER INFORMATION

Segment Information

Due in part to the regional nature of supply and demand of aluminum rolled products and in order to best serve our customers, we manage our activities on the basis of geographical areas and are organized under four operating segments: North America; Europe; Asia and South America.

The following is a description of our operating segments:

•	North America. Headquartered in Cleveland, Ohio, this segment manufactures aluminum sheet and light gauge products and operates 11 plants, including two fully dedicated recycling facilities, in two countries.

•	Europe. Headquartered in Zurich, Switzerland, this segment manufactures aluminum sheet and light gauge products and operates 13 plants, including one recycling facility, in six countries.

•	Asia. Headquartered in Seoul, South Korea, this segment manufactures aluminum sheet and light gauge products and operates three plants in two countries.

•	South America. Headquartered in Sao Paulo, Brazil, this segment comprises bauxite mining, alumina refining, smelting operations, power generation, carbon products, aluminum sheet and light gauge products and operates four plants in Brazil.

Net sales and expenses are measured in accordance with the policies and procedures described in Note 1 — Business and Summary of Significant Accounting Policies.

For Segment income purposes we only include the impact of the derivative gains or losses to the extent they are settled in cash (i.e., realized) during that period.

We measure the profitability and financial performance of our operating segments based on Segment income. Segment income provides a measure of our underlying segment results that is in line with our portfolio approach to risk management. We define Segment income as earnings before (a) depreciation and amortization; (b) interest expense and amortization of debt issuance costs; (c) interest income; (d) unrealized gains (losses) on change in fair value of derivative instruments, net; (e) impairment of goodwill; (f) impairment charges on long-lived assets (other than goodwill); (g) gain on extinguishment of debt; (h) noncontrolling interests’ share; (i) adjustments to reconcile our proportional share of Segment income from non-consolidated affiliates to income as determined on the equity method of accounting (described below); (k) restructuring charges, net; (k) gains or losses on disposals of property, plant and equipment and businesses, net; (l) other costs, net; (m) litigation settlement, net of insurance recoveries; (n) sale transaction fees; (o) provision or benefit for taxes on income (loss) and (p) cumulative effect of accounting change, net of tax.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Adjustment to eliminate proportional consolidation.  The financial information for our segments includes the results of our non-consolidated affiliates on a proportionately consolidated basis, which is consistent with the way we manage our business segments. However, under GAAP, these non-consolidated affiliates are accounted for using the equity method of accounting. Therefore, in order to reconcile the financial information for the segments shown in the tables below to the GAAP-based measure, we must remove our proportional share of each line item that we included in the segment amounts. See Note 8 — Investment in and Advances to Non-Consolidated Affiliates and Related Party Transactions for further information about these non-consolidated affiliates.

The tables below show selected segment financial information (in millions).

Selected Segment Financial Information

Selected Operating Results	North			South	Corporate
Year Ended March 31, 2010	America	Europe	Asia	America	and Other	Eliminations	Total
(Successor)

Net sales	$3,292	$2,975	$1,501	$948	$—	$(43)	$8,673
Write-off and amortization of fair value adjustments	128	(1)	—	—	7	—	134
Depreciation and amortization	162	153	48	64	5	(48)	384
Income tax provision (benefit)	116	73	31	69	(22)	(5)	262
Capital expenditures	38	48	15	18	2	(20)	101
Total assets as of March 31, 2010	$2,726	$2,870	$965	$1,344	$49	$(192)	$7,762

Selected Operating Results	North			South	Corporate
Year Ended March 31, 2009	America	Europe	Asia	America	and Other	Eliminations	Total
(Successor)

Net sales	$3,930	$3,718	$1,536	$1,007	$—	$(14)	$10,177
Write-off and amortization of fair value adjustments	218	7	—	—	8	—	233
Depreciation and amortization	166	226	50	72	3	(78)	439
Income tax provision (benefit)	(156)	(13)	(8)	(62)	9	(16)	(246)
Capital expenditures	42	76	20	25	2	(20)	145
Total assets as of March 31, 2009	$2,973	$2,750	$732	$1,296	$50	$(234)	$7,567

Selected Operating Results	North			South	Corporate
May 16, 2007 Through March 31, 2008	America	Europe	Asia	America	and Other	Eliminations	Total
(Successor)

Net sales	$3,664	$3,831	$1,612	$908	$—	$(50)	$9,965
Write-off and amortization of fair value adjustments	242	(8)	(11)	(9)	7	—	221
Depreciation and amortization	140	176	52	62	1	(56)	375
Income tax provision (benefit)	23	(70)	1	69	26	34	83
Capital expenditures	42	98	28	28	3	(14)	185
Total assets as of March 31, 2008	$3,957	$4,355	$1,080	$1,485	$59	$(199)	$10,737

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Selected Operating Results	North			South	Corporate
April 1, 2007 Through May 15, 2007	America	Europe	Asia	America	and Other	Eliminations	Total
(Predecessor)

Net sales	$446	$510	$217	$116	$—	$(8)	$1,281
Depreciation and amortization	7	11	7	5	1	(3)	28
Income tax provision (benefit)	(19)	10	—	14	(1)	—	4
Capital expenditures	4	8	4	3	1	(3)	17

The following table shows the reconciliation from income from reportable segments to Net income (loss) attributable to our common shareholder (in millions).

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
North America	$320	$82	$266	$(24)
Europe	247	236	241	32
Asia	166	86	46	6
South America	111	139	143	18
Corporate and other(A)	(90)	(57)	(46)	(38)
Depreciation and amortization	(384)	(439)	(375)	(28)
Interest expense and amortization of debt issuance costs	(175)	(182)	(214)	(27)
Interest income	11	14	18	1
Unrealized gains (losses) on change in fair value of derivative instruments, net(B)	578	(519)	(8)	5
Impairment of goodwill	—	(1,340)	—	—
Gain on extinguishment of debt	—	122	—	—
Restructuring charges, net	(14)	(95)	(6)	(1)
Adjustment to eliminate proportional consolidation	(51)	(226)	(36)	(7)
Other costs, net	8	11	5	(31)

Income (loss) before income taxes	727	(2,168)	34	(94)
Income tax provision (benefit)	262	(246)	83	4

Net income (loss)	465	(1,922)	(49)	(98)
Net income (loss) attributable to noncontrolling interests	60	(12)	4	(1)

Net income (loss) attributable to our common shareholder	$405	$(1,910)	$(53)	$(97)

(A)	Corporate and other includes functions that are managed directly from our corporate office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance matters. These expenses have not been allocated to the regions. It also includes realized gains (losses) on corporate derivative instruments.

(B)	Unrealized gains (losses) on change in fair value of derivative instruments, net represents the portion of gains (losses) that were not settled in cash during the period. Total realized and unrealized gains (losses)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are shown in the table below and are included in the aggregate each period in (Gain) loss on change in fair value of derivative instruments, net on our consolidated statements of operations.

Gain (loss) on change in fair value of derivative instruments, net is as follows (in millions):

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Realized gains (losses) included in Segment income	$(385)	$(41)	$14	$18
Realized gains (losses) on corporate derivative instruments	1	4	16	(3)
Unrealized gains (losses)	578	(519)	(8)	5

Gains (losses) on change in fair value of derivative instruments, net	$194	$(556)	$22	$20

Geographical Area Information

We had 31 operating facilities in 11 countries as of March 31, 2010. The tables below present Net sales and Long-lived assets by geographical area (in millions). Net sales are attributed to geographical areas based on the origin of the sale. Long-lived assets are attributed to geographical areas based on asset location and exclude investments in and advances to our non-consolidated affiliates.

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Net sales:
United States	$3,134	$3,685	$3,419	$427
Asia and Other Pacific	1,481	1,536	1,602	216
Brazil	947	1,006	880	109
Canada	152	243	236	19
Germany	2,041	2,439	2,508	212
United Kingdom	165	347	445	79
Other Europe	753	921	875	219

Total Net sales	$8,673	$10,177	$9,965	$1,281

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,
	2010	2009
	Successor	Successor

Long-lived assets:
United States	$1,736	$1,902
Asia and Other Pacific	421	384
Brazil	767	768
Canada	135	171
Germany	384	415
United Kingdom	52	51
Other Europe	497	477

Total long-lived assets	$3,992	$4,168

Information about Major Customers and Primary Supplier

The table below shows our net sales to Rexam Plc (Rexam) and Anheuser-Busch InBev (Anheuser-Busch), our two largest customers, as a percentage of total Net sales.

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Rexam	16%	17%	15%	14%
Anheuser-Busch	11%	7%	7%	9%

Rio Tinto Alcan is our primary supplier of metal inputs, including prime and sheet ingot. The table below shows our purchases from Alcan as a percentage of our total combined metal purchases.

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Purchases from Alcan as a percentage of total combined metal purchases in kt(A)(B)	38%	37%	35%	34%

(A)	One kilotonne (kt) is 1,000 metric tonnes. One metric tonne is equivalent to 2,204.6 pounds.

(B)	We purchased approximately 50% of prime and sheet ingot and molten metal from Alcan for the year end March 31, 2010.

20.	SUPPLEMENTAL INFORMATION

AOCI consists of the following (in millions).

	March 31,
	2010	2009
	Successor	Successor

Currency translation adjustment	$(8)	$(62)
Fair value of effective portion of hedges	(27)	(19)
Pension and other benefits	(68)	(67)

AOCI	$(103)	$(148)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			May 16, 2007	April 1, 2007
	Year Ended	Year Ended	Through	Through
	March 31, 2010	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Successor	Predecessor
Supplemental disclosures of cash flow information:
Interest paid	$158	$169	$200	$13
Income taxes paid	50	65	64	9
Dividends declared and paid	—	—	—	—

The following table shows non-cash investing and financing activities related to the Agreement.

May 16, 2007
Through
March 31, 2008
Successor

Supplemental schedule of non-cash investing and financing activities related to the Agreement:
Property, plant and equipment	$(1,344)
Goodwill	(1,625)
Intangible assets	(893)
Investment in and advances to non-consolidated affiliates	(776)
Debt	66

21.	QUARTERLY RESULTS

The table below presents select operating results (in millions) and dividends per common share information by period.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	(Unaudited)
	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
	2009	2009	2009	2010
	Successor	Successor	Successor	Successor

Net sales	$1,960	$2,181	$2,112	$2,420
Cost of goods sold (exclusive of depreciation and amortization shown below)	1,537	1,734	1,795	2,147
Selling, general and administrative expenses	74	77	92	94
Depreciation and amortization	100	92	93	99
Research and development expenses	8	9	10	11
Interest expense and amortization of debt issuance costs	43	44	44	44
Interest income	(3)	(3)	(2)	(3)
(Gain) loss on change in fair value of derivative instruments, net	(72)	(80)	(40)	(2)
Restructuring charges, net	3	3	1	7
Equity in net (income) loss of non-consolidated affiliates	10	10	(8)	3
Other (income) expenses, net	(13)	(6)	(2)	(4)
Income tax provision (benefit)	112	87	48	15

Net income	161	214	81	9
Net income attributable to noncontrolling interests	18	19	13	10

Net income attributable to our common shareholder	$143	$195	$68	$(1)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	(Unaudited)
	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
	2008	2008	2008	2009
	Successor	Successor	Successor	Successor

Net sales	$3,103	$2,959	$2,176	$1,939
Cost of goods sold (exclusive of depreciation and amortization shown below)	2,837	2,797	2,030	1,612
Selling, general and administrative expenses	78	83	66	67
Depreciation and amortization	116	107	107	109
Research and development expenses	12	10	11	8
Interest expense and amortization of debt issuance costs	45	46	47	44
Interest income	(5)	(5)	(3)	(1)
(Gain) loss on change in fair value of derivative instruments, net	(65)	185	396	40
Impairment of goodwill	—	—	1,340	—
Gain on extinguishment of debt	—	—	—	(122)
Restructuring charges, net	(1)	—	15	81
Equity in net (income) loss of non-consolidated affiliates	2	(2)	166	6
Other (income) expenses, net	23	10	20	33
Income tax provision (benefit)	35	(168)	(196)	83

Net income (loss)	26	(104)	(1,823)	(21)
Net income (loss) attributable to noncontrolling interests	2	—	(9)	(5)

Net income (loss) attributable to our common shareholder	$24	$(104)	$(1,814)	$(16)

22.	SUPPLEMENTAL GUARANTOR INFORMATION

In connection with the issuance of our 7.25% Senior Notes and our 11.5% Senior Notes, certain of our wholly-owned subsidiaries, which are 100% owned within the meaning of Rule 3-10(h)(1) of Regulation S-X, provided guarantees. These guarantees are full and unconditional as well as joint and several. The guarantor subsidiaries (the Guarantors) are comprised of the majority of our businesses in Canada, the U.S., the U.K., Brazil, Portugal, Luxembourg and Switzerland, as well as certain businesses in Germany. Certain Guarantors may be subject to restrictions on their ability to distribute earnings to Novelis Inc. (the Parent). The remaining subsidiaries (the Non-Guarantors) of the Parent are not guarantors of the Senior Notes.

The following information presents condensed consolidating statements of operations, balance sheets and statements of cash flows of the Parent, the Guarantors, and the Non-Guarantors. Investments include investment in and advances to non-consolidated affiliates as well as investments in net assets of divisions included in the Parent, and have been presented using the equity method of accounting.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENT OF OPERATIONS
(In millions)

	Year Ended March 31, 2010 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$849	$6,906	$2,468	$(1,550)	$8,673
Cost of goods sold (exclusive of depreciation and amortization shown below)	772	5,850	2,141	(1,550)	7,213
Selling, general and administrative expenses	51	226	60	—	337
Depreciation and amortization	4	289	91	—	384
Research and development expenses	26	11	1	—	38
Interest expense and amortization of debt issuance costs	114	117	8	(64)	175
Interest income	(63)	(10)	(2)	64	(11)
Gain on change in fair value of derivative instruments, net	(5)	(165)	(24)	—	(194)
Restructuring charges, net	—	8	6	—	14
Equity in net (income) loss of non-consolidated affiliates	(396)	15	—	396	15
Other (income) expenses, net	(34)	46	(37)	—	(25)

	469	6,387	2,244	(1,154)	7,946

Income (loss) before income taxes	380	519	224	(396)	727
Income tax provision (benefit)	(25)	249	38	—	262

Net income (loss)	405	270	186	(396)	465
Net income attributable to noncontrolling interests	—	—	60	—	60

Net income (loss) attributable to our common shareholder	$405	$270	$126	$(396)	$405

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENT OF OPERATIONS
(In millions)

	Year Ended March 31, 2009 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$1,186	$8,421	$2,647	$(2,077)	$10,177
Cost of goods sold (exclusive of depreciation and amortization shown below)	1,182	7,704	2,467	(2,077)	9,276
Selling, general and administrative expenses	9	217	68	—	294
Depreciation and amortization	16	328	95	—	439
Research and development expenses	29	10	2	—	41
Interest expense and amortization of debt issuance costs	114	134	23	(89)	182
Interest income	(78)	(15)	(10)	89	(14)
Loss on change in fair value of derivative instruments, net	5	511	40	—	556
Impairment of goodwill	—	1,340	—	—	1,340
Gain on extinguishment of debt, net	(67)	(55)	—	—	(122)
Restructuring charges, net	5	74	16	—	95
Equity in net (income) loss of non-consolidated affiliates	1,890	172	—	(1,890)	172
Other (income) expenses, net	(14)	11	89	—	86

	3,091	10,431	2,790	(3,967)	12,345

Income (loss) before income taxes	(1,905)	(2,010)	(143)	1,890	(2,168)
Income tax provision (benefit)	5	(237)	(14)	—	(246)

Net income (loss)	(1,910)	(1,773)	(129)	1,890	(1,922)
Net loss attributable to noncontrolling interests	—	—	(12)	—	(12)

Net loss attributable to our common shareholder	$(1,910)	$(1,773)	$(117)	$1,890	$(1,910)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENTS OF OPERATIONS
(In millions)

	May 16, 2007 Through March 31, 2008 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$1,300	$8,266	$2,701	$(2,302)	$9,965
Cost of goods sold (exclusive of depreciation and amortization shown below)	1,294	7,525	2,546	(2,302)	9,063
Selling, general and administrative expenses	40	189	69	—	298
Depreciation and amortization	19	294	62	—	375
Research and development expenses	27	17	2	—	46
Interest expense and amortization of debt issuance costs	147	135	34	(102)	214
Interest income	(90)	(17)	(13)	102	(18)
(Gain) loss on change in fair value of derivative instruments, net	8	(13)	(17)	—	(22)
Restructuring charges, net	—	2	4	—	6
Equity in net (income) loss of non-consolidated affiliates	(83)	(25)	—	83	(25)
Other (income) expenses, net	(33)	6	21	—	(6)

	1,329	8,113	2,708	(2,219)	9,931

Income (loss) before income taxes	(29)	153	(7)	(83)	34
Income tax provision (benefit)	24	53	6	—	83

Net income (loss)	(53)	100	(13)	(83)	(49)
Net income attributable to noncontrolling interests	—	—	4	—	4

Net income (loss) attributable to our common shareholder	$(53)	$100	$(17)	$(83)	$(53)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENTS OF OPERATIONS
(In millions)

	April 1, 2007 Through May 15, 2007 — Predecessor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$129	$1,020	$359	$(227)	$1,281
Cost of goods sold (exclusive of depreciation and amortization shown below)	131	965	340	(227)	1,209
Selling, general and administrative expenses	29	47	15	—	91
Depreciation and amortization	2	18	8	—	28
Research and development expenses	5	1	—	—	6
Interest expense and amortization of debt issuance costs	12	21	4	(10)	27
Interest income	(9)	(1)	(1)	10	(1)
(Gain) loss on change in fair value of derivative instruments, net	(2)	(19)	1	—	(20)
Restructuring charges, net	—	1	—	—	1
Equity in net (income) loss of non-consolidated affiliates	29	(1)	—	(29)	(1)
Other (income) expenses, net	29	8	(2)	—	35

	226	1,040	365	(256)	1,375

Income (loss) before income taxes	(97)	(20)	(6)	29	(94)
Income tax provision (benefit)	—	3	1	—	4

Net income (loss)	(97)	(23)	(7)	29	(98)
Net loss attributable to noncontrolling interests	—	—	(1)	—	(1)

Net loss attributable to our common shareholder	$(97)	$(23)	$(6)	$29	$(97)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING BALANCE SHEET
(In millions)

	As of March 31, 2010 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$22	$266	$149	$—	$437
Accounts receivable, net of allowances
— third parties	24	747	372	—	1,143
— related parties	695	312	62	(1,045)	24
Inventories	47	770	266	—	1,083
Prepaid expenses and other current assets	2	28	9	—	39
Fair value of derivative instruments	5	161	43	(12)	197
Deferred income tax assets	—	7	5	—	12

Total current assets	795	2,291	906	(1,057)	2,935
Property, plant and equipment, net	138	1,976	518	—	2,632
Goodwill	—	600	11	—	611
Intangible assets, net	6	740	3	—	749
Investments in and advances to non-consolidated affiliates	1,998	708	1	(1,998)	709
Fair value of derivative instruments, net of current portion	—	7	2	(2)	7
Deferred income tax assets	1	3	1	—	5
Other long-term assets	976	199	78	(1,139)	114

Total assets	$3,914	$6,524	$1,520	$(4,196)	$7,762

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$3	$13	$100	$—	$116
Short-term borrowings
— third parties	—	61	14	—	75
— related parties	41	457	21	(519)	—
Accounts payable
— third parties	58	600	418	—	1,076
— related parties	62	350	166	(525)	53
Fair value of derivative instruments	7	102	13	(12)	110
Accrued expenses and other current liabilities	52	279	106	(1)	436
Deferred income tax liabilities	—	33	1	—	34

Total current liabilities	223	1,895	839	(1,057)	1,900
Long-term debt, net of current portion
— third parties	1,635	844	1	—	2,480
— related parties	115	929	94	(1,138)	—
Deferred income tax liabilities	—	485	12	—	497
Accrued postretirement benefits	31	349	119	—	499
Other long-term liabilities	41	333	5	(3)	376

	2,045	4,835	1,070	(2,198)	5,752

Commitments and contingencies
Shareholder’s equity
Common stock	—	—	—	—	—
Additional paid-in capital	3,530	—	—	—	3,530
Retained earnings (accumulated deficit)	(1,558)	1,818	349	(2,167)	(1,558)
Accumulated other comprehensive income (loss)	(103)	(129)	(40)	169	(103)

Total equity of our common shareholder	1,869	1,689	309	(1,998)	1,869
Noncontrolling interests	—	—	141	—	141

Total equity	1,869	1,689	450	(1,998)	2,010

Total liabilities and equity	$3,914	$6,524	$1,520	$(4,196)	$7,762

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING BALANCE SHEET
(In millions)

	As of March 31, 2009 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$3	$175	$70	$—	$248
Accounts receivable, net of allowances
— third parties	21	761	267	—	1,049
— related parties	411	183	32	(601)	25
Inventories	31	523	239	—	793
Prepaid expenses and other current assets	4	31	16	—	51
Fair value of derivative instruments	—	145	7	(33)	119
Deferred income tax assets	—	192	24	—	216

Total current assets	470	2,010	655	(634)	2,501
Property, plant and equipment, net	151	2,139	490	—	2,780
Goodwill	—	570	12	—	582
Intangible assets, net	11	794	1	—	806
Investments in and advances to non-consolidated affiliates	1,647	719	—	(1,647)	719
Fair value of derivative instruments, net of current portion	—	46	28	(2)	72
Deferred income tax assets	1	3	—	—	4
Other long-term assets	1,028	207	96	(1,228)	103

Total assets	$3,308	$6,488	$1,282	$(3,511)	$7,567

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$3	$12	$44	$—	$59
Short-term borrowings
— third parties	—	231	33	—	264
— related parties	7	330	22	(359)	—
Accounts payable
— third parties	33	458	234	—	725
— related parties	41	157	90	(240)	48
Fair value of derivative instruments	7	540	126	(33)	640
Accrued expenses and other current liabilities	34	395	90	(3)	516
Deferred income tax liabilities	—	—	—	—	—

Total current liabilities	125	2,123	639	(635)	2,252
Long-term debt, net of current portion
— third parties	1,464	844	101	—	2,409
— related parties	223	976	120	(1,228)	91
Deferred income tax liabilities	—	459	10	—	469
Accrued postretirement benefits	27	346	122	—	495
Other long-term liabilities	50	288	5	(1)	342

	1,889	5,036	997	(1,864)	6,058

Commitments and contingencies
Shareholder’s equity
Common stock	—	—	—	—	—
Additional paid-in capital	3,530	—	—	—	3,530
Retained earnings (accumulated deficit)	(1,963)	1,533	325	(1,858)	(1,963)
Accumulated other comprehensive income (loss)	(148)	(81)	(130)	211	(148)

Total equity of our common shareholder	1,419	1,452	195	(1,647)	1,419
Noncontrolling interests	—	—	90	—	90

Total equity	1,419	1,452	285	(1,647)	1,509

Total liabilities and equity	$3,308	$6,488	$1,282	$(3,511)	$7,567

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	Year Ended March 31, 2010 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$(16)	$564	$296	$—	$844

INVESTING ACTIVITIES
Capital expenditures	(7)	(66)	(28)	—	(101)
Proceeds from sales of assets	—	1	4	—	5
Changes to investment in and advances to non-consolidated affiliates	—	3	—	—	3
Proceeds from loans receivable, net — related parties	—	4	—	—	4
Net proceeds from settlement of derivative instruments	(3)	(285)	(107)	—	(395)

Net cash provided by (used in) investing activities	(10)	(343)	(131)	—	(484)

FINANCING ACTIVITIES
Proceeds from issuance of debt
— third parties	177	—	—	—	177
— related parties	4	—	—	—	4
Principal repayments
— third parties	(3)	(13)	(51)	—	(67)
— related parties	(166)	(76)	(12)	159	(95)
Short-term borrowings, net
— third parties	—	(172)	(21)	—	(193)
— related parties	34	127	(2)	(159)	—
Dividends
— noncontrolling interests	—	—	(13)	—	(13)
Debt issuance costs	(1)	—	—	—	(1)

Net cash provided by (used in) financing activities	45	(134)	(99)	—	(188)

Net increase in cash and cash equivalents	19	87	66	—	172
Effect of exchange rate changes on cash balances held in foreign currencies	—	4	13	—	17
Cash and cash equivalents — beginning of period	3	175	70	—	248

Cash and cash equivalents — end of period	$22	$266	$149	$—	$437

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	Year Ended March 31, 2009 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$87	$(123)	$39	$(223)	$(220)

INVESTING ACTIVITIES
Capital expenditures	(8)	(100)	(37)	—	(145)
Proceeds from sales of assets	2	2	1	—	5
Changes to investment in and advances to non-consolidated affiliates	—	20	—	—	20
Proceeds from loans receivable, net — related parties	—	17	—	—	17
Net proceeds from settlement of derivative instruments	2	(93)	67	—	(24)

Net cash provided by (used in) investing activities	(4)	(154)	31	—	(127)

FINANCING ACTIVITIES
Proceeds from issuance of debt
— third parties	—	220	43	—	263
— related parties	91	—	—	—	91
Principal repayments
— third parties	(223)	(11)	(1)	—	(235)
— related parties	41	(89)	(152)	200	—
Short-term borrowings, net
— third parties	—	185	(9)	—	176
— related parties	2	(25)	—	23	—
Dividends
— noncontrolling interests	—	—	(6)	—	(6)
Debt issuance costs	(3)	—	—	—	(3)

Net cash provided by (used in) financing activities	(92)	280	(125)	223	286

Net increase in cash and cash equivalents	(9)	3	(55)	—	(61)
Effect of exchange rate changes on cash balances held in foreign currencies	—	(5)	(12)	—	(17)
Cash and cash equivalents — beginning of period	12	177	137	—	326

Cash and cash equivalents — end of period	$3	$175	$70	$—	$248

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	May 16, 2007 Through March 31, 2008 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$88	$359	$144	$(190)	$401

INVESTING ACTIVITIES
Capital expenditures	(11)	(143)	(31)	—	(185)
Proceeds from sales of assets	5	2	1	—	8
Changes to investment in and advances to non-consolidated affiliates	(40)	25	(1)	40	24
Proceeds from loans receivable, net — related parties	—	18	—	—	18
Net proceeds from settlement of derivative instruments	12	36	(7)	—	41

Net cash provided by (used in) investing activities	(34)	(62)	(38)	40	(94)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	92	40	—	(40)	92
Proceeds from issuance of debt	300	659	141	—	1,100
Principal repayments
— third parties	(261)	(608)	(140)	—	(1,009)
— related parties	—	(189)	31	158	—
Short-term borrowings, net
— third parties	(45)	(188)	(8)	—	(241)
— related parties	(99)	81	(14)	32	—
Dividends
— noncontrolling interests	—	—	(1)	—	(1)
Debt issuance costs	(37)	—	—	—	(37)

Net cash provided by (used in) financing activities	(50)	(205)	9	150	(96)

Net increase in cash and cash equivalents	4	92	115	—	211
Effect of exchange rate changes on cash balances held in foreign currencies	—	11	2	—	13
Cash and cash equivalents — beginning of period	8	74	20	—	102

Cash and cash equivalents — end of period	$12	$177	$137	$—	$326

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	April 1, 2007 Through May 15, 2007 — Predecessor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash used in operating activities	$(21)	$(181)	$(28)	$—	$(230)
INVESTING ACTIVITIES
Capital expenditures	(1)	(10)	(6)	—	(17)
Changes to investment in and advances to non-consolidated affiliates	—	1	—	—	1
Net proceeds from settlement of derivative instruments	(5)	23	—	—	18

Net cash provided by (used in) investing activities	(6)	14	(6)	—	2

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	150	—	—	150
Principal repayments	—	(1)	—	—	(1)
Short-term borrowings, net
— third parties	45	9	6	—	60
— related parties	(15)	11	4	—	—
Dividends
— noncontrolling interests	—	—	(7)	—	(7)
Debt issuance costs	(2)	—	—	—	(2)
Proceeds from the exercise of stock options	1	—	—	—	1

Net cash provided by financing activities	29	169	3	—	201

Net increase (decrease) in cash and cash equivalents	2	2	(31)	—	(27)
Effect of exchange rate changes on cash balances held in foreign currencies	—	1	—	—	1
Cash and cash equivalents — beginning of period	6	71	51	—	128

Cash and cash equivalents — end of period	$8	$74	$20	$—	$102

Novelis Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In millions)

	Nine Months
	Ended
	December 31,
	2010	2009

Net sales	$7,617	$6,253

Cost of goods sold (exclusive of depreciation and amortization)	6,628	5,066
Selling, general and administrative expenses	272	243
Depreciation and amortization	307	285
Research and development expenses	27	27
Interest expense and amortization of debt issuance costs	125	131
Interest income	(10)	(8)
Gain on change in fair value of derivative instruments, net	(58)	(192)
Loss on early extinguishment of debt	74	—
Restructuring charges, net	35	7
Equity in net (gain) loss of non-consolidated affiliates	11	12
Other (income) expense, net	5	(21)

	7,416	5,550

Income (loss) before income taxes	201	703
Income tax provision	104	247

Net income (loss)	97	456
Net income attributable to noncontrolling interests	31	50

Net income (loss) attributable to our common shareholder	$66	$406

See accompanying notes to the condensed consolidated financial statements.

Novelis Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In millions, except number of shares)

	December 31,	March 31,
	2010	2010

ASSETS
Current assets
Cash and cash equivalents	$297	$437
Accounts receivable (net of allowances of $6 and $4 as of December 31, 2010 and March 31, 2010)
— third parties	1,180	1,143
— related parties	16	24
Inventories	1,301	1,083
Prepaid expenses and other current assets	47	39
Fair value of derivative instruments	168	197
Deferred income tax assets	17	12

Total current assets	3,026	2,935
Property, plant and equipment, net	2,490	2,632
Goodwill	611	611
Intangible assets, net	707	749
Investment in and advances to non-consolidated affiliates	683	709
Fair value of derivative instruments, net of current portion	20	7
Long-term deferred income tax assets	14	5
Other long-term assets
— third parties	178	93
— related parties	19	21

Total assets	$7,748	$7,762

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$21	$116
Short-term borrowings	121	75
Accounts payable
— third parties	1,104	1,076
— related parties	45	53
Fair value of derivative instruments	105	110
Accrued expenses and other current liabilities	441	436
Deferred income tax liabilities	36	34

Total current liabilities	1,873	1,900
Long-term debt, net of current portion	4,060	2,480
Long-term deferred income tax liabilities	519	497
Accrued postretirement benefits	517	499
Other long-term liabilities	357	376

Total liabilities	7,326	5,752

Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of December 31, 2010 and March 31, 2010	—	—
Additional paid-in capital	1,830	3,530
Accumulated deficit	(1,492)	(1,558)
Accumulated other comprehensive loss	(88)	(103)

Total Novelis shareholder’s equity	250	1,869
Noncontrolling interests	172	141

Total equity	422	2,010

Total liabilities and shareholder’s equity	$7,748	$7,762

See accompanying notes to the condensed consolidated financial statements.

Novelis Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In millions)

	Nine Months
	Ended
	December 31,
	2010	2009

OPERATING ACTIVITIES
Net income	$97	$456
Adjustments to determine net cash provided by (used in) operating activities:
Depreciation and amortization	307	285
Gain on change in fair value of derivative instruments, net	(58)	(192)
Loss on extinguishment of debt	74	—
Deferred income taxes	12	230
Write-off and amortization of fair value adjustments, net	8	(139)
Equity in net loss of non-consolidated affiliates	11	12
Foreign exchange remeasurement of debt	—	(17)
Gain on sale of assets	(11)	—
Gain on reversal of accrued legal claim	—	(3)
Other, net	3	8
Changes in assets and liabilities:
Accounts receivable	(37)	107
Inventories	(220)	(218)
Accounts payable	22	34
Other current assets	(7)	9
Other current liabilities	21	35
Other noncurrent assets	(8)	(16)
Other noncurrent liabilities	4	39

Net cash provided by operating activities	218	630

INVESTING ACTIVITIES
Capital expenditures	(132)	(74)
Proceeds from sales of assets, third parties	18	4
Proceeds from sales of assets, related parties	10	—
Changes to investment in and advances to non-consolidated affiliates	1	3
Proceeds from related party loans receivable, net	8	15
Net proceeds (outflow) from settlement of derivative instruments	81	(432)

Net cash used in investing activities	(14)	(484)

FINANCING ACTIVITIES
Proceeds from issuance of debt, third parties	3,985	177
Proceeds from issuance of debt, related parties	—	4
Principal payments, third parties	(2,486)	(20)
Principal payments, related parties	—	(95)
Short-term borrowings, net	49	(211)
Return of capital to our common shareholder	(1,700)	—
Dividends, noncontrolling interest	(18)	(13)
Debt issuance costs	(174)	(1)

Net cash used in financing activities	(344)	(159)

Net decrease in cash and cash equivalents	(140)	(13)
Effect of exchange rate changes on cash balances held in foreign currencies	—	17
Cash and cash equivalents — beginning of period	437	248

Cash and cash equivalents — end of period	$297	$252

See accompanying notes to the condensed consolidated financial statements.

Novelis Inc.

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER’S EQUITY (unaudited)
(In millions, except number of shares)

	Novelis Inc. Shareholder
					Accumulated
					Other
			Additional		Comprehensive	Non-
	Common Stock		Paid-in	Accumulated	Loss	controlling	Total
	Shares	Amount	Capital	Deficit	(AOCI)	Interests	Equity

Balance as of March 31, 2010	1,000	$—	$3,530	$(1,558)	$(103)	$141	$2,010
Net loss attributable to our common shareholder	—	—	—	66	—	—	66
Net income attributable to noncontrolling interests	—	—	—	—	—	31	31
Currency translation adjustment, net of tax provision of $ — million included in Accumulated other comprehensive income	—	—	—	—	5	1	6
Change in fair value of effective portion of cash flow hedges, net of tax provision of $11 included in Accumulated other comprehensive income	—	—	—	—	21	—	21
Postretirement benefit plans:
Change in pension and other benefits, net of tax provision of $6 included in Accumulated other comprehensive income	—	—	—	—	(11)	—	(11)
Return of capital to our common shareholder	—	—	(1,700)	—	—	—	(1,700)
Noncontrolling interests dividends	—	—	—	—	—	(1)	(1)

Balance as of December 31, 2010	1,000	$—	$1,830	$(1,492)	$(88)	$172	$422

See accompanying notes to the condensed consolidated financial statements.

Novelis Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
(In millions)

	Nine Months Ended			Nine Months Ended
	December 31, 2010			December 31, 2009
	Attributable to	Attributable to		Attributable to	Attributable to
	Our Common	Noncontrolling		Our Common	Noncontrolling
	Shareholder	Interests	Total	Shareholder	Interests	Total

Net income	$66	$31	$97	$406	$50	$456

Other comprehensive income (loss):
Currency translation adjustment	5	1	6	109	16	125
Net change in fair value of effective portion of cash flow hedges	32	—	32	(1)	—	(1)
Postretirement benefit plans:
Change in pension and other benefits	(17)	—	(17)	13	—	13

Other comprehensive income before income tax effect	20	1	21	121	16	137
Income tax provision related to items of other comprehensive income (loss)	5	—	5	9	—	9

Other comprehensive income, net of tax	15	1	16	112	16	128

Comprehensive income	$81	$32	$113	$518	$66	$584

See accompanying notes to the condensed consolidated financial statements.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

References herein to “Novelis,” the “Company,” “we,” “our,” or “us” refer to Novelis Inc. and its subsidiaries unless the context specifically indicates otherwise. References herein to “Hindalco” refer to Hindalco Industries Limited. In October 2007, the Rio Tinto Group purchased all the outstanding shares of Alcan, Inc. and became Rio Tinto Alcan Inc. References herein to “Rio Tinto Alcan” refer to Rio Tinto Alcan Inc.

Description of Business and Basis of Presentation

Novelis Inc., formed in Canada on September 21, 2004, and its subsidiaries, is the world’s leading aluminum rolled products producer based on shipment volume. We produce aluminum sheet and light gauge products where the end-use destination of the products includes the beverage and food can, transportation, construction and industrial, and foil products markets. As of December 31, 2010, we had operations on four continents: North America, Europe, Asia and South America, through 30 operating plants, one research facility and several market-focused innovation centers in 11 countries. In addition to aluminum rolled products plants, our South American businesses include bauxite mining, primary aluminum smelting and power generation facilities.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and accompanying notes in our Annual Report on Form 10-K for the year ended March 31, 2010 filed with the United States Securities and Exchange Commission (SEC) on May 27, 2010. Management believes that all adjustments necessary for the fair statement of results, consisting of normally recurring items, have been included in the unaudited condensed consolidated financial statements for the interim periods presented.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The principal areas of judgment relate to (1) the fair value of derivative financial instruments; (2) impairment of goodwill; (3) impairments of long-lived assets, intangible assets and equity investments; (4) actuarial assumptions related to pension and other postretirement benefit plans; (5) income tax reserves and valuation allowances and (6) assessment of loss contingencies, including environmental, litigation and other tax reserves.

Acquisition of Novelis Common Stock

On May 15, 2007, the Company was acquired by Hindalco through its indirect wholly-owned subsidiary pursuant to a plan of arrangement (the Arrangement) at a price of $44.93 per share. The aggregate purchase price for all of the Company’s common shares was $3.4 billion and Hindalco also assumed $2.8 billion of Novelis’ debt for a total transaction value of $6.2 billion. Subsequent to completion of the Arrangement on May 15, 2007, all of our common shares were indirectly held by Hindalco.

Amalgamation of AV Aluminum Inc. and Novelis Inc.

Effective September 29, 2010, in connection with an internal restructuring transaction, pursuant to articles of amalgamation under the Canadian Business Corporations Act, we were amalgamated (the “Amalgamation”) with our direct parent AV Aluminum Inc., a Canadian corporation (AV Aluminum), to form an amalgamated corporation named Novelis Inc., also a Canadian corporation.

As a result of the Amalgamation, we and AV Aluminum continue our corporate existence, the amalgamated Novelis Inc. remains liable for all of our and AV Aluminum’s obligations and we continue to own all of

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

our respective property. Since AV Aluminum was a holding company whose sole asset was the shares of the pre-amalgamated Novelis, our business, management, board of directors and corporate governance procedures following the Amalgamation are identical to those of Novelis immediately prior to the Amalgamation. Novelis Inc., like AV Aluminum, remains an indirect, wholly-owned subsidiary of Hindalco. We have retrospectively recast all periods presented to reflect the amalgamated companies.

As of March 31, 2010, the Amalgamation increased the Company’s previously reported Additional paid-in capital by $33 million, and reduced Accumulated deficit by $33 million. The Amalgamation had no impact on our condensed consolidated statements of operations for the nine months ended December 31, 2010 and 2009 or our condensed consolidated statements of cash flows for the nine months ended December 31, 2010 and 2009.

Consolidation Policy

Our consolidated financial statements include the assets, liabilities, revenues and expenses of all wholly-owned subsidiaries, majority-owned subsidiaries over which we exercise control and entities in which we have a controlling financial interest or are deemed to be the primary beneficiary. We eliminate all significant intercompany accounts and transactions from our consolidated financial statements.

Reclassifications and Adjustment

Certain reclassifications of prior period amounts and presentation have been made to conform to the presentation adopted for the current period.

For the nine months ended December 31, 2009, we reclassified $17 million, respectively, from Selling, general and administrative expenses to Costs of goods sold (exclusive of depreciation and amortization) to conform to the current year presentation.

In the condensed consolidated balance sheet as of March 31, 2010, we reclassified $3 million of capitalized software from Property, plant and equipment, net to Intangible assets. The reclassification had no impact on total assets, total liabilities, total equity, net income (loss) or cash flows as previously reported.

Recently Adopted Accounting Standards

Effective April 1, 2010, we adopted authoritative guidance in the Accounting Standards Update (ASU) No. 2009-17, Consolidations: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. ASU No. 2009-17 was intended (1) to address the effects on certain provisions of the accounting standard dealing with consolidation of variable interest entities, as a result of the elimination of the qualifying special-purpose entity concept in ASU No. 2009-16, Transfers and Servicing: Accounting for Transfers of Financial Assets, and (2) to clarify questions about the application of certain key provisions related to consolidation of variable interest entities. This standard had no impact on our consolidated financial position, results of operations and cash flow, but did require certain additional footnote disclosures. These disclosures are included in Note 4 — Consolidation of Variable Interest Entities.

Recently Issued Accounting Standards

We have determined that recently issued accounting standards will not have a material impact on our consolidated financial position, results of operations and cash flow.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

2.	RESTRUCTURING PROGRAMS

Restructuring charges, net of $35 million on the condensed consolidated statement of operations for the nine months ended December 31, 2010, includes $7 million of items that were not reflected in the movement of the restructuring accrual, as they affected other accounts. The following table summarizes our restructuring accrual activity by region (in millions).

		North		South		Restructuring
	Europe	America	Asia	America	Corporate	Reserves

Balance as of March 31, 2010	$28	$10	$—	$—	$—	$38
Provisions, net	17	11	—	8	6	42
Cash payments	(7)	(14)	—	(3)	(1)	(25)

Balance as of December 31, 2010	$38	$7	$—	$5	$5	$55

Europe

During the nine months ended December 31, 2010, we announced that our foil rolling activities and part of our packaging business at our Bridgnorth, England facility will cease operation by April 2011. The closure and subsequent consolidation of the business into other plants in our European system aims to improve the competitiveness of the company’s overall foil and packaging production system in response to over-capacity in the European foil market and increasing competition from manufacturers in low-cost countries. We recorded $17 million of restructuring expense during the current period for employee termination, asset impairment and certain contract termination costs for this site, of which $5 million were non-cash items not reflected in the restructuring accrual table above.

We recorded a $10 million gain on asset sales to Hindalco related to the previously announced closure of our Rogerstone facility. Also, we recorded an additional $5 million of restructuring expense for severance and environmental costs related to restructuring actions initiated in prior years at other European plants. For the nine months ended December 31, 2010, we made $4 million in severance payments and $3 million in payments for environmental remediation.

North America

We recorded $11 million of restructuring expense for the nine months ended December 31, 2010, related to the relocation of our North American headquarters from Cleveland to Atlanta, and made $14 million in payments related to this move.

South America

We recorded $8 million of restructuring expense for the current period for employee termination, contract termination and certain environmental remediation costs related to the closure of our primary aluminum smelter at Aratu, Brazil. The closure was in response to high operating costs and lack of competitive priced energy supply. The closure affected approximately 300 workers and was completed by December 31, 2010.

Corporate

We recorded $5 million of restructuring expense for the nine months ended December 31, 2010, related to lease termination costs incurred in the relocation of our Corporate headquarters to a new facility in Atlanta and $1 million in other contract termination fees. The $5 million of lease termination costs includes a $1 million deferred credit on the former facility.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

3.	INVENTORIES

Inventories consisted of the following (in millions).

	December 31,	March 31,
	2010	2010

Finished goods	$264	$270
Work in process	463	431
Raw materials	474	295
Supplies	107	93

	1,308	1,089
Allowances	(7)	(6)

Inventories	$1,301	$1,083

4.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES (VIE)

The entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and consolidates the VIE. Prior to March 31, 2010, the primary beneficiary was the entity that would absorb a majority of the economic risks and rewards of the VIE based on an analysis of projected probability-weighted cash flows. In accordance with the new accounting guidance on consolidation of VIEs effective April 1, 2010 (see Note 1), an entity is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.

We have a joint interest in Logan Aluminum Inc. (Logan) with ARCO Aluminum, Inc. (ARCO). Logan processes metal received from Novelis and ARCO and charges the respective partner a fee to cover expenses. Logan is thinly capitalized and relies on the regular reimbursement of costs and expenses by Novelis and ARCO to fund its operations. This reimbursement is considered a variable interest as it constitutes a form of financing of the activities of Logan. Other than these contractually required reimbursements, we do not provide other material support to Logan. Logan’s creditors do not have recourse to our general credit.

Novelis has a majority voting right on Logan’s board of directors and has the ability to direct the majority of Logan’s production operations. We also have the ability to take the majority share of production and associated costs. These facts qualify Novelis as Logan’s primary beneficiary and this entity is consolidated for all periods presented. All significant intercompany transactions and balances have been eliminated.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

The following table summarizes the carrying value and classification of assets and liabilities owned by the Logan joint venture and consolidated on our condensed consolidated balance sheets (in millions). There are significant other assets used in the operations of Logan that are not part of the joint venture, as they are directly owned and consolidated by Novelis or ARCO.

	December 31,	March 31,
	2010	2010

Assets
Current assets
Cash and cash equivalents	$3	$3
Accounts receivable	28	29
Inventories, net	37	31
Prepaid expenses and other current assets	1	1

Total current assets	69	64
Property, plant and equipment, net	11	10
Goodwill	12	12
Deferred income taxes	52	41
Other long-term assets	3	3

Total assets	$147	$130

Liabilities
Current liabilities
Accounts payable	$27	$23
Accrued expenses and other current liabilities	14	12

Total current liabilities	41	35
Accrued postretirement benefits	118	97
Other long-term liabilities	2	3

Total liabilities	$161	$135

5.	INVESTMENT IN AND ADVANCES TO NON-CONSOLIDATED AFFILIATES AND RELATED PARTY TRANSACTIONS

The following table summarizes our share of the condensed results of operations of our equity method affiliates. These results include the incremental depreciation and amortization expense that we record in our equity method accounting as a result of fair value adjustments made to our investments in non-consolidated affiliates due to the Arrangement.

Included in the accompanying condensed consolidated financial statements are transactions and balances arising from business we conduct with these non-consolidated affiliates, which we classify as related party transactions and balances. The following table also describes the nature and amounts of significant transactions that we had with our non-consolidated affiliates (in millions). The results for the nine months ended

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

December 31, 2009 also include a $10 million after tax benefit from the refinement of our methodology of recording depreciation and amortization on the step up in our basis in the underlying assets of an investee.

	Nine Months
	Ended
	December 31,
	2010	2009

Net sales	$167	$183
Costs, expenses and provisions for taxes on income	178	195

Net income (loss)	$(11)	$(12)

Purchase of tolling services from Aluminium Norf GmbH (Norf)	$166	$181

We earned less than $1 million of interest income on a loan due from Norf during each of the periods presented in the table above.

The following table describes the period-end account balances that we had with these non-consolidated affiliates, shown as related party balances in the accompanying condensed consolidated balance sheets (in millions). We had no other material related party balances.

	December 31,	March 31,
	2010	2010

Accounts receivable	$16	$24
Other long-term receivables	$19	$21
Accounts payable	$45	$53

On December 17, 2010, we paid a dividend of $1.7 billion to our shareholder as a return of capital.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

6.	DEBT

Debt consists of the following (in millions).

	December 31, 2010					March 31, 2010
				Unamortized			Unamortized
	Interest			Fair Value	Carrying		Fair Value	Carrying
	Rates(A)		Principal	Adjustments(B)	Value	Principal	Adjustments(B)	Value

Third party debt:
Short term borrowings	2.74%		$121	$—	$121	$75	$—	$75
Novelis Inc.
Floating rate Term Loan Facility, due December 2016	5.25%		1,500	(44)	1,456	—	—	—
Floating rate Term Loan Facility, due July 2014	—	%(C)	—	—	—	292	—	292
8.375% Senior Notes, due December 2017	8.375%		1,100	—	1,100	—	—	—
8.75% Senior Notes, due December 2020	8.75%		1,400	(1)	1,399	—	—	—
11.5% Senior Notes, due February 2015	—	%(C)	—	—	—	185	(3)	182
7.25% Senior Notes, due February 2015	7.25	%(C)	74	3	77	1,124	41	1,165
Novelis Corporation
Floating rate Term Loan Facility, due July 2014	—	%(C)	—	—	—	859	(46)	813
Novelis Switzerland S.A.
Capital lease obligation, due December 2019 (Swiss francs (CHF) 46 million)	7.50%		48	(3)	45	45	(3)	42
Capital lease obligation, due August 2011 (CHF 1 million)	2.49%		1	—	1	1	—	1
Novelis Korea Limited
Bank loan, due October 2010	—%		—	—	—	100	—	100
Other
Other debt, due December 2011 through November 2015	4.16%		3	—	3	1	—	1

Total debt — third parties			4,247	(45)	4,202	2,682	(11)	2,671
Less: Short term borrowings			(121)	—	(121)	(75)	—	(75)
Current portion of long term debt			(21)	—	(21)	(116)	—	(116)

Long-term debt, net of current portion — third parties:			$4,105	$(45)	$4,060	$2,491	$(11)	$2,480

(A)	Interest rates are as of December 31, 2010 and exclude the effects of related interest rate swaps and accretion/amortization of fair value adjustments as a result of the Arrangement, the debt exchange completed in fiscal 2009 and the Refinancing completed in December 2010.

(B)	Debt existing at the time of the Arrangement was recorded at fair value. Additional floating rate Term Loan with a face value of $220 million issued in March 2009 was recorded at a fair value of $165 million. 11.5% Senior Notes with a face value of $185 million issued in August 2009 were recorded at a fair value of $181 million. In connection with the refinancing transaction of our prior secured term loan with the new 2010 Term Loan Facility, a portion of these historical fair value adjustments were allocated to the 2010 Term Loan Facility.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

(C)	On December 17, 2010, we completed a series of refinancing transactions which resulted in the repayment of the total principal amount of the floating rate Term Loan Facility due July 2014, the total outstanding principal amount of the 11.5% Senior Notes due February 2015 and $1,050 million of aggregate principal amount of 7.25% Senior Notes due 2015. See “Refinancing” below for additional discussion.

Principal repayment requirements for our total debt over the next five years and thereafter (excluding unamortized fair value adjustments and using rates of exchange as of December 31, 2010 for our debt denominated in foreign currencies) are as follows (in millions).

As of December 31, 2010	Amount

Within one year	$142
2 years	20
3 years	20
4 years	20
5 years	95
Thereafter	3,950

Total	$4,247

Refinancing

During the nine months ended December 31, 2010, we commenced a cash tender offer and consent solicitations for our 7.25% Senior Notes due 2015 (the “7.25% Notes”) and our 11.50% Senior Notes due 2015 (the “11.50% Notes,”). The entire $185 million aggregate outstanding principal amount of the 11.50% Notes was tendered and redeemed. Of the $1,124 million aggregate principal amount of the 7.25% Notes, $74 million was not redeemed and is expected to remain outstanding through maturity in February 2015. The 7.25% Notes that remain outstanding no longer contain substantially all of the restrictive covenants and certain events of default originally included in the indenture for the 7.25% Notes.

On December 17, 2010 we completed a series of refinancing transactions. The refinancing transactions consisted of the sale of $1.1 billion in aggregate principal amount of 8.375% Senior Notes Due 2017 (the “2017 Notes”) and $1.4 billion in aggregate principal amount of 8.75% Senior Notes Due 2020 (the “2020 Notes” and together with the 2017 Notes, the “Notes”) and a new $1.5 billion secured term loan credit facility (the “2010 Term Loan Facility”).

The proceeds from the refinancing transactions were used to repay our prior secured term loan credit facility, to fund our tender offers and related consent solicitations for our 7.25% Senior Notes and our 11.50% Senior Notes and to pay premiums, fees and expenses associated with the refinancing. In addition, a portion of the proceeds were used to fund a distribution of $1.7 billion as a return of capital to our shareholder.

In addition, we replaced our existing $800 million asset based loan (“ABL”) facility with a new $800 million ABL facility (the “2010 ABL Facility”). We refer to the 2010 Term Loan Facility and the 2010 ABL Facility collectively as our “new senior secured credit facilities.”

We paid tender premiums, fees and other costs of $174 million associated with the refinancing transactions, including fees paid to lenders, arrangers, and outside professionals such as attorneys and rating agencies. In accordance with Financial Accounting Standards Board Accounting Standards Codification Number 470 Debt, we performed an analysis to determine whether the old debt had been extinguished or modified. This analysis determines the treatment of fees paid in connection with the transaction and any existing unamortized fees, discounts and fair value adjustments associated with the old debt. As a result of that analysis, we recorded a Loss on early extinguishment of debt of $74 million. The remaining new fees and

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

existing unamortized fees, discounts and fair value adjustments associated with the old debt of $125 million were capitalized and will be amortized as an increase to interest expense over the term of the related debt.

2017 Notes and 2020 Notes

Interest on the Notes is payable on June 15 and December 15 of each year, commencing on June 15, 2011. The Notes will mature on December 15, 2017 and 2020, respectively. Upon a change of control, we must offer to purchase the Notes at 101% of the principal amount, plus accrued and unpaid interest to the purchase date.

The Notes are our senior unsecured obligations and rank equally with all of our existing and future unsecured senior indebtedness. The Notes are guaranteed, jointly and severally, on a senior unsecured basis, by all of our existing and future Canadian and U.S. restricted subsidiaries, certain of our existing foreign restricted subsidiaries and our other restricted subsidiaries that guarantee debt in the future under any credit facilities, provided that the borrower of such debt is a Canadian or a U.S. subsidiary (the “Guarantors”). The Notes and the guarantees effectively rank junior to our secured debt and the secured debt of the guarantors (including debt under our new senior secured credit facilities), to the extent of the value of the assets securing that debt.

Prior to December 15, 2013 in the case of the 2017 Notes and prior to December 15, 2015 in the case of the 2020 Notes, the Company, at its option and from time to time, may redeem all or a portion of the Notes by paying a “make-whole” premium calculated under the Indenture. At any time on or after December 15, 2013 in the case of the 2017 Notes and on or after December 15, 2015 in the case of the 2020 Notes, the Company, at its option and from time to time, may redeem all or a portion of the applicable Notes. The redemption prices for the Notes are calculated based on a percentage of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date, and are dependent on the date on which the Notes are redeemed. These percentages range from between 100.000% and 106.281% in the case of the 2017 Notes and from between 100.000% and 104.375% in the case of the 2020 Notes. At any time prior to December 15, 2013, the Company may also redeem up to 35% of the original aggregate principal amount of each series of the Notes with the proceeds of certain equity offerings, at a redemption price equal to 108.375% of the principal amount of the Notes being redeemed (in the case of the 2017 Notes) and 108.75% of the principal amount of the Notes being redeemed (in the case of the 2020 Notes), plus, in each case, accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the applicable series of Notes issued remains outstanding after the redemption.

The Notes contain customary covenants and events of default that will limit our ability and, in certain instances, the ability of certain of our subsidiaries to (1) incur additional debt and provide additional guarantees, (2) pay dividends beyond certain amounts and make other restricted payments, (3) create or permit certain liens, (4) make certain asset sales, (5) use the proceeds from the sales of assets and subsidiary stock, (6) create or permit restrictions on the ability of certain of the Company’s subsidiaries to pay dividends or make other distributions to the Company, (7) engage in certain transactions with affiliates, (8) enter into sale and leaseback transactions, (9) designate subsidiaries as unrestricted subsidiaries and (10) consolidate, merge or transfer all or substantially all of the our assets and the assets of certain of our subsidiaries. During any future period in which either Standard & Poor’s Ratings Group, Inc., a division of the McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc. have assigned an investment grade credit rating to the Notes and no default or event of default under the Indenture has occurred and is continuing, most of the covenants will be suspended.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

Registration Rights Agreements

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), but include registration rights. The Notes were sold to qualified institutional buyers pursuant to Rule 144A and, outside the United States, pursuant to Regulation S of the Securities Act.

In connection with the issuance of the Notes, Novelis Inc. and the Guarantors entered into registration rights agreements, dated as of December 17, 2010, with the initial purchasers of the Notes (the “Registration Rights Agreements”), obligating us to:

•	use reasonable effort to file a registration statement with respect to an exchange offer within 180 days after the issue date of the Notes and cause the registration statement to be declared effective under the Securities Act within 365 days after the issue date of the Notes;

•	commence the exchange offer as soon as practicable after the effectiveness of the registration statement; and

•	keep the exchange offer open for not less than 30 days after the date notice of the exchange offer is mailed to the holders of the Notes.

If we fail to satisfy its obligations under the Registration Rights Agreements we may be required to pay additional interest on the Notes.

New Senior Secured Credit Facilities

Our new senior secured credit facilities consist of (1) the $1.5 billion six-year 2010 Term Loan Facility that may be increased in minimum amounts of $50 million per increase provided that the senior secured net leverage ratio shall not, on a proforma basis, exceed 2.5 to 1 and (2) the $800 million five-year New ABL Facility that may be increased by an additional $200 million. Scheduled principal amortization payments under the 2010 Term Loan Facility are $3.75 million per calendar quarter. Any unpaid principal will be due in full in December 2016. Borrowings under the 2010 ABL Facility are subject to certain limitations, generally based on 85% of the book value of eligible North American and certain eligible European accounts receivable; plus up to the lesser of (i) 75% of the net book value of all eligible North American and U.K. inventory or (ii) 85% of the appraised net orderly liquidation value of all eligible North American and U.K. inventory; minus such reserves as the agent bank may establish in good faith in accordance with such agent banks’ permitted discretion. Substantially all of our assets are pledged as collateral under the new senior secured credit facilities. The new senior secured credit facilities are guaranteed by substantially all of our restricted subsidiaries that guarantee the Notes. Generally, for both the 2010 Term Loan Facility and 2010 ABL Facility, interest rates reset periodically and interest is payable on a periodic basis depending on the type of loan. We may prepay borrowings under the new senior secured credit facilities, if certain minimum prepayment amounts and breakage costs are satisfied.

The new senior secured credit facilities include various customary covenants and events of default, including limitations on our ability to 1) make certain restricted payments, 2) incur additional indebtedness, 3) sell certain assets, 4) enter into sale and leaseback transactions, 5) make investments, loans and advances, 6) pay dividends and distributions beyond certain amounts, 7) engage in mergers, amalgamations or consolidations, 8) engage in certain transactions with affiliates, and 9) prepay certain indebtedness. In addition, under the New ABL Facility, if (a) our excess availability under the New ABL Facility is less than the greater of (i) 12.5% of the lesser of (x) the total New ABL Facility commitment at any time and (y) the then applicable borrowing base and (ii) $90 million, at any time or (b) any event of default has occurred and is continuing, we are required to maintain a minimum fixed charge coverage ratio of at least 1.1 to 1 until (1) such excess availability has subsequently been at least the greater of (i) 12.5% of the lesser of (x) the total New ABL Facility commitments at such time and (y) the then applicable borrowing base for 30 consecutive

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

days and (ii) $90 million and (2) no default is outstanding during such 30 day period. As of December 31, 2010 our excess availability under the New ABL Facility was $573 million, or 72% of the lender commitments.

Further, under the New Term Loan Facility we may not permit our total net leverage ratio as of the last day of our four consecutive quarters ending with any fiscal quarter to be greater than the ratio set forth below opposite the period in the table below during which the last day of such period occurs:

Total Net
Period	Leverage Ratio

March 30, 2011 through March 31, 2012	4.75 to 1.0
April 1, 2012 through March 31, 2013	4.50 to 1.0
April 1, 2013 through March 31, 2014	4.375 to 1.0
April 1, 2014 through March 31, 2015	4.25 to 1.0
April 1, 2015 and thereafter	4.0 to 1.0

The new senior secured credit facilities also contains various affirmative covenants, including covenants with respect to our financial statements, litigation and other reporting requirements, insurance, payment of taxes, employee benefits and (subject to certain limitations) causing new subsidiaries to pledge collateral and guaranty our obligations. As of December 31, 2010, we were compliant with these covenants.

Short-Term Borrowings and Lines of Credit

As of December 31, 2010, our short-term borrowings were $121 million consisting of bank overdrafts and borrowings under the 2010 ABL Facility. As of December 31, 2010, $28 million of the ABL Facility was utilized for letters of credit, and we had $573 million in remaining availability under this revolving credit facility. The weighted average interest rate on our total short-term borrowings was 2.74% and 1.71% as of December 31, 2010 and March 31, 2010, respectively.

As of December 31, 2010, we had $121 million of outstanding letters of credit in Korea which are not related to the ABL Facility.

Interest Rate Swaps

We use interest rate swaps to manage our exposure to changes in the benchmark LIBOR interest rate which impacts our variable-rate debt. Prior to the completion of the December 17, 2010 refinancing transactions, these swaps were designated as cash flow hedges. Upon completion of the refinancing transaction, our exposure to changes in the benchmark LIBOR interest rate was limited. The 2010 Term Loan Facility contains a floor feature of the higher of LIBOR or 150 basis points applied to a spread of 3.75%. As of December 31, 2010, this floor feature was in effect, changing our variable rate debt to fixed rate debt. As a result, we ceased hedge accounting for these swaps. As of March 31, 2010, we had $520 million of interest rate swaps, of which $510 million were designated as cash flow hedges. No interest rate swaps were designated as of December 31, 2010.

We had a cross-currency interest rate swap in Korea to convert our $100 million variable rate bank loan to KRW 92 billion at a fixed rate of 5.44%. On October 25, 2010, at maturity, we repaid this $100 million loan. The swap expired concurrent with the maturity of the loan.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

7.	SHARE-BASED COMPENSATION

The board of directors has authorized three long term incentive plans as follows:

•	The Novelis Long-Term Incentive Plan FY 2009 — FY 2012 (2009 LTIP) was authorized in June 2008. Under the 2009 LTIP, phantom stock appreciation rights (SARs) were granted to certain of our executive officers and key employees.

•	The Novelis Long-Term Incentive Plan FY 2010 — FY 2013 (2010 LTIP) was authorized in June 2009. Under the 2010 LTIP, SARs were granted to certain of our executive officers and key employees.

•	The Novelis Long-Term Incentive Plan FY 2011- FY 2014 (2011 LTIP) was authorized in May 2010. The 2011 LTIP provides for SARs and phantom restricted stock units (RSUs).

Under all three plans, SARs vest at the rate of 25% per year, subject to performance criteria and expire seven years from their grant date. Each SAR is to be settled in cash based on the difference between the market value of one Hindalco share on the date of grant and the market value on the date of exercise, subject to a maximum payout as defined by the plan. The RSUs under the 2011 LTIP vest in full three years from the grant date and are not subject to performance criteria. The payout on the RSUs is limited to three times the grant price.

Total compensation expense related to the long term incentive plans for the respective periods is presented in the table below (in millions). These amounts are included in Selling, general and administrative expenses in our condensed consolidated statements of operations. As the performance criteria for fiscal years 2012, 2013 and 2014 have not yet been established, measurement periods for SARs relating to those periods have not yet commenced. As a result, only compensation expense for vested and current year SARs has been recorded for the nine months ended December 31, 2010 and 2009.

	Nine Months Ended
	December 31,
	2010	2009

2009 LTIP	$4	$3
2010 LTIP	7	2
2011 LTIP	3	—

Total compensation expense	$14	$5

The tables below show the RSUs activity under our 2011 LTIP and the SARs activity under our 2011 LTIP, 2010 LTIP and 2009 LTIP.

			Aggregate
		Grant Date Fair	Intrinsic
	Number of	Value	Value (USD
2011 LTIP	RSUs	(in Indian Rupees)	in millions)

RSUs outstanding as of March 31, 2010	—	—	$—
Granted	905,704	147.78	3
Forfeited/Cancelled	(7,140)	147.10

RSUs outstanding as of December 31, 2010	898,564	147.78	$5

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

				Aggregate
			Remaining	Intrinsic
	Number of	Exercise Price	Contractual Term	Value (USD
2011 LTIP	SARs	(in Indian Rupees)	(In years)	in millions)

SARs outstanding as of March 31, 2010	—	—	—	$—
Granted	7,114,877	147.78
Forfeited/Cancelled	(56,088)	147.10

SARs outstanding as of December 31, 2010	7,058,789	147.78	6.40	$16

		Weighted	Weighted Average	Aggregate
		Average	Remaining	Intrinsic
	Number of	Exercise Price	Contractual Term	Value (USD
2010 LTIP	SARs	(in Indian Rupees)	(In years)	in millions)

SARs outstanding as of March 31, 2010	13,680,431	87.68	6.24	$29
Granted	32,278	125.33
Exercised	(1,965,238)	86.19
Forfeited/Cancelled	(635,894)	85.79

SARs outstanding as of December 31, 2010	11,111,577	88.45	5.48	$25

				Aggregate
			Remaining	Intrinsic
	Number of	Exercise Price	Contractual Term	Value (USD
2009 LTIP	SARs	(in Indian Rupees)	(In years)	in millions)

SARs outstanding as of March 31, 2010	11,371,399	60.50	5.25	$18
Exercised	(1,637,230)	60.50
Forfeited/Cancelled	(718,626)	60.50

SARs outstanding as of December 31, 2010	9,015,543	60.50	4.47	$14

The fair value of each SAR is based on the difference between the fair value of a long call and a short call option. The fair value of each of these call options was determined using the Monte Carlo Simulation model. We used historical stock price volatility data of Hindalco on the National Stock Exchange of India to determine expected volatility assumptions. The fair value of each SAR under the 2011 LTIP, 2010 LTIP and 2009 LTIP was estimated as of December 31, 2010 using the following assumptions:

	2011 LTIP	2010 LTIP	2009 LTIP

Risk-free interest rate	7.54 — 7.83%	7.55 — 7.84%	7.17 — 7.44%
Dividend yield	0.55%	0.55%	0.55%
Volatility	48.39%	51.25%	52.91%
Time interval (in years)	0.004	0.004	0.004

The fair value of the SARs is being recognized over the requisite performance and service period of each tranche, subject to the achievement of any performance criterion. As of December 31, 2010, 3,570,835 SARs were exercisable.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

Unrecognized compensation expense related to the non-vested SARs (assuming all future performance criteria are met) is $31 million which is expected to be realized over a weighted average period of 2.34 years. Unrecognized compensation expense related to the RSU’s is $4 million and will be recognized over the vesting period of three years.

8.	POSTRETIREMENT BENEFIT PLANS

Our pension obligations relate to funded defined benefit pension plans in the U.S., Canada, Switzerland and the U.K.; unfunded pension plans in Germany; unfunded lump sum indemnities in France, Malaysia and Italy; and partially funded lump sum indemnities in South Korea. Our other postretirement obligations (Other Benefits, as shown in certain tables below) include unfunded healthcare and life insurance benefits provided to retired employees in Canada, the U.S. and Brazil.

Components of net periodic benefit cost for all of our significant postretirement benefit plans are shown in the tables below (in millions).

	Pension Benefit Plans
	Nine Months Ended
	December 31,
	2010	2009

Service cost	$27	$24
Interest cost	48	43
Expected return on assets	(42)	(30)
Amortization — losses	8	9

Net periodic benefit cost	$41	$46

	Other Benefits
	Nine Months Ended
	December 31,
	2010	2009

Service cost	$6	$5
Interest cost	6	8

Net periodic benefit cost	$12	$13

The expected long-term rate of return on plan assets is 6.8% in fiscal 2011.

Employer Contributions to Plans

For pension plans, our policy is to fund an amount required to provide for contractual benefits attributed to service to-date, and amortize unfunded actuarial liabilities typically over periods of 15 years or less. We also participate in savings plans in Canada and the U.S., as well as defined contribution pension plans in the U.S., U.K., Canada, Germany, Italy, Switzerland, Malaysia and Brazil. We contributed the following amounts to all plans, including the Rio Tinto Alcan plans that cover our employees (in millions).

	Nine Months Ended
	December 31,
	2010	2009

Funded pension plans	$32	$22
Unfunded pension plans	9	11
Savings and defined contribution pension plans	13	11

Total contributions	$54	$44

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

During the remainder of fiscal 2011, we expect to contribute an additional $8 million to our funded pension plans, $3 million to our unfunded pension plans and $5 million to our savings and defined contribution plans.

9.	CURRENCY (GAINS) LOSSES

The following currency (gains) losses are included in the accompanying condensed consolidated statements of operations (in millions).

	Nine Months Ended
	December 31,
	2010	2009

Net gain on change in fair value of currency derivative instruments(A)	$(53)	$(66)
Net (gain) loss on remeasurement and transaction gains or losses(B)	10	(9)

Net currency gain	$(43)	$(75)

(A)	Included in (Gain) loss on change in fair value of derivative instruments, net.

(B)	Included in Other (income) expense, net.

The following currency translation gains (losses) are included in Accumulated other comprehensive loss (AOCI), net of tax and Noncontrolling interests (in millions).

	Nine Months Ended	Year Ended
	December 31, 2010	March 31, 2010

Cumulative currency translation adjustment — beginning of period	$(3)	$(78)
Effect of changes in exchange rates	6	75

Cumulative currency translation adjustment — end of period	$3	$(3)

10.	FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS

We hold derivatives for risk management purposes and not for trading. We use derivatives to mitigate uncertainty and volatility caused by underlying exposures to aluminum prices, foreign exchange rates, interest rate, and energy prices.

For derivatives designated as fair value hedges, we assess hedge effectiveness by formally evaluating the high correlation of changes in the fair value of the hedged item and the derivative hedging instrument. The changes in the fair values of the underlying hedged items are reported in other current and noncurrent assets and liabilities in the consolidated balance sheet. Changes in the fair values of these derivatives and underlying hedged items generally offset and are recorded each period in revenue, consistent with the underlying hedged item.

For derivatives designated as cash flow hedges or net investment hedges, we assess hedge effectiveness by formally evaluating the high correlation of the expected future cash flows of the hedged item and the derivative hedging instrument. The effective portion of gain or loss on the derivative is included in OCI and reclassified to earnings in the period in which earnings are impacted by the hedged items or in the period that the transaction becomes probable of not occurring. If at any time during the life of a cash flow hedge relationship we determine that the relationship is no longer effective, the derivative will no longer be designated as a cash flow hedge and future gains or losses on the derivative will be recognized in (Gain) loss on change in fair value of derivative instruments.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

For all derivatives designated in hedging relationships, gains or losses representing hedge ineffectiveness or amounts excluded from effectiveness testing are recognized in (Gain) loss on change in fair value of derivative instruments, net in our current period earnings.

If no hedging relationship is designated, the gains or losses are recognized in (Gain) loss on change in fair value of derivative instruments, net in our current period earnings. We classify cash settlement amounts associated with these derivatives as part of investing activities in the condensed consolidated statements of cash flows.

The gross fair values of our financial instruments and commodity contracts as of December 31, 2010 and March 31, 2010 are as follows (in millions):

	December 31, 2010
	Assets		Liabilities		Net Fair Value
	Current	Noncurrent	Current	Noncurrent(A)	Assets/(Liabilities)

Derivatives designated as hedging instruments:
Cash flow hedges
Currency exchange contracts	$4	$6	$—	$(1)	$9
Interest rate swaps	—	—	—	—	—
Electricity swap	—	—	(7)	(23)	(30)
Aluminum contracts	19	—	—	—	19
Fair value hedge
Aluminum contracts	6	—	—	—	6

Total derivatives designated as hedging instruments	29	6	(7)	(24)	4

Derivatives not designated as hedging instruments:
Aluminum contracts	94	4	(78)	—	20
Currency exchange contracts	45	10	(11)	(1)	43
Interest rate swaps	—	—	(5)	—	(5)
Energy contracts	—	—	(4)	—	(4)

Total derivatives not designated as hedging instruments	139	14	(98)	(1)	54

Total derivative fair value	$168	$20	$(105)	$(25)	$58

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

	March 31, 2010
	Assets		Liabilities		Net Fair Value
	Current	Noncurrent	Current	Noncurrent(A)	Assets/(Liabilities)

Derivatives designated as hedging instruments:
Cash flow hedges
Currency exchange contracts	$—	$—	$—	$(21)	$(21)
Interest rate swaps	—	—	(6)	(1)	(7)
Electricity swap	—	—	(8)	(27)	(35)

Total derivatives designated as hedging instruments	—	—	(14)	(49)	(63)

Derivatives not designated as hedging instruments:
Aluminum contracts	149	6	(80)	—	75
Currency exchange contracts	48	1	(10)	(1)	38
Energy contracts	—	—	(6)	—	(6)

Total derivatives not designated as hedging instruments	197	7	(96)	(1)	107

Total derivative fair value	$197	$7	$(110)	$(50)	$44

(A)	The noncurrent portions of derivative liabilities are included in Other long-term liabilities in the accompanying condensed consolidated balance sheets.

Aluminum

We use aluminum forward contracts and options to hedge our exposure to changes in the London Metal Exchange (LME) price of aluminum. These exposures arise from firm commitments to sell aluminum in future periods at fixed prices, the forecasted output of our smelter operations in South America and the forecasted metal price lag associated with firm commitments to sell aluminum in future periods at prices based on the LME.

We identify and designate certain aluminum forward contracts as fair value hedges of the metal price risk associated with fixed price sales commitments that qualify as firm commitments. Price risk arises due to fluctuating aluminum prices between the time the sales order is committed and the time the order is shipped. No derivative gains or losses were recognized in Revenue and no changes in the fair value of designated hedged items were recorded as of December 31, 2010. We had 26 kt of outstanding aluminum forward contracts designated as fair value hedges as of December 31, 2010. No aluminum forward contracts were designated as fair value hedges as of March 31, 2010.

We identify and designate certain aluminum forward purchase contracts as cash flow hedges of the metal price risk associated with our future metal purchases that vary based on changes in the LME price of aluminum. Price risk exposure arises from commitments to sell aluminum in future periods at fixed price. We had 132 kt of outstanding aluminum forward contracts designated as cash flow hedges as of December 31, 2010. No aluminum forward contracts were designated as cash flow hedges as of March 31, 2010.

We have also entered into certain aluminum derivative contracts to minimize metal price risk that have not been identified and designated in hedging relationships. As of December 31, 2010 and March 31, 2010, we had 86 kt and 55 kt, respectively, of outstanding aluminum contracts not designated as hedges.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

Energy

We own an interest in an electricity swap which we designated as a cash flow hedge of our exposure to fluctuating electricity prices. As of December 31, 2010, the outstanding portion of this swap includes a total of 1.5 million megawatt hours through 2017.

We use natural gas swaps to manage our exposure to fluctuating energy prices in North America. As of December 31, 2010 and March 31, 2010, we had 5.9 million MMBTUs and 4.2 million MMBTUs, respectively, of natural gas swaps that were not designated as hedges. One MMBTU is the equivalent of one decatherm, or one million British Thermal Units.

Interest Rate

We use interest rate swaps to manage our exposure to changes in the benchmark LIBOR interest rate which impacts our variable-rate debt.

Prior to the completion of the December 17, 2010 refinancing transactions (see footnote 6 — Debt), these swaps were designated as cash flow hedges. Upon completion of the refinancing transaction, our exposure to changes in the benchmark LIBOR interest rate was limited. We ceased hedge accounting for these swaps and released all Accumulated Other Comprehensive Income (AOCI) into current period earnings. We had $510 million of outstanding interest rate swaps designated as cash flow hedges as of March 31, 2010. No interest rate swaps were designated as cash flow hedges as of December 31, 2010.

We had $520 million and $10 million of outstanding interest rate swaps that were not designated in hedging relationships as of December 31, 2010 and March 31, 2010, respectively.

Foreign Currency

We use foreign exchange forward contracts and cross-currency swaps to manage our exposure to changes in exchange rates. These exposures arise from recorded assets and liabilities, firm commitments and forecasted cash flows denominated in currencies other than the functional currency of certain operations.

We use foreign currency contracts to hedge expected future foreign currency transactions, which include capital expenditures. These contracts cover the same periods as known or expected exposures, generally not exceeding five years. We had $213 million of outstanding foreign currency forwards designated as cash flow hedges as of December 31, 2010. No foreign currency contracts were designated as cash flow hedges as of March 31, 2010.

We use foreign currency contracts to hedge our foreign currency exposure to net investment in foreign subsidiaries. In May 2010, we terminated all such hedges. Prior to termination, we recognized a gain of $18 million in OCI for the nine months ended December 31, 2010. A realized net loss of $3 million remains in AOCI. We recognized losses of $19 million in OCI for the nine months ended December 31, 2009, respectively.

As of December 31, 2010 and March 31, 2010, we had outstanding currency exchange contracts with a total notional amount of $1.8 billion and $1.4 billion, respectively, which were not designated as hedges.

Other

For certain customers, we enter into contractual relationships that entitle us to pass-through the economic effect of trading positions that we take with other third parties on our customers’ behalf. We recognize a derivative position with both the customer and the third party for these types of contracts and we classify cash settlement amounts associated with these derivatives as part of operating activities in the condensed

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

consolidated statements of cash flows. These derivatives expired in February 2010 with the last cash settlement occurring in October 2010.

During the next twelve months, we expect to reclassify $28 million in effective net losses from our cash flow hedges from AOCI into Net income (loss). The maximum period over which we have hedged our exposure to cash flow variability is through 2017.

The following table summarizes the gains (losses) associated with the change in fair value of derivative instruments recognized in earnings (in millions).

	Nine Months Ended
	December 31,
	2010	2009

Derivative Instruments Not Designated as Hedges
Aluminum contracts	$5	$123
Currency exchange contracts	49	66
Interest Rate swaps	(5)	—
Energy contracts	(5)	(2)

Gain (loss) recognized	44	187
Derivative Instruments Designated as Hedges
Cash flow hedges
Aluminum contracts	4	—
Currency exchange contracts	4	—
Electricity swap	6	5

Gain recognized	14	5

Gain on change in fair value of derivative instruments, net	$58	$192

The following table summarizes realized and unrealized gains (losses) associated with the change in fair value of derivative instruments recognized in earnings.

	Nine Months Ended
	December 31,
	2010	2009

Realized gains (losses) included in segment income	$91	$(424)
Realized gain on other derivatives not in segment income	4	1
Unrealized gains (losses)	(37)	615

Gain on change in fair value of derivative instruments, net	$58	$192

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

The following table summarizes the impact on AOCI and earnings of derivative instruments designated as cash flow hedges (in millions).

						Amount of
						Gain or (Loss)
						Recognized in
						Income/
						(Expense) on
						Derivative
				Amount of		(Ineffective
				Gain or (Loss)		Portion and
	Amount of			Reclassified		Amount
	Gain or (Loss)			from AOCI into		Excluded from
	Recognized in OCI on			Income/(Expense)		Effectiveness
	Derivative (Effective			(Effective Portion)		Testing)
	Portion)		Location of Gain or (Loss)	Nine Months		Nine Months
	Nine Months Ended		Reclassified from AOCI	Ended		Ended
Derivatives in Cash Flow	December 31,		into Earnings	December 31,		December 31,
Hedging Relationships	2010	2009	(Effective Portion)	2010	2009	2010	2009

Electricity swap	$10	$(3)	(Gain) loss on derivative instruments, net	$5	$3	$—	$2
Aluminum contracts	15	—	Cost of goods sold	—	—	4	—
Interest rate swaps	1	5	Interest expense and amortization of debt issuance costs(A)	(5)	—	(5)	—
Currency exchange contracts	6	—	Depreciation and amortization	—	—	4	—

Total	$32	$2		$—	$3	$3	$2

(A)	All AOCI related to interest rate swaps was released upon refinancing and de-designation. Gains or losses are released through (Gain) loss on derivative instruments, net.

11.	FAIR VALUE MEASUREMENTS

We record certain assets and liabilities, primarily derivative instruments and the hedged item in a fair value hedge relationship, on our condensed consolidated balance sheets at fair value. We also disclose the fair values of certain financial instruments, including debt and loans receivable, which are not recorded at fair value. Our objective in measuring fair value is to estimate the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. We consider factors such as liquidity, bid/offer spreads and nonperformance risk, including our own nonperformance risk, in measuring fair value. We use observable market inputs wherever possible. To the extent that observable market inputs are not available, our fair value measurements will reflect the assumptions we use. We grade the level of our fair value measures according to a three-tier hierarchy:

Level 1 — Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities that we have the ability to access at the measurement date.

Level 2 — Assets and liabilities valued based on inputs other than quoted prices included within Level 1 that are observable for similar instruments, either directly or indirectly.

Level 3 — Assets and liabilities valued based on significant unobservable inputs for which there is little or no market data, which require us to develop our own assumptions based on the best information available as what market participants would use in pricing the asset or liability.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

The following section describes the valuation methodologies we used to measure our various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified:

Derivative Contracts

The majority of our derivative contracts are valued using industry-standard models that use observable market inputs as their basis, such as time value, forward interest rates, volatility factors, and current (spot) and forward market prices. Valuation model inputs can generally be verified and valuation techniques do not involve significant judgment. We generally classify these instruments within Level 2 of the valuation hierarchy. Such derivatives include interest rate swaps, cross-currency swaps, foreign currency forward contracts, aluminum forward contracts and options, and certain energy-related forward contracts (e.g., natural gas).

We classify derivative contracts that are valued based on models with significant unobservable market inputs as Level 3 of the valuation hierarchy. These derivatives include certain of our energy-related forward contracts (e.g., electricity) and commodity location premium contracts. Models for these fair value measurements include inputs based on estimated future prices for periods beyond the term of the quoted prices.

For Level 2 and 3 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (nonperformance risk).

As of December 31, 2010 and March 31, 2010, we did not have any Level 1 derivative contracts.

The following tables present our derivative assets and liabilities which are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy (in millions).

	December 31, 2010		March 31, 2010
	Assets	Liabilities	Assets	Liabilities

Level 2
Aluminum contracts	$120	$(75)	$151	$(76)
Currency exchange contracts	65	(13)	49	(32)
Energy contracts	—	(4)	—	(6)
Interest rate swaps	—	(5)	—	(7)

Total Level 2 Instruments	185	(97)	200	(121)

Level 3
Aluminum contracts	3	(3)	4	(4)
Electricity swap	—	(30)	—	(35)

Total Level 3 Instruments	3	(33)	4	(39)

Total	$188	$(130)	$204	$(160)

We recognized unrealized losses of $1 million during the nine months ended December 31, 2010 related to Level 3 financial instruments that were still held as of December 31, 2010. These unrealized losses are included in (Gain) loss on change in fair value of derivative instruments, net.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

The following table presents a reconciliation of fair value activity for Level 3 derivative contracts on a net basis (in millions).

Level 3
Derivative
Instruments(A)

Balance as of March 31, 2010	$(35)
Net realized/unrealized (losses) included in earnings(B)	5
Net realized/unrealized (losses) included in Other comprehensive income (loss)(C)	5
Net purchases, issuances and settlements	(5)
Net transfers from Level 3 to Level 2	—

Balance as of December 31, 2010	$(30)

(A)	Represents derivative assets net of derivative liabilities.

(B)	Included in (Gain) loss on change in fair value of derivative instruments, net.

(C)	Included in Change in fair value of effective portion of hedges, net.

Financial Instruments Not Recorded at Fair Value

The table below presents the estimated fair value of certain financial instruments that are not recorded at fair value on a recurring basis (in millions). The table excludes short-term financial assets and liabilities for which we believe carrying value approximates fair value. We value long-term debt using market and/or broker ask prices when available. When not available, we use a standard credit adjusted discounted cash flow model.

	December 31, 2010		March 31, 2010
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Assets
Long-term receivables from related parties	$19	$19	$21	$21
Liabilities
Total debt — third parties (excluding short term borrowings)	$4,081	$4,132	$2,596	$2,432

12.	OTHER (INCOME) EXPENSE, NET

Other (income) expense, net is comprised of the following (in millions).

	Nine Months Ended
	December 31,
	2010	2009

Net (gain) loss on currency remeasurement and transaction gains or losses	$10	$(9)
Gain on the reversal of accrued legal claims	—	(3)
(Gain) loss on sale of assets, net	(11)	—
Gain on tax litigation settlement in Brazil	—	(6)
Other, net	6	(3)

Other (income) expense, net	$5	$(21)

13.	INCOME TAXES

A reconciliation of the Canadian statutory tax rates to our effective tax rates is as follows (in millions, except percentages).

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

	Nine Months Ended
	December 31,
	2010	2009

Pre-tax income before equity in net income of non-consolidated affiliates and noncontrolling interests	$212	$715

Canadian statutory tax rate	29%	30%

Provision at the Canadian statutory rate	62	215
Increase (decrease) for taxes on income resulting from:
Exchange translation items	—	18
Exchange remeasurement of deferred income taxes	15	41
Change in valuation allowances	30	6
Expense (income) items not subject to tax	4	(6)
Tax rate differences on foreign earnings	(5)	(7)
Uncertain tax positions, net	(2)	(19)
Other — net	—	(1)

Income tax provision	$104	$247

Effective tax rate	49%	35%

As of December 31, 2010, we had a net deferred tax liability of $524 million. This amount includes gross deferred tax assets of approximately $689 million and a valuation allowance of $258 million. This valuation allowance is recorded in various jurisdictions, and it is reasonably possible that our estimates of future taxable income may change within the next 12 month, resulting in a change to the valuation allowance.

14.	COMMITMENTS AND CONTINGENCIES

In connection with our spin-off from Alcan Inc., we assumed a number of liabilities, commitments and contingencies mainly related to our historical rolled products operations, including liabilities in respect of legal claims and environmental matters. As a result, we may be required to indemnify Rio Tinto Alcan for claims successfully brought against Alcan or for the defense of legal actions that arise from time to time in the normal course of our rolled products business including commercial and contract disputes, employee-related claims and tax disputes (including several disputes with Brazil’s Ministry of Treasury regarding various forms of manufacturing taxes and social security contributions). In addition to these assumed liabilities and contingencies, we may, in the future, be involved in, or subject to, other disputes, claims and proceedings that arise in the ordinary course of our business, including some that we assert against others, such as environmental, health and safety, product liability, employee, tax, personal injury and other matters. Where appropriate, we have established reserves in respect of these matters (or, if required, we have posted cash guarantees). While the ultimate resolution of, and liability and costs related to, these matters cannot be determined with certainty due to the considerable uncertainties that exist, we do not believe that any of these pending actions, individually or in the aggregate, will materially impair our operations or materially affect our financial condition or liquidity. The following describes certain legal proceedings relating to our business, including those for which we assumed liability as a result of our spin-off from Alcan Inc.

Legal Proceedings

Coca-Cola Lawsuit.  On July 8, 2010, a Georgia state court granted Novelis Corporation’s motion for summary judgment, effectively dismissing a lawsuit brought by Coca-Cola Bottler’s Sales and Services Company LLC (CCBSS) against Novelis Corporation. In the lawsuit, which was filed on February 15, 2007,

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

CCBSS alleged that Novelis Corporation breached the “most favored nations” provision regarding certain pricing matters under an aluminum can stock supply agreement between the parties, and sought monetary damages and other relief. On August 6, 2010, CCBSS filed a notice of appeal with the court, and on August 20, 2010, we filed a cross notice of appeal. We and CCBSS have each filed appellate briefs in the case, and on February 9, 2011, the appellate court heard oral arguments on the briefs. We expect a ruling from the appellate court within six months after oral arguments were heard. We have concluded that a loss from the litigation is not probable and therefore have not recorded an accrual. In addition, we do not believe there is a reasonable possibility of a loss from the lawsuit.

Environmental Matters

We own and operate numerous manufacturing and other facilities in various countries around the world. Our operations are subject to environmental laws and regulations from various jurisdictions, which govern, among other things, air emissions, wastewater discharges, the handling, storage and disposal of hazardous substances and wastes, the remediation of contaminated sites, post-mining reclamation and restoration of natural resources, and employee health and safety. Future environmental regulations may be expected to impose stricter compliance requirements on the industries in which we operate. Additional equipment or process changes at some of our facilities may be needed to meet future requirements. The cost of meeting these requirements may be significant. Failure to comply with such laws and regulations could subject us to administrative, civil or criminal penalties, obligations to pay damages or other costs, and injunctions and other orders, including orders to cease operations.

We are involved in proceedings under the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or Superfund, or analogous state provisions regarding liability arising from the usage, storage, treatment or disposal of hazardous substances and wastes at a number of sites in the United States, as well as similar proceedings under the laws and regulations of the other jurisdictions in which we have operations, including Brazil and certain countries in the European Union. Many of these jurisdictions have laws that impose joint and several liability, without regard to fault or the legality of the original conduct, for the costs of environmental remediation, natural resource damages, third party claims, and other expenses. In addition, we are, from time to time, subject to environmental reviews and investigations by relevant governmental authorities.

With respect to environmental loss contingencies, we record a loss contingency whenever such contingency is probable and reasonably estimable. The evaluation model includes all asserted and unasserted claims that can be reasonably identified. Under this evaluation model, the liability and the related costs are quantified based upon the best available evidence regarding actual liability loss and cost estimates. Except for those loss contingencies where no estimate can reasonably be made, the evaluation model is fact-driven and attempts to estimate the full costs of each claim. Management reviews the status of, and estimated liability related to, pending claims and civil actions on a quarterly basis. The estimated costs in respect of such reported liabilities are not offset by amounts related to cost-sharing between parties, insurance, indemnification arrangements or contribution from other potentially responsible parties (PRPs) unless otherwise noted.

We have established procedures for regularly evaluating environmental loss contingencies, including those arising from such environmental reviews and investigations and any other environmental remediation or compliance matters. We believe we have a reasonable basis for evaluating these environmental loss contingencies, and we believe we have made reasonable estimates of the costs that are likely to be borne by us for these environmental loss contingencies. Accordingly, we have established reserves based on our reasonable estimates for the currently anticipated costs associated with these environmental matters. We estimate that the undiscounted remaining clean-up costs related to all of our known environmental matters as of December 31, 2010 will be approximately $55 million. Of this amount, $28 million is included in Other long-term liabilities, with the remaining $27 million included in Accrued expenses and other current liabilities in our condensed

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

consolidated balance sheet as of December 31, 2010. Management has reviewed the environmental matters, including those for which we assumed liability as a result of our spin-off from Alcan Inc. As a result of this review, management has determined that the currently anticipated costs associated with these environmental matters will not, individually or in the aggregate, materially impact our operations or materially adversely affect our financial condition, results of operations or liquidity.

Brazil Tax Matters

Primarily as a result of legal proceedings with Brazil’s Ministry of Treasury regarding certain taxes in South America, as of December 31, 2010 and March 31, 2010, we had cash deposits aggregating approximately $52 million and $45 million, respectively, in judicial depository accounts pending finalization of the related cases. The depository accounts are in the name of the Brazilian government and will be expended towards these legal proceedings or released to us, depending on the outcome of the legal cases. These deposits are included in Other long-term assets — third parties in our accompanying condensed consolidated balance sheets. In addition, we are involved in several disputes with Brazil’s Ministry of Treasury about various forms of manufacturing taxes and social security contributions, for which we have made no judicial deposits but for which we have established reserves ranging from $6 million to $136 million as of December 31, 2010. In total, these reserves approximate $159 million and $149 million as of December 31, 2010 and March 31, 2010, respectively, and are included in Other long-term liabilities in our accompanying condensed consolidated balance sheets.

On May 28, 2009, the Brazilian government passed a law allowing taxpayers to settle certain federal tax disputes with the Brazilian tax authorities, including disputes relating to a Brazilian national tax on manufactured products, through an installment program. Under the program, if a company elects to settle a tax dispute and pay the principal amount due over a specified payment period, the company will receive a discount on the interest and penalties owed on the disputed tax amount. Novelis joined the installment program in November of 2009. In August 2010, we identified to the Brazilian government the tax disputes we plan to settle pursuant to the installment program.

Guarantees of Indebtedness

We have issued guarantees on behalf of certain of our wholly-owned subsidiaries. The indebtedness guaranteed is for trade accounts payable to third parties. Some of the guarantees have annual terms while others have no expiration and have termination notice requirements. Neither we nor any of our subsidiaries hold any assets of any third parties as collateral to offset the potential settlement of these guarantees.

Since we consolidate wholly-owned subsidiaries in our consolidated financial statements, all liabilities associated with trade payables for these entities are already included in our consolidated balance sheets.

The following table discloses information about our obligations under guarantees of indebtedness related to our wholly-owned subsidiaries as of December 31, 2010 (in millions).

	Maximum	Liability
	Potential	Carrying
Type of Entity	Future Payment	Value

Wholly-owned subsidiaries	$142	$40

We have no retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

15.	SEGMENT, MAJOR CUSTOMER AND MAJOR SUPPLIER INFORMATION

Segment Information

Due in part to the regional nature of supply and demand of aluminum rolled products and in order to best serve our customers, we manage our activities on the basis of geographical areas and are organized under four operating segments: North America, Europe, Asia and South America.

We measure the profitability and financial performance of our operating segments based on Segment income. Segment income provides a measure of our underlying segment results that is in line with our portfolio approach to risk management. We define Segment income as earnings before (a) depreciation and amortization; (b) interest expense and amortization of debt issuance costs; (c) interest income; (d) unrealized gains (losses) on change in fair value of derivative instruments, net; (e) impairment of goodwill; (f) impairment charges on long-lived assets (other than goodwill); (g) gain on extinguishment of debt; (h) noncontrolling interests’ share; (i) adjustments to reconcile our proportional share of Segment income from non-consolidated affiliates to income as determined on the equity method of accounting; (j) restructuring charges, net; (k) gains or losses on disposals of property, plant and equipment and businesses, net; (l) other costs, net; (m) litigation settlement, net of insurance recoveries; (n) sale transaction fees; (o) provision or benefit for taxes on income (loss); and (p) cumulative effect of accounting change, net of tax.

The tables below show selected segment financial information (in millions).

Selected Segment Financial Information

	North			South	Corporate
Total Assets	America	Europe	Asia	America	and Other	Eliminations	Total

December 31, 2010	$2,599	$2,897	$926	$1,394	$140	$(208)	$7,748
March 31, 2010	$2,726	$2,870	$965	$1,344	$49	$(192)	$7,762

Selected Operating Results	North			South	Corporate
Nine Months Ended December 31, 2010	America	Europe	Asia	America	and Other	Eliminations	Total

Net sales	$2,863	$2,551	$1,340	$876	$—	$(13)	$7,617
Depreciation and amortization	124	105	43	66	5	(36)	307
Capital expenditures	32	43	22	46	11	(22)	132

Selected Operating Results	North			South	Corporate
Nine Months Ended December 31, 2009	America	Europe	Asia	America	and Other	Eliminations	Total

Net sales	$2,375	$2,125	$1,098	$691	$—	$(36)	$6,253
Depreciation and amortization	121	117	35	47	3	(38)	285
Capital expenditures	25	42	10	15	—	(18)	74

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

The following table shows the reconciliation from income from reportable segments to Net income attributable to our common shareholder (in millions).

	Nine Months Ended
	December 31,
	2010	2009

North America	$323	$231
Europe	246	153
Asia	173	125
South America	127	73
Corporate and other(A)	(78)	(60)
Depreciation and amortization	(307)	(285)
Interest expense and amortization of debt issuance costs	(125)	(131)
Interest income	10	8
Unrealized gains (losses) on change in fair value of derivative instruments, net	(37)	615
Realized gains on derivative instruments not included in segment income(B)	4	1
Adjustment to eliminate proportional consolidation(C)	(32)	(31)
Loss on early extinguishment of debt	(74)	—
Restructuring charges, net	(35)	(7)
Other income, net	6	11

Income before income taxes	201	703
Income tax provision	104	247

Net income (loss)	97	456
Net income attributable to noncontrolling interests	31	50

Net income (loss) attributable to our common shareholder	$66	$406

(A)	Corporate and other includes functions that are managed directly from our corporate office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance matters. These expenses have not been allocated to the regions.

(B)	Realized gains on derivative instruments not included in segment income represents realized gains on foreign currency derivatives related to capital expenditures for our previously announced expansion in South America.

(C)	The financial information for our segments includes the segment income of our non-consolidated affiliates on a proportionately consolidated basis, which is consistent with the way we manage our business segments. However, under US GAAP, these non-consolidated affiliates are accounted for using the equity method of accounting. Therefore, in order to reconcile the financial information for the segments shown in the tables above to the relevant US GAAP-based measures, we must include our proportion of the remaining income statement items that are not included in segment income above. See Note 5 — Investment in and Advances to Non-Consolidated Affiliates and Related Party Transactions for further information about these non-consolidated affiliates.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

Information about Major Customers and Primary Supplier

The table below shows our net sales to Rexam Plc (Rexam) and Anheuser-Busch InBev (Anheuser-Busch), our two largest customers, as a percentage of total Net sales.

	Nine Months Ended
	December 31,
	2010	2009

Rexam	16%	17%
Anheuser-Busch	13%	11%

Rio Tinto Alcan is our primary supplier of metal inputs, including prime and sheet ingot. The table below shows our purchases from Rio Tinto Alcan as a percentage of total combined metal purchases.

	Nine Months Ended
	December 31,
	2010	2009

Purchases from Rio Tinto Alcan as a percentage of total	33%	41%

16.	SUPPLEMENTAL INFORMATION

Accumulated other comprehensive loss consists of the following (in millions and net of tax).

	December 31,	March 31,
	2010	2010

Currency translation adjustment	$(3)	$(8)
Fair value of effective portion of cash flow hedges	(6)	(27)
Pension and other benefits	(79)	(68)

Accumulated other comprehensive loss	$(88)	$(103)

Supplemental cash flow information (in millions).

	Nine Months Ended
	December 31,
	2010	2009

Interest paid	$112	$92
Income taxes paid, net	$83	$24

17.	SUPPLEMENTAL GUARANTOR INFORMATION

In connection with the issuance of our 7.25% Notes, 2017 Notes and 2020 Notes, certain of our wholly-owned subsidiaries, which are 100% owned within the meaning of Rule 3-10(h)(1) of Regulation S-X, provided guarantees. These guarantees are full and unconditional as well as joint and several. The guarantor subsidiaries (the Guarantors) are comprised of the majority of our businesses in Canada, the U.S., the U.K., Brazil, Portugal, Luxembourg and Switzerland, as well as certain businesses in Germany and France. Certain Guarantors may be subject to restrictions on their ability to distribute earnings to Novelis Inc. (the Parent). The remaining subsidiaries (the Non-Guarantors) of the Parent are not guarantors of the Notes.

The following information presents condensed consolidating statements of operations, balance sheets and statements of cash flows of the Parent, the Guarantors, and the Non-Guarantors. Investments include investment in and advances to non-consolidated affiliates as well as investments in net assets of divisions included in the Parent, and have been presented using the equity method of accounting.

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
(In millions)

	Nine Months Ended December 31, 2010
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$775	$6,142	$2,198	$(1,498)	$7,617

Cost of goods sold (exclusive of depreciation and amortization)	738	5,407	1,981	(1,498)	6,628
Selling, general and administrative expenses	22	204	46	—	272
Depreciation and amortization	4	233	70	—	307
Research and development expenses	19	7	1	—	27
Interest expense and amortization of debt issuance costs	96	70	3	(44)	125
Interest income	(44)	(9)	(1)	44	(10)
Gain on change in fair value of derivative instruments, net	(2)	(56)	—	—	(58)
Loss on early debt extinguishment	33	41	—	—	74
Restructuring charges, net	5	28	2	—	35
Equity in net (income) loss of non-consolidated affiliates	(166)	11	—	166	11
Other (income) expense, net	(16)	28	(7)	—	5

	689	5,964	2,095	(1,332)	7,416

Income before income taxes	86	178	103	(166)	201
Income tax provision	20	65	19	—	104

Net income	66	113	84	(166)	97
Net income attributable to noncontrolling interests	—	—	31	—	31

Net income attributable to our common shareholder	$66	$113	$53	$(166)	$66

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

	Nine Months Ended December 31, 2009
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$598	$4,936	$1,780	$(1,061)	$6,253

Cost of goods sold (exclusive of depreciation and amortization)	540	4,070	1,517	(1,061)	5,066
Selling, general and administrative expenses	35	166	42	—	243
Depreciation and amortization	2	216	67	—	285
Research and development expenses	17	8	2	—	27
Interest expense and amortization of debt issuance costs	84	89	7	(49)	131
Interest income	(47)	(8)	(2)	49	(8)
Gain on change in fair value of derivative instruments, net	(5)	(167)	(20)	—	(192)
Restructuring charges, net	—	5	2	—	7
Equity in net (income) loss of non-consolidated affiliates	(380)	12	—	380	12
Other (income) expense, net	(24)	36	(33)	—	(21)

	222	4,427	1,582	(681)	5,550

Income before income taxes	376	509	198	(380)	703
Income tax provision (benefit)	(30)	243	34	—	247

Net income	406	266	164	(380)	456
Net income attributable to noncontrolling interests	—	—	50	—	50

Net income attributable to our common shareholder	$406	$266	$114	$(380)	$406

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING BALANCE SHEET
(In millions)

	December 31, 2010
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$34	$206	$57	$—	$297
Accounts receivable, net of allowances
— third parties	25	734	421	—	1,180
— related parties	662	229	60	(935)	16
Inventories	54	914	333	—	1,301
Prepaid expenses and other current assets	3	36	8	—	47
Fair value of derivative instruments	7	147	23	(9)	168
Deferred income tax assets	—	16	1	—	17

Total current assets	785	2,282	903	(944)	3,026
Property, plant and equipment, net	136	1,864	490	—	2,490
Goodwill	—	600	11	—	611
Intangible assets, net	9	700	(2)	—	707
Investments in and advances to non-consolidated affiliates	2,773	683	—	(2,773)	683
Fair value of derivative instruments, net of current portion	2	18	2	(2)	20
Deferred income tax assets	1	(2)	15	—	14
Other long-term assets	1,032	195	67	(1,097)	197

Total assets	$4,738	$6,340	$1,486	$(4,816)	$7,748

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$15	$6	$—	$—	$21
Short-term borrowings
— third parties	99	—	22	—	121
— related parties	5	409	18	(432)	—
Accounts payable
— third parties	71	588	445	—	1,104
— related parties	61	352	133	(501)	45
Fair value of derivative instruments	5	98	11	(9)	105
Accrued expenses and other current liabilities	56	286	100	(1)	441
Deferred income tax liabilities	—	35	1	—	36

Total current liabilities	312	1,774	730	(943)	1,873
Long-term debt, net of current portion
— third parties	4,017	43	—	—	4,060
— related parties	101	916	80	(1,097)	—
Deferred income tax liabilities	—	509	10	—	519
Accrued postretirement benefits	36	342	139	—	517
Other long-term liabilities	22	334	4	(3)	357

Total liabilities	4,488	3,918	963	(2,043)	7,326

Commitments and contingencies
Shareholder’s equity
Common stock	—	—	—	—	—
Additional paid-in capital	1,830	—	—	—	1,830
Retained earnings/(accumulated deficit)/owner’s net investment	(1,492)	2,529	402	(2,931)	(1,492)
Accumulated other comprehensive income (loss)	(88)	(107)	(51)	158	(88)

Total Novelis shareholder’s equity	250	2,422	351	(2,773)	250
Noncontrolling interests	—	—	172	—	172

Total equity	250	2,422	523	(2,773)	422

Total liabilities and shareholder’s equity	$4,738	$6,340	$1,486	$(4,816)	$7,748

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING BALANCE SHEET
(In millions)

	As of March 31, 2010
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$22	$266	$149	$—	$437
Accounts receivable, net of allowances
— third parties	24	747	372	—	1,143
— related parties	695	312	62	(1,045)	24
Inventories	47	770	266	—	1,083
Prepaid expenses and other current assets	2	28	9	—	39
Fair value of derivative instruments	5	161	43	(12)	197
Deferred income tax assets	—	7	5	—	12

Total current assets	795	2,291	906	(1,057)	2,935
Property, plant and equipment, net	138	1,976	518	—	2,632
Goodwill	—	600	11	—	611
Intangible assets, net	6	740	3	—	749
Investments in and advances to non-consolidated affiliates	1,998	708	1	(1,998)	709
Fair value of derivative instruments, net of current portion	—	7	2	(2)	7
Deferred income tax assets	1	3	1	—	5
Other long-term assets	976	199	78	(1,139)	114

Total assets	$3,914	$6,524	$1,520	$(4,196)	$7,762

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$3	$13	$100	$—	$116
Short-term borrowings
— third parties	—	61	14	—	75
— related parties	41	457	21	(519)	—
Accounts payable
— third parties	58	600	418	—	1,076
— related parties	62	350	166	(525)	53
Fair value of derivative instruments	7	102	13	(12)	110
Accrued expenses and other current liabilities	52	279	106	(1)	436
Deferred income tax liabilities	—	33	1	—	34

Total current liabilities	223	1,895	839	(1,057)	1,900
Long-term debt, net of current portion
— third parties	1,635	844	1	—	2,480
— related parties	115	929	94	(1,138)	—
Deferred income tax liabilities	—	485	12	—	497
Accrued postretirement benefits	31	349	119	—	499
Other long-term liabilities	41	333	5	(3)	376

	2,045	4,835	1,070	(2,198)	5,752

Commitments and contingencies
Shareholder’s equity
Common stock	—	—	—	—	—
Additional paid-in capital	3,530	—	—	—	3,530
Retained earnings (accumulated deficit)	(1,558)	1,818	349	(2,167)	(1,558)
Accumulated other comprehensive income (loss)	(103)	(129)	(40)	169	(103)

Total equity of our common shareholder	1,869	1,689	309	(1,998)	1,869
Noncontrolling interests	—	—	141	—	141

Total equity	1,869	1,689	450	(1,998)	2,010

Total liabilities and equity	$3,914	$6,524	$1,520	$(4,196)	$7,762

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	Nine Months Ended December 31, 2010
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$(673)	$839	$52	$—	$218

INVESTING ACTIVITIES
Capital expenditures	(15)	(86)	(31)	—	(132)
Proceeds from sales of assets
— third parties	—	17	1	—	18
— related parties	—	10	—	—	10
Changes to investment in and advances to non-consolidated affiliates	—	1	—	—	1
Proceeds from loans receivable, net — related parties	—	8	—	—	8
Net proceeds from settlement of derivative instruments	(4)	67	18	—	81

Net cash provided by (used in) investing activities	(19)	17	(12)	—	(14)

FINANCING ACTIVITIES
Proceeds from issuance of debt, third parties	3,985	—	—	—	3,985
Principal payments, third parties	(1,527)	(859)	(100)	—	(2,486)
Related parties borrowings, net	57	52	(23)	(86)	—
Short-term borrowings, net
— third parties	99	(58)	8	—	49
— related parties	(36)	(48)	(2)	86	—
Return of capital	(1,700)	—	—	—	(1,700)
Dividends — noncontrolling interests	—	—	(18)	—	(18)
Debt issuance costs	(174)	—	—	—	(174)

Net cash provided by (used in) financing activities	704	(913)	(135)	—	(344)

Net increase (decrease) in cash and cash equivalents	12	(57)	(95)	—	(140)
Effect of exchange rate changes on cash balances held in foreign currencies	—	(3)	3	—	—
Cash and cash equivalents — beginning of period	22	266	149	—	437

Cash and cash equivalents — end of period	$34	$206	$57	$—	$297

Novelis Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	Nine Months Ended December 31, 2009
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$9	$449	$172	$—	$630

INVESTING ACTIVITIES
Capital expenditures	(3)	(52)	(19)	—	(74)
Proceeds from sales of assets	—	—	4	—	4
Changes to investment in and advances to non-consolidated affiliates	—	3	—	—	3
Proceeds from loans receivable, net — related parties	—	15	—	—	15
Net proceeds from settlement of derivative instruments	(2)	(327)	(103)	—	(432)

Net cash provided by (used in) investing activities	(5)	(361)	(118)	—	(484)

FINANCING ACTIVITIES
Proceeds from issuance of debt, third parties	177	—	—	—	177
Principal payments, third parties	(2)	(10)	(8)	—	(20)
Related parties borrowings, net	(161)	(51)	(13)	134	(91)
Short-term borrowings, net
— third parties	—	(188)	(23)	—	(211)
— related parties	6	132	(4)	(134)	—
Debt issuance costs	(1)	—	—	—	(1)
Dividends — noncontrolling interests	—	—	(13)	—	(13)

Net cash provided by (used in) financing activities	19	(117)	(61)	—	(159)

Net increase (decrease) in cash and cash equivalents	23	(29)	(7)	—	(13)
Effect of exchange rate changes on cash balances held in foreign currencies	—	5	12	—	17
Cash and cash equivalents — beginning of period	3	175	70	—	248

Cash and cash equivalents — end of period	$26	$151	$75	$—	$252

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Canada Business Corporations Act (the “Act”), the governing act to which the Company is subject, provides that,

(1) a corporation may indemnify a Director or Officer of the Corporation, a former Director or Officer of the Corporation or another individual who acts or acted at the Corporation’s request as a Director or Officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

(2) a corporation may advance moneys to a Director, Officer or other individual for the costs, charges and expenses of a proceeding referred to paragraph (1). However, the individual shall repay the moneys if he or she does not fulfill the conditions of paragraph (3).

(3) a corporation may not indemnify an individual under paragraph (1), unless the individual

(a) acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4) A Corporation may with the approval of a court indemnify an individual referred to in paragraph (1), or advance moneys under paragraph (2), in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Corporation or other entity as described in paragraph (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils the conditions set out in paragraph (3).

(5) Despite paragraph (1), an individual referred to in paragraph (1) is entitled to indemnity from the Corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Corporation or other entity as described in paragraph (1), if the individual seeking indemnity:

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfils the conditions set out in paragraph (3).

The Amended and Restated By-Laws of the Corporation, adopted July 24, 2008 contain provisions governing the indemnification of Directors and Officers of the Corporation which represent, in general terms, the extent to which Directors and Officers may be indemnified by the Company under the Act. The By-Laws provide as follows:

“Section 6.01.   Indemnity.  Subject to the limitations contained in the governing Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Corporation’s request as a Director or Officer or in a similar capacity of another entity at the Corporation’s request (or a person who undertakes or has undertaken any liability on behalf of the Corporation or at the Corporation’s request on behalf of any such other entity) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding to which he is made a party by reason of being or having been a Director or Officer of the Corporation or such body corporate or by reason of having undertaken such liability.

Section 6.02.  Limitation.  The corporation may not indemnify an individual under Section 6.01 unless the individual (a) acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Section 6.03.  Insurance.  The Corporation may purchase and maintain insurance for the benefit of any person referred to in Section 6.01 to the extent permitted by the Act.”

The Company also has an insurance policy covering Directors and Officers of the Company and of its subsidiaries against certain liabilities which might be incurred by them in their capacities as such, but excluding those claims for which such insured persons could be indemnified by the Company or its subsidiaries.

Item 21.	Exhibits.

The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-4 and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually of in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS INC.

By:	/s/ Philip Martens
Name:     Philip Martens

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Philip Martens Philip Martens	President and Chief Executive Officer (Principal Executive Officer)	February 11, 2011

/s/ Steven R. Fisher Steven R. Fisher	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 11, 2011

/s/ Robert Nelson Robert Nelson	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	February 11, 2011

/s/ Kumar Mangalam Birla Kumar Mangalam Birla	Chairman of the Board of Directors	February 11, 2011

/s/ Askaran K. Agarwala Askaran K. Agarwala	Director	February 11, 2011

/s/ Debnarayan Bhattacharya Debnarayan Bhattacharya	Vice Chairman, Director	February 11, 2011

/s/ Clarence J. Chandran Clarence J. Chandran	Director	February 11, 2011

/s/ Donald A. Stewart Donald A. Stewart	Director	February 11, 2011

/s/ Leslie J. Parrette, Jr. Leslie J. Parrette, Jr.	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS CORPORATION

By:	/s/ Jean-Marc Germain
Name:     Jean-Marc Germain

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jean-Marc Germain Jean-Marc Germain	Director, President (Principal Executive Officer)	February 11, 2011

/s/ Steven E. Pohl Steven E. Pohl	Director, Vice President and Treasurer (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Leslie J. Parrette, Jr. Leslie J. Parrette, Jr.	Director	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

EUROFOIL INC. (USA)

By:	/s/ John Tillman
Name:     John Tillman

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John Tillman John Tillman	Director, President (Principal Executive Officer)	February 11, 2011

/s/ Steven E. Pohl Steven E. Pohl	Vice President and Treasurer (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Gordon Becker Gordon Becker	Director	February 11, 2011

/s/ Leslie J. Parrette, Jr. Leslie J. Parrette, Jr.	Director	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS PAE CORPORATION

By:	/s/ John Tillman
Name:     John Tillman

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John Tillman John Tillman	Director, President (Principal Executive Officer)	February 11, 2011

/s/ Steven E. Pohl Steven E. Pohl	Vice President and Treasurer (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Gordon Becker Gordon Becker	Director	February 11, 2011

/s/ Leslie J. Parrette, Jr. Leslie J. Parrette, Jr.	Director	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

ALUMINUM UPSTREAM HOLDINGS LLC

By:	/s/ Leslie J. Parrette, Jr.
Name:     Leslie J. Parrette, Jr.

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Leslie J. Parrette, Jr. Leslie J. Parrette, Jr.	Director, President (Principal Executive Officer)	February 11, 2011

/s/ Randal P. Miller Randal P. Miller	Treasurer (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Steven R. Fisher Steven R. Fisher	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Director	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS BRAND LLC

By:	/s/ Marion G. Barnes
Name:     Marion G. Barnes

Title:	President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Marion G. Barnes Marion G. Barnes	Director, President and Secretary (Principal Executive Officer) (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS SOUTH AMERICA HOLDINGS LLC

By:	/s/ Leslie J. Parrette, Jr.
Name:     Leslie J. Parrette, Jr.

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Leslie J. Parrette, Jr. Leslie J. Parrette, Jr.	Director, President (Principal Executive Officer)	February 11, 2011

/s/ Randal P. Miller Randal P. Miller	Treasurer (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Steven R. Fisher Steven R. Fisher	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Director	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS NORTH AMERICA HOLDINGS INC.

By:	/s/ Steven R. Fisher
Name:     Steven R. Fisher

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Steven R. Fisher Steven R. Fisher	Director (Principal Executive Officer) (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Randal P. Miller Randal P. Miller	Treasurer (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Leslie J. Parrette, Jr. Leslie J. Parrette, Jr.	Director	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS ACQUISITIONS LLC

By:	/s/ Steven R. Fisher
Name:     Steven R. Fisher

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Steven R. Fisher Steven R. Fisher	Director (Principal Executive Officer) (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Randal P. Miller Randal P. Miller	Treasurer (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Leslie J. Parrette, Jr. Leslie J. Parrette, Jr.	Director	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS CAST HOUSE TECHNOLOGY LTD.

By:	/s/ Marion G. Barnes
Name:     Marion G. Barnes

Title:	President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Marion G. Barnes Marion G. Barnes	Director, President and Secretary (Principal Executive Officer) (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS NO. 1 LIMITED PARTNERSHIP

By:	4260848 CANADA INC.,
as General Partner

By:	/s/ Marion G. Barnes
Name:     Marion G. Barnes

Title:	President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Marion G. Barnes Marion G. Barnes	Director, President and Secretary 4260848 Canada Inc. (Principal Executive Officer) (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

4260848 CANADA INC.

By:	/s/ Marion G. Barnes
Name:     Marion G. Barnes

Title:	President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Marion G. Barnes Marion G. Barnes	Director, President and Secretary (Principal Executive Officer) (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

4260856 CANADA INC.

By:	/s/ Marion G. Barnes
Name:     Marion G. Barnes

Title:	President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Marion G. Barnes Marion G. Barnes	Director, President and Secretary (Principal Executive Officer) (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS EUROPE HOLDINGS LIMITED

By:	/s/ Antonio Tadeu Nardocci
Name:     Antonio Tadeu Nardocci

Title:	Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Antonio Tadeu Nardocci Antonio Tadeu Nardocci	Director (Principal Executive Officer)	February 11, 2011

/s/ James Gunningham James Gunningham	Director (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ David Sneddon David Sneddon	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS UK LTD.

By:	/s/ Antonio Tadeu Nardocci
Name:     Antonio Tadeu Nardocci

Title:	Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Antonio Tadeu Nardocci Antonio Tadeu Nardocci	Director (Principal Executive Officer)	February 11, 2011

/s/ John Gardner John Gardner	Director (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ David Sneddon David Sneddon	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS SERVICES LIMITED

By:	/s/ John Gardner
Name:     John Gardner

Title:	Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John Gardner John Gardner	Director (Principal Executive Officer) (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ James Gunningham James Gunningham	Director	February 11, 2011

/s/ David Sneddon David Sneddon	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS DO BRASIL LTDA.

By:	/s/ Alexandre Almeida
Name:     Alexandre Almeida

Title:	Executive President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Alexandre Almeida Alexandre Almeida	Director, Executive President	February 11, 2011

/s/ Alexandre Sesso Alexandre Sesso	Director, Finance Director (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS AG

By:	/s/ Antonio Tadeu Nardocci
Name:     Antonio Tadeu Nardocci

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Antonio Tadeu Nardocci Antonio Tadeu Nardocci	Director, President (Principal Executive Officer)	February 11, 2011

/s/ John Gardner John Gardner	Director (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ David Sneddon David Sneddon	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS SWITZERLAND S.A.

By:	/s/ Antonio Tadeu Nardocci
Name:     Antonio Tadeu Nardocci

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Antonio Tadeu Nardocci Antonio Tadeu Nardocci	Director, President (Principal Executive Officer)	February 11, 2011

/s/ Roland Harings Roland Harings	Director (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ David Sneddon David Sneddon	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS TECHNOLOGY AG

By:	/s/ Antonio Tadeu Nardocci
Name:     Antonio Tadeu Nardocci

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Antonio Tadeu Nardocci Antonio Tadeu Nardocci	Director, President (Principal Executive Officer)	February 11, 2011

/s/ John Gardner John Gardner	Director (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ David Sneddon David Sneddon	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS ALUMINIUM HOLDING COMPANY

By:	/s/ Andreas Thiele
Name:     Andreas Thiele

Title:	Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Andreas Thiele Andreas Thiele	Director (Principal Executive Officer) (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Fortunato Lucido Fortunato Lucido	Director	February 11, 2011

/s/ David Sneddon David Sneddon	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS DEUTSCHLAND GMBH

By:	/s/ Gottfried Weindl
Name:     Gottfried Weindl

Title:	Managing Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gottfried Weindl Gottfried Weindl	Managing Director (Principal Executive Officer)	February 11, 2011

/s/ Roland Harings Roland Harings	Managing Director (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS LUXEMBOURG S.A.

By:	/s/ Steven Clarke
Name:     Steven Clarke

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Steven Clarke Steven Clarke	Director (Principal Executive Officer)	February 11, 2011

/s/ Luigi Pisa Luigi Pisa	Director (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ François Coeffic François Coeffic	Director	February 11, 2011

/s/ Philippe Corron Philippe Corron	Director	February 11, 2011

/s/ John Gardner John Gardner	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS PAE S.A.S.

By:	/s/ Philippe Charlier
Name:     Philippe Charlier

Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Philippe Charlier Philippe Charlier	President (Principal Executive Officer)	February 11, 2011

/s/ John Gardner John Gardner	Financial Manager (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ David Sneddon David Sneddon	Manager (Principal Executive Officer)	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 11, 2011.

NOVELIS MADEIRA, UNIPESSOAL, LDA

By:	/s/ Nick Madden
Name:     Nick Madden

Title:	Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie J. Parrette, Jr., Randal Miller and Nichole A. Robinson and each of them his attorneys-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Nick Madden Nick Madden	Director (Principal Executive Officer)	February 11, 2011

/s/ Alexandre Almeida Alexandre Almeida	Director (Principal Financial Officer) (Principal Accounting Officer)	February 11, 2011

/s/ James Gunningham James Gunningham	Director	February 11, 2011

/s/ Andreas Glapka Andreas Glapka	Director	February 11, 2011

/s/ Rosa Maria de Canha Ornelas Frazão Alfonso Rosa Maria de Canha Ornelas Frazão Alfonso	Director	February 11, 2011

/s/ Roberto Luiz Homem Roberto Luiz Homem	Director	February 11, 2011

/s/ Nichole A. Robinson Nichole A. Robinson	Authorized Representative in the United States of America	February 11, 2011

Exhibit
No.	Description of Exhibit

2.1	Arrangement Agreement by and among Hindalco Industries Limited, AV Aluminum Inc. and Novelis Inc., dated as of February 10, 2007 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on February 13, 2007 (File No. 001-32312)).
3.1	Restated Certificate and Articles of Incorporation of Novelis Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on January 7, 2005 (File No. 001-32312)).
3.2	Restated Certificate and Articles of Amalgamation of Novelis Inc. (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed on November 10, 2010 (File No. 001-32312)).
3.3	Novelis Inc. Amended and Restated Bylaws, adopted as of July 24, 2008 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on July 25, 2008 (File No. 001-32312)).
3.4	Articles of Amendment to the Articles of Incorporation of Novelis Corporation (formerly Alcan Aluminum Corporation) (incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.5	Articles of Amendment to the Articles of Incorporation of Novelis Corporation (incorporated by reference to Exhibit 3.4 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.6	Articles of Incorporation of Novelis Corporation (incorporated by reference to Exhibit 3.5 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.7	Bylaws of Novelis Corporation (incorporated by reference to Exhibit 3.6 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.8	Certificate of Amendment of Certificate of Incorporation of Novelis PAE Corporation (formerly Pechiney Aluminum Engineering, Inc.) (incorporated by reference to Exhibit 3.7 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.9	Certificate of Incorporation of Novelis PAE Corporation (incorporated by reference to Exhibit 3.8 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.10	By-laws of Novelis PAE Corporation (incorporated by reference to Exhibit 3.9 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.11	Certificate of Incorporation of Eurofoil Inc. (USA) (incorporated by reference to Exhibit 3.10 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.12	By-laws of Eurofoil Inc. (USA) (incorporated by reference to Exhibit 3.11 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.13	Certificate of Formation of Aluminum Upstream Holdings LLC (incorporated by reference to Exhibit 3.33 to our Post-Effective Amendment No. 1 to Registration Statement on Form S-4 filed on December 1, 2006 (File No. 333-127139)).
3.14	Certificate of Amendment No. 1 to Certificate of Formation of Aluminum Upstream Holdings LLC (incorporated by reference to Exhibit 3.13 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).
3.15	Limited Liability Company Agreement of Aluminum Upstream Holdings LLC (incorporated by reference to Exhibit 3.35 to our Post-Effective Amendment No. 1 to Registration Statement on Form S-4 filed on December 1, 2006 (File No. 333-127139)).
3.16	Certificate of Formation of Novelis South America Holdings LLC (incorporated by reference to Exhibit 3.36 to our Post-Effective Amendment No. 1 to Registration Statement on Form S-4 filed on December 1, 2006 (File No. 333-127139)).
3.17	Certificate of Amendment No. 1 to Certificate of Formation of Novelis South America Holdings LLC (incorporated by reference to Exhibit 3.16 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).
3.18	Limited Liability Company Agreement of Novelis South America Holdings LLC (incorporated by reference to Exhibit 3.34 to our Post-Effective Amendment No. 1 to Registration Statement on Form S-4 filed on December 1, 2006 (File No. 333-127139)).
3.19	Certificate of Formation of Novelis Brand LLC (formerly Novelis Finances USA LLC) (incorporated by reference to Exhibit 3.31 to our Post-Effective Amendment No. 1 to Registration Statement on Form S-4 filed on December 1, 2006 (File No. 333-127139)).
3.20	Certificate of Amendment No. 1 to Certificate of Formation of Novelis Brand LLC (formerly Novelis Finances USA LLC) (incorporated by reference to Exhibit 3.19 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).
3.21	Certificate of Amendment No. 2 to Certificate of Formation of Novelis Brand LLC (formerly Novelis Finances USA LLC) (incorporated by reference to Exhibit 3.20 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).

Exhibit
No.	Description of Exhibit

3.22	Limited Liability Company Agreement of Novelis Brand LLC (formerly Novelis Finances USA LLC) (incorporated by reference to Exhibit 3.32 to our Post-Effective Amendment No. 1 to Registration Statement on Form S-4 filed on December 1, 2006 (File No. 333-127139)).
3.23	Articles of Association of Novelis do Brasil Ltda. (incorporated by reference to Exhibit 3.12 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.24	Amendment No. 1 to Articles of Association of Novelis do Brasil Ltda (incorporated by reference to Exhibit 3.23 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).
3.25	Amendment No. 2 to Articles of Association of Novelis do Brasil Ltda. (incorporated by reference to Exhibit 3.24 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).
3.26	Amendment No. 3 to Articles of Association of Novelis do Brasil Ltda. (incorporated by reference to Exhibit 3.50 to Amendment No. 2 to our Registration Statement on Form S-4 filed on November 9, 2009 (File No. 333-161892)).
3.27	Amendment No. 4 to Articles of Association of Novelis do Brasil Ltda.
3.28	Amendment to the Charter of Novelis do Brasil Ltda. (incorporated by reference to Exhibit 3.24 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).
3.29	Certificate and Articles of Incorporation of 4260848 Canada Inc. (incorporated by reference to Exhibit 3.34 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.30	By-law No. 1 of 4260848 Canada Inc. (incorporated by reference to Exhibit 3.14 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.31	Certificate and Articles of Incorporation of 4260856 Canada Inc. (incorporated by reference to Exhibit 3.15 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.32	By-law No. 1 of 4260856 Canada Inc. (incorporated by reference to Exhibit 3.16 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.33	Amendment of Articles of Incorporation of Novelis Cast House Technology Ltd. (incorporated by reference to Exhibit 3.17 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.34	Certificate and Articles of Incorporation of Novelis Cast House Technology Ltd. (incorporated by reference to Exhibit 3.18 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.35	By-law No. 2 of Novelis Cast House Technology Ltd. (incorporated by reference to Exhibit 3.19 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.36	By-law No. 1 of Novelis Cast House Technology Ltd. (incorporated by reference to Exhibit 3.20 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.37	Amended and Restated Limited Partnership Agreement of Novelis No. 1 Limited Partnership (incorporated by reference to Exhibit 3.19 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892))
3.38	Bylaws of Novelis Deutschland GmbH (incorporated by reference to Exhibit 3.35 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).
3.39	Certificate of Incorporation on Change of Name of Novelis Aluminium Holding Company (incorporated by reference to Exhibit 3.22 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.40	Memorandum and Articles of Association of Novelis Aluminium Holding Company (incorporated by reference to Exhibit 3.23 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.41	Articles of Association of Novelis AG (incorporated by reference to Exhibit 3.24 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.42	Articles of Association of Novelis Technology AG (incorporated by reference to Exhibit 3.25 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.43	Articles of Association for Novelis Switzerland SA (incorporated by reference to Exhibit 3.40 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).
3.44	Memorandum of Association of Novelis UK Ltd. (incorporated by reference to Exhibit 3.27 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.45	Articles of Association of Novelis UK Ltd.
3.46	Memorandum of Association of Novelis Europe Holdings Ltd. (incorporated by reference to Exhibit 3.29 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).

Exhibit
No.		Description of Exhibit

3.47		Articles of Association of Novelis Europe Holdings Ltd. (incorporated by reference to Exhibit 3.30 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
3.48		Memorandum of Association of Novelis Services Limited (incorporated by reference to Exhibit 3.45 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).
3.49		Articles of Association of Novelis Services Limited (incorporated by reference to Exhibit 3.46 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).
3.50		Articles of Novelis Luxembourg S.A. (incorporated by reference to Exhibit 3.47 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).
3	.51+	Bylaws of Novelis PAE S.A.S.
3.52		Articles of Novelis Madeira, Unipessoal, Lda. (incorporated by reference to Exhibit 3.49 to our Registration Statement on Form S-4 filed on September 11, 2009 (File No. 333-161892)).
3.53		Certificate of Incorporation of Novelis North America Holdings Inc.
3.54		Bylaws of Novelis North America Holdings Inc.
3.55		Certificate of Formation of Novelis Acquisitions LLC.
3.56		Limited Liability Company Agreement of Novelis Acquisitions LLC.
4.1		Specimen Certificate of Novelis Inc. Common Shares (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form 10-12B filed on December 27, 2004 (File No. 001-32312)).
4.2		Indenture, relating to the 7 1/4% Senior Notes due 2015, dated as of February 3, 2005, between the Company, the guarantors named on the signature pages thereto and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on February 3, 2005 (File No. 001-32312)).
4.3		Form of Note for 7 1/4% Senior Notes due 2015 (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-4 filed on August 3, 2005 (File No. 333-127139)).
4.4		Supplemental Indenture, between the Company, Novelis Finances USA LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC and the Bank of New York Trust Company, N.A. (incorporated by reference to Exhibit 4.6 to our Post-Effective Amendment No. 1 to our Registration Statement on Form S-4 Registration Statement filed on December 1, 2006 (File No. 333-127139)).
4.5		Supplemental Indenture, among the Company, Novelis No. 1 Limited Partnership, and the Bank of New York Trust Company, N.A., as trustee, dated as of May 14, 2007 (incorporated by reference to Exhibit 4.7 to our Annual Report on Form 10-K filed on June 29, 2009 (File No. 001-32312)).
4.6		Supplemental Indenture, among the Company, Novelis Luxembourg SA, and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of January 29, 2008 (incorporated by reference to Exhibit 4.8 to our Annual Report on Form 10-K filed on June 29, 2009 (File No. 001-32312)).
4.7		Supplemental Indenture, among the Company, Bellona-Trading Internacional, Sociedade Unipessoal, LDA, and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of June 26, 2008 (incorporated by reference to Exhibit 4.9 to our Annual Report on Form 10-K filed on June 29, 2009 (File No. 001-32312)).
4.8		Supplemental Indenture, among the Company, Novelis Services Limited, and The Bank of New York Mellon Trust Company N.A., as trustee, dated as of July 10, 2008 (incorporated by reference to Exhibit 4.10 to our Annual Report on Form 10-K filed on June 29, 2009 (File No. 001-32312)).
4.9		Supplemental Indenture, among the Company, Novelis PAE SAS, and The Bank of New York Mellon Trust Company N.A., as trustee, dated as of September 16, 2008 (incorporated by reference to Exhibit 4.11 to our Annual Report on Form 10-K filed on June 29, 2009 (File No. 001-32312)).
4.10		Supplemental Indenture, among the Company, each Guarantor to the Indenture and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of September 28, 2010 (incorporated by reference to Exhibit 4.1 to our Quarterly Report on Form 10-Q filed on November 10, 2010 (File No. 001-32312)).
4.11		Supplemental Indenture, among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of September 28, 2010 (incorporated by reference to Exhibit 4.3 to our Quarterly Report on Form 10-Q filed on November 10, 2010 (File No. 001-32312)).
4.12		Supplemental Indenture, among the Company, Novelis North America Holdings Inc., Novelis Acquisitions LLC and The Bank of New York Mellon Trust Company N.A., as trustee, dated as of December 14, 2010 (incorporated by reference to Exhibit 4.5 to our Quarterly Report on Form 10-Q filed on February 8, 2011 (File No. 001-32312)).

Exhibit
No.	Description of Exhibit

4.13	Supplemental Indenture, among the Company and The Bank of New York Trust Company, as trustee, dated as of December 17, 2010 (incorporated by reference to Exhibit 4.6 to our Current Report on Form 8-K filed on December 17, 2010 (File No. 001-32312)).
4.14	Indenture, relating to the 8.375% Senior Notes due 2017, dated as of December 17, 2010, between the Company, the guarantors named on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.15	Indenture, relating to the 8.75% Senior Notes due 2020, dated as of December 17, 2010, between the Company, the guarantors named on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.16	Registration Rights Agreement related to our 8.375% Senior Notes due 2017, dated as of December 17, 2010, among the Company, the guarantors named on the signature pages thereto, Citigroup Global Markets Inc., as Representative of the Initial Purchasers (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on December 17, 2010 (File No. 001-32312)).
4.17	Registration Rights Agreement related to our 8.75% Senior Notes due 2020, dated as of December 17, 2010, among the Company, the guarantors named on the signature pages thereto, Citigroup Global Markets Inc., as Representative of the Initial Purchasers (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on December 17, 2010 (File No. 001-32312)).
4.18	Form of Note for 8.375% Senior Notes due 2017 (included in Exhibit 4.14).
4.19	Form of Note for 8.75% Senior Notes due 2020 (included in Exhibit 4.15).
5.1	Opinion of King & Spalding LLP regarding the legality of securities being registered.
5.2	Opinion of Torys LLP.
5.3	Opinion of Lavery de Billy.
5.4	Opinion of MacFarlanes.
5.5	Opinion of Elvinger Dessoy Dennewald.
5.6	Opinion of Ernst & Young Société d’Avocats.
5.7	Opinion of Noerr Stiefenhofer Lutz.
5.8	Opinion of CMS von Erlach Henrici AG.
5.9	Opinion of A&L Goodbody
5.10	Opinion of Levy & Salomão Advogados.
5.11	Opinion of Vieira de Almeida & Associados.
10.1	$800 million asset-based lending credit facility dated as of December 17, 2010 among Novelis Inc., as Parent Borrower, Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, as U.S. Borrowers, Novelis UK Limited, AV Metals Inc., and the other loan parties from time to time party thereto, the lenders from time to time party thereto, the Collateral Agent, Bank of America, N.A., as Issuing Bank, U.S. Swingline Lender and Administrative Agent, The Royal Bank of Scotland plc, as European Swingline Lender, and the other parties from time to time party thereto (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on February 8, 2011 (File No. 001-32312)).
10.2	$1.5 billion term loan facility dated as of December 17, 2010 among Novelis Inc., as Borrower, AV Metals Inc., as Holdings, and the other guarantors party thereto, with the lenders party thereto, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Citibank, N.A., The Royal Bank of Scotland PLC and UBS AG, Stamford Branch, as co-documentation agents, and Merrill Lynch, Pierce, Fenner and Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and Merrill Lynch, Pierce, Fenner and Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., RBS Securities Inc. and UBS Securities LLC, as joint bookrunners (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on February 8, 2011 (File No. 001-32312)).
10.3	Intercreditor Agreement dated as of December 17, 2010 by and among Novelis Inc., Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis UK Limited, AV Metals Inc., and the subsidiary guarantors party thereto, as grantors, Bank of America, N.A., as revolving credit administrative agent, revolving credit collateral agent, Term Loan administrative agent, and Term Loan collateral agent (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed on February 8, 2011 (File No. 001-32312)).

Exhibit
No.		Description of Exhibit

10.4		Security Agreement made by Novelis Inc., as Parent Borrower, Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, as U.S. Borrowers and the guarantors from time to time party thereto in favor of Bank of America, N.A., as collateral agent dated as of December 17, 2010 (incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q filed on February 8, 2011 (File No. 001-32312)).
10.5		Security Agreement made by Novelis Inc., as the Borrower and the guarantors from time to time party thereto in favor of Bank of America, N.A., as collateral agent dated as of December 17, 2010 (incorporated by reference to Exhibit 10.5 to our Quarterly Report on Form 10-Q filed on February 8, 2011 (File No. 001-32312)).
10	.6**	Amended and Restated Metal Supply Agreement between Novelis Inc., as Purchaser, and Alcan Inc., as Supplier, for the supply of re-melt aluminum ingot (incorporated by reference to Exhibit 10.6 to our Annual Report on Form 10-K filed on June 19, 2008 (File No. 001-32312)).
10	.7**	Amended and Restated Molten Metal Supply Agreement between Novelis Inc., as Purchaser, and Alcan Inc., as Supplier, for the supply of molten metal to Purchaser’s Saguenay Works facility) (incorporated by reference to Exhibit 10.7 to our Annual Report on Form 10-K filed on June 19, 2008 (File No. 001-32312)).
10	.8**	Amended and Restated Metal Supply Agreement between Novelis Inc., as Purchaser, and Alcan Inc., as Supplier, for the supply of sheet ingot in North America (incorporated by reference to Exhibit 10.8 to our Annual Report on Form 10-K filed on June 19, 2008 ) (File No. 001-32312)).
10	.9**	Amended and Restated Metal Supply Agreement between Novelis Inc., as Purchaser, and Alcan Inc., as Supplier, for the supply of sheet ingot in Europe (incorporated by reference to Exhibit 10.9 to our Annual Report on Form 10-K filed on June 19, 2008 ) (File No. 001-32312)).
10	.10*	Employment Agreement of Martha Finn Brooks (incorporated by reference to Exhibit 10.33 to our Registration Statement on Form 10-12B filed by Novelis Inc. on December 22, 2004 (File No. 001-32312)).
10	.11*	Employment Arrangement between Steven Fisher and Novelis Inc. (incorporated by reference to our Current Report on Form 8-K filed on May 21, 2007 and our Current Report on Form 8-K/A filed on August 15, 2007 (File No. 001-32312)).
10	.12*	Letter Agreement, dated October 20, 2006, by and between Novelis Inc. and Thomas Walpole (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on October 26, 2006 (File No. 001-32312)).
10	.13*	Employment Agreement of Antonio Tadeu Coelho Nardocci dated as of November 8, 2004 (incorporated by reference to Exhibit 10.16 to our Annual Report on Form 10-K filed on June 19, 2008 ) (File No. 001-32312)).
10	.14*	Employment Agreement of Arnaud de Weert (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on April 3, 2006 (File No. 001-32312)).
10	.15*	Form of Change in Control Agreement between Novelis Inc. and certain executive officers (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K filed on September 27, 2006 (File No. 001-32312)).
10	.16*	Form of Change in Control Agreement between Novelis Inc. and certain executive officers and key employees (incorporated by reference to Exhibit 99.2 to our Current Report on Form 8-K filed on September 27, 2006 (File No. 001-32312)).
10	.17*	Form of Recognition Agreement between Novelis Inc. and certain executive officers and key employees (incorporated by reference to Exhibit 99.3 to our Current Report on Form 8-K filed on September 27, 2006 (File No. 001-32312)).
10	.18*	Form of Amendment to Recognition Agreements (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K/A filed May 8, 2007 (File No. 001-32312)).
10	.19*	Form of SAR Award (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on November 1, 2006 (File No. 001-32312)).
10	.20*	Novelis Inc. 2006 Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on November 1, 2006 (File No. 001-32312)).
10	.21*	Form of Non-Qualified Stock Option Award (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on November 1, 2006 (File No. 001-32312)).
10	.22*	Form of Novelis Long-Term Incentive Plan for Fiscal 2008-2010 (incorporated by reference to Exhibit 10.26 to our Annual Report on Form 10-K filed on June 19, 2008 ) (File No. 001-32312)).
10	.23*	Form of Indemnity Agreement between Novelis Inc. and Members of the Board of Directors of Novelis Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 21, 2007 (File No. 001-32312)).

Exhibit
No.		Description of Exhibit

10	.24*	Form of Indemnity Agreement between Novelis Inc. and certain executive officers dated as of June 27, 2007 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on June 28, 2007(File No. 001-32312)).
10	.25*	Form of Amended and Restated Novelis Founders Performance Awards Plan dated March 14, 2006 (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed on March 20, 2006 (File No. 001-32312)).
10	.26*	First Amendment to the Amended and Restated Novelis Founders Performance Awards Plan (incorporated by reference to our Current Report on Form 8-K/A filed May 8, 2007 (File No. 001-32312)).
10	.27*	Novelis Founders Performance Award Notification for Martha Brooks dated March 31, 2005 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on March 21, 2006 (File No. 001-32312)).
10	.28*	Novelis Founders Performance Award Notification for Thomas Walpole dated March 31, 2005 (incorporated by reference to Exhibit 10.36 to our Annual Report on Form 10-K filed on June 19, 2008 ) (File No. 001-32312)).
10	.29*	Novelis Founders Performance Award Notification for Antonio Tadeu Coelho Nardocci dated March 31, 2005 (incorporated by reference to Exhibit 10.37 to our Annual Report on Form 10-K filed on June 19, 2008 ) (File No. 001-32312)).
10	.30*	Form of Novelis Annual Incentive Plan for 2007-2008 (incorporated by reference to Exhibit 10.39 to our Annual Report on Form 10-K filed on June 19, 2008 ) (File No. 001-32312)).
10	.31*	Employment Agreement of Jean-Marc Germain dated as of April 28, 2008 (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on August 14, 2008 (File No. 001-32312)).
10	.32*	Form of Novelis Long-Term Incentive Plan for Fiscal 2009-2012 (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on August 14, 2008 (File No. 001-32312)).
10	.33*	Employment Agreement of Alexandre Moreira Martins de Almeida dated as of August 8, 2008 (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on November 10, 2008 (File No. 001-32312)).
10	.34*	Amended Novelis Long-Term Incentive Plan for Fiscal 2009-2012 (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on February 17, 2009 (File No. 001-32312)).
10	.35*	Employment Agreement of Philip Martens, dated as of April 11, 2009 (incorporated by reference to Exhibit 10.36 to our Annual Report on Form 10-K filed on June 29, 2009 (File No. 001-32312)).
10	.36*	Novelis Long-Term Incentive Plan for Fiscal Years 2010-2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on July 1, 2009 (File No. 001-32312)).
10	.37*	Novelis Annual Incentive Plan for Fiscal Year 2011 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on May 28, 2010 (File No. 001-32312)).
10	.38*	Novelis Long-term Incentive Plan for Fiscal Year 2011 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 28, 2010 (File No. 001-32312)).
10	.39*	Form Change in Control Agreement (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on July 1, 2009 (File No. 001-32312)).
10	.40*	Form Severance Agreement (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on July 1, 2009 (File No. 001-32312)).
10	.41*	Termination of Employment Agreement between Novelis AG and Arnaud deWeert, dated June 26, 2009 (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on July 1, 2009 (File No. 001-32312)).
10	.42*	Change in Control Agreement between Novelis and Philip Martens, dated April 16, 2009 (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on August 3, 2009 (File No. 001-32312)).
10	.43*	Separation and Release Agreement between Novelis and Martha Brooks, dated May 8, 2009 (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed on August 3, 2009 (File No. 001-32312)).
10	.44*	Employment Agreement between Novelis Inc. and Antonio Tadeu Coelho Nardocci (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K/A filed on September 9, 2009 (File No. 001-32312)).
11.1		Statement regarding computation of per share earnings (incorporated by reference to “Note 19 — Earnings per Share” to the Consolidated and Combined Financial Statements).
12.1		Statement regarding computation of ratio of earnings to fixed charges.
21.1		List of subsidiaries of Novelis Inc.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of King & Spalding LLP (included as part of Exhibit 5.1).

Exhibit
No.	Description of Exhibit

23.3	Consent of Torys LLP (included as part of Exhibit 5.2).
23.4	Consent of Lavery de Billy (included as part of Exhibit 5.3).
23.5	Consent of MacFarlanes (included as part of Exhibit 5.4).
23.6	Consent of Elvinger Dessoy Dennewald (included as part of Exhibit 5.5).
23.7	Consent of Ernst & Young Société d’Avocats (included as part of Exhibit 5.6).
23.8	Consent of Noerr Stiefenhofer Lutz (included as part of Exhibit 5.7).
23.9	Consent of CMS von Erlach Henrici AG (included as part of Exhibit 5.8).
23.10	Consent of A&L Goodbody (included as part of Exhibit 5.9).
23.11	Consent of Levy & Salomão Advogados (included as part of Exhibit 5.10).
23.12	Consent of Vieira de Almeida & Associados (included as part of Exhibit 5.11).
24.1	Powers of Attorney (included in the signature pages to this Registration Statement)
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A., as trustee of the 2017 Indenture.
25.2	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A., as trustee of the 2020 Indenture.
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery

*	Indicates a management contract or compensatory plan or arrangement.

**	Confidential treatment requested for certain portions of this Exhibit, which portions have been omitted and filed separately with the Securities and Exchange Commission.

+	To be filed by amendment.